As filed with the Securities and Exchange Commission on July 1, 2011
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Cinemark USA, Inc.
(Exact name of Registrant as Specified in Its Charter)

Texas	7832	75-2206284
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Additional Subsidiary Guarantor Registrants Listed on Following Page
3900 Dallas Parkway, Suite 500
Plano, Texas 75093
(972) 665-1000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Michael Cavalier, Senior Vice President — General Counsel
3900 Dallas Parkway, Suite 500
Plano, Texas 75093
(972) 665-1000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With a copy to:
Terry M. Schpok, P.C.
Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue, Suite 4100
Dallas, Texas 75201
Telephone: (214) 969-2800

Approximate date of commencement of proposed sale to the public:  As soon as practicable on or after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	per Unit	Offering Price	Fee(1)
7.375% Senior Subordinated Notes due 2021	$200,000,000	100%	$200,000,000	$23,220
Guarantees of Senior Subordinated Notes(2)	—	—	—	None(3)

(1)	Calculated pursuant to Rule 457 under the Securities Act of 1933, as amended.

(2)	Each of the subsidiaries of Cinemark USA, Inc. that is listed as an Additional Subsidiary Guarantor Registrant on the following page has guaranteed the Exchange Notes being registered pursuant hereto.

(3)	Pursuant to Rule 457(n) of the Securities Act of 1933, as amended, no separate fee for the guaranties is payable.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

ADDITIONAL SUBSIDIARY GUARANTOR REGISTRANTS

Exact Name of Subsidiary	State of Incorporation or	I.R.S. Employer Identification
Guarantor(1)	Organization	Number

Cinemark, L.L.C.	Texas	75-2062783
Sunnymead Cinema Corp.	California	94-2869919
Cinemark Properties, Inc.	Texas	75-2297865
Greeley Holdings, Inc.	Texas	75-2297693
Trans Texas Cinema, Inc.	Texas	75-2284479
Cinemark Mexico (USA), Inc.	Texas	52-2071251
Cinemark Leasing Company	Texas	75-2500194
Cinemark Partners I, Inc.	Texas	75-2552022
Multiplex Services, Inc.	Texas	75-2705368
CNMK Texas Properties, LLC	Texas	42-1562935
Brasil Holdings, L.L.C.	Delaware	20-1426892
Cinemark Concessions, LLC.	Florida	26-4447062
Century Theatres, Inc.	California	51-0368667
Marin Theatre Management, LLC	California	N/A
Century Theatres NG, LLC	California	N/A
Cinearts, LLC	California	N/A
Cinearts Sacramento, LLC	California	N/A
Corte Madera Theatres, LLC	California	N/A
Novato Theatres, LLC	California	N/A
San Rafael Theatres, LLC	California	N/A
Northbay Theatres, LLC	California	N/A
Century Theatres Summit Sierra, LLC	California	N/A
Century Theatres Seattle, LLC	California	N/A
CNMK Investments, Inc.	Delaware	14-1861725
Multiplex Properties, Inc.	Delaware	74-2890180
Laredo Theatre, Ltd.	Texas	75-2585259

(1)	The address for each of the additional subsidiary guarantor registrants is 3900 Dallas Parkway, Plano, TX 75093.

The information in this prospectus is not complete and may be changed. We may not exchange these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 1, 2011

PRELIMINARY PROSPECTUS

CINEMARK USA, INC.
Offer to Exchange
all outstanding 7.375% Senior Subordinated Notes due 2021
($200,000,000 aggregate principal amount)
for
7.375% Senior Subordinated Notes due 2021
which have been registered under the Securities Act of 1933, as amended

The exchange offer will expire at midnight, New York City time, on          , 2011, unless we extend the exchange offer. We do not currently intend to extend the exchange offer.

•	We are offering to exchange up to $200,000,000 aggregate principal amount of new 7.375% Senior Subordinated Notes due 2021, or Exchange Notes, which have been registered under the Securities Act of 1933, as amended, or the Securities Act, for an equal principal amount of our outstanding 7.375% Senior Subordinated Notes due 2021, or Initial Notes, issued in a private offering on June 3, 2011. We refer to the Exchange Notes and the Initial Notes collectively as the Notes.

•	We will exchange all Initial Notes that are validly tendered and not validly withdrawn prior to the closing of the exchange offer for an equal principal amount of Exchange Notes that have been registered.

•	You may withdraw tenders of Initial Notes at any time prior to the expiration of the exchange offer.

•	The terms of the Exchange Notes to be issued are identical in all material respects to the Initial Notes, except for transfer restrictions and registration rights that do not apply to the Exchange Notes, and different administrative terms.

•	The Exchange Notes, together with any Initial Notes not exchanged in the exchange offer, will constitute a single class of debt securities under the indenture governing the Notes.

•	The exchange of Initial Notes will not be a taxable exchange for United States federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	No public market exists for the Initial Notes. We do not intend to list the Exchange Notes on any securities exchange and, therefore, no active public market is anticipated.

See “Risk Factors” beginning on page 14 for a discussion of factors that you should consider before tendering your Initial Notes.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The related letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Initial Notes where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 12 months after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2011.

In this prospectus, references to “we,” “us,” “our,” the “issuer,” the “Company” or “Cinemark” are to the combined business of Cinemark USA, Inc. and all of its consolidated subsidiaries unless otherwise indicated or the context requires otherwise.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to security holders upon written or oral request to Cinemark USA, Inc., 3900 Dallas Parkway, Suite 500, Plano, TX 75093, Attn: Michael D. Cavalier, Corporate Secretary, telephone number (972) 665-1000.

IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN          , 2011, WHICH IS FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE OF THE EXCHANGE OFFER UNLESS WE DECIDE TO EXTEND THE EXPIRATION DATE.

WHERE YOU CAN FIND MORE INFORMATION

You should rely only upon the information contained and incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to exchange these securities in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

We and our parent company, Cinemark Holdings, Inc., or Cinemark Holdings, currently file periodic reports and other information under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under the terms of the indenture governing the Notes, we have agreed that, whether or not we are required to do so by the rules and regulations of the Securities and Exchange Commission, or the Commission, after the exchange offer is completed and for so long as any of the Exchange Notes remain outstanding, we will furnish to the trustee and the holders of the Exchange Notes and, upon written request, to prospective investors, and file with the Commission (unless the Commission will not accept such a filing) (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if we were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by our independent registered public accountant and (ii) all reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports, in each case within the time period specified in the rules and regulations of the Commission. In addition, for so long as any of the Exchange Notes remain outstanding, we have agreed to make available to any holder of the Exchange Notes or prospective purchaser of the Exchange Notes, at their request, the information required by Rule 144A(d)(4) under the Securities Act.

This prospectus contains or incorporates by reference summaries of certain agreements that we have entered into, such as the indenture governing the Notes, the exchange and registration rights agreement, or the registration rights agreement, and the agreements described under “Description of Certain Debt Instruments” and “Certain Relationships and Related Party Transactions.” The descriptions contained or incorporated by reference in this prospectus of these agreements do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

MARKET AND INDUSTRY DATA

Information regarding market share, market position and industry data pertaining to our business contained in this prospectus consists of estimates based on data and reports compiled by industry professional organizations, including the Motion Picture Association of America, or the MPAA, industry analysts and our knowledge of our revenues and markets.

We take responsibility for compiling and extracting, but have not independently verified, market and industry data provided by third parties, or by industry or general publications. Similarly, while we believe our internal estimates are reliable, our estimates have not been verified by any independent sources. Although we do not make any representation as to the accuracy of information described in these paragraphs, we believe and act as if the information is accurate.

Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

We own or have rights to use the trademarks, service marks and trade names that we use in conjunction with the operation of our business. Some of the more important trademarks that we own or have rights to use that appear in this prospectus include the Cinemark and Century marks, which may be registered in the United States and other jurisdictions. We do not own any trademark, trade name or service mark of any other company appearing in this prospectus.

ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that are based on our current expectations, assumptions, estimates and projections about our business and our industry. They include statements relating to:

•	future revenues, expenses and profitability;

•	the future development and expected growth of our business;

•	projected capital expenditures;

•	attendance at movies generally, or in any of the markets in which we operate;

•	the number or diversity of popular movies released and our ability to successfully license and exhibit popular films;

•	national and international growth in our industry;

•	competition from other exhibitors and alternative forms of entertainment; and

•	determinations in lawsuits in which we are defendants.

You can identify forward-looking statements by the use of words such as “may,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future” and “intends” and similar expressions which are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In evaluating these forward-looking statements, you should carefully consider the risks and uncertainties described in “Risk Factors” and elsewhere included or incorporated by reference in this prospectus. These forward-looking statements reflect our view only as of the date of this prospectus. We do not undertake any obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained throughout or incorporated by reference in this prospectus.

iii

PROSPECTUS SUMMARY

This summary contains basic information about us and the exchange offer. This summary may not contain all of the information that is important to you. You should read this summary together with the entire prospectus, including the more detailed information in our consolidated financial statements and related notes and schedules incorporated by reference in this prospectus. Except as otherwise indicated by the context, references in this prospectus to “we,” “us,” “our,” the “issuer” or “Cinemark” are to the combined business of Cinemark USA, Inc. and all of its consolidated subsidiaries, and references to North America are to the United States, or the U.S., and Canada. Unless otherwise specified, all operating data is as of March 31, 2011.

Our Company

We are a leader in the motion picture exhibition industry in terms of both attendance and the number of screens in operation. We operated 431 theatres and 4,941 screens in the U.S. and Latin America as of March 31, 2011, and approximately 241.2 million patrons attended our theatres worldwide during the year ended December 31, 2010. Our circuit is the third largest in the U.S. with 292 theatres and 3,816 screens in 39 states. We are the most geographically diverse circuit in Latin America with 139 theatres and 1,125 screens in 13 countries. Our modern theatre circuit features stadium seating in approximately 86% of our first-run auditoriums.

We selectively build or acquire new theatres in markets where we can establish and maintain a strong market position. We believe our portfolio of modern theatres provides a preferred destination for moviegoers and contributes to our significant cash flows from operating activities. Our significant presence in the U.S. and Latin America has made us an important distribution channel for movie studios, particularly as they look to capitalize on the expanding worldwide box office. Our market leadership is attributable in large part to our senior executives, whose years of industry experience range from 14 to 52 years and who have successfully navigated us through multiple industry and economic cycles.

Revenues, operating income and net income attributable to Cinemark USA, Inc. for the year ended December 31, 2010, were $2,141.1 million, $294.9 million and $147.4 million, respectively, and were $483.1 million, $49.2 million and $25.2 million, respectively, for the three months ended March 31, 2011. At March 31, 2011, we had cash and cash equivalents of $462.6 million and long-term debt of $1,530.0 million. Approximately $420.1 million, or 27.5%, of our total long-term debt accrues interest at variable rates and approximately $10.8 million of our long-term debt matures in 2011.

During 2009, we began converting our circuit from film-based to digital projection technology. Digital projection technology gives us greater flexibility in programming and facilitates the exhibition of live and pre-recorded alternative entertainment. We also developed a premium experience auditorium concept utilizing large screens and the latest in digital projection and sound technologies, which we call our Cinemark XD Extreme Digital Cinema, or XD. The XD experience includes wall-to-wall and ceiling-to-floor screens, wrap-around sound and a maximum comfort entertainment environment for an intense sensory experience. We charge a premium price for the XD experience. The XD technology does not require special format movie prints, which provides us the flexibility to play any available digital print we choose, including 3-D content, in the XD auditorium. We currently have 50 XD auditoriums in our theatres and have plans to install 35 to 40 more XD auditoriums during the remainder of 2011.

During late 2010, we introduced our NextGen concept, which features wall-to-wall and ceiling-to-floor screens and the latest digital projection and sound technologies in all of the auditoriums of a complex. These theatres generally also have an XD auditorium, which offers the wall-to-wall and ceiling-to-floor screen in a larger auditorium with enhanced sound and seating. Most of our future domestic theatres will incorporate this NextGen concept. We also converted our six existing IMAX screens to digital technology and purchased two additional digital IMAX systems to convert two of our existing screens during 2011.

Competitive Strengths

We believe the following strengths allow us to compete effectively:

Disciplined Operating Philosophy.  We generated operating income and net income attributable to Cinemark USA, Inc. of $294.9 million and $147.4 million, respectively, for the year ended December 31, 2010 and $49.2 million and $25.2 million, respectively, for the three months ended March 31, 2011. Our solid operating performance is a result of our disciplined operating philosophy that centers on building high quality assets, while negotiating favorable theatre level economics, controlling operating costs and effectively reacting to economic and market changes.

Leading Position in Our U.S. Markets.  We have a leading market share in the U.S. metropolitan and suburban markets we serve. For the year ended December 31, 2010, we ranked either first or second based on box office revenues in 25 out of our top 30 U.S. markets, including the San Francisco Bay Area, Dallas, Houston and Salt Lake City.

Strategically Located in Heavily Populated Latin American Markets.  Since 1993, we have invested throughout Latin America in response to the continued growth of the region. We currently operate 139 theatres and 1,125 screens in 13 Latin American countries. Our international screens generated revenues of $564.2 million, or 26.4%, of our total revenue, for the year ended December 31, 2010. We have successfully established a significant presence in major cities in the region, with theatres in 12 of the 15 largest metropolitan areas. With a geographically diverse circuit, we are an important distribution channel to the movie studios. Approximately 84% of our international screens offer stadium seating. We are well-positioned with our modern, large-format theatres to take advantage of these factors for further growth and diversification of our revenues.

State-of-the-Art Theatre Circuit.  We offer state-of-the-art theatres, which we believe makes our theatres a preferred destination for moviegoers in our markets. We feature stadium seating in approximately 86% of our first run auditoriums. During 2010, we increased the size of our circuit by adding 138 state-of-the-art screens worldwide. We currently have commitments to build 220 additional new screens over the next three years. We plan to install digital projection technology in 100% of our U.S. and international auditoriums of which 40-50% will be 3-D compatible. We also converted our six existing IMAX screens to digital technology and purchased two additional digital IMAX systems to convert two of our existing screens during 2011. We currently have 50 XD auditoriums in our theatres and have plans to install 35 to 40 more XD auditoriums during the remainder of 2011. Our new NextGen theatre concept provides further credence to our commitment to provide a continuing state-of-the-art movie-viewing experience to our patrons.

Solid Balance Sheet with Significant Cash Flow from Operating Activities.  We generate significant cash flow from operating activities as a result of several factors, including a geographically diverse and modern theatre circuit and management’s ability to control costs and effectively react to economic and market changes. Additionally, owning land and buildings for 42 of our theatres is a strategic advantage that enhances our cash flows. We believe our expected level of cash flow generation will provide us with the financial flexibility to continue to pursue growth opportunities, support our debt payments and continue to make dividend payments to our stockholders. In addition, as of March 31, 2011, we owned approximately 17.5 million units of National CineMedia, LLC, or NCM, convertible into shares of National CineMedia, Inc., or NCMI, common stock, and owned approximately 1.2 million shares of common stock of RealD, Inc., or RealD, the company from which we license our 3-D systems. Our investment in both NCM and RealD, offer us additional sources of cash flow. As of March 31, 2011, we had cash and cash equivalents of $462.6 million.

Experienced Management.  Led by Chairman and founder Lee Roy Mitchell, Chief Executive Officer Alan Stock, President and Chief Operating Officer Timothy Warner, Chief Financial Officer Robert Copple and President-International Valmir Fernandes, our management team has many years of theatre operating experience, ranging from 14 to 52 years, executing a focused strategy that has led to consistent operating results. This management team has successfully navigated us through many industry and economic cycles.

Our Strategy

We believe our disciplined operating philosophy and experienced management team will enable us to continue to enhance our leading position in the motion picture exhibition industry. Key components of our strategy include:

Establish and Maintain Leading Market Positions.  We will continue to seek growth opportunities by building or acquiring modern theatres that meet our strategic, financial and demographic criteria. We focus on establishing and maintaining a leading position in the markets we currently serve. We also monitor economic and market trends to ensure we offer a broad range of products and prices that satisfy our patrons.

Continue to Focus on Operational Excellence.  We will continue to focus on achieving operational excellence by controlling theatre operating costs and adequately training our staff while continuing to provide leading customer service. Our margins reflect our track record of operating efficiency.

Selectively Build in Profitable, Strategic Latin American Markets.  Our continued international expansion will remain focused primarily on Latin America through construction of modern, state-of-the-art theatres in growing urban markets. We have commitments to build seven new theatres with 45 screens during the remainder of 2011 and seven new theatres with 48 screens subsequent to 2011, which we expect will require investing an additional $66 million in our Latin American markets. We also plan to install digital projection technology in all of our international auditoriums, which allows us to present 3-D and alternative content in these markets. We have also installed ten of our proprietary XD auditoriums in our international theatres and have plans to install approximately 20 to 25 additional XD auditoriums internationally during the remainder of 2011.

Commitment to Digital Innovation.  Our commitment to technological innovation has resulted in us having 1,939 digital auditoriums in the U.S. as of March 31, 2011, 1,419 of which are 3-D compatible. We also had 256 digital auditoriums in our international markets as of March 31, 2011, all of which are 3-D compatible. We are planning to convert 100% of our worldwide circuit to digital projection technology, approximately 40-50% of which will be 3-D compatible. We also plan to expand our XD auditorium footprint in various markets throughout the U.S. and in select international markets, which offers our patrons a premium movie viewing experience.

Our Industry

Domestic Markets

The U.S. motion picture exhibition industry has a track record of long-term growth, with box office revenues growing at an estimated compound annual growth rate, or CAGR, of 3.6% from 2000 to 2010. Against this background of steady long-term growth, the exhibition industry has experienced periodic short-term increases and decreases in attendance, and consequently box office revenues.

The following table represents the results of a survey by the MPAA published during February 2011, outlining the historical trends in U.S. box office performance for the ten year period from 2001 to 2010:

	U.S. Box		Average Ticket
Year	Office Revenues	Attendance	Price
	($ In billions)	(In billions)

2001	$8.1	1.43	$5.66
2002	$9.1	1.57	$5.81
2003	$9.2	1.52	$6.03
2004	$9.3	1.50	$6.21
2005	$8.8	1.38	$6.41
2006	$9.2	1.40	$6.55
2007	$9.6	1.40	$6.88
2008	$9.6	1.34	$7.18
2009	$10.6	1.42	$7.50
2010	$10.6	1.34	$7.89

Films leading the box office during the year ended December 31, 2010 included the carryover of Avatar, which grossed approximately $475 million in U.S. box office revenues during 2010 and new releases such as Toy Story 3, Alice in Wonderland, Harry Potter and the Deathly Hallows: Part 1, Iron Man 2, The Twilight Saga: Eclipse, Inception, Despicable Me, How to Train Your Dragon, Shrek Forever After, Clash of the Titans, The Karate Kid, Tangled, Grown Ups, Megamind, Tron: Legacy, Little Fockers, The Fighter and True Grit.

The film slate for 2011 currently includes Rio, Fast Five, Thor, Pirates of the Caribbean: On Stranger Tides, The Hangover Part II, Kung Fu Panda 2: The Kaboom of Doom, Cars 2, X Men: First Class, Transformers: Dark of the Moon, Harry Potter and the Deathly Hallows: Part 2, Twilight: Breaking Dawn, Captain America: The First Avenger, Cowboys and Aliens, Rise of the Planet of the Apes, Puss in Boots, Happy Feet 2, Mission Impossible — Ghost Protocol, Sherlock Holmes 2 and Alvin and the Chipmunks: Chipwrecked, among other films.

International Markets

International box office revenue continues to grow. According to the MPAA, international box office revenues were $21.2 billion for the year ended December 31, 2010, which is a result of increasing acceptance of movie going as a popular form of entertainment throughout the world, ticket price increases and new theatre construction. According to the MPAA, Latin American box office revenues were $2.1 billion for the year ended December 31, 2010, representing an approximate 25% increase from 2009.

Growth in Latin America is expected to continue to be fueled by a combination of robust economies, growing populations, attractive demographics (i.e., a significant teenage population), substantial retail development, and quality product from Hollywood, including an increasing number of 3-D films. In many Latin American countries, particularly Mexico and Brazil, successful local film product can also provide incremental growth opportunities.

We believe many international markets for theatrical exhibition have historically been underserved and that certain of these markets, especially those in Latin America, will continue to experience growth as additional modern stadium-styled theatres are introduced and film product offerings continue to expand.

Drivers of Continued Industry Success

We believe the following market trends will drive the continued growth and strength of our industry:

Importance of Theatrical Success in Establishing Movie Brands and Subsequent Markets.  Theatrical exhibition is the primary distribution channel for new motion picture releases. A successful theatrical release which “brands” a film is one of the major factors in determining its success in “downstream” markets, such as DVDs, network and syndicated television, video on-demand, pay-per-view television and the Internet.

Increased Importance of International Markets for Box Office Success.  International markets continue to be an increasingly important component of the overall box office revenues generated by Hollywood films, accounting for $21.2 billion, or approximately 67%, of 2010 total worldwide box office revenues according to the MPAA. With the continued growth of the international motion picture exhibition industry, we believe the relative contribution of markets outside North America will become even more significant. Many of the top U.S. films released recently also performed exceptionally well in international markets. Such films included Avatar, which grossed approximately $1.5 billion in international markets and Harry Potter and the Deathly Hallows: Part 1, which grossed approximately $610 million in international markets.

Stable Long-Term Attendance Trends.  We believe that long-term trends in motion picture attendance in the U.S. will continue to benefit the industry. Even during the recent recessionary period, attendance levels remained stable as consumers selected the theatre as a preferred value for their discretionary income. Although domestic attendance declined slightly in 2010, patronage trends during 2010 reflected increasing demand for products unique to the exhibition industry such as 3-D. With the motion picture exhibition industry’s transition to digital projection technology, the products offered by motion picture exhibitors continue to expand, attracting a broader base of patrons.

Convenient and Affordable Form of Out-Of-Home Entertainment.  Movie-going continues to be one of the most convenient and affordable forms of out-of-home entertainment, with an estimated average ticket price in the U.S. of $7.89 in 2010. Average prices in 2010 for other forms of out-of-home entertainment in the U.S., including sporting events and theme parks, range from approximately $25.00 to $77.00 per ticket according to the MPAA.

Innovation with Digital Technology.  Our industry began its conversion to digital projection technology during 2009, which has allowed exhibitors to expand their product offerings. Digital technology allows the presentation of 3-D content and alternative entertainment such as live and pre-recorded sports programs, the opera, concert events and special live documentaries. These additional programming alternatives may expand the industry’s customer base and increase patronage for exhibitors.

Additional Information

We were incorporated under the laws of Texas. We are a direct, wholly-owned subsidiary of Cinemark Holdings, a public company traded on the New York Stock Exchange, or the NYSE, under the symbol “CNK.” Our corporate headquarters is located at 3900 Dallas Parkway, Suite 500, Plano, Texas 75093. Our telephone number is (972) 665-1000. Our web site address is www.cinemark.com. The information on our web site does not constitute part of this prospectus.

Corporate Structure

The chart below shows our corporate structure and our principal indebtedness on an as adjusted basis as of March 31, 2011.

(1)	Cinemark Holdings is a Delaware corporation and a public company listed on the NYSE.

(2)	The senior secured credit facility includes a $150.0 million revolving credit facility and a $1,120.0 million term loan facility. As of March 31, 2011, there was $1,070.1 million outstanding under our term loan facility and no borrowings outstanding under the $150.0 million revolving credit line of our senior secured credit facility. Approximately $157.3 million of the term loan matures in October 2013 and approximately $912.8 million matures in April 2016. As of March 31, 2011, on an as adjusted basis, after giving effect to the issuance of the Initial Notes and the use of proceeds therefrom, we would have had $912.8 million outstanding under our term loan facility, all of which matures in April 2016.

(3)	As of March 31, 2011, approximately $470.0 million aggregate principal amount at maturity was outstanding.

(4)	Our subsidiaries that guarantee the senior secured credit facility and the 8.625% senior notes due 2019, or the Senior Notes, will also guarantee the Notes on a senior subordinated basis.

Summary of the Terms of the Exchange Offer

The Exchange Offer	We are offering to exchange up to $200,000,000 aggregate principal amount of our 7.375% Senior Subordinated Notes due 2021 that have been registered under the Securities Act for up to $200,000,000 aggregate principal amount of our 7.375% Senior Subordinated Notes due 2021 issued on June 3, 2011. You may exchange your Initial Notes only by following the procedures described elsewhere in this prospectus under “The Exchange Offer — Procedures for Tendering Initial Notes.”

Registration Rights Agreement	We issued the Initial Notes on June 3, 2011. In connection with the issuance of the Initial Notes, we entered into the registration rights agreement with the initial purchasers of the notes, or the initial purchasers, which provides, among other things, for this exchange offer.

Resale of Exchange Notes	Based upon interpretive letters written by the Commission, we believe that the Exchange Notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

• You are acquiring the Exchange Notes in the ordinary course of your business;

• You are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes; and

• You are not our “affiliate”, as that term is defined for the purposes of Rule 144A under the Securities Act.

If any of the foregoing are not true and you transfer any Exchange Note without registering the Exchange Note and delivering a prospectus meeting the requirements of the Securities Act, or without an exemption from registration of your Exchange Notes from such requirements, you may incur liability under the Securities Act. We do not assume any responsibility for, and will not indemnify you for, any such liability.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Initial Notes that were acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes. A broker-dealer may use this prospectus for an offer to resell, a resale or any other retransfer of the Exchange Notes. See “Plan of Distribution.”

Consequences of Failure to Exchange Initial Notes	Initial Notes that are not tendered or that are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to existing restrictions upon transfer. The trading market for Initial Notes not exchanged in the exchange offer may be significantly more limited than at present. Therefore, if your Initial Notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your Initial Notes. Furthermore, you will no longer be able to compel us to register the Initial Notes under the Securities Act and we will not be required to pay additional interest as described in the registration rights agreement. In addition, you will not be able to offer or sell the Initial Notes unless they are registered under the Securities Act (and we will have no obligation to register them, except for some limited exceptions), or unless you offer or sell them under an exemption from the requirements of, or a transaction not subject to, the Securities Act.

Expiration of the Exchange Offer	The exchange offer will expire at midnight, New York City time on , 2011, unless we decide to extend the expiration date.

Conditions to the Exchange Offer	The exchange offer is not subject to any condition other than certain customary conditions, which we may, but are not required to, waive. We currently anticipate that each of the conditions will be satisfied and that we will not need to waive any conditions. We reserve the right to terminate or amend the exchange offer at any time before the expiration date if any such condition occurs. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend, if necessary, the expiration date of the exchange offer such that at least five business days remain in the exchange offer following notice of the material change. For additional information regarding the conditions to the exchange offer, see “The Exchange Offer — Conditions to the Exchange Offer.”

Procedures for Tendering Initial Notes	If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, and transmit it together with all other documents required by the letter of transmittal (including the Initial Notes to be exchanged) to Wells Fargo Bank, N.A., as exchange agent, at the address set forth on the cover page of the letter of transmittal. In the alternative, you can tender your Initial Notes by following the procedures for book-entry transfer, as described in this prospectus. For more information on accepting the exchange offer and tendering your Initial Notes, see “The Exchange Offer — Procedures for Tendering Initial Notes” and “— Book-Entry Transfer.”

Guaranteed Delivery Procedures	If you wish to tender your Initial Notes and you cannot get your required documents to the exchange agent by the expiration date, you may tender your Initial Notes according to the guaranteed delivery procedure under the heading “The Exchange Offer — Guaranteed Delivery.”

Special Procedure for Beneficial Holders	If you are a beneficial holder whose Initial Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your Initial Notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender your Initial Notes on your behalf. If you are a beneficial holder and you wish to tender your Initial Notes on your own behalf, you must, prior to delivering the letter of transmittal and your Initial Notes to the exchange agent, either make appropriate arrangements to register ownership of your Initial Notes in your own name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Withdrawal Rights	You may withdraw the tender of your Initial Notes at any time prior to midnight, New York City time, on the expiration date. To withdraw, you must send a written or facsimile transmission of your notice of withdrawal to the exchange agent at its address set forth in this prospectus under “The Exchange Offer — Withdrawal of Tenders” by midnight, New York City time, on the expiration date.

Acceptance of Initial Notes and Delivery of Exchange Notes	Subject to certain conditions, we will accept all Initial Notes that are properly tendered in the exchange offer and not withdrawn prior to midnight, New York City time, on the expiration date. We will deliver the Exchange Notes promptly after the expiration date. Initial Notes will be validly tendered and not validly withdrawn if they are tendered in accordance with the terms of the exchange offer as detailed under “The Exchange Offer — Procedures for Tendering Initial Notes” and not withdrawn in accordance with the terms of the exchange offer as detailed under “The Exchange Offer — Withdrawal of Tenders.”

United States Federal Income Tax Consequences	We believe that the exchange of Initial Notes for Exchange Notes generally will not be a taxable exchange for federal income tax purposes, but you should consult your tax adviser about the tax consequences of this exchange. See “Certain Federal Income Tax Consequences.”

Exchange Agent	Wells Fargo Bank, N.A., the trustee under the indenture governing the Notes, is serving as exchange agent in connection with the exchange offer. The mailing address of the exchange agent is set forth on the cover page of the letter of transmittal.

Fees and Expense	We will bear all expenses related to consummating the exchange offer and complying with the registration rights agreement.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the Exchange Notes. We received net proceeds of approximately $196.0 million from the sale of the Initial Notes. We used the proceeds in part to optionally prepay approximately $157.3 million of term loans outstanding under our senior secured credit facility and will use the remainder for general corporate purposes.

Regulatory Approvals	Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

Summary Description of Exchange Notes

The terms of the Exchange Notes are identical in all material respects to those of the Initial Notes except for transfer restrictions and registration rights that do not apply to the Exchange Notes. The Exchange Notes will evidence the same debt as the Initial Notes, and the same indenture will govern the Exchange Notes as the Initial Notes. The summary below describes the principal terms of the Exchange Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the Exchange Notes.

Issuer	Cinemark USA, Inc.

Exchange Notes Offered	$200,000,000 aggregate principal amount of 7.375% of Senior Subordinated Notes due 2021, registered under the Securities Act.

Maturity Date	June 15, 2021.

Interest Rate and Payment Dates	The Exchange Notes will bear interest at the rate of 7.375% per annum, payable on June 15 and December 15 of each year, beginning on December 15, 2011.

Guarantees	The Exchange Notes will be fully and unconditionally guaranteed on a joint and several senior subordinated unsecured basis by our subsidiaries that guarantee, assume or become liable with respect to any of our or a guarantor’s debt. If we cannot make payments on the Exchange Notes when they are due, the guarantors must make them instead. Under certain circumstances, the guarantees may be released without action by, or the consent of, the holders of the Notes. See “Description of Exchange Notes — Subsidiary Guarantees.”

Ranking	The Exchange Notes and the guarantees will be our and our guarantors’ senior subordinated unsecured obligations and they will:

• rank equally in right of payment to our and our guarantors’ future senior subordinated indebtedness, if any;

• be subordinate in right of payment to all of our and our guarantors’ existing and future senior indebtedness, whether secured or unsecured, including our obligations under our senior secured credit facility and our Senior Notes; and

• be structurally subordinate to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries (other than indebtedness and other liabilities owed to us).

As of March 31, 2011, on an as adjusted basis, after giving effect to the issuance of the Initial Notes and the use of proceeds therefrom as described under “Use of Proceeds,” the Exchange Notes would be:

• subordinate to $1,382.8 million of our senior debt; and

• structurally subordinate to $184.9 million of indebtedness and other liabilities of our non-guarantor subsidiaries.

For the three months ended March 31, 2011, our non-guarantor subsidiaries generated in the aggregate $157.3 million, or 32.6%, of our consolidated revenues. As of March 31, 2011, our non-

guarantor subsidiaries accounted for $891.6 million, or 26.1%, of our consolidated total assets.

Optional Redemption	Prior to June 15, 2016, we may redeem all or any part of the Exchange Notes at our option at 100% of the principal amount plus a make-whole premium. We may redeem the Exchange Notes in whole or in part at any time on or after June 15, 2016 at the redemption prices described in this prospectus. In addition, prior to June 15, 2014, we may redeem up to 35% of the aggregate principal amount of Exchange Notes from the net proceeds of certain equity offerings at the redemption price set forth in this prospectus. See “Description of Exchange Notes — Optional Redemption.”

Mandatory Offer to Repurchase	If we or Cinemark Holdings experience specific kinds of changes in control, we must offer to repurchase all of the Exchange Notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

Covenants	The indenture governing the Notes contains restrictive covenants which restrict our and our restricted subsidiaries’ ability to take certain actions. For a more detailed description, please see “Description of Exchange Notes — Certain Covenants.”

For a discussion of certain risks that should be considered in connection with an investment in the Exchange Notes, see “Risk Factors” beginning on page 14.

Summary Historical Condensed Consolidated Financial and Operating Data

The following tables set forth our summary historical condensed consolidated financial and operating data as of and for the periods indicated. Our summary historical condensed consolidated financial data as of and for the years ended December 31, 2008, 2009 and 2010 are derived from our audited consolidated financial statements incorporated by reference in this prospectus. Our summary historical condensed consolidated financial data as of and for the three months ended March 31, 2010 and 2011 are derived from our unaudited interim condensed consolidated financial statements incorporated by reference in this prospectus, which, in the opinion of management, reflect all adjustments of a recurring nature necessary for a fair presentation of this information. The historical financial information for the three months ended March 31, 2011 is not necessarily indicative of the results expected for the full year.

You should read the summary historical condensed consolidated financial and operating data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes incorporated by reference in this prospectus.

				Three Months
	Year Ended December 31,			Ended March 31,
	2008	2009	2010	2010	2011
	(In thousands)

Statement of Operations Data:
Revenues:
Admissions	$1,126,977	$1,293,378	$1,405,389	$342,990	$311,692
Concession	534,836	602,880	642,326	153,104	146,681
Other	80,474	80,242	93,429	20,537	24,763

Total revenues	$1,742,287	$1,976,500	$2,141,144	$516,631	$483,136
Theatre operating costs	1,085,630	1,226,175	1,327,898	318,988	298,341
Facility lease expense	225,595	238,779	255,717	62,715	66,426
General and administrative expenses	89,583	94,818	107,015	24,991	28,552
Depreciation and amortization	158,034	149,515	143,508	34,091	39,140
Impairment of long-lived assets	113,532	11,858	12,538	347	1,015
(Gain) loss on sale of assets and other	8,488	3,202	(431)	3,167	472

Total cost of operations	1,680,862	1,724,347	1,846,245	444,299	433,946

Operating income	$61,425	$252,153	$294,899	$72,332	$49,190

Interest expense	$74,406	$81,609	$112,444	$26,010	$29,290

Net income (loss)	$(19,954)	$133,087	$150,930	$37,047	$25,593

Net income (loss) attributable to Cinemark USA, Inc.	$(23,849)	$129,439	$147,387	$35,429	$25,234

				Three Months
	Year Ended December 31,			Ended March 31,
	2008	2009	2010	2010	2011

Other Financial Data (in thousands):
Cash flow provided by (used for):
Operating activities	$219,788	$366,706	$266,230	$43,640	$60,756
Investing activities	$(94,942)	$(183,130)	$(136,067)	$(19,670)	$(35,856)
Financing activities	$(29,290)	$(75,478)	$(108,162)	$(28,189)	$(28,859)
Capital expenditures	$(106,109)	$(124,797)	$(156,102)	$(19,517)	$(35,769)

				As of and for the
	As of and for the			Three Months
	Year Ended December 31,			Ended March 31,
	2008	2009	2010	2010	2011

Balance Sheet Data:
Cash and cash equivalents	$313,238	$437,737	$464,765	$433,159	$462,589
Theatre properties and equipment, net	$1,208,283	$1,219,588	$1,215,446	$1,191,215	$1,206,796
Total assets	$3,018,838	$3,283,588	$3,427,974	$3,290,656	$3,411,064
Total long-term debt, including current portion	$1,097,144	$1,543,705	$1,532,441	$1,540,796	$1,529,938
Equity	$1,155,891	$922,141	$1,040,705	$947,724	$1,057,876
Operating Data (attendance in thousands):
North America(1)
Theatres operated (at period end)	293	294	293	292	292
Screens operated (at period end)	3,742	3,830	3,832	3,817	3,816
Total attendance	147,897	165,112	161,174	39,573	33,389
International(2)
Theatres operated (at period end)	127	130	137	131	139
Screens operated (at period end)	1,041	1,066	1,113	1,067	1,125
Total attendance	63,413	71,622	80,026	18,934	20,382
Worldwide(1)(2)
Theatres operated (at period end)	420	424	430	423	431
Screens operated (at period end)	4,783	4,896	4,945	4,884	4,941
Total attendance	211,310	236,734	241,200	58,507	53,771

(1)	The data excludes certain theatres operated by us in the U.S. pursuant to management agreements that are not part of our consolidated operations.

(2)	The data excludes certain theatres operated by us internationally that are not part of our consolidated operations.

Ratio of Earnings to Fixed Charges

Our ratio of earnings to fixed charges for the three months ended March 31, 2011 and the years ended December 31, 2010, 2009, 2008, 2007, and the period from January 1, 2006 to October 4, 2006 were 1.71, 2.11, 2.28, 1.11, 2.47, and 2.05, respectively. For the period from October 4, 2006 to December 31, 2006, earnings were insufficient to cover fixed charges by $6.9 million. For the purposes of calculating the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes plus fixed charges excluding capitalized interest. Fixed charges consist of interest expense, capitalized interest, amortization of debt issue costs and that portion of rental expense which we believe to be representative of the interest factor.

RISK FACTORS

You should carefully consider the risks described below as well as other information and data included in this prospectus before participating in this exchange offer. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also adversely impact our business operations. If any of the events described in the risk factors below occur, our business, financial condition, operating results and prospects could be materially adversely affected. As a result, the trading price of the Exchange Notes could decline, perhaps significantly, and our ability to pay principal and interest on the Exchange Notes could be adversely affected.

Risks Related to the Exchange Notes and this Exchange Offer

Your failure to participate in the exchange offer may have adverse consequences.

If you do not exchange your Initial Notes for Exchange Notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer of your Initial Notes, as set forth in the legend on your Initial Notes. The restrictions on transfer of your Initial Notes arise because we sold the Initial Notes in private offerings. In general, the Initial Notes may not be offered or sold, unless registered under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, such requirements.

After completion of the exchange offer, holders of Initial Notes who do not tender their Initial Notes in the exchange offer will no longer be entitled to any exchange or registration rights under the registration rights agreement, except under limited circumstances. The tender of Initial Notes under the exchange offer will reduce the principal amount of the currently outstanding Initial Notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any currently outstanding Initial Notes that you continue to hold following completion of the exchange offer. See “The Exchange Offer.”

You must comply with the exchange offer procedures in order to receive new, freely tradable Exchange Notes.

Delivery of Exchange Notes in exchange for Initial Notes tendered and accepted for exchange pursuant to the exchange offer will be made provided the procedures for tendering the Initial Notes are followed. We are not required to notify you of defects or irregularities in tenders of Initial Notes for exchange. See “The Exchange Offer.”

Some holders who exchange their Initial Notes may be deemed to have received restricted securities, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your Initial Notes in the exchange offer for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

An active trading market for the Exchange Notes may not develop.

There is no existing market for the Exchange Notes. The Exchange Notes will not be listed on any securities exchange. There can be no assurance that a trading market for the Exchange Notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the Exchange Notes, your ability to sell your Exchange Notes or the price at which you will be able to sell your Exchange Notes. Future trading prices of the Exchange Notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the Exchange Notes, the market for similar securities and the results of our competitors. In addition, if a large amount of Initial Notes are not tendered or are tendered improperly, the limited amount of Exchange Notes that would be issued and outstanding after we consummate this exchange offer would reduce liquidity and could lower the market price of those Exchange Notes.

Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	our operating performance and financial condition;

•	time remaining to the maturity of the Notes;

•	outstanding amount of the Notes;

•	the terms related to optional redemption of the Notes; and

•	level, direction and volatility of market interest rates generally.

We have substantial long-term lease and debt obligations, which may restrict our ability to fund current and future operations and that restrict our ability to enter into certain transactions.

We have, and will continue to have, significant long-term debt service obligations and long-term lease obligations. As of March 31, 2011, we had $1,540.1 million in long-term debt obligations (including $10.1 million in original issue discount related to the Senior Notes), $138.5 million in capital lease obligations and $1,800.5 million in long-term operating lease obligations. As of March 31, 2011, on an as adjusted basis, after giving effect to the issuance of the Initial Notes and the use of proceeds therefrom, we would have had $1,582.8 million in long-term debt obligations. We incurred $112.4 million and $29.3 million of interest expense for the year ended December 31, 2010 and for the three months ended March 31, 2011, respectively. We also incurred $255.7 million and $66.4 million of rent expense under operating leases for the year ended December 31, 2010 and for the three months ended March 31, 2011, respectively (with terms, excluding renewal options, ranging from one to 28 years). Our substantial lease and debt obligations pose risk to you by:

•	making it more difficult for us to satisfy our obligations;

•	requiring us to dedicate a substantial portion of our cash flow to payments on our lease and debt obligations, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other corporate requirements and to pay dividends;

•	impeding our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and general corporate purposes;

•	subjecting us to the risk of increased sensitivity to interest rate increases on our variable rate debt, including our borrowings under our senior secured credit facility; and

•	making us more vulnerable to a downturn in our business and competitive pressures and limiting our flexibility to plan for, or react to, changes in our industry or the economy.

We may incur substantial additional indebtedness, including additional senior debt.

Subject to the restrictions in the indenture governing the Notes and in other instruments governing our other outstanding debt (including our senior secured credit facility and the indenture governing the Senior Notes), we and our subsidiaries may incur substantial additional debt in the future, including substantial senior debt. Although the indenture governing the Notes and the instruments governing certain of our other outstanding debt (including our senior secured credit facility and the indenture governing the Senior Notes), contain restrictions on the incurrence of additional debt, these restrictions are subject to a number of significant qualifications and exceptions, and debt incurred in compliance with these restrictions could be substantial. To the extent new debt is added to our current debt levels, the substantial leverage-related risks described above would increase. As of March 31, 2011, there were no borrowings outstanding under the $150.0 million revolving credit line of our senior secured credit facility. If we or any of our subsidiaries that is a guarantor of the Exchange Notes incur any additional debt that ranks equally with the Exchange Notes (or with the guarantee thereof), including trade payables, the holders of that debt will be entitled to share ratably with holders of Exchange Notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us or such guarantor. This may reduce the amount of proceeds paid to holders of the Exchange Notes in connection with such a distribution.

To service our indebtedness, we will require a significant amount of cash, and our ability to generate cash flow depends on many factors beyond our control.

Our ability to make scheduled payments of principal and interest with respect to our indebtedness, including the Exchange Notes, will depend on our ability to generate cash flow and on our future financial results. Similarly, the ability of our guarantors to make payments on and refinance their indebtedness will depend on their ability to generate cash in the future. Our ability to generate cash flow is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control. We and our guarantors cannot assure you that we will continue to generate cash flow at current levels, or that future borrowings will be available under our senior secured credit facility, in an amount sufficient to enable any of us to pay our indebtedness, including the Exchange Notes. If our cash flows and capital resources are insufficient to fund our lease and debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness, including the Exchange Notes. We may not be able to take any of these actions, and these actions may not be successful or permit us to meet our scheduled debt service obligations and these actions may not be permitted under the terms of our existing or future debt agreements, including our senior secured credit facility, the indenture governing the Senior Notes and the indenture governing the Notes. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our senior secured credit facility and the indenture governing the Senior Notes restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds which we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due.

If we fail to make any required payment under the agreements governing our leases and indebtedness or fail to comply with the financial and operating covenants contained in them, we would be in default, and as a result, our debt holders would have the ability to require that we immediately repay our outstanding indebtedness and the lenders under our senior secured credit facility could terminate their commitments to lend us money and foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation, which could result in the loss of your investment in the Exchange Notes. The acceleration of our indebtedness under one agreement may permit acceleration of indebtedness under other agreements that contain cross-default and cross-acceleration provisions. If our indebtedness is accelerated, we may not be able to repay our indebtedness or borrow sufficient funds to refinance it. Even if we are able to obtain new financing, it may not be on commercially reasonable terms or on terms that are acceptable to us. If our debt holders require immediate payment, we may not have sufficient assets to satisfy our obligations under the Exchange Notes, our senior secured credit facility, our Senior Notes and our other indebtedness.

Your right to receive payments on the Exchange Notes is junior to our senior debt and possibly all of our future borrowings, and the guarantees of the Exchange Notes are junior to all of our guarantors’ existing senior debt and possibly to all of their future borrowings.

The Exchange Notes and the guarantees are subordinated in right of payment to all of our and our guarantors’ existing and future indebtedness, other than trade payables, except any indebtedness that expressly provides that it ranks equal with, or is subordinated in right of payment to, the Exchange Notes and the guarantees. Upon any distribution to our creditors or to the creditors of our guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our guarantors or our or their property, the holders of our and our guarantors’ senior debt will be entitled to be paid in full in cash before any payment may be made with respect to the Exchange Notes or the guarantees.

In addition, we will be prohibited from making payments on the Exchange Notes and our guarantors will be prohibited from making any payments on the guarantees in the event of a payment default on our senior debt. We and our guarantors also may be prohibited from making these payments in the event of non-payment defaults on our senior debt.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our guarantors, holders of the Exchange Notes will participate on a pari passu basis with trade creditors and all other holders of our and our guarantors’ senior subordinated indebtedness. However, because the indenture with respect to the Notes requires that amounts otherwise payable to holders of the Exchange Notes in bankruptcy or similar proceeding be paid instead to holders of senior debt until they are paid in full, holders of the Exchange Notes may receive less, ratably, than holders of trade payables. In any of these cases, we and our guarantors may not have sufficient funds to repay all of our creditors, and holders of the Exchange Notes may receive less, ratably, than the holders of our trade payables.

As of March 31, 2011, on an as adjusted basis, after giving effect to the offering of the Initial Notes and the use of proceeds therefrom, the Exchange Notes would have been (i) subordinate to $1,382.8 million of our senior debt and (ii) structurally subordinate to $184.9 million of indebtedness and other liabilities of our non-guarantor subsidiaries. The terms of the indenture governing the Notes and our instruments governing certain of our other outstanding debt, including our senior secured credit facility and our Senior Notes, will permit us to incur substantial additional indebtedness, including additional senior debt. If we or our subsidiaries incur additional debt, the related risks that we now face could intensify.

Your right to receive payments on the Exchange Notes is effectively junior to the right of lenders who have a security interest in our assets to the extent of the value of those assets.

Our obligations under the Exchange Notes and our guarantors’ obligations under their guarantees of the Exchange Notes will be unsecured, but our obligations under our senior secured credit facility and each guarantor’s obligations under its guarantee of our indebtedness under our senior secured credit facility are secured by a security interest in substantially all of our domestic tangible and intangible assets, including the stock of substantially all of our wholly-owned domestic subsidiaries. If we are declared bankrupt or insolvent, or if we default under our senior secured credit facility, the amounts borrowed thereunder, together with any accrued interest, could become immediately due and payable. If we were unable to repay such indebtedness, the lenders under our senior secured credit facility could foreclose on the pledged assets to the exclusion of holders of the Exchange Notes, even if an event of default exists under the indenture governing the Notes at such time and the assets that secured the senior secured credit facility will not be available to pay our obligations under the Exchange Notes unless and until payment in full of our senior indebtedness. In any such event, because the Exchange Notes are not secured, it is possible that there would be no assets from which your claims could be satisfied or, if any assets existed, they might be insufficient to satisfy your claims in full.

The guarantees of the Exchange Notes will have a similar ranking with respect to secured and unsecured indebtedness of our guarantors as the Exchange Notes do with respect to our secured and unsecured indebtedness.

Our ability to repay our debt, including the Exchange Notes, is affected by the cash flow generated by our subsidiaries.

Our subsidiaries own some of our assets and conduct some of our operations. Accordingly, repayment of our indebtedness, including the Exchange Notes, will be dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors, our subsidiaries will not have any obligation to pay amounts due on the Exchange Notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the Exchange Notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indenture governing the Notes limits the ability of our non-guarantor subsidiaries to incur consensual encumbrances or restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the Exchange Notes.

We have capacity to make substantial restricted payments.

We have capacity to make substantial restricted payments, which includes dividends, stock repurchases and investments. Our direct parent, Cinemark Holdings, relies on distributions from us to make dividend payments to its stockholders and for other ongoing operating expenses. As of March 31, 2011, we would have been able to make in excess of $650 million of restricted payments under the formula set forth in the covenant described under the caption “Description of Exchange Notes — Certain Covenants — Restricted Payments,” subject to other limitations set forth in that covenant and in the covenants governing our other indebtedness, and limitations imposed by applicable law. In addition, the indenture governing the Notes will permit us to make substantial other restricted payments and substantial permitted investments.

Claims of noteholders will be structurally subordinated to claims of creditors of our non-guarantor subsidiaries.

We conduct some of our operations through our subsidiaries, and certain of our subsidiaries will not guarantee the Exchange Notes. You will not have a claim as a creditor against any of our subsidiaries that are not guarantors of the Exchange Notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those non-guarantor subsidiaries (other than indebtedness and liabilities owed to us) will be effectively senior to your claims as a noteholder. Subject to certain limitations, the indenture governing the Notes permits us to form or acquire additional subsidiaries that are not guarantors of the Exchange Notes and to permit such non-guarantor subsidiaries to acquire and incur additional indebtedness. Noteholders would not have any claim as a creditor against any of our non-guarantor subsidiaries to the assets and earnings of those non-guarantor subsidiaries. The claims of the creditors of those non-guarantor subsidiaries, including their trade creditors, banks and other lenders, would have priority over any of our claims or those of our other subsidiaries as equity holders of our non-guarantor subsidiaries. Consequently, in any insolvency, liquidation, reorganization, dissolution or other winding-up of any of our non-guarantor subsidiaries, creditors of those subsidiaries would be paid before any amounts would be distributed to us or to any of our guarantors as equity, and thus be available to satisfy our obligations under the Exchange Notes and other claims against us or our guarantors.

For the three months ended March 31, 2011, our non-guarantor subsidiaries generated in the aggregate $157.3 million, or 32.6%, of our consolidated revenues. As of March 31, 2011, our non-guarantor subsidiaries accounted for $891.6 million, or 26.1%, of our consolidated total assets and their indebtedness and other liabilities (excluding indebtedness and other liabilities owed to us) were $184.9 million in the aggregate. The indenture governing the Notes will permit these subsidiaries to incur significant additional debt.

The guarantees of the Exchange Notes may be released in a variety of circumstances.

Any guarantee of the Exchange Notes may be released without action by, or consent of, any holder of the Exchange Notes or the trustee under the indenture governing the Notes, if a guarantor is no longer a guarantor or otherwise liable with respect to any of our and our guarantors’ other indebtedness, including the indebtedness under the senior secured credit facility. In addition, a guarantee of the Exchange Notes will be released upon the sale of capital stock of a guarantor or the sale or other disposition of all or substantially all of the assets of a guarantor in transactions that comply with the terms of the indenture. You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the Exchange Notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those non-guarantor subsidiaries (other than indebtedness and liabilities owed to us) will be structurally senior to your claims.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Exchange Notes.

If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants under the agreements governing our indebtedness, including any financial and operating covenants, we could be in default under the terms of such agreements. In the event of any such default:

•	the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, if any;

•	the lenders under our senior secured credit facility could elect to terminate their commitments thereunder, cease making further loans and commence foreclosure proceedings against our assets; and

•	we could be forced into bankruptcy or liquidation.

If we breach our covenants under our senior secured credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our senior secured credit facility, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

Restrictive covenants in our debt agreements may adversely affect us.

Our senior secured credit facility and other instruments governing our other outstanding debt, including the Senior Notes, contain, and the indenture governing the Notes contain, certain restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. For example, these covenants significantly restrict our and certain of our subsidiaries’ ability to:

•	borrow money;

•	pay dividends or make other distributions;

•	repurchase or redeem capital stock or subordinated indebtedness and make investments;

•	create liens;

•	incur dividend or other payment restrictions affecting non-guarantor subsidiaries;

•	transfer or sell assets, including capital stock of subsidiaries;

•	merge or consolidate with other entities or transfer all or substantially all of our assets;

•	engage in certain business activities; and

•	enter into transactions with affiliates.

These covenants are subject to a number of important exceptions and qualifications. These restrictions could affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities. Events beyond our control can affect our ability to comply with these covenants. Failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debt. If an event of default occurs, we cannot assure you that we would have sufficient assets to repay all of our obligations. In addition, under our senior secured credit facility, when the revolver is drawn or letters of credit are outstanding, we are required to satisfy a consolidated net senior secured leverage ratio covenant as determined in accordance with the senior secured credit facility. You should read the discussions under the heading “Description of Certain Debt Instruments” in this prospectus for further information about the covenants contained in the senior secured credit facility and the Senior Notes.

Variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Certain of our borrowings, primarily borrowings under our senior secured credit facility, are at variable interest rates and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease. Although we have entered into, and may continue to enter into, interest rate swaps, involving the exchange of floating for fixed rate interest payments, to reduce interest volatility, we cannot assure you we will or will be able to continue to do so nor can we assure you that any interest rate swaps would be beneficial to us.

Under insolvency and fraudulent conveyance laws, a court could void obligations under the Exchange Notes and the guarantees.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the Exchange Notes and the incurrence of the guarantees. Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer and conveyance laws, a court could void obligations under the Exchange Notes or the guarantees, subordinate those obligations to more junior obligations or require holders of the Exchange Notes to repay any payments made under the Exchange Notes or pursuant to the guarantees if an unpaid creditor or representative of creditors, such as a trustee in bankruptcy or the Company as a debtor-in-possession, claims that the Exchange Notes or guarantees constituted a fraudulent conveyance. For this claim to succeed, the claimant must generally show that (1) we paid the consideration, or any guarantor issued its guarantee, with the intent of hindering, delaying or defrauding creditors or (2) we, or any of our guarantors, received less than reasonably equivalent value or fair consideration in return for paying the consideration or issuing their respective guarantees, and, in the case of (2) above only, one of the following is also true:

•	we or any of our guarantors were insolvent or rendered insolvent by reason of the incurrence of the indebtedness;

•	payment of the consideration left us or any of our guarantors with an unreasonably small amount of capital to carry on the business; or

•	we or any of our guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay as they mature.

We cannot be certain as to the standards a court would use to determine whether or not we or our guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the Exchange Notes or the guarantees would not be subordinated to our or any of our guarantors’ other debt. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the Exchange Notes.

Generally, an obligor will be considered insolvent for these purposes if:

•	the sum of its debts, including contingent liabilities, was greater than the salable value of all of its assets at a fair valuation;

•	the present fair salable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We may not be permitted or have the ability to purchase the Exchange Notes upon a change of control as required by the indenture.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all the Exchange Notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. We may not be able to repurchase the Exchange Notes upon a change of control because we or our subsidiaries may not have sufficient funds, and we may be required to secure third party financing to do so. We may not be permitted to do so under our senior secured credit facility, the indenture governing the Senior Notes or other agreements. In addition, we may not be able to obtain this financing on commercially reasonable terms, or on terms acceptable to us, or at all. A change of control would also result in a default under the senior secured credit facility and permit lenders to accelerate the maturity of borrowings under our senior secured credit facility and, if such debt is not paid, to enforce security interests in the collateral securing such debt, thereby limiting our ability to raise cash to purchase the Exchange Notes, and reducing the practical benefit of the offer-to-purchase provisions to the holders of the Exchange Notes. Accordingly, we may not be able to satisfy our obligations to purchase your Exchange Notes unless we are able to refinance or obtain waivers under our senior secured credit facility or other senior indebtedness. We may enter into debt agreements containing similar provisions in the future.

The change of control provisions in the indenture governing the Notes may not protect you in the event we consummate a highly leveraged transaction, reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a change of control under the indenture. If an event occurs that does not constitute a change of control under the indenture governing the Notes, we will not be required to make an offer to repurchase the Exchange Notes and you may be required to continue to hold your Exchange Notes despite the event.

Holders of the Exchange Notes may not be able to determine when a change of control giving rise to their right to have the Exchange Notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of “change of control” in the indenture governing the Notes includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of Exchange Notes to require us to repurchase its Exchange Notes as a result of a sale of less than all our assets to another person may be uncertain.

Risks Related to Our Business and Industry

Our business depends on film production and performance.

Our business depends on both the availability of suitable films for exhibition in our theatres and the success of those films in our markets. Poor performance of films, the disruption in the production of films due to events such as a strike by directors, writers or actors, a reduction in financing options for the film distributors, or a reduction in the marketing efforts of the film distributors to promote their films could have an adverse effect on our business by resulting in fewer patrons and reduced revenues.

A deterioration in relationships with film distributors could adversely affect our ability to obtain commercially successful films.

We rely on the film distributors to supply the films shown in our theatres. The film distribution business is highly concentrated, with six major film distributors accounting for 82.7% of U.S. box office revenues and 47 of the top 50 grossing films during 2010. Numerous antitrust cases and consent decrees resulting from these antitrust cases impact the distribution of films. The consent decrees bind certain major film distributors to license films to exhibitors on a theatre-by-theatre and film-by-film basis. Consequently, we cannot guarantee a supply of films by entering into long-term arrangements with major distributors. We are therefore required to negotiate licenses for each film and for each theatre. A deterioration in our relationship with any of the six major film distributors could adversely affect our ability to obtain commercially successful films and to negotiate favorable licensing terms for such films, both of which could adversely affect our business and operating results.

Our results of operations vary from period to period based upon the quantity and quality of the motion pictures that we show in our theatres.

Our results of operations vary from period to period based upon the quantity and quality of the motion pictures that we show in our theatres. The major film distributors generally release the films they anticipate will be most successful during the summer and holiday seasons. Consequently, we typically generate higher revenues during these periods. Due to the dependency on the success of films released from one period to the next, results of operations for one period may not be indicative of the results for the following period or the same period in the following year.

We face intense competition for patrons and films, which may adversely affect our business.

The motion picture industry is highly competitive. We compete against local, regional, national and international exhibitors. We compete for both patrons and licensing of films. The competition for patrons is dependent upon such factors as location, theatre capacity, quality of projection and sound equipment, film showtime availability, customer service quality, and ticket prices. The principal competitive factors with respect to film licensing include the theatre’s location and its demographics, the condition, capacity and revenue potential of each theatre and licensing terms. If we are unable to attract patrons or to license successful films, our business may be adversely affected.

An increase in the use of alternative or “downstream” film distribution channels and other competing forms of entertainment may reduce movie theatre attendance and limit revenue growth.

We face competition for patrons from a number of alternative film distribution channels, such as DVDs, network and syndicated television, video on-demand, pay-per-view television and the Internet. We also compete with other forms of entertainment, such as concerts, theme parks and sporting events, for our patrons’ leisure time and disposable income. A significant increase in popularity of these alternative film distribution channels or competing forms of entertainment could have an adverse effect on our business and results of operations.

Our results of operations may be impacted by shrinking video release windows.

Over the last decade, the average video release window, which represents the time that elapses from the date of a film’s theatrical release to the date a film is available on DVD, an important downstream market, has decreased from approximately six months to approximately three to four months. Also, film studios have started to offer consumers a premium video on demand option for certain films 60 days following the theatrical release. If patrons choose to wait for a DVD release rather than attend a theatre for viewing the film, it may adversely impact our business and results of operations, financial condition and cash flows. We cannot assure you that these release windows, which are determined by the film studios, will not shrink further or be eliminated altogether, which could have an adverse impact on our business and results of operations.

General political, social and economic conditions can adversely affect our attendance.

Our results of operations are dependent on general political, social and economic conditions, and the impact of such conditions on our theatre operating costs and on the willingness of consumers to spend money at movie theatres. If consumers’ discretionary income declines as a result of an economic downturn, our operations could be adversely affected. If theatre operating costs, such as utility costs, increase due to political or economic changes, our results of operations could be adversely affected. Political events, such as terrorist attacks, and health-related epidemics, such as flu outbreaks, could cause people to avoid our theatres or other public places where large crowds are in attendance. In addition, a natural disaster, such as a hurricane or an earthquake, could impact our ability to operate certain of our theatres, which could adversely affect our results of operations.

Our foreign operations are subject to adverse regulations, economic instability and currency exchange risk.

We have 139 theatres with 1,125 screens in 13 countries in Latin America. Brazil and Mexico represented approximately 14.8% and 3.3% of our consolidated 2010 revenues, respectively. Governmental regulation of the motion picture industry in foreign markets differs from that in the U.S. Changes in regulations affecting prices, quota systems requiring the exhibition of locally-produced films and restrictions on ownership of property may adversely affect our international operations. Our international operations are subject to certain political, economic and other uncertainties not encountered by our domestic operations, including risks of severe economic downturns and high inflation. We also face risks of currency fluctuations, hard currency shortages and controls of foreign currency exchange and transfers abroad, all of which could have an adverse effect on the results of our international operations.

We may not be able to generate additional revenues or continue to realize value from our investment in NCM.

In 2005, we joined Regal Entertainment Group, or Regal, and AMC Entertainment, Inc., or AMC, as founding members of NCM, a provider of digital advertising content and digital non-film event content. As of March 31, 2011, we had an ownership interest in NCM of 15.8%. We receive a monthly theatre access fee under our Exhibitor Services Agreement with NCM and we are entitled to receive mandatory quarterly distributions of excess cash from NCM. During the years ended December 31, 2009 and 2010 and the three months ended March 31, 2011, we received $5.7 million, $5.0 million and $1.3 million in other revenues from NCM, respectively, and $20.8 million, $23.4 million and $9.9 million in cash distributions in excess of our investment in NCM, respectively. Cinema advertising is a small component of the U.S. advertising market and therefore, NCM competes with larger, established and well known media platforms such as broadcast radio and television, cable and satellite television, outdoor advertising and Internet portals. NCM also competes with other cinema advertising companies and with hotels, conference centers, arenas, restaurants and convention facilities for its non-film related events to be shown or held in our auditoriums. In-theatre advertising may not continue to attract advertisers or NCM’s in-theatre advertising format may not continue to be received favorably by theatre patrons. If NCM is unable to continue to generate consistent advertising revenues, its results of operations may be adversely affected and our investment in and distributions and revenues from NCM may be adversely impacted.

We are subject to uncertainties related to digital cinema, including insufficient financing to obtain digital projectors and insufficient supply of digital projectors.

We, along with some of our competitors, began a roll-out of digital projection equipment for exhibiting feature films during 2009 and plan to continue our domestic roll-out through our joint venture known as Digital Cinema Implementation Partners LLC, or DCIP. However, significant obstacles may exist that impact such a roll-out plan including the cost of digital projectors and the supply of projectors by manufacturers. During 2010, DCIP completed its formation and a $660 million financing to facilitate the deployment of digital projectors in approximately 71% of our domestic theatres. During March 2011, DCIP obtained an additional $220 million of financing, which is expected to facilitate the deployment of digital projectors in the remainder of our domestic theatres. We cannot assure you that DCIP will be able to obtain sufficient additional financing to be able to purchase and lease to us the number of digital projectors needed for our domestic roll-out or that the manufacturers will be able to supply the volume of projectors needed for our worldwide roll-out. As a result, our roll-out of digital equipment could be delayed. Additionally, there is no local financing available to finance the deployment of digital projectors for our international theatres. Accordingly, the cost of digital projection systems and manufacturer limitations may delay our international deployment.

We are subject to uncertainties relating to future expansion plans, including our ability to identify suitable acquisition candidates or site locations, and to obtain financing for such activities on favorable terms or at all.

We have greatly expanded our operations over the last decade through targeted worldwide theatre development and acquisitions. We will continue to pursue a strategy of expansion that will involve the development of new theatres and may involve acquisitions of existing theatres and theatre circuits both in the U.S. and internationally. There is significant competition for new site locations and for existing theatre and theatre circuit acquisition opportunities. As a result of such competition, we may not be able to acquire attractive site locations, existing theatres or theatre circuits on terms we consider acceptable. Acquisitions and expansion opportunities may divert a significant amount of management’s time away from the operation of our business. Growth by acquisition also involves risks relating to difficulties in integrating the operations and personnel of acquired companies and the potential loss of key employees of acquired companies. We cannot assure you that our expansion strategy will result in improvements to our business, financial condition, profitability or cash flows. Further, our expansion programs may require financing above our existing borrowing capacity and operating cash flows. We cannot assure you that we will be able to obtain such financing or that such financing will be available to us on acceptable terms or at all.

If we do not comply with the Americans with Disabilities Act of 1990, or the ADA, and the safe harbor framework included in the consent order we entered into with the Department of Justice, or the DOJ, we could be subject to further litigation.

Our theatres must comply with Title III of the ADA and analogous state and local laws. Compliance with the ADA requires among other things that public facilities “reasonably accommodate” individuals with disabilities and that new construction or alterations made to “commercial facilities” conform to accessibility guidelines unless “structurally impracticable” for new construction or technically infeasible for alterations. In March 1999, the DOJ filed suit against us in Ohio alleging certain violations of the ADA relating to wheelchair seating arrangements in certain of our stadium-style theatres and seeking remedial action. We and the DOJ have resolved this lawsuit and a consent order was entered by the U.S. District Court for the Northern District of Ohio, Eastern Division, on November 15, 2004. Under the consent order, we were required to make modifications to wheelchair seating locations in fourteen stadium-style movie theatres and spacing and companion seating modifications in 67 auditoriums at other stadium-styled movie theatres. These modifications were completed by November 2009. Upon completion of these modifications, these theatres comply with wheelchair seating requirements, and no further modifications will be required to our other stadium-style movie theatres in the U.S. existing on the date of the consent order. In addition, under the consent order, the DOJ approved the seating plans for nine stadium-styled movie theatres then under construction and also created a safe harbor framework for us to construct all of our future stadium-style movie theatres. The DOJ has stipulated that all theatres built in compliance with the consent order will comply with the wheelchair seating requirements of the ADA. If we fail to comply with the ADA, remedies could include imposition of injunctive relief, fines, awards for damages to private litigants and additional capital expenditures to remedy non-compliance. Imposition of significant fines, damage awards or capital expenditures to cure non-compliance could adversely affect our business and operating results.

We depend on key personnel for our current and future performance.

Our current and future performance depends to a significant degree upon the continued contributions of our senior management team and other key personnel. The loss or unavailability to us of any member of our senior management team or a key employee could significantly harm us. We cannot assure you that we would be able to locate or employ qualified replacements for senior management or key employees on acceptable terms.

We are subject to impairment losses due to potential declines in the fair value of our assets.

We review long-lived assets for impairment indicators on a quarterly basis or whenever events or changes in circumstances indicate the carrying amount of the assets may not be fully recoverable. We assess many factors when determining whether to impair individual theatre assets, including actual theatre level cash flows, future years budgeted theatre level cash flows, theatre property and equipment carrying values, amortizing intangible asset carrying values, the age of a recently built theatre, competitive theatres in the marketplace, the impact of recent ticket price changes, available lease renewal options and other factors considered relevant in our assessment of impairment of individual theatre assets. Long-lived assets are evaluated for impairment on an individual theatre basis, which we believe is the lowest applicable level for which there are identifiable cash flows. When estimated fair value is determined to be lower than the carrying value of the theatre assets, the theatre assets are written down to their estimated fair value. Fair value is determined based on a multiple of cash flows, which was eight times for the evaluations performed during the first, second and third quarters of 2008 and six and a half times for the evaluation performed during the fourth quarter of 2008 and the evaluations performed during 2009 and 2010. Significant judgment is involved in estimating cash flows and fair value. Management’s estimates, which fall under Level 3 of the generally accepted accounting principles in the U.S., or U.S. GAAP, fair value hierarchy, as defined by Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 820-10-35, are based on historical and projected operating performance, recent market transactions and current industry trading multiples. Since we evaluate long-lived assets for impairment at the theatre level, if a theatre is directly and individually impacted by increased competition, adverse changes in market demographics or adverse changes in the development or condition of the areas surrounding the theatre, we may record impairment charges to reflect the decline in estimated fair value of that theatre.

We have a significant amount of goodwill. We evaluate goodwill for impairment at the reporting unit level at least annually during the fourth quarter or whenever events or changes in circumstances indicate the carrying value of goodwill may not be fully recoverable. Goodwill impairment is evaluated using a two-step approach requiring us to compute the fair value of a reporting unit and compare it with its carrying value. If the carrying value of the reporting unit exceeds its fair value, a second step would be performed to measure the potential goodwill impairment. Fair values are determined based on a multiple of cash flows, which was six and a half times for the evaluations performed during 2008, 2009 and 2010. Significant judgment is involved in estimating cash flows and fair value. Management’s estimates, which fall under Level 3 of the U.S. GAAP fair value hierarchy, as defined by FASB ASC Topic 820-10-35, are based on historical and projected operating performance, recent market transactions and current industry trading multiples. Declines in Cinemark Holdings’s stock price or its market capitalization, declines in our attendance due to increased competition in certain regions and/or countries or economic factors that lead to a decline in attendance in any given region or country could negatively affect our estimated fair values and could result in further impairments of goodwill. As of December 31, 2010, the carrying value of goodwill allocated to reporting units where the estimated fair value was less than 10% more than the carrying value was approximately $77 million.

We also have a significant amount of tradename intangible assets. Tradename intangible assets are tested for impairment at least annually during the fourth quarter or whenever events or changes in circumstances indicate the carrying value may not be fully recoverable. We estimate the fair value of our tradenames by applying an estimated market royalty rate that could be charged for the use of our tradename to forecasted future revenues, with an adjustment for the present value of such royalties. If the estimated fair value is less than the carrying value, the tradename intangible asset is written down to its estimated fair value. Significant judgment is involved in estimating market royalty rates and long- term revenue forecasts. Management’s estimates, which fall under Level 3 of the U.S. GAAP fair value hierarchy, as defined by FASB ASC Topic 820-10-35, are based on historical and projected revenue performance and industry trends. As of December 31, 2010, the carrying value of tradename intangible assets where the estimated fair value was less than 10% more than the carrying value was approximately $136 million.

We recorded asset impairment charges, including goodwill and intangible asset impairment charges, of $113.5 million, $11.8 million, $12.5 million and $1.0 million for the years ended December 31, 2008, 2009, 2010 and the three months ended March 31, 2011, respectively. We cannot assure you that additional impairment charges will not be required in the future, and such charges may have an adverse effect on our financial condition and results of operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Notes 8 and 9 to our consolidated financial statements incorporated by reference in this prospectus.

The impairment or insolvency of other financial institutions could adversely affect us.

We have exposure to different counterparties with regard to our interest rate swap agreements. These transactions expose us to credit risk in the event of a default by one or more of our counterparties to such agreements. We also have exposure to financial institutions used as depositories of our corporate cash balances. If our counterparties or financial institutions become impaired or insolvent, this could have an adverse impact on our results of operations or impair our ability to access our cash.

A credit market crisis may adversely affect our ability to raise capital and may materially impact our operations.

Severe dislocations and liquidity disruptions in the credit markets could materially impact our ability to obtain debt financing on reasonable terms or at all. The inability to access debt financing on reasonable terms could materially impact our ability to make acquisitions or significantly expand our business in the future.

We may be subject to liability under environmental laws and regulations.

We own and operate a large number of theatres and other properties within the U.S. and internationally, which may be subject to various foreign, federal, state and local laws and regulations relating to the protection of the environment or human health. Such environmental laws and regulations include those that impose liability for the investigation and remediation of spills or releases of hazardous materials. We may incur such liability, including for any currently or formerly owned, leased or operated property, or for any site, to which we may have disposed, or arranged for the disposal of, hazardous materials or wastes. Certain of these laws and regulations may impose liability, including on a joint and several liability, which can result in a liable party being obliged to pay for greater than its share, regardless of fault or the legality of the original disposal. Environmental conditions relating to our properties or operations could have an adverse effect on our business and results of operations and cash flows.

Legislative or regulatory initiatives related to global warming/climate change concerns may negatively impact our business.

Recently, there has been an increasing focus and continuous debate on global climate change including increased attention from regulatory agencies and legislative bodies. This increased focus may lead to new initiatives directed at regulating an as yet unspecified array of environmental matters. Legislative, regulatory or other efforts in the U.S. to combat climate change could result in future increases in the cost of raw materials, taxes, transportation and utilities for our vendors and for us which would result in higher operating costs. Also, compliance of our theatres and accompanying real estate with new and revised environmental, zoning, land-use or building codes, laws, rules or regulations, could have a material and adverse effect on our business. However, we are unable to predict at this time, the potential effects, if any, that any future environmental initiatives may have on our business.

The interests of Madison Dearborn Capital Partners IV, L.P., or MDCP, may not be aligned with yours.

MDCP beneficially owns approximately 9% of Cinemark Holdings’s common stock and under a director nomination agreement, is entitled to designate nominees for five members of Cinemark Holdings’s board of directors. Accordingly, MDCP has influence and effectively controls our corporate and management policies and has significant influence over the outcome of any corporate transaction or other matters submitted to Cinemark Holdings’s board, or the Holdings Board, for approval, including potential mergers or acquisitions, asset sales and other significant corporate transactions. MDCP could seek to take other actions that might be adverse to your interests as holders of the Exchange Notes.

USE OF PROCEEDS

This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement between us and the initial purchasers of the Initial Notes. We will not receive any cash proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive in exchange, Initial Notes in like principal amount, the terms of which are the same in all material respects as the form and terms of the Exchange Notes except that the Exchange Notes have been registered under the Securities Act and will not contain terms restricting the transfer thereof or providing for registration rights. The Initial Notes surrendered in exchange for the Exchange Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not increase our indebtedness.

THE EXCHANGE OFFER

Purpose and Effect of this Exchange Offer

In connection with the issuance of the Initial Notes, we entered into the registration rights agreement that provides for the exchange offer. The registration statement of which this prospectus forms a part was filed in compliance with the obligations under the exchange and registration rights agreement. A copy of the exchange and registration rights agreement relating to the Initial Notes is filed as an exhibit to the registration statement of which this prospectus is a part. Under the exchange and registration rights agreement relating to the Initial Notes we agreed that we would, subject to certain exceptions:

•	use our commercially reasonable best efforts to file, within 90 days after the issue date of the Initial Notes, a registration statement with the Commission, with respect to a registered offer to exchange such Initial Notes for the Exchange Notes having terms substantially identical in all material respects to the Initial Notes (except that the Exchange Notes will not contain transfer restrictions);

•	use our commercially reasonable best efforts to cause the registration statement to be declared effective under the Securities Act no later than 180 days after the issue date of the Initial Notes;

•	use our commercially reasonable best efforts to issue the Exchange Notes in exchange for surrender of the Initial Notes no later than 30 days following the declaration of the effectiveness of the registration statement; and

•	if obligated to file a shelf registration statement, use our commercially reasonable best efforts to file the shelf registration statement with the Commission on or prior to 30 days after such filing obligation arises (and in any event within 210 days after the issue date of the Initial Notes) and to cause the shelf registration statement to be declared effective by the Commission within 180 days after such obligation arises.

For each Initial Note tendered to us pursuant to the exchange offer, we will issue to the holder of such Initial Note an Exchange Note having a principal amount equal to that of the surrendered Initial Note.

Under existing Commission interpretations, the Exchange Notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the Exchange Notes represents to us in the exchange offer that it is acquiring the Exchange Notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and that it is not an affiliate of ours, as such terms are interpreted by the Commission; provided, however, that broker-dealers receiving the Exchange Notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. The Commission has taken the position that such participating broker-dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Initial Notes) with this prospectus contained in the registration statement. Each broker-dealer that receives the Exchange Notes for its own account in exchange for the Initial Notes, where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

A holder of Initial Notes (other than certain specified holders) who wishes to exchange the Initial Notes for the Exchange Notes in the exchange offer will be required to represent that any Exchange Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and that it is not an “affiliate” of ours, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. In the event that:

(1) we are not required to file an exchange offer registration statement or consummate the exchange offer because the exchange offer is not permitted by applicable law or Commission policy; or

(2) any holder of the Initial Notes or Exchange Notes notifies us on or prior to the 20th business day following the consummation of the exchange offer that;

(a) such holder is prohibited by a change in applicable law or Commission policy from participating in the exchange offer,

(b) such holder may not resell the Exchange Notes to be acquired by it in the exchange offer to the public without delivering a prospectus and that the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by such holder, or

(c) such holder is a broker-dealer and owns Initial Notes directly from us, then, we will, subject to certain exceptions,

(1) use our reasonable best efforts to file a shelf registration statement with the Commission covering resales of the Initial Notes or Exchange Notes, as the case may be, on or prior to the date (which we call the shelf filing date) which is the 30th day after the date on which the obligation to file the shelf registration statement arises (and in any event on or prior to the date which is the 180th day after the date we issued the Initial Notes);

(2) use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act on or prior to the 180th day after the obligation to file the shelf registration statement arises; and

(3) use our best efforts to keep the shelf registration statement continuously effective, supplemented and amended until two years from the date we issued the Initial Notes registered thereunder.

We will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom such shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the Initial Notes or the Exchange Notes, as the case may be. A holder selling such Initial Notes or Exchange Notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification obligations).

We will pay additional cash interest on the applicable Initial Notes and Exchange Notes, subject to certain exceptions:

(1) if we fail to file the registration statement of which this prospectus forms a part with the Commission on or prior to the 90th day after the issue date of the Initial Notes;

(2) if the registration statement of which this prospectus forms a part is not declared effective by the Commission on or prior to the 180th day after the issue date of the Initial Notes;

(3) if the exchange offer is not consummated on or before the 30th business day after the registration statement of which this prospectus forms a part is declared effective;

(4) if obligated to file the shelf registration statement, we fail to file the shelf registration statement with the Commission on or prior to the shelf filing date;

(5) if obligated to file a shelf registration statement, the shelf registration statement is not declared effective on or prior to the 180th day after the shelf filing date; or

(6) after the registration statement of which this prospectus forms a part or the shelf registration statement, as the case may be, is declared effective, such registration statement thereafter ceases to be effective or usable for its intended purpose without being succeeded within two business days by a post-effective amendment to such registration statement that cures such failure and that is immediately declared effective.

The rate of any such additional interest will be 0.50% per annum. The amount of additional interest will increase by an additional 0.50% per annum with respect to each subsequent 90-day period relating to such registration default until cured up to a maximum of 1.0% per annum. We will pay any such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the Initial Notes and the Exchange Notes. The accrual of additional interest will cease, upon the earlier of, the third anniversary of the date we issued the Initial Notes or the cure of all registration defaults.

All references in the indenture governing the Notes, in any context, to any interest or other amount payable on or with respect to the Initial Notes or the Exchange Notes shall be deemed to include any additional interest pursuant to the exchange and registration rights agreement relating to the Initial Notes.

If we effect the exchange offer, we will be entitled to close the exchange offer 30 days after the commencement thereof provided that we have accepted all Initial Notes theretofore validly tendered in accordance with the terms of the exchange offer. Initial Notes will be validly tendered if tendered in accordance with the terms of the exchange offer as detailed under “— Procedures for Tendering Initial Notes.”

Background of the Exchange Offer

We issued $200,000,000 aggregate principal amount of the Initial Notes on June 3, 2011. The Initial Notes were offered and sold in the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act, and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act based on the representations and agreements of the qualified institutional buyers and certain non-U.S. persons made in connection with their purchase of the Initial Notes. The terms of the Exchange Notes and the Initial Notes will be identical in all material respects, except for transfer restrictions and registration rights that will not apply to the Exchange Notes. Cash interest will be payable on the Exchange Notes on June 15 and December 15 of each year, beginning on December 15, 2011. The Exchange Notes will mature on June 15, 2021.

In order to exchange your Initial Notes for the Exchange Notes containing no transfer restrictions in the exchange offer, you will be required to make the following representations:

•	the Exchange Notes will be acquired in the ordinary course of your business;

•	you have no arrangements with any person to participate in the distribution of the Exchange Notes; and

•	you are not our “affiliate” as defined in Rule 405 of the Securities Act, or if you are an affiliate of ours, you will comply with the applicable registration and prospectus delivery requirements of the Securities Act.

Upon the terms and subject to the conditions set forth in this prospectus and in the related letter of transmittal, we will accept for exchange any Initial Notes validly tendered and not validly withdrawn in the exchange offer, and the exchange agent will deliver the Exchange Notes promptly after the expiration date of the exchange offer. Initial Notes will be validly tendered and not validly withdrawn if they are tendered in accordance with the terms of the exchange offer as detailed under “— Procedures for Tendering Initial Notes” and not withdrawn in accordance with the terms of the exchange offer as detailed under “— Withdrawal of Tenders.” We expressly reserve the right to delay acceptance, subject to Rule 14e-1(c) under the Exchange Act, of any of the tendered Initial Notes or terminate the exchange offer and not accept for exchange any tendered Initial Notes not already accepted if any condition set forth under “— Conditions to the Exchange Offer” have not been satisfied or waived by us or do not comply, in whole or in part, with the securities laws or changes in any applicable law. We reserve the right to delay acceptance of the tendered Initial Notes if any condition set forth under “— Conditions to the Exchange Offer” is not satisfied or if the exchange offer is extended.

If you tender your Initial Notes, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the Initial Notes.

Expiration Date; Extensions; Termination; Amendments

The exchange offer will expire at midnight, New York City time, on          , 2011, unless we extend it. We expressly reserve the right to extend the exchange offer on a daily basis or for such period or periods as we may determine in our sole discretion from time to time by giving oral, confirmed in writing, or written notice to the exchange agent and by making a public announcement by press release to Businesswire prior to 9:00 a.m., New York City time, on the first business day following the scheduled expiration date. During any extension of the exchange offer, all Initial Notes previously tendered, not validly withdrawn and not accepted for exchange will remain subject to the exchange offer and may be accepted for exchange by us.

To the extent we are legally permitted to do so, we expressly reserve the absolute right, in our sole discretion, but are not required, to:

•	waive any condition of the exchange offer; and

•	amend any terms of the exchange offer.

Any waiver of any condition of or amendment to the exchange offer will apply to all Initial Notes tendered, regardless of when or in what order the Initial Notes were tendered. If we make a material change in the terms of the exchange offer or if we waive a material condition of the exchange offer, we will disseminate additional exchange offer materials, and we will extend, if necessary, the expiration date of the exchange offer such that at least five business days remain in the exchange offer following notice of the material change.

We expressly reserve the right, in our sole discretion, to terminate the exchange offer if any of the conditions set forth under “— Conditions of the Exchange Offer” exist. Any such termination will be followed promptly by a public announcement. In the event we terminate the exchange offer, we will give immediate notice to the exchange agent, and all Initial Notes previously tendered and not accepted for exchange will be returned promptly to the tendering holders.

In the event that the exchange offer is withdrawn or otherwise not completed, the Exchange Notes will not be given to holders of Initial Notes who have validly tendered their Initial Notes. We will return any Initial Notes that have been tendered for exchange but that are not exchanged to their holder without cost to the holder, or, in the case of the Initial Notes tendered by book-entry transfer into the exchange agent’s account at a book-entry transfer facility under the procedure set forth under “— Procedures for Tendering Initial Notes — Book-Entry Transfer,” such Initial Notes will be credited to the account maintained at such book-entry transfer facility from which such Initial Notes were delivered, unless otherwise requested by such holder under “— Special Delivery Instructions” in the letter of transmittal, promptly following the exchange date or the termination of the exchange offer.

Resale of the Exchange Notes

Based on interpretations of the Commission set forth in no-action letters issued to third parties, we believe that the Exchange Notes issued under the exchange offer in exchange for the Initial Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	you are acquiring the Exchange Notes in the ordinary course of business; and

•	you do not intend to participate in the distribution of the Exchange Notes.

If you tender Initial Notes in the exchange offer with the intention of participating in any manner in a distribution of the Exchange Notes:

•	you cannot rely on those interpretations of the Commission; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, and the secondary resale transaction must be covered.

Unless an exemption from registration is otherwise available, any security holder intending to distribute the Exchange Notes should be covered by an effective registration statement under the Securities Act containing the selling security holder’s information required by Item 507 of Regulation S-K. This prospectus may be used for an offer to resell, a resale or other re-transfer of the Exchange Notes only as specifically set forth in the section captioned “Plan of Distribution.” Only broker-dealers that acquired the Exchange Notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives the Exchange Notes for its own account in exchange for Initial Notes, where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of the Exchange Notes.

Acceptance of Initial Notes for Exchange

We will accept for exchange Initial Notes validly tendered pursuant to the exchange offer, or defectively tendered, if such defect has been waived by us, after the later of:

•	the expiration date of the exchange offer; and

•	the satisfaction or waiver of the conditions specified below under “— Conditions of the Exchange Offer.”

Except as specified above, we will not accept Initial Notes for exchange subsequent to the expiration date of the exchange offer. Tenders of Initial Notes will be accepted only in aggregate principal amounts equal to $1,000 or integral multiples thereof.

We expressly reserve the right, in our sole discretion, to:

•	delay acceptance for exchange of Initial Notes tendered under the exchange offer, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders promptly after the termination or withdrawal of a tender offer; or

•	terminate the exchange offer and not accept for exchange any Initial Notes, if any of the conditions set forth below under “— Conditions of the Exchange Offer” have not been satisfied or waived by us or in order to comply in whole or in part with the securities laws or changes in any applicable law.

In all cases, the Exchange Notes will be issued only after receipt by the exchange agent prior to the expiration of the exchange offer of certificates representing Initial Notes, or confirmation of book-entry transfer, a letter of transmittal, properly completed and duly executed or a manually signed facsimile thereof, and any other required documents in accordance with instructions set forth under “The Exchange Offer — Procedures for Tendering Initial Notes” and the letter of transmittal provided with this prospectus. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered Initial Notes, or defectively tendered Initial Notes with respect to which we have waived such defect, if, as and when we give oral, confirmed in writing, or written notice to the exchange agent. Promptly after the expiration date, we will deposit the Exchange Notes with the exchange agent, who will act as agent for the tendering holders for the purpose of receiving the Exchange Notes and transmitting them to the holders. The exchange agent will deliver the Exchange Notes to holders of Initial Notes accepted for exchange after the exchange agent receives the Exchange Notes.

If we delay acceptance for exchange of validly tendered Initial Notes or we are unable to accept for exchange validly tendered Initial Notes, then the exchange agent may, nevertheless, on its behalf, retain tendered Initial Notes, without prejudice to our rights described in this prospectus under the captions “— Expiration Date; Extensions; Termination; Amendments,” “— Conditions of the Exchange Offer” and “— Withdrawal of Tenders,” subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

If any tendered Initial Notes are not accepted for exchange, or if certificates are submitted evidencing more Initial Notes than those that are tendered, certificates evidencing Initial Notes that are not exchanged will be returned, without expense, to the tendering holder, or, in the case of the Initial Notes tendered by book-entry transfer into the exchange agent’s account at a book-entry transfer facility under the procedure set forth under “— Procedures for Tendering Initial Notes — Book-Entry Transfer,” such Initial Notes will be credited to the account maintained at such book-entry transfer facility from which such Initial Notes were delivered, unless otherwise requested by such holder under “— Special Delivery Instructions” in the letter of transmittal, promptly following the exchange date or the termination of the exchange offer.

Tendering holders of Initial Notes exchanged in the exchange offer will not be obligated to pay brokerage commissions or transfer taxes with respect to the exchange of their Initial Notes other than as described under the caption ”— Transfer Taxes” or as set forth in the letter of transmittal. We will pay all other charges and expenses in connection with the exchange offer.

Procedures for Tendering Initial Notes

Any beneficial owner whose Initial Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or held through a book-entry transfer facility and who wishes to tender Initial Notes should contact such registered holder promptly and instruct such registered holder to tender Initial Notes on such beneficial owner’s behalf.

Tender of Initial Notes Held Through The Depository Trust Company

The exchange agent and The Depository Trust Company, or DTC, have confirmed that the exchange offer is eligible for the DTC automated tender offer program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer Initial Notes to the exchange agent in accordance with DTC’s automated tender offer program procedures for transfer. DTC will then send an agent’s message to the exchange agent.

The term “agent’s message” means a message transmitted by DTC and received by the exchange agent that forms part of the book-entry confirmation. The agent’s message states that DTC has received an express acknowledgment from the participant in DTC tendering Initial Notes that are the subject of that book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. In the case of an agent’s message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent, which states that DTC has received an express acknowledgment from the participant in DTC tendering Initial Notes that they have received and agree to be bound by the notice of guaranteed delivery.

Tender of Initial Notes Held in Physical Form

For a holder to validly tender Initial Notes held in physical form:

•	the exchange agent must receive at its address set forth in this prospectus a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal; and

•	the exchange agent must receive certificates for tendered Initial Notes at such address, or such Initial Notes must be transferred pursuant to the procedures for book-entry transfer described above. A confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date of the exchange offer. A holder who desires to tender Initial Notes and who cannot comply with the procedures set forth herein for tender on a timely basis or whose Initial Notes are not immediately available must comply with the procedures for guaranteed delivery set forth below.

Letters of transmittal and Initial Notes should be sent only to the exchange agent, and not to us or to any book-entry transfer facility.

The method of delivery of Initial Notes, letters of transmittal and all other required documents to the exchange agent is at the election and risk of the holder tendering Initial Notes. Delivery of such documents will be deemed made only when actually received by the exchange agent. If such delivery is by mail, we suggest that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration date of the exchange offer to permit delivery to the exchange agent prior to such date. No alternative, conditional or contingent tenders of Initial Notes will be accepted.

Signature Guarantees

A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution. Eligible institutions include banks, brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers, government securities brokers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. The signature need not be guaranteed by an eligible institution if the Initial Notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any Initial Notes, the Initial Notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the Initial Notes and an eligible institution must guarantee the signature on the bond power.

If the letter of transmittal or any Initial Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

Book-Entry Transfer

The exchange agent will seek to establish a new account or utilize an existing account with respect to the Initial Notes at DTC promptly after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility system and whose name appears on a security position listing it as the owner of the Initial Notes may make book-entry delivery of Initial Notes by causing the book-entry transfer facility to transfer such Initial Notes into the exchange agent’s account. However, although delivery of Initial Notes may be effected through book-entry transfer into the exchange agent’s account at a book-entry transfer facility, a letter of transmittal, properly completed and duly executed or a manually signed facsimile thereof, in accordance with instructions set forth under “— Procedures for Tendering Initial Notes” and the letter of transmittal provided with this prospectus, must be received by the exchange agent at its address set forth in this prospectus on or prior to the expiration date of the exchange offer, or else the guaranteed delivery procedures described below must be complied with. The confirmation of a book-entry transfer of Initial Notes into the exchange agent’s account at a book-entry transfer facility is referred to in this prospectus as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with that book-entry transfer facility’s procedures does not constitute delivery to the exchange agent.

Guaranteed Delivery

If you wish to tender your Initial Notes and:

•	certificates representing your Initial Notes are not lost but are not immediately available;

•	time will not permit your letter of transmittal, certificates representing your Initial Notes and all other required documents to reach the exchange agent on or prior to the expiration date of the exchange offer; or

•	the procedures for book-entry transfer cannot be completed on or prior to the expiration date of the exchange offer;

You may tender your Initial Notes if:

•	your tender is made by or through an eligible institution; and

•	on or prior to the expiration date of the exchange offer, the exchange agent has received from the eligible institution a properly completed and validly executed notice of guaranteed delivery, by manually signed facsimile transmission, mail or hand delivery, in substantially the form provided with this prospectus:

•	setting forth your name and address, the registered number(s) of your Initial Notes and the principal amount of the Initial Notes tendered;

•	stating that the tender is being made by guaranteed delivery;

•	guaranteeing that, within three NYSE trading days after the date of the notice of guaranteed delivery, the letter of transmittal or facsimile thereof, properly completed and duly executed in accordance with instructions set forth under “— Procedures for Tendering Initial Notes,” together with certificates representing the Initial Notes, or a book-entry confirmation, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the properly completed and validly executed letter of transmittal or facsimile thereof with any required signature guarantees, together with certificates for all Initial Notes in proper form for transfer, or a book-entry confirmation, and any other required documents, within three NYSE trading days after the date of the notice of guaranteed delivery.

Other Matters

Exchange Notes will be issued in exchange for Initial Notes accepted for exchange only after receipt by the exchange agent prior to expiration of the exchange offer of:

•	certificates for, or a timely book-entry confirmation with respect to, your Initial Notes;

•	a letter of transmittal properly completed and duly executed or facsimile thereof with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message; and

•	any other documents required by the letter of transmittal; all the above in accordance with instructions set forth under “— Procedures for Tendering Initial Notes,” and the letter of transmittal provided with this prospectus.

We will decide all questions as to the form of all documents and the validity, including time of receipt, and acceptance of all tenders of Initial Notes, the determination of which shall be final and binding. Alternative, conditional or contingent tenders of Initial Notes will not be considered valid. We reserve the absolute right to reject any or all tenders of Initial Notes that are not in proper form or the acceptance of which, in our opinion, would be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular Initial Notes.

Unless waived by us, any defect or irregularity in connection with tenders of Initial Notes must be cured within the time that we determine. Tenders of Initial Notes will not be deemed to have been made until all defects and irregularities have been waived by us or cured. Neither us, the exchange agent, nor any other person will be under any duty to give notice of any defects or irregularities in tenders of Initial Notes, or will incur any liability to holders for failure to give any such notice.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any Exchange Notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the Exchange Notes;

•	if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the Exchange Notes;

•	if you are a broker-dealer that will receive the Exchange Notes for your own account in exchange for Initial Notes that were acquired as a result of market-making activities or other trading activities, that you will deliver a prospectus, as required by law, in connection with any resale of the Exchange Notes; and

•	you are not an “affiliate” of ours, as defined in Rule 405 of the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender of Initial Notes at any time prior to the expiration date of the exchange offer.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal at the address set forth below under “— Exchange Agent”; or

•	you must comply with the appropriate procedures of DTC’s automated tender offer program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the Initial Notes to be withdrawn; and

•	identify the Initial Notes to be withdrawn, including the principal amount of the Initial Notes to be withdrawn.

If certificates for the Initial Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless the withdrawing holder is an eligible institution.

If the Initial Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Initial Notes and otherwise comply with the procedures of DTC.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination shall be final and binding on all parties. We will deem any Initial Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

We will return any Initial Notes that have been tendered for exchange but that are not exchanged to their holder without cost to the holder. In the case of Initial Notes tendered by book-entry transfer into the exchange agent’s account at DTC, according to the procedures described above, those Initial Notes will be credited to an account maintained with DTC for the Initial Notes. This return or crediting will take place promptly after withdrawal, rejection of tender or termination of the exchange offer. You may re-tender properly withdrawn Initial Notes by following one of the procedures described under “— Procedures for Tendering Initial Notes” at any time on or prior to the expiration date of the exchange offer.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange any Initial Notes and we may terminate or amend the exchange offer as provided in this prospectus before the expiration of the exchange offer if in our reasonable judgment:

•	the Exchange Notes to be received will not be tradable by the holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offer, or the making of any exchange by a holder of Initial Notes, would violate applicable law or any applicable interpretation of the staff of the Commission;

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that would reasonably be expected to impair our ability to proceed with the exchange offer; or

•	all governmental approvals necessary for the consummation of the exchange offer have not been obtained. Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

We will not be obligated to accept for exchange the Initial Notes of any holder that has not made to us:

•	the representations described under the captions “— Procedures for Tendering Initial Notes” and “Plan of Distribution;” and

•	any other representations that may be reasonably necessary under applicable Commission rules, regulations or interpretations to make available to us an appropriate form for registration of the Exchange Notes under the Securities Act.

We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any Initial Notes, subject to Rule 14e-1(c) under the Exchange Act, by giving oral or written notice of an extension to their holders. During an extension, all Initial Notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any Initial Notes that we do not accept for exchange without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any Initial Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. By public announcement we will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Initial Notes in accordance with the requirements of Rule 14e-1(d) of the Exchange Act. If we amend the exchange offer in a manner that we consider material, we will disclose the amendment in the manner required by applicable law. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend, if necessary, the expiration date of the exchange offer such that at least five business days remain in the exchange offer following notice of the material change.

We may assert these conditions regardless of the circumstances that may give rise to them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of that right. Each of these rights will be deemed an ongoing right that we may assert at any time or at various times.

We will not accept for exchange any Initial Notes tendered, and will not issue the Exchange Notes in exchange for any Initial Notes, if at any time a stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer and exchange of Initial Notes pursuant to the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the record holder or any other person, if:

•	delivery of the Exchange Notes, or certificates for Initial Notes for principal amounts not exchanged, are to be made to any person other than the record holder of the Initial Notes tendered;

•	tendered certificates for Initial Notes are recorded in the name of any person other than the person signing any letter of transmittal; or

•	a transfer tax is imposed for any reason other than the transfer and exchange of Initial Notes under the exchange offer.

Consequences of Failure to Exchange

If you do not exchange your Initial Notes for the Exchange Notes in the exchange offer, you will remain subject to restrictions on transfer of the Initial Notes:

•	as set forth in the legend printed on the Initial Notes as a consequence of the issuance of the Initial Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the prospectus distributed in connection with the private offering of each of the Initial Notes.

In general, you may not offer or sell the Initial Notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreements relating to the Initial Notes, we do not intend to register resales of the Initial Notes under the Securities Act. Based on interpretations of the Commission, you may offer for resale, resell or otherwise transfer the Exchange Notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you are not an “affiliate” within the meaning of Rule 405 under the Securities Act;

•	you acquired the Exchange Notes in the ordinary course of your business; and

•	you have no arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired in the exchange offer.

If you tender Initial Notes in the exchange offer for the purpose of participating in a distribution of the Exchange Notes:

•	you cannot rely on the applicable interpretations of the Commission; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act.

Exchange Agent

Wells Fargo Bank, N.A. has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent. You should send certificates for Initial Notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

By Registered or Certified Mail	By Overnight Delivery	By Hand Delivery	Facsimile Transmission

Wells Fargo Bank, N.A. MAC N9303-121 P.O. Box 1517 Minneapolis, Minnesota 55480 Attn: Corporate Trust Operations	Wells Fargo Bank, N.A. MAC N9303-121 6th & Marquette Avenue Minneapolis, Minnesota 55479 Attn: Corporate Trust Operations	Wells Fargo Bank, N.A. 608 2nd Avenue South Northstar East Building — 12th Floor Minneapolis, Minnesota	(612) 667-6282 Attn: Corporate Trust Operations Confirm by Telephone: (800) 344-5128

Delivery of a letter of transmittal to an address other than as shown above or transmission via facsimile other than as set forth above does not constitute valid delivery of such letter of transmittal.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to exchange the Initial Notes for the Exchange Notes. We urge you to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered Initial Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise, on terms that may differ from the terms of this exchange offer. We have no present plans to acquire any Initial Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered Initial Notes.

CAPITALIZATION

The following table presents our cash and cash equivalents and capitalization as of March 31, 2011. Our capitalization is presented: (1) on an actual basis and (2) on an as adjusted basis to give effect to the receipt of the gross proceeds from issuance of the Initial Notes by us and the application of the gross proceeds therefrom.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto that are incorporated by reference in this prospectus.

	As of March 31, 2011
	Actual	As Adjusted
	In thousands
	(Unaudited)

Cash and cash equivalents	$462,589	$500,354

Long-term debt, including current maturities:
Senior secured credit facility(1)	$1,070,055	$912,820
Senior Notes(2)	470,000	470,000
Senior subordinated Exchange Notes offered hereby	—	200,000
Total long-term debt	1,540,055	1,582,820
Capital lease obligations, including current portion	138,471	138,471

Total long-term debt and capital lease obligations	1,678,526	1,721,291

Equity:
Cinemark USA, Inc.’s stockholder’s equity:
Class A common stock, $0.01 par value: 10,000,000 shares authorized and 1,500 shares issued and outstanding	—	—
Class B common stock, no par value: 1,000,000 shares authorized and 239,893 shares issued and outstanding	49,543	49,543
Additional paid-in-capital	1,170,775	1,170,775
Retained deficit(3)	(190,901)	(193,846)
Treasury stock, 57,245 Class B shares at cost	(24,233)	(24,233)
Accumulated other comprehensive income(4)	40,827	42,978

Total Cinemark USA, Inc.’s stockholder’s equity	1,046,011	1,045,217
Noncontrolling interests	11,865	11,865

Total equity	1,057,876	1,057,082
Total capitalization	$2,736,402	$2,778,373

(1)	As of March 31, 2011, our senior secured credit facility consisted of a $150.0 million revolving credit facility, with no borrowings outstanding, and a $1,120.0 million term loan, of which $1,070.1 million was outstanding. Approximately $157.3 million of the term loan matures in October 2013 and approximately $912.8 million matures in April 2016. As of March 31, 2011, the average interest rate on the term loan borrowings that mature in October 2013 was 3.1% per annum. As of March 31, 2011, on an as adjusted basis, after giving effect to the issuance of the Exchange Notes and the use of proceeds therefrom, we would have had $912.8 million outstanding under our term loan facility, all of which matures in April 2016 at an average interest rate of 5.1% per annum.

(2)	Represents the aggregate principal amount of the Senior Notes before the original issue discount, which was $10.1 million as of March 31, 2011.

(3)	Reflects the impact of loss on early retirement of debt of approximately $2.9 million, which includes the write-off of a portion of the unamortized debt issue costs associated with our senior secured credit facility and the write-off of a portion of the accumulated other comprehensive loss associated with certain of our interest rate swap agreements, net of taxes.

(4)	Reflects the write-off of a portion of the accumulated other comprehensive loss associated with certain of our interest rate swap agreements.

SELECTED HISTORICAL CONDENSED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following tables set forth our selected historical condensed consolidated financial and operating data as of and for the periods indicated. On August 2, 2006, Cinemark Holdings was formed as the Delaware holding company of Cinemark, Inc. On August 7, 2006, the Cinemark, Inc. stockholders entered into a share exchange, or the Cinemark Share Exchange. The Cinemark Share Exchange was completed on October 5, 2006 and facilitated the acquisition of Century Theatres, Inc., or the Century Acquisition. On October 5, 2006, Cinemark, Inc. became a wholly-owned subsidiary of Cinemark Holdings and Cinemark became a wholly-owned subsidiary of Cinemark, Inc. Due to a change in reporting entity that occurred as a result of the Cinemark Share Exchange, Cinemark Holdings’s accounting basis was pushed down to us effective October 5, 2006, the date of the Cinemark Share Exchange. The selected information as of and for periods through October 4, 2006 are of Cinemark, as Predecessor, and the selected information as of and for all subsequent periods are of Cinemark, as Successor. Effective December 11, 2009, Cinemark, Inc. was merged into Cinemark Holdings, with no accounting impact, and Cinemark became a wholly-owned subsidiary of Cinemark Holdings. You should read the summary historical consolidated financial information set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes incorporated by reference in this prospectus.

	Period from	Period from
	January 1,	October 5,
	2006 to	2006 to					Three Months
	October 4,	December 31,	Year Ended December 31,				Ended March 31,
	2006	2006	2007	2008	2009	2010	2010	2011
	(Predecessor)	(Successor)					(Successor)
	(In thousands)
Statement of Operations Data:
Revenues:
Admissions	$514,183	$246,092	$1,087,480	$1,126,977	$1,293,378	$1,405,389	$342,990	$311,692
Concession	260,223	115,575	516,509	534,836	602,880	642,326	153,104	146,681
Other	54,683	29,838	78,852	80,474	80,242	93,429	20,537	24,763

Total revenues	$829,089	$391,505	$1,682,841	$1,742,287	$1,976,500	$2,141,144	$516,631	$483,136
Theatre operating costs	496,794	231,637	1,035,360	1,085,630	1,226,175	1,327,898	318,988	298,341
Facility lease expense	109,513	48,246	212,730	225,595	238,779	255,717	62,715	66,426
General and administrative expenses	45,865	21,784	78,664	89,583	94,818	107,015	24,991	28,552
Termination of profit participation agreement	—	—	6,952	—	—	—	—	—
Depreciation and amortization	60,043	34,948	151,716	158,034	149,515	143,508	34,091	39,140
Impairment of long-lived assets	5,741	23,337	86,558	113,532	11,858	12,538	347	1,015
(Gain) loss on sale of assets and other	2,938	2,345	(2,953)	8,488	3,202	(431)	3,167	472

Total cost of operations	720,894	362,297	1,569,027	1,680,862	1,724,347	1,846,245	444,299	433,946

Operating Income	$108,195	$29,208	$113,814	$61,425	$252,153	$294,899	$72,332	$49,190

Interest Expense	$37,993	$31,680	$102,760	$74,406	$81,609	$112,444	$26,010	$29,290

Net income (loss)	$52,344	$(14,757)	$116,220	$(19,954)	$133,087	$150,930	$37,047	$25,593

Net income (loss) attributable to Cinemark USA, Inc.	$50,554	$(14,436)	$115,428	$(23,849)	$129,439	$147,387	$35,429	$25,234

	Period from		Period from
	January 1,		October 5,
	2006 to		2006 to									Three Months
	October 4,		December 31,	Year Ended December 31,								Ended March 31,
	2006		2006	2007		2008		2009		2010		2010		2011
	(Predecessor)		(Successor)									(Successor)
	(In thousands, except for ratios)
Other Financial Data:
Ratio of earnings to fixed charges(1)	2.05	x	—	2.47	x	1.11	x	2.28	x	2.11	x	2.28	x	1.71	x
Cash flow provided by (used for):
Operating activities	$81,846		$80,611	$344,708		$219,788		$366,706		$266,230		$43,640		$60,756
Investing activities(2)	$(76,395)		$(555,352)	$93,178		$(94,942)		$(183,130)		$(136,067)		$(19,670)		$(35,856)
Financing activities	$(45,707)		$478,854	$(356,993)		$(29,290)		$(75,478)		$(108,162)		$(28,189)		$(28,859)
Capital expenditures	$(77,902)		$(29,179)	$(146,304)		$(106,109)		$(124,797)		$(156,102)		$(19,517)		$(35,769)

	As of and	As of and
	for the	for the
	Period from	Period from
	January 1,	October 5,					As of and for the
	2006 to	2006 to	As of and for the				Three Months
	October 4,	December 31,	Year Ended December 31,				Ended March 31,
	2006	2006	2007	2008	2009	2010	2010	2011
	(Predecessor)	(Successor)	(Successor)				(Successor)
Balance Sheet Data:
Cash and cash equivalents	$142,192	$147,045	$233,383	$313,238	$437,737	$464,765	$433,159	$462,589
Theatre properties and equipment, net	$791,380	$1,324,571	$1,314,066	$1,208,283	$1,219,588	$1,215,446	$1,191,215	$1,206,796
Total assets	$1,070,778	$3,159,385	$3,181,403	$3,018,838	$3,283,588	$3,427,974	$3,290,656	$3,411,064
Total long-term debt, including current portion	$605,998	$1,477,580	$1,107,977	$1,097,144	$1,543,705	$1,532,441	$1,540,796	$1,529,938
Equity	$304,997	$1,127,361	$1,266,732	$1,155,891	$922,141	$1,040,705	$947,724	$1,057,876
Operating Data (attendance in thousands):
North America(3)
Theatres operated (at period end)	202	281	287	293	294	293	292	292
Screens operated (at period end)	2,468	3,523	3,654	3,742	3,830	3,832	3,817	3,816
Total attendance	81,558	37,156	151,712	147,897	165,112	161,174	39,573	33,389
International(4)
Theatres operated (at period end)	113	115	121	127	130	137	131	139
Screens operated (at period end)	945	965	1,011	1,041	1,066	1,113	1,067	1,125
Total attendance	46,930	12,620	60,958	63,413	71,622	80,026	18,934	20,382
Worldwide(3)(4)
Theatres operated (at period end)	315	396	408	420	424	430	423	431
Screens operated (at period end)	3,413	4,488	4,665	4,783	4,896	4,945	4,884	4,941
Total attendance	128,488	49,776	212,670	211,310	236,734	241,200	58,507	53,771

(1)	For the purposes of calculating the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes plus fixed charges excluding capitalized interest. Fixed charges consist of interest expense, capitalized interest, amortization of debt issue costs and that portion of rental expense which we believe to be representative of the interest factor. For the period from October 5, 2006 to December 31, 2006, earnings were insufficient to cover fixed charges by $6.9 million.

(2)	Includes the cash portion of the Century Acquisition purchase price of $531.2 million during the period from October 5, 2006 to December 31, 2006.

(3)	The data excludes certain theatres operated by us in the U.S. pursuant to management agreements that are not part of our consolidated operations.

(4)	The data excludes certain theatres operated by us internationally that are not part of our consolidated operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our unaudited condensed consolidated financial statements and our audited consolidated financial statements and related notes thereto both of which are incorporated by reference into this prospectus.

Overview

We are a leader in the motion picture exhibition industry, with theatres in the U.S., Brazil, Mexico, Chile, Colombia, Argentina, Ecuador, Peru, Honduras, El Salvador, Nicaragua, Costa Rica, Panama and Guatemala. As of March 31, 2011, we managed our business under two reportable operating segments — U.S. markets and international markets.

Revenues and Expenses

We generate revenues primarily from box office receipts and concession sales with additional revenues from screen advertising sales and other revenue streams, such as vendor marketing promotions and electronic video games located in some of our theatres. Our contracts with NCM have assisted us in expanding our offerings to domestic advertisers and broadening ancillary revenue sources such as digital video monitor advertising, third party branding, and the use of our domestic theatres for alternative entertainment, such as live and pre-recorded concert events, the opera, sports programs and other cultural events. Films leading the box office during the three months ended March 31, 2011 included Rango, Just Go With It, King’s Speech, True Grit and Green Hornet. Our revenues are affected by changes in attendance and average admissions and concession revenues per patron. Attendance is primarily affected by the quality and quantity of films released by motion picture studios. Films scheduled for release during the remainder of 2011 include Rio, Fast Five, Thor, Pirates of the Caribbean: On Stranger Tides, The Hangover Part II, Kung Fu Panda 2: The Kaboom of Doom, Cars 2, X Men: First Class, Super 8, Transformers: Dark of the Moon, Harry Potter and the Deathly Hallows: Part 2, Twilight: Breaking Dawn, Captain America: The First Avenger, Cowboys and Aliens, Rise of the Planet of the Apes, Puss in Boots, Happy Feet 2, Mission: Impossible — Ghost Protocol, Sherlock Holmes 2 and Alvin and the Chipmunks: Chipwrecked, among other films.

Film rental costs are variable in nature and fluctuate with our admissions revenues. Film rental costs as a percentage of revenues are generally higher for periods in which more blockbuster films are released. Film rental costs can also vary based on the length of a film’s run. Film rental rates are generally negotiated on a film-by-film and theatre-by-theatre basis. Advertising costs, which are expensed as incurred, are primarily fixed at the theatre level as daily movie directories placed in newspapers represent the largest component of advertising costs. The monthly cost of these advertisements is based on, among other things, the size of the directory and the frequency and size of the newspaper’s circulation.

Concession supplies expense is variable in nature and fluctuates with our concession revenues. We purchase concession supplies to replace units sold. We negotiate prices for concession supplies directly with concession vendors and manufacturers to obtain volume rates.

Although salaries and wages include a fixed cost component (i.e. the minimum staffing costs to operate a theatre facility during non-peak periods), salaries and wages move in relation to revenues as theatre staffing is adjusted to respond to changes in attendance.

Facility lease expense is primarily a fixed cost at the theatre level as most of our facility leases require a fixed monthly minimum rent payment. Certain of our leases are subject to percentage rent only while others are subject to percentage rent in addition to their fixed monthly rent if a target annual revenue level is achieved. Facility lease expense as a percentage of revenues is also affected by the number of theatres under operating leases, the number of theatres under capital leases and the number of fee-owned theatres.

Utilities and other costs include certain costs that have both fixed and variable components such as utilities, property taxes, janitorial costs, repairs and maintenance and security services.

Critical Accounting Policies

We prepare our consolidated financial statements in conformity with U.S. GAAP. As such, we are required to make certain estimates and assumptions that we believe are reasonable based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. The significant accounting policies, which we believe are the most critical to aid in fully understanding and evaluating our reported consolidated financial results, include the following:

Revenue and Expense Recognition

Revenues are recognized when admissions and concession sales are received at the box office. Other revenues primarily consist of screen advertising. Screen advertising revenues are recognized over the period that the related advertising is delivered on-screen or in-theatre. We record proceeds from the sale of gift cards and other advanced sale-type certificates in current liabilities and recognize admissions and concession revenue when a holder redeems the card or certificate. We recognize unredeemed gift cards and other advanced sale-type certificates as revenue only after such a period of time indicates, based on historical experience, the likelihood of redemption is remote, and based on applicable laws and regulations. In evaluating the likelihood of redemption, we consider the period outstanding, the level and frequency of activity, and the period of inactivity.

Film rental costs are accrued based on the applicable box office receipts and either mutually agreed upon firm terms or a sliding scale formula, which are generally established prior to the opening of the film, or estimates of the final mutually agreed upon settlement, which occurs at the conclusion of the film run, subject to the film licensing arrangement. Under a firm terms formula, we pay the distributor a mutually agreed upon specified percentage of box office receipts, which reflects either a mutually agreed upon aggregate rate for the life of the film or rates that decline over the term of the run. Under a sliding scale formula, we pay a percentage of box office revenues using a pre-determined matrix that is based upon box office performance of the film. The settlement process allows for negotiation of film rental fees upon the conclusion of the film run based upon how the film performs. Estimates are based on the expected success of a film. The success of a film can typically be determined a few weeks after a film is released when initial box office performance of the film is known. Accordingly, final settlements typically approximate estimates since box office receipts are known at the time the estimate is made and the expected success of a film can typically be estimated early in the film’s run. If actual settlements are different than those estimates, film rental costs are adjusted at that time. Our advertising costs are expensed as incurred.

Facility lease expense is primarily a fixed cost at the theatre level as most of our facility leases require a fixed monthly minimum rent payment. Certain of our leases are subject to monthly percentage rent only, which is accrued each month based on actual revenues. Certain of our other theatres require payment of percentage rent in addition to fixed monthly rent if a target annual revenue level is achieved. Percentage rent expense is recorded for these theatres on a monthly basis if the theatre’s historical performance or forecasted performance indicates that the annual target will be reached. The estimate of percentage rent expense recorded during the year is based on historical and forecasted annual revenues. Once annual revenues are known, which is generally at the end of the year, the percentage rent expense is adjusted based on actual revenues. We record the fixed minimum rent payments on a straight-line basis over the lease term.

Theatre properties and equipment are depreciated using the straight-line method over their estimated useful lives. In estimating the useful lives of our theatre properties and equipment, we have relied upon our experience with such assets and our historical replacement period. We periodically evaluate these estimates and assumptions and adjust them as necessary. Adjustments to the expected lives of assets are accounted for on a prospective basis through depreciation expense. Leasehold improvements for which we pay and to which we have title are amortized over the lease term.

Impairment of Long-Lived Assets

We review long-lived assets for impairment indicators on a quarterly basis or whenever events or changes in circumstances indicate the carrying amount of the assets may not be fully recoverable. We assess many factors including the following to determine whether to impair individual theatre assets:

•	actual theatre level cash flows;

•	future years budgeted theatre level cash flows;

•	theatre property and equipment carrying values;

•	amortizing intangible asset carrying values;

•	the age of a recently built theatre;

•	competitive theatres in the marketplace;

•	the impact of recent ticket price changes;

•	available lease renewal options; and

•	other factors considered relevant in our assessment of impairment of individual theatre assets.

Long-lived assets are evaluated for impairment on an individual theatre basis, which we believe is the lowest applicable level for which there are identifiable cash flows. The impairment evaluation is based on the estimated undiscounted cash flows from continuing use through the remainder of the theatre’s useful life. The remainder of the useful life correlates with the available remaining lease period, which includes the probability of renewal periods for leased properties and a period of approximately twenty years for fee owned properties. If the estimated undiscounted cash flows are not sufficient to recover a long-lived asset’s carrying value, we then compare the carrying value of the asset group (theatre) with its estimated fair value. When estimated fair value is determined to be lower than the carrying value of the asset group (theatre), the asset group (theatre) is written down to its estimated fair value. Significant judgment is involved in estimating cash flows and fair value. Management’s estimates, which fall under Level 3 of the U.S. GAAP fair value hierarchy as defined by FASB ASC Topic 820-10-35, are based on historical and projected operating performance, recent market transactions and current industry trading multiples. Fair value is determined based on a multiple of cash flows, which was eight times for the evaluations performed during the first, second and third quarters of 2008 and six and a half times for the evaluation performed during the fourth quarter of 2008 and the evaluations performed during 2009 and 2010. We reduced the multiple we used to determine fair value during the fourth quarter of 2008 due to the dramatic decline in estimated market values that resulted from a significant decrease in our stock price and the declines in our and our competitors’ market capitalizations that occurred during the fourth quarter of 2008. The long-lived asset impairment charges related to theatre properties recorded during each of the periods presented are specific to theatres that were directly and individually impacted by increased competition, adverse changes in market demographics or adverse changes in the development or the conditions of the areas surrounding the theatre.

Impairment of Goodwill and Intangible Assets

We evaluate goodwill for impairment annually during the fourth quarter or whenever events or changes in circumstances indicate the carrying value of the goodwill may not be fully recoverable. We evaluate goodwill for impairment at the reporting unit level and have allocated goodwill to the reporting unit based on an estimate of its relative fair value. Management considers the reporting unit to be each of our sixteen regions in the U.S. and each of our eight international countries (Honduras, El Salvador, Nicaragua, Costa Rica, Panama and Guatemala are considered one reporting unit). The evaluation is a two-step approach requiring us to compute the fair value of a reporting unit and compare it with its carrying value. If the carrying value of the reporting unit exceeds its estimated fair value, a second step is performed to measure the potential goodwill impairment. Significant judgment is involved in estimating cash flows and fair value. Management’s estimates, which fall under Level 3 of the U.S. GAAP fair value hierarchy as defined by FASB ASC Topic 820-10-35, are based on historical and projected operating performance, recent market transactions and current industry trading multiples. Fair value is determined based on a multiple of cash flows, which was six and a half times for the evaluations performed during 2008, 2009 and 2010. As of December 31, 2010, the carrying value of goodwill allocated to reporting units where the estimated fair value was less than 10% more than the carrying value was approximately $77 million. Declines in our stock price or market capitalization, declines in our attendance due to increased competition in certain regions and/or countries or economic factors that lead to a decline in attendance in any given region or country could negatively affect our estimated fair values and could result in further impairments of goodwill.

Tradename intangible assets are tested for impairment at least annually during the fourth quarter or whenever events or changes in circumstances indicate the carrying value may not be fully recoverable. We estimate the fair value of our tradenames by applying an estimated market royalty rate that could be charged for the use of our tradename to forecasted future revenues, with an adjustment for the present value of such royalties. If the estimated fair value is less than the carrying value, the tradename intangible asset is written down to its estimated fair value. Significant judgment is involved in estimating market royalty rates and long-term revenue forecasts. Management’s estimates, which fall under Level 3 of the U.S. GAAP fair value hierarchy as defined by FASB ASC Topic 820-10-35, are based on historical and projected revenue performance and industry trends. As of December 31, 2010, the carrying value of tradename intangible assets where the estimated fair value was less than 10% more than the carrying value was approximately $136 million.

Income Taxes

We use an asset and liability approach to financial accounting and reporting for income taxes. Deferred income taxes are provided when tax laws and financial accounting standards differ with respect to the amount of income for a year and the basis of assets and liabilities. A valuation allowance is recorded to reduce the carrying amount of deferred tax assets unless it is more likely than not that such assets will be realized. Income taxes are provided on unremitted earnings from foreign subsidiaries unless such earnings are expected to be indefinitely reinvested. Income taxes have also been provided for potential tax assessments. The evaluation of an uncertain tax position is a two-step process. The first step is recognition: We determine whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. In evaluating whether a tax position has met the more-likely-than-not recognition threshold, we presume that the position would be examined by the appropriate taxing authority that would have full knowledge of all relevant information. The second step is measurement: A tax position that meets the more-likely than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Differences between tax positions taken in a tax return and amounts recognized in the financial statements result in (1) a change in a liability for income taxes payable or (2) a change in an income tax refund receivable, a deferred tax asset or a deferred tax liability or both (1) and (2).We accrue interest and penalties on uncertain tax positions.

Results of Operations

The following table sets forth, for the periods indicated, the percentage of revenues represented by certain items reflected in our consolidated statements of operations:

				Three Months
	Year Ended December 31,			Ended March 31,
	2008	2009	2010	2010	2011

Operating data (in millions):
Revenues
Admissions	$1,127.0	$1,293.4	$1,405.4	$343.0	$311.7
Concession	534.8	602.9	642.3	153.1	146.7
Other	80.5	80.2	93.4	20.5	24.7

Total revenues	$1,742.3	$1,976.5	$2,141.1	$516.6	$483.1
Cost of operations
Film rentals and advertising	612.2	708.2	769.7	188.8	165.2
Concession supplies	86.6	91.9	97.5	22.4	23.3
Salaries and wages	181.0	203.4	221.2	52.5	50.1
Facility lease expense	225.6	238.8	255.7	62.7	66.4
Utilities and other	205.8	222.7	239.5	55.2	59.8
General and administrative expenses	89.6	94.8	107.0	25.0	28.6
Depreciation and amortization	158.1	149.5	143.5	34.1	39.1
Impairment of long-lived assets	113.5	11.8	12.5	0.4	1.0
(Gain) loss on sale of assets and other	8.5	3.2	(0.4)	3.2	0.5

Total cost of operations	1,680.9	1,724.3	1,846.2	444.3	434.0

Operating income	$61.4	$252.2	$294.9	$72.3	$49.1

Operating data as a percentage of total revenues:
Revenues
Admissions	64.7%	65.4%	65.6%	66.4%	64.5%
Concession	30.7%	30.5%	30.0%	29.6%	30.4%
Other	4.6%	4.1%	4.4%	4.0%	5.1%

Total revenues	100.0%	100.0%	100.0%	100.0%	100.0%

Cost of operations(1)
Film rentals and advertising	54.3%	54.8%	54.8%	55.0%	53.0%
Concession supplies	16.2%	15.2%	15.2%	14.6%	15.9%
Salaries and wages	10.4%	10.3%	10.3%	10.2%	10.4%
Facility lease expense	12.9%	12.1%	11.9%	12.1%	13.7%
Utilities and other	11.8%	11.3%	11.2%	10.7%	12.4%
General and administrative expenses	5.2%	4.8%	5.0%	4.8%	5.9%
Depreciation and amortization	9.1%	7.6%	6.7%	6.6%	8.1%
Impairment of long-lived assets	6.5%	0.6%	0.6%	0.1%	0.2%
(Gain) loss on sale of assets and other	0.5%	0.2%	(0.0)%	0.6%	0.1%
Total cost of operations	96.4%	87.2%	86.2%	86.0%	89.8%
Operating income	3.6%	12.8%	13.8%	14.0%	10.2%

Average screen count (month end average)	4,703	4,860	4,909	4,891	4,941

Revenues per average screen (dollars)	$370,469	$406,681	$436,181	$105,634	$97,791

(1)	All costs are expressed as a percentage of total revenues, except film rentals and advertising, which are expressed as a percentage of admissions revenues and concession supplies, which are expressed as a percentage of concession revenues.

Comparison of Three Months Ended March 31, 2011 and March 31, 2010

Revenues.  Total revenues decreased $33.5 million to $483.1 million for the three months ended March 31, 2011, or the first quarter of 2011, from $516.6 million for the three months ended March 31, 2010, or the first quarter of 2010. The table below, presented by reportable operating segment, summarizes our year-over-year revenue performance and certain key performance indicators that impact our revenues.

	U.S. Operating Segment			International Operating Segment			Consolidated
	Three Months Ended			Three Months Ended			Three Months Ended
	March 31,			March 31,			March 31,
			%			%			%
	2011	2010	Change	2011	2010	Change	2011	2010	Change

Admissions revenues(1)	$213.6	$259.3	(17.6)%	$98.1	$83.7	17.2%	$311.7	$343.0	(9.1)%
Concession revenues(1)	$104.8	$118.5	(11.6)%	$41.9	$34.6	21.1%	$146.7	$153.1	(4.2)%
Other revenues(1)(2)	$10.3	$9.5	8.4%	$14.4	$11.0	30.9%	$24.7	$20.5	20.5%
Total revenues(1)(2)	$328.7	$387.3	(15.1)%	$154.4	$129.3	19.4%	$483.1	$516.6	(6.5)%
Attendance(1)	33.4	39.6	(15.7)%	20.4	18.9	7.9%	53.8	58.5	(8.0)%
Revenues per average screen(2)	$86,038	$101,264	(15.0)%	$137,859	$121,325	13.6%	$97,791	$105,634	(7.4%)

(1)	Amounts in millions.

(2)	U.S. operating segment revenues include eliminations of intercompany transactions with the international operating segment. See Note 15 of our condensed consolidated financial statements incorporated by reference into this prospectus.

•	Consolidated. The decrease in admissions revenues of $31.3 million was attributable to an 8.0% decrease in attendance and a 1.2% decrease in average ticket price from $5.86 for the first quarter of 2010 to $5.79 for the first quarter of 2011. The decrease in concession revenues of $6.4 million was attributable to the 8.0% decrease in attendance partially offset by a 4.2% increase in concession revenues per patron from $2.62 for the first quarter of 2010 to $2.73 for the first quarter of 2011. The decrease in average ticket price was primarily due to the increased weighting of 2-D attendance during the first quarter of 2011. The increase in concession revenues per patron was primarily due to price increases and the favorable impact of exchange rates in certain countries in which we operate. The 20.5% increase in other revenues was primarily due to increases in ancillary revenue and the favorable impact of exchange rates in certain countries in which we operate.

•	U.S. The decrease in admissions revenues of $45.7 million was attributable to a 15.7% decrease in attendance and a 2.3% decrease in average ticket price from $6.55 for the first quarter of 2010 to $6.40 for the first quarter of 2011. The decrease in concession revenues of $13.7 million was attributable to the 15.7% decrease in attendance, partially offset by a 5.0% increase in concession revenues per patron from $2.99 for the first quarter of 2010 to $3.14 for the first quarter of 2011. The decrease in average ticket price was primarily due to the increased weighting of 2-D attendance during the first quarter of 2011. The increase in concession revenues per patron was primarily due to price increases.

•	International. The increase in admissions revenues of $14.4 million was attributable to a 7.9% increase in attendance and an 8.6% increase in average ticket price from $4.43 for the first quarter of 2010 to $4.81 for the first quarter of 2011. The increase in concession revenues of $7.3 million was attributable to the 7.9% increase in attendance and a 12.0% increase in concession revenues per patron from $1.83 for the first quarter of 2010 to $2.05 for the first quarter of 2011. The increase in average ticket price was primarily due to the favorable impact of exchange rates in certain countries in which we operate and price increases. The increase in concession revenues per patron was primarily due to price increases and the favorable impact of exchange rates in certain countries in which we operate. The 30.9% increase in other revenues was primarily due to increases in ancillary revenue and the favorable impact of exchange rates in certain countries in which we operate.

Cost of Operations.  The table below summarizes certain of our year-over-year theatre operating costs by reportable operating segment (in millions).

			International Operating
	U.S. Operating Segment		Segment		Consolidated
	Three Months Ended		Three Months Ended		Three Months Ended
	March 31,		March 31,		March 31,
	2011	2010	2011	2010	2011	2010

Film rentals and advertising	$116.2	$148.5	$49.0	$40.3	$165.2	$188.8
Concession supplies	12.6	13.9	10.7	8.5	23.3	22.4
Salaries and wages	37.9	42.4	12.2	10.1	50.1	52.5
Facility lease expense	45.7	45.7	20.7	17.0	66.4	62.7
Utilities and other	39.9	39.6	19.9	15.6	59.8	55.2

•	Consolidated. Film rentals and advertising costs were $165.2 million, or 53.0% of admissions revenues, for the first quarter of 2011 compared to $188.8 million, or 55.0% of admissions revenues, for the first quarter of 2010. The decrease in film rentals and advertising costs of $23.6 million was due to a $31.3 million decrease in admissions revenues, which contributed $19.3 million, and a decrease in our film rentals and advertising rate, which contributed $4.3 million. The decrease in the film rentals and advertising rate was primarily due to lower film rental rates in the U.S. segment during the first quarter of 2011 due to fewer blockbuster films during that period. Concession supplies expense was $23.3 million, or 15.9% of concession revenues, for the first quarter of 2011 compared to $22.4 million, or 14.6% of concession revenues, for the first quarter of 2010. The increase in the concession supplies rate was primarily due to the increased weighting of our international segment and increases in inventory procurement costs.

Salaries and wages decreased to $50.1 million for the first quarter of 2011 from $52.5 million for the first quarter of 2010 primarily due to a reduction in staffing levels given the decline in attendance in the U.S. segment, partially offset by new theatres and the impact of exchange rates in certain countries in which we operate. Facility lease expense increased to $66.4 million for the first quarter of 2011 from $62.7 million for the first quarter of 2010 primarily due to new theatres, increased percentage rent in the international segment and the impact of exchange rates in certain countries in which we operate. Utilities and other costs increased to $59.8 million for the first quarter of 2011 from $55.2 million for the first quarter of 2010 primarily due to new theatres, increased expenses related to digital and 3-D equipment, increased utility expenses and the impact of exchange rates in certain countries in which we operate.

•	U.S. Film rentals and advertising costs were $116.2 million, or 54.4% of admissions revenues, for the first quarter of 2011 compared to $148.5 million, or 57.3% of admissions revenues, for the first quarter of 2010. The decrease in film rentals and advertising costs of $32.3 million was due to a $45.7 million decrease in admission revenues, which contributed $26.2 million, and a decrease in our film rentals and advertising rate, which contributed $6.1 million. The decrease in the film rentals and advertising rate was primarily due to the decrease in the number of blockbuster films released, which generally have higher film rental rates. Concession supplies expense was $12.6 million, or 12.0% of concession revenues, for the first quarter of 2011 compared to $13.9 million, or 11.7% of concession revenues, for the first quarter of 2010. The increase in the concession supplies rate was primarily due to increases in inventory procurement costs.

Salaries and wages decreased to $37.9 million for the first quarter of 2011 from $42.4 million for the first quarter of 2010 primarily due to a reduction in staffing levels given the 15.7% decline in attendance. Facility lease expense was $45.7 million for the first quarter of 2011 and 2010. Utilities and other costs increased to $39.9 million for the first quarter of 2011 from $39.6 million for the first quarter of 2010.

•	International. Film rentals and advertising costs were $49.0 million, or 49.9% of admissions revenues, for the first quarter of 2011 compared to $40.3 million, or 48.1% of admissions revenues, for the first quarter of 2010. The increase in film rentals and advertising costs was due to a $14.4 million increase in admissions revenues, which contributed $6.9 million, and an increase in the film rentals and advertising rate, which contributed $1.8 million. Concession supplies expense was $10.7 million, or 25.5% of concession revenues, for the first quarter of 2011 compared to $8.5 million, or 24.6% of concession revenues, for the first quarter of 2010. The increase in concession supplies expense of $2.2 million was primarily due to a $7.3 million increase in concession revenues. The increased concession supplies rate was primarily due to increases in inventory procurement costs.

Salaries and wages increased to $12.2 million for the first quarter of 2011 from $10.1 million for the first quarter of 2010 primarily due to new theatres, increased staffing levels to support the 7.9% increase in attendance, increased minimum wages and the impact of exchange rates in certain countries in which we operate. Facility lease expense increased to $20.7 million for the first quarter of 2011 from $17.0 million for the first quarter of 2010 primarily due to new theatres, increased percentage rent and the impact of exchange rates in certain countries in which we operate. Utilities and other costs increased to $19.9 million for the first quarter of 2011 from $15.6 million for the first quarter of 2010 primarily due to new theatres, increased expenses related to 3-D equipment, increased utility expenses and the impact of exchange rates in certain countries in which we operate.

General and Administrative Expenses.  General and administrative expenses increased to $28.6 million for the first quarter of 2011 from $25.0 million for the first quarter of 2010. The increase was primarily due to increased salaries and incentive compensation expense, increased share based award compensation expense and the impact of exchange rates in certain countries in which we operate.

Depreciation and Amortization.  Depreciation and amortization expense, including amortization of favorable/unfavorable leases, was $39.1 million during the first quarter of 2011 compared to $34.1 million during the first quarter of 2010. The increase was primarily related to the impact of exchange rates in certain countries in which we operate, new theatres and the impact of accelerated depreciation taken on our domestic 35 millimeter projection systems that are being replaced with digital projection systems, which began in March 2010. We recorded approximately $3.5 million of depreciation expense related to these 35 millimeter projection systems during the first quarter of 2011 compared to $1.3 million during the first quarter of 2010.

Impairment of Long-Lived Assets.  We recorded asset impairment charges on assets held and used of $1.0 million during the first quarter of 2011 compared to $0.4 million during the first quarter of 2010. Impairment charges for the first quarter of 2011 consisted of U.S. and international theatre properties, impacting nine of our twenty-four reporting units. Impairment charges for the first quarter of 2010 consisted of U.S. theatre properties, impacting six of our twenty-four reporting units. See Note 11 to our condensed consolidated financial statements incorporated by reference into this prospectus.

Loss on Sale of Assets and Other.  We recorded a loss on sale of assets and other of $0.5 million during the first quarter of 2011 compared to $3.2 million during the first quarter of 2010. The loss recorded during the first quarter of 2010 included $1.7 million that was recorded upon the contribution of digital projection systems to DCIP. See Note 5 to our condensed consolidated financial statements incorporated by reference into this prospectus for discussion of DCIP.

Interest Expense.  Interest costs incurred, including amortization of debt issue costs, were $29.3 million during the first quarter of 2011 compared to $26.0 million during the first quarter of 2010. The increase in interest expense is due to the increase in interest rates on a portion of our term loan debt that was amended and extended during March 2010.

Distributions from NCM.  We recorded distributions from NCM of $9.9 million during the first quarter of 2011 and 2010, which were in excess of the carrying value of our investment. See Note 4 to our condensed consolidated financial statements incorporated by reference into this prospectus.

Equity in Income of Affiliates.  We recorded equity in income of affiliates of $2.4 million during the first quarter of 2011 compared to $0.03 million during the first quarter of 2010. The equity in income of affiliates recorded during the first quarter of 2011 primarily included income of approximately $1.7 million related to our equity investment in DCIP (see Note 5 to our condensed consolidated financial statements incorporated by reference into this prospectus) and income of approximately $0.9 million related to our equity investment in NCM (see Note 4 to our condensed consolidated financial statements incorporated by reference into this prospectus). The equity in income of affiliates recorded during the first quarter of 2010 primarily included income of approximately $0.8 million related to our equity investment in NCM, offset by a loss of approximately $0.8 million related to our equity investment in DCIP.

Income Taxes.  Income tax expense of $9.2 million was recorded for the first quarter of 2011 compared to $20.0 million for the first quarter of 2010. The effective tax rate was 26.4% for the first quarter of 2011 compared to 35.1% for the first quarter of 2010. Income tax provisions for interim (quarterly) periods are based on estimated annual income tax rates and are adjusted for the effects of significant, infrequent or unusual items (i.e. discrete items) occurring during the interim period. As a result, the interim rate may vary significantly from the normalized annual rate. During the first quarter of 2011, the Company reduced its liabilities for uncertain tax positions due to settlements and closures of various tax years, which resulted in a tax benefit of approximately $3.6 million that impacted the effective tax rate for the period.

Comparison of Years Ended December 31, 2010 and December 31, 2009

Revenues.  Total revenues increased $164.6 million to $2,141.1 million for 2010 from $1,976.5 million for 2009, representing an 8.3% increase. The table below, presented by reportable operating segment, summarizes our year-over-year revenue performance and certain key performance indicators that impact our revenues.

				International Operating
	U.S. Operating Segment			Segment			Consolidated
	Year Ended			Year Ended			Year Ended
	December 31,			December 31,			December 31,
			%			%			%
	2010	2009	Change	2010	2009	Change	2010	2009	Change

Admissions revenues(1)	$1,044.7	$1,025.9	1.8%	$360.7	$267.5	34.8%	$1,405.4	$1,293.4	8.7%
Concession revenues(1)	$487.9	$485.2	0.6%	$154.4	$117.7	31.2%	$642.3	$602.9	6.5%
Other revenues(1)(2)	$44.3	$43.6	1.6%	$49.1	$36.6	34.2%	$93.4	$80.2	16.5%
Total revenues(1)(2)	$1,576.9	$1,554.7	1.4%	$564.2	$421.8	33.8%	$2,141.1	$1,976.5	8.3%
Attendance(1)	161.2	165.1	(2.4)%	80.0	71.6	11.7%	241.2	236.7	1.9%
Revenues per average screen(2)	$411,708	$408,017	0.9%	$523,078	$401,828	30.2%	$436,181	$406,681	7.3%

(1)	Amounts in millions.

(2)	U.S. operating segment revenues include eliminations of intercompany transactions with the international operating segment. See Note 21 of our consolidated financial statements incorporated by reference into this prospectus.

•	Consolidated. The increase in admissions revenues of $112.0 million was primarily attributable to a 1.9% increase in attendance and a 6.8% increase in average ticket price from $5.46 for 2009 to $5.83 for 2010. The increase in concession revenues of $39.4 million was primarily attributable to the 1.9% increase in attendance and a 4.3% increase in concession revenues per patron from $2.55 for 2009 to $2.66 for 2010. The increase in average ticket price was primarily due to incremental 3-D and premium pricing and other price increases and the favorable impact of exchange rates in certain countries in which we operate. The increase in concession revenues per patron was primarily due to price increases and the favorable impact of exchange rates in certain countries in which we operate. The 16.5% increase in other revenues was primarily due to increases in ancillary revenue.

•	U.S. The increase in admissions revenues of $18.8 million was primarily attributable to a 4.3% increase in average ticket price from $6.21 for 2009 to $6.48 for 2010, partially offset by a 2.4% decrease in attendance for 2010. The increase in concession revenues of $2.7 million was primarily attributable to a 3.1% increase in concession revenues per patron from $2.94 for 2009 to $3.03 for 2010, partially offset by the 2.4% decrease in attendance for 2010. The increase in average ticket price was primarily due to incremental 3-D and premium pricing and other price increases, and the increase in concession revenues per patron was primarily due to price increases.

•	International. The increase in admissions revenues of $93.2 million was primarily attributable to an 11.7% increase in attendance and a 20.6% increase in average ticket price from $3.74 for 2009 to $4.51 for 2010. The increase in concession revenues of $36.7 million was primarily attributable to the 11.7% increase in attendance and a 17.7% increase in concession revenues per patron from $1.64 for 2009 to $1.93 for 2010. The increase in average ticket price was primarily due to incremental 3-D and premium pricing and other price increases and the favorable impact of exchange rates in certain countries in which we operate. The increase in concession revenues per patron was primarily due to price increases and the favorable impact of exchange rates in certain countries in which we operate. The 34.2% increase in other revenues was primarily due to increases in ancillary revenue.

Cost of Operations.  The table below summarizes certain of our theatre operating costs by reportable operating segment (in millions).

			International
	U.S. Operating		Operating
	Segment		Segment		Consolidated
	Year Ended		Year Ended		Year Ended
	December 31,		December 31,		December 31,
	2010	2009	2010	2009	2010	2009

Film rentals and advertising	$586.6	$572.3	$183.1	$135.9	$769.7	$708.2
Concession supplies	59.1	61.9	38.4	30.0	97.5	91.9
Salaries and wages	174.1	168.8	47.1	34.6	221.2	203.4
Facility lease expense	181.9	178.8	73.8	60.0	255.7	238.8
Utilities and other	161.5	163.5	78.0	59.2	239.5	222.7

•	Consolidated. Film rentals and advertising costs were $769.7 million for 2010 compared to $708.2 million for 2009, both of which represented 54.8% of admissions revenues. The increase in film rentals and advertising costs of $61.5 million was primarily due to the $112.0 million increase in admissions revenues. Concession supplies expense was $97.5 million for 2010 compared to $91.9 million for 2009, both of which represent 15.2% of concession revenues. The increase in concession supplies expense of $5.6 million was primarily due to the $39.4 million increase in concession revenues.

Salaries and wages increased to $221.2 million for 2010 from $203.4 million for 2009 primarily due to increased minimum wages in both our U.S. and international segments, increased staffing levels to support the 1.9% increase in attendance, new theatre openings and the impact of exchange rates in certain countries in which we operate. Facility lease expense increased to $255.7 million for 2010 from $238.8 million for 2009 primarily due to new theatres, increased percentage rent related to the 8.3% increase in revenues and the impact of exchange rates in certain countries in which we operate. Utilities and other costs increased to $239.5 million for 2010 from $222.7 million for 2009 primarily due to increased variable costs related to the 1.9% increase in attendance, increased costs related to new theatres, increased 3-D equipment rental fees and the impact of exchange rates in certain countries in which we operate.

•	U.S. Film rentals and advertising costs were $586.6 million, or 56.2% of admissions revenues, for 2010 compared to $572.3 million, or 55.8% of admissions revenues, for 2009. The increase in film rentals and advertising costs of $14.3 million was primarily due to the $18.8 million increase in admissions revenues and an increase in our film rentals and advertising rate. The increase in the film rentals and advertising rate was primarily due to higher film rental rates associated with certain blockbuster films released in 2010, including the carryover of Avatar. Concession supplies expense was $59.1 million, or 12.1% of concession revenues, for 2010, compared to $61.9 million, or 12.8% of concession revenues, for 2009. The decrease in concession supplies expense was primarily due to a decrease in the concession supplies rate due to favorable inventory procurement costs along with the successful implementation of sales price increases.

Salaries and wages increased to $174.1 million for 2010 from $168.8 million for 2009 primarily due to increased minimum wage rates and new theatre openings. Facility lease expense increased to $181.9 million for 2010 from $178.8 million for 2009 primarily due to new theatres. Utilities and other costs decreased to $161.5 million for 2010 from $163.5 million for 2009 primarily due to lower utility costs and property taxes, offset by increased 3-D equipment rental fees.

•	International. Film rentals and advertising costs were $183.1 million for 2010 compared to $135.9 million for 2009, both of which represented 50.8% of admissions revenues. The increase in film rentals and advertising costs of $47.2 million was primarily due to the $93.2 million increase in admissions revenues. Concession supplies expense was $38.4 million, or 24.9% of concession revenues, for 2010 compared to $30.0 million, or 25.5% of concession revenues, for 2009. The increase in concession supplies expense of $8.4 million was primarily due to the $36.7 million increase in concession revenues, partially offset by a lower concession supplies rate.

Salaries and wages increased to $47.1 million for 2010 from $34.6 million for 2009 primarily due to increased staffing levels to support the 11.7% increase in attendance, increased minimum wage rates, new theatre openings and the impact of exchange rates in certain countries in which we operate. Facility lease expense increased to $73.8 million for 2010 from $60.0 million for 2009 primarily due to new theatres, increased percentage rent related to the 33.8% increase in revenues and the impact of exchange rates in certain countries in which we operate. Utilities and other costs increased to $78.0 million for 2010 from $59.2 million for 2009 primarily due to increased variable costs related to the 11.7% increase in attendance, increased costs related to new theatres, increased 3-D equipment rental fees and the impact of exchange rates in certain countries in which we operate.

General and Administrative Expenses.  General and administrative expenses increased to $107.0 million for 2010 from $94.8 million for 2009. The increase was primarily due to increased service charges of $4.1 million related to increased credit card activity, increased share based awards compensation expense of $3.8 million, increased professional fees of $2.2 million and the impact of exchange rates in certain countries in which we operate.

Depreciation and Amortization.  Depreciation and amortization expense, including amortization of favorable/unfavorable leases, was $143.5 million for 2010 compared to $149.5 million for 2009. The decrease was primarily due to a significant amount of the equipment acquired in the Century Acquisition becoming fully depreciated during the fourth quarter of 2009, partially offset by the impact of accelerated depreciation taken on our domestic 35 millimeter projection systems that will be replaced with digital projection systems. We recorded approximately $9.4 million of depreciation expense related to these 35 millimeter projection systems during 2010.

Impairment of Long-Lived Assets.  We recorded asset impairment charges on assets held and used of $12.5 million for 2010 compared to $11.8 million for 2009. Impairment charges for 2010 consisted of $10.8 million of theatre properties and $1.5 million of intangible assets, impacting 18 of our 24 reporting units, and $0.2 million related to an equity investment that was written down to its estimated fair value. Impairment charges for 2009 consisted of $11.4 million of theatre properties and $0.3 million of intangible assets associated with theatre properties, impacting 19 of our 24 reporting units, and $0.1 million related to an equity investment that was written down to its estimated fair value. The long-lived asset impairment charges recorded during each of the periods presented were specific to theatres that were directly and individually impacted by increased competition, adverse changes in market demographics, or adverse changes in the development or the conditions of the areas surrounding the theatre. See Notes 8 and 9 to our consolidated financial statements incorporated by reference into this prospectus.

(Gain) Loss on Sale of Assets and Other.  We recorded a gain on sale of assets and other of $0.4 million during 2010 compared to a loss on sale of assets and other of $3.2 million during 2009. The gain recorded during 2010 included a gain of $7.0 million related to the sale of a theatre in Canada and a gain of $8.5 million related to the sale of our interest in a profit sharing agreement related to another previously sold property in Canada, which were partially offset by a loss of $5.8 million for the write-off of an intangible asset associated with a vendor contract in Mexico that was terminated, a loss of $2.3 million for the write-off of intangible assets associated with our original IMAX license agreement that was terminated, a loss of $2.0 million that was recorded upon the contribution and sale of digital projection systems to DCIP and a loss of $0.9 million related to storm damage to a U.S. theatre. See Note 5 to our consolidated financial statements incorporated by reference into this prospectus for discussion of DCIP. The loss recorded during 2009 was primarily related to the write-off of theatre equipment that was replaced.

Interest Expense.  Interest costs incurred, including amortization of debt issue costs, were $112.4 million for 2010 compared to $81.6 million for 2009. The increase was due to the issuance of our Senior Notes during June 2009 and increases in interest rates on our variable rate debt related to the amendment and extension of our senior secured credit facility. See Note 11 to our consolidated financial statements incorporated by reference into this prospectus for further discussion of our long-term debt.

Interest Income.  We recorded interest income of $6.1 million during 2010 compared to interest income of $4.7 million during 2009. The increase in interest income was primarily due to higher interest rates earned on our cash investments.

Distributions from NCM.  We recorded distributions received from NCM of $23.4 million during 2010 and $20.8 million during 2009, which were in excess of the carrying value of our investment. See Note 4 to our consolidated financial statements incorporated by reference into this prospectus.

Equity in Loss of Affiliates.  We recorded equity in loss of affiliates of $3.4 million during 2010 compared to $0.9 million during 2009. The equity in loss of affiliates recorded during 2010 included a loss of approximately $7.9 million related to our equity investment in DCIP (see Note 5 to our consolidated financial statements incorporated by reference into this prospectus) offset by income of approximately $4.5 million related to our equity investment in NCM (see Note 4 to our consolidated financial statements incorporated by reference into this prospectus). The equity in loss of affiliates recorded during 2009 included a loss of approximately $2.8 million related to our equity investment in DCIP offset by income of approximately $1.9 million related to our equity investment in NCM.

Income Taxes.  Income tax expense of $58.6 million was recorded for 2010 compared to $62.8 million recorded for 2009. The effective tax rate for 2010 was 28.0%. The effective tax rate for 2009 was 32.1%. See Note 19 to our consolidated financial statements incorporated by reference into this prospectus.

Liquidity and Capital Resources

Operating Activities

We primarily collect our revenues in cash, mainly through box office receipts and the sale of concessions. In addition, a majority of our theatres provide the patron a choice of using a credit card or debit card in place of cash. Because our revenues are received in cash prior to the payment of related expenses, we have an operating “float” and historically have not required traditional working capital financing. Cash provided by operating activities amounted to $219.8 million, $366.7 million and $266.2 million for the years ended December 31, 2008, 2009 and 2010, respectively. Cash provided by operating activities was $60.8 million for the three months ended March 31, 2011 compared to $43.6 million for the three months ended March 31, 2010. The cash provided by operating activities was lower for the three months ended March 31, 2010 primarily due to a higher film rental liability at December 31, 2009 attributable to the record-breaking domestic box office performance during the latter part of December 2009.

Investing Activities

We plan to fund capital expenditures for our continued development with cash flow from operations, borrowings under our senior secured credit facility, and proceeds from debt issuances, sale leaseback transactions and/or sales of excess real estate. Our investing activities have been principally related to the development and acquisition of theatres. New theatre openings and acquisitions historically have been financed with internally generated cash and by debt financing, including borrowings under our senior secured credit facility. Cash used for investing activities amounted to $94.9 million, $183.1 million and $136.1 million for the years ended December 31, 2008, 2009 and 2010, respectively. The increase in cash used for investing activities for the year ended December 31, 2009 was primarily due to the acquisition of four theatres in the U.S. for approximately $49.0 million (see Note 5 to the consolidated financial statements incorporated by reference into this prospectus) and the acquisition of one theatre in Brazil for approximately $9.1 million. Cash used for investing activities was $35.9 million for the three months ended March 31, 2011 compared to $19.7 million for the three months ended March 31, 2010.

Capital expenditures for the years ended December 31, 2008, 2009 and 2010 and the three months ended March 31, 2011 and 2010 were as follows (in millions):

	New	Existing
	Theatres	Theatres	Total

Year Ended December 31, 2008	$69.9	$36.2	$106.1
Year Ended December 31, 2009	$36.5	$88.3	$124.8
Year Ended December 31, 2010	$54.5	$101.6	$156.1
Three months ended March 31, 2011	$11.3	$24.5	$35.8
Three months ended March 31, 2010	$5.2	$14.3	$19.5

We continue to invest in our U.S. theatre circuit. Our total domestic screen count was 3,816 as of March 31, 2011. At March 31, 2011, we had signed commitments to open four new theatres and 50 screens in domestic markets during the remainder of 2011 and open five new theatres with 77 screens subsequent to 2011. We estimate the remaining capital expenditures for the development of these 127 domestic screens will be approximately $62 million. Actual expenditures for continued theatre development and acquisitions are subject to change based upon the availability of attractive opportunities.

We also continue to expand our international theatre circuit. We built two theatres with 12 screens during the three months ended March 31, 2011, bringing our total international screen count to 1,125. At March 31, 2011, we had signed commitments to open seven new theatres with 45 screens in international markets during the remainder of 2011 and open seven new theatres with 48 screens subsequent to 2011. We estimate the remaining capital expenditures for the development of these 93 international screens will be approximately $66 million. Actual expenditures for continued theatre development and acquisitions are subject to change based upon the availability of attractive opportunities.

Financing Activities

Cash used for financing activities was $29.3 million, $75.5 million and $108.2 million during the years ended December 31, 2008, 2009 and 2010, respectively. Cash used for financing activities was $28.9 million for the three months ended March 31, 2011 compared to $28.2 million for the three months ended March 31, 2010.

We may from time to time, subject to compliance with our debt instruments, purchase our debt securities on the open market depending upon the availability and prices of such securities. Long-term debt consisted of the following as of March 31, 2011 and December 31, 2010 (in millions):

	March 31, 2011	December 31, 2010

Cinemark, USA, Inc. term loan	$1,070.1	$1,072.8
Cinemark USA, Inc. Senior Notes(1)	459.9	459.7

Total long-term debt	$1,530.0	$1,532.5
Less current portion	10.8	10.8

Long-term debt, less current portion	$1,519.2	$1,521.7

(1)	Includes the $470.0 million aggregate principal amount of the Senior Notes before the original issue discount, which was $10.1 million as of March 31, 2011.

As of March 31, 2011, we had borrowings of $1,070.1 million outstanding on the term loan under our senior secured credit facility and $459.9 million accreted principal amount outstanding under our 8.625% senior discount notes. We had $150.0 million in available borrowing capacity on our revolving credit line.

As of March 31, 2011, our long-term debt obligations, scheduled interest payments on long-term debt, future minimum lease obligations under non-cancelable operating and capital leases, scheduled interest payments under capital leases and other obligations for each period indicated are summarized as follows:

	Payments Due by Period
		Less Than			After
Contractual Obligations	Total	One Year	1 - 3 Years	3 - 5 Years	5 Years
	(In millions)

Long-term debt(1)	$1,540.1	$10.8	$174.2	$18.4	$1,336.7
Scheduled interest payments on long-term debt(2)	563.6	91.4	174.0	164.7	133.5
Operating lease obligations	1,800.5	203.0	403.4	375.5	818.6
Capital lease obligations	138.5	7.6	18.1	23.2	89.6
Scheduled interest payments on capital leases	96.9	13.7	24.9	20.7	37.6
Employment agreements	11.4	3.8	7.6	—	—
Purchase commitments(3)	138.3	42.5	94.0	0.5	1.3
Current liability for uncertain tax positions(4)	0.5	0.5	—	—	—

Total obligations	$4,289.8	$373.3	$896.2	$603.0	$2,417.3

(1)	Includes the Senior Notes in the aggregate principal amount of $470.0 million, excluding the discount of $10.1 million.

(2)	Amounts include scheduled interest payments on fixed rate and variable rate debt agreements. Estimates for the variable rate interest payments were based on interest rates currently in effect. The average interest rates currently in effect on our fixed rate and variable rate debt are 7.0% and 3.2%, respectively.

(3)	Includes estimated capital expenditures associated with the construction of new theatres to which we were committed as of March 31, 2011.

(4)	The contractual obligations table excludes the long-term portion of our liability for uncertain tax positions of $16.3 million because we cannot make a reliable estimate of the timing of the related cash payments.

Senior Secured Credit Facility

On October 5, 2006, in connection with the Century Acquisition, we entered into a senior secured credit facility that provided for a $1,120.0 million term loan facility and a $150.0 million revolving credit facility. On March 2, 2010, we completed an amendment and extension to the senior secured credit facility to primarily extend the maturities of the facility and make certain other modifications. Approximately $924.4 million of our then remaining outstanding $1,083.6 million term loan debt was extended from an original maturity date of October 2013 to a maturity date of April 2016. The remaining term loan debt of approximately $159.2 million that was not extended matures on the original maturity date of October 2013. Payments on the extended amount are due in equal quarterly installments of approximately $2.3 million beginning March 31, 2010 through March 31, 2016, with the remaining principal amount of approximately $866.6 million due April 30, 2016. Payments on the original amount that was not extended are due in equal quarterly installments of approximately $0.4 million beginning March 31, 2010 through September 30, 2012 and increase to $37.4 million each calendar quarter from December 31, 2012 to June 30, 2013, with one final payment of approximately $42.6 million due at maturity on October 5, 2013.

The interest rate on the original term loan debt that was not extended accrues interest, at our option, at: (A) the base rate equal to the higher of (1) the prime lending rate as set forth on the British Banking Association Telerate page 5, or (2) the federal funds effective rate from time to time plus 0.50%, or the base rate, plus a margin that ranges from 0.50% to 0.75% per annum, or (B) a “eurodollar rate” plus a margin that ranges from 1.50% to 1.75%, per annum. The margin of the original term loan debt that was not extended is determined by the applicable corporate credit rating. The interest rate on the extended portion of the term loan debt accrues interest, at our option at: (A) the base rate equal to the higher of (1) the prime lending rate as set forth on the British Banking Association Telerate page 5, or (2) the federal funds effective rate from time to time plus 0.50%, plus a 2.25% margin per annum, or (B) a “eurodollar rate” plus a 3.25% margin per annum.

The maturity date of $73.5 million of our $150.0 million revolving credit line was extended from October 2012 to March 2015. The maturity date of the remaining $76.5 million of our revolving credit line did not change and remains October 2012. The interest rate on the original revolving credit line accrues interest, at our option, at: (A) a base rate equal to the higher of (1) the prime lending rate as set forth on the British Banking Association Telerate page 5 and (2) the federal funds effective rate from time to time plus 0.50%, plus a margin that ranges from 0.50% to 1.00% per annum, or (B) a “eurodollar rate” plus a margin that ranges from 1.50% to 2.00% per annum. The interest rate on the extended revolving credit line accrues interest, at our option at: (A) the base rate equal to the higher of (1) the prime lending rate as set forth on the British Banking Association Telerate page 5, or (2) the federal funds effective rate from time to time plus 0.50%, plus a margin that ranges from 1.75% to 2.0% per annum, or (B) a “eurodollar rate” plus a margin that ranges from 2.75% to 3.0% per annum. The margin of the revolving credit line is determined by the consolidated net senior secured leverage ratio as defined in the credit agreement.

At March 31, 2011, there was $1,070.1 million outstanding under the term loan facility and no borrowings outstanding under the revolving credit facility. Approximately $157.3 million of the term loan matures in October 2013 and approximately $912.8 million matures in April 2016. As of March 31, 2011, the average interest rate on the term loan borrowings that mature in October 2013 was 3.1% per annum. As of March 31, 2011, on an as adjusted basis, after giving effect to the issuance of the Exchange Notes and the use of proceeds therefrom, we would have had $912.8 million outstanding under our term loan facility, all of which matures in April 2016, at an average interest rate of 5.1% per annum.

Our obligations under the senior secured credit facility are guaranteed by Cinemark Holdings and certain of our domestic subsidiaries and are secured by mortgages on certain fee and leasehold properties and security interests in substantially all of our and our guarantors’ personal property, including, without limitation, pledges of all of our capital stock, all of the capital stock of certain of our domestic subsidiaries and 65% of the voting stock of certain of our foreign subsidiaries.

The senior secured credit facility contains usual and customary negative covenants for agreements of that type, including, but not limited to, restrictions on our ability, and in certain instances, our subsidiaries’ and Cinemark Holdings’s ability, to consolidate or merge or liquidate; wind up or dissolve; substantially change the nature of their respective business; sell, transfer or dispose of assets; create or incur indebtedness; create liens; pay dividends and repurchase stock; and make capital expenditures and investments. The senior secured credit facility also requires us to satisfy a consolidated net senior secured leverage ratio covenant as determined in accordance with the senior secured credit facility if any revolving loans are outstanding.

The dividend restriction contained in the senior secured credit facility prevents us and any of our subsidiaries from paying a dividend or otherwise distributing cash to its stockholders unless (1) we are not in default, and the distribution would not cause us to be in default, under the senior secured credit facility; and (2) the aggregate amount of certain dividends, distributions, investments, redemptions and capital expenditures made since October 5, 2006, including dividends declared by the board of directors, is less than the sum of (a) the aggregate amount of cash and the fair market value of non-cash items received by Cinemark Holdings or us as common equity since October 5, 2006, (b) our consolidated EBITDA minus 1.75 times its consolidated interest expense, each as defined in the senior secured credit facility, since October 1, 2006, (c) $150 million and (d) certain other amounts specified in the senior secured credit facility, subject to certain adjustments specified in the senior secured credit facility. The dividend restriction is subject to certain exceptions specified in the senior secured credit facility.

The senior secured credit facility also includes customary events of default, including, among other things, payment default, covenant default, breach of representation or warranty, bankruptcy, cross-default, material ERISA events, certain types of change of control, material money judgments and failure to maintain guarantees. If an event of default occurs, all commitments under the senior secured credit facility may be terminated and all obligations under the senior secured credit facility could be accelerated by the lenders, causing all loans outstanding (including accrued interest and fees payable thereunder) to be declared immediately due and payable.

8.625% Senior Notes

On June 29, 2009, we issued $470.0 million aggregate principal amount of Senior Notes with an original issue discount of approximately $11.5 million, resulting in proceeds to us of approximately $458.5 million. Interest is payable on June 15 and December 15 of each year. The Senior Notes mature on June 15, 2019. As of March 31, 2011, the carrying value of the Senior Notes was approximately $459.9 million.

We filed a registration statement with the Commission on September 24, 2009 pursuant to which we offered to exchange the Senior Notes for substantially similar registered Senior Notes. The registration statement became effective on December 17, 2009. The exchanged registered Senior Notes do not have transfer restrictions.

The Senior Notes are fully and unconditionally guaranteed on a joint and several senior unsecured basis by certain of our subsidiaries that guarantee, assume or become liable with respect to any of our or our guarantors’ debt. The Senior Notes and the guarantees are senior unsecured obligations and rank equally in right of payment with all of our and our guarantors’ existing and future senior unsecured debt and senior in right of payment to all of our and our guarantors’ existing and future subordinated debt, including the Exchange Notes. The Senior Notes and the guarantees are effectively subordinated to all of our and our guarantors’ existing and future secured debt to the extent of the value of the assets securing such debt, including all borrowings under our senior secured credit facility. The Senior Notes and the guarantees are structurally subordinated to all existing and future debt and other liabilities of our subsidiaries that do not guarantee the Senior Notes.

The indenture governing the Senior Notes contains covenants that limit, among other things, our ability and that of certain of our subsidiaries to (1) consummate specified asset sales, (2) make investments or other restricted payments, including paying dividends, making other distributions or repurchasing subordinated debt or equity, (3) incur additional indebtedness and issue preferred stock, (4) enter into transactions with affiliates, (5) enter new lines of business, (6) merge or consolidate with, or sell all or substantially all of its assets to another person and (7) create liens. Upon a change of control of Cinemark Holdings or us, we would be required to make an offer to repurchase the Senior Notes at a price equal to 101% of the aggregate principal amount outstanding plus accrued and unpaid interest through the date of repurchase. Certain asset dispositions are considered triggering events that may require us to use the proceeds from those asset dispositions to make an offer to repurchase the Exchange Notes at 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase if such proceeds are not otherwise used within 365 days as described in the indenture. The indenture governing the Senior Notes allows us to incur additional indebtedness if we satisfy the coverage ratio specified in the indenture, after giving effect to the incurrence of the additional indebtedness, and in certain other circumstances. The required minimum coverage ratio is 2 to 1 and our actual ratio as of March 31, 2011 was 4.9 to 1.

We may redeem some or all of the Senior Notes at any time at redemption prices described or set forth in the indenture governing the Senior Notes. The indenture governing the Senior Notes also provides for events of default which, if any of them occurs, would permit or require the principal of, and accrued interest on, the Senior Notes to become or to be declared due and payable.

7.375% Senior Subordinated Notes

On June 3, 2011, we issued $200.0 million aggregate principal amount of 7.375% senior subordinated notes due 2021 resulting in proceeds of approximately $196.3 million. We used the proceeds in part to optionally prepay approximately $157.3 million of term loans outstanding under our senior secured credit facility that mature in October 2013 and will use the remainder for general corporate purposes. Interest is payable on June 15 and December 15 of each year beginning on December 15, 2021. See “— Description of Exchange Notes.”

Covenant Compliance

As of March 31, 2011, we were in full compliance with all agreements, including all related covenants, governing our outstanding debt.

Ratings

We are rated by nationally recognized rating agencies. The significance of individual ratings varies from agency to agency. However, companies’ assigned ratings at the top end of the range have, in the opinion of certain rating agencies, the strongest capacity for repayment of debt or payment of claims, while companies at the bottom end of the range have the weakest capability. Ratings are always subject to change and there can be no assurance that our current ratings will continue for any given period of time. A downgrade of our debt ratings, depending on the extent, could increase the cost to borrow funds. Below are our latest ratings per category, which were current as of May 31, 2011.

Category	Moody’s	Standard and Poor’s

Cinemark USA, Inc. 7.375% Senior Subordinated Notes	B3	B
Cinemark USA, Inc. 8.625% Senior Notes	B2	B
Cinemark USA, Inc. Senior Secured Credit Facility	Ba2	BB

New Accounting Pronouncements

In December 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-17, “Consolidations (Topic 810) — Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities” (“ASU No. 2009-17”). This update changes how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a reporting entity is required to consolidate another entity is based on, among other things, the other entity’s purpose and design and the reporting entity’s ability to direct the activities of the other entity that most significantly impact the other entity’s economic performance. ASU No. 2009-17 requires a reporting entity to provide additional disclosures about its involvement with variable interest entities and any significant changes in risk exposure due to that involvement. A reporting entity is required to disclose how its involvement with a variable interest entity affects the reporting entity’s financial statements. ASU No. 2009-17 is effective for fiscal years beginning after November 15, 2009, and interim periods within those fiscal years. We adopted ASU No. 2009-17 as of January 1, 2010, and its application had no impact on our consolidated financial statements.

In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures: Improving Disclosures about Fair Value Measurements” (“ASU No. 2010-06”), which amends FASB ASC

Topic 820-10, “Fair Value Measurements and Disclosures”. This update requires additional disclosures for transfers in and out of Levels 1 and 2 and for activity in Level 3 and clarifies certain other existing disclosure requirements. We adopted ASU No. 2010-06 beginning January 1, 2010. This update did not have a significant impact on our disclosures.

In August 2010, the FASB issued ASU No. 2010-21, “Accounting for Technical Amendments to Various Commission Rules and Schedules” (“ASU No. 2010-21”). This update amends various Commission paragraphs in the FASB Accounting Standards Codification pursuant to Commission Final Rule, “Technical Amendments to Rules Forms, Schedules and Codification of Financial Reporting Policies”. The adoption of ASU No. 2010-21 did not affect our consolidated financial statements.

In August 2010, the FASB issued ASU No. 2010-22, “Accounting for Various Topics” (“ASU No. 2010-22”), which amends various Commission paragraphs based on external comments received and the issuance of Staff Accounting Bulletin (“SAB”) 112. SAB 112 was issued to bring existing Commission guidance into conformity with ASC Topic 805,

Seasonality

Our revenues have historically been seasonal, coinciding with the timing of releases of motion pictures by the major distributors. Generally, the most successful motion pictures have been released during the summer, extending from May to mid-August, and during the holiday season, extending from early November through year-end. The unexpected emergence of a hit film during other periods can alter this seasonality trend. The timing of such film releases can have a significant effect on our results of operations, and the results of one quarter are not necessarily indicative of results for the next quarter or for the same period in the following year.

Quantitative and Qualitative Disclosures About Market Risk

We have exposure to financial market risks, including changes in interest rates, foreign currency exchange rates and other relevant market prices.

Interest Rate Risk

We are currently party to variable rate debt facilities. An increase or decrease in interest rates would affect our interest expense relating to our variable rate debt facilities. At March 31, 2011, there was an aggregate of approximately $420.1 million of variable rate debt outstanding under these facilities, which excludes $650.0 million of our term loan debt that is hedged with our interest rate swap agreements in effect as of March 31, 2011 as discussed below. Based on the interest rates in effect on the variable rate debt outstanding at March 31, 2011, a 100 basis point increase in market interest rates would increase our annual interest expense by approximately $4.2 million.

As of March 31, 2011, our interest rate swap agreements qualified for cash flow hedge accounting. The fair values of the interest rate swaps are recorded on our condensed consolidated balance sheet as an asset or liability with the effective portion of the interest rate swaps’ gains or losses reported as a component of accumulated other comprehensive income (loss) and the ineffective portion reported in earnings.

Below is a summary of our interest rate swap agreements as of March 31, 2011:

Amount Hedged	Effective Date	Pay Rate	Receive Rate	Expiration Date
(In thousands)

$125,000	August 2007	4.9220%	3-month LIBOR	August 2012
$175,000	November 2008	3.6300%	1-month LIBOR	(1)
$175,000	December 2010	1.3975%	1-month LIBOR	September 2015
$175,000	December 2010	1.4000%	1-month LIBOR	September 2015

(1)	$100,000 expires November 2011 and $75,000 expires November 2012.

Below is a summary of our interest rate swap agreements as of March 31, 2011, on an as adjusted basis, giving effect to the prepayment of a portion of our term loan debt:

Amount Hedged	Effective Date	Pay Rate	Receive Rate	Expiration Date
(In thousands)

$106,632	August 2007	4.9220%	3-month LIBOR	August 2012
$149,285	November 2008	3.6300%	1-month LIBOR	(1)
$175,000	December 2010	1.3975%	1-month LIBOR	September 2015
$175,000	December 2010	1.4000%	1-month LIBOR	September 2015

(1)	$85,310 expires November 2011 and $63,975 expires November 2012.

The table below provides information about our fixed rate and variable rate long-term debt agreements as of March 31, 2011:

									Average
	Expected Maturity for the Twelve-Month Periods Ending March 31,								Interest
	2012	2013	2014	2015	2016	Thereafter	Total	Fair Value	Rate
	(In millions)

Fixed rate(1)(2)	$—	$—	$—	$—	$—	$1,120.0	$1,120.0	$1,164.2	7.0%
Variable rate	10.8	84.9	89.3	9.2	9.2	216.7	420.1	421.0	3.2%

Total debt	$10.8	$84.9	$89.3	$9.2	$9.2	$1,336.7	$1,540.1	$1,585.2

(1)	Includes $650.0 million of our term loan, which represents the debt hedged with our interest rate swap agreements discussed above as of March 31, 2011.

(2)	Includes the Senior Notes in the aggregate principal amount of $470.0 million, excluding the discount of $10.1 million.

Foreign Currency Exchange Rate Risk

We are also exposed to market risk arising from changes in foreign currency exchange rates as a result of our international operations. Generally, we export from the U.S. certain of the equipment and construction interior finish items and other operating supplies used by our international subsidiaries. A majority of the revenues and operating expenses of our international subsidiaries are transacted in the country’s local currency. U.S. GAAP requires that our subsidiaries use the currency of the primary economic environment in which they operate as their functional currency. If our subsidiaries operate in a highly inflationary economy, U.S. GAAP requires that the U.S. dollar be used as the functional currency for the subsidiary. Currency fluctuations in the countries in which we operate result in us reporting exchange gains (losses) or foreign currency translation adjustments. Based upon our equity ownership in our international subsidiaries as of March 31, 2011, holding everything else constant, a 10% immediate, simultaneous, unfavorable change in all of the foreign currency exchange rates to which we are exposed would decrease the aggregate net book value of our investments in our international subsidiaries by approximately $49 million and would decrease the aggregate net income of our international subsidiaries by approximately $2 million.

BUSINESS

Our Company

We, together with our subsidiaries, are leaders in the motion picture exhibition industry in terms of both revenues and the number of screens in operation, with theatres in the U.S., Brazil, Mexico, Chile, Colombia, Argentina, Peru, Ecuador, Honduras, El Salvador, Nicaragua, Costa Rica, Panama and Guatemala. We also managed theatres in the U.S., Brazil and Colombia during the year ended December 31, 2010 and the three months ended March 31, 2011.

As of March 31, 2011, we managed our business under two reportable operating segments — U.S. markets and international markets. See Note 23 to the consolidated financial statements incorporated by reference into this prospectus.

On August 2, 2006, Cinemark Holdings was formed as the Delaware holding company of Cinemark, Inc. On April 24, 2007, Cinemark Holdings completed an initial public offering of its common stock. Effective December 11, 2009, Cinemark, Inc. was merged into Cinemark Holdings and Cinemark Holdings became our direct parent company. Our principal executive offices are at 3900 Dallas Parkway, Suite 500, Plano, Texas 75093. Our telephone number is (972) 665-1000. We maintain a corporate website at www.cinemark.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments, are available on our website free of charge under the heading “Investor Relations — Commission Filings” as soon as practicable after such reports are filed or furnished electronically to the Commission.

Description of Business

We are a leader in the motion picture exhibition industry in terms of both attendance and the number of screens in operation. We operated 431 theatres and 4,941 screens in the U.S. and Latin America as of March 31, 2011, and approximately 241.2 million patrons attended our theatres worldwide during the year ended December 31, 2010. Our circuit is the third largest in the U.S. with 292 theatres and 3,816 screens in 39 states. We are the most geographically diverse circuit in Latin America with 139 theatres and 1,125 screens in 13 countries. Our modern theatre circuit features stadium seating in approximately 86% of our first-run auditoriums.

We selectively build or acquire new theatres in markets where we can establish and maintain a strong market position. We believe our portfolio of modern theatres provides a preferred destination for moviegoers and contributes to our significant cash flows from operating activities. Our significant presence in the U.S. and Latin America has made us an important distribution channel for movie studios, particularly as they look to capitalize on the expanding worldwide box office. Our market leadership is attributable in large part to our senior executives, whose years of industry experience range from 14 to 52 years and who have successfully navigated us through multiple industry and economic cycles.

Revenues, operating income and net income attributable to Cinemark USA, Inc. for the year ended December 31, 2010, were $2,141.1 million, $294.9 million and $147.4 million, respectively, and were $483.1 million, $49.2 million and $25.2 million, respectively, for the three months ended March 31, 2011. At March 31, 2011, we had cash and cash equivalents of $462.6 million and long-term debt of $1,530.0 million. Approximately $420.1 million, or 27.5%, of our long-term debt accrues interest at variable rates and approximately $10.8 million of our long-term debt matures in 2011.

During 2009, we began converting our circuit from film based to digital projection technology. Digital projection technology gives us greater flexibility in programming and facilitates the exhibition of live and pre-recorded alternative entertainment. We also developed a premium experience auditorium concept utilizing large screens and the latest in digital projection and sound technologies, which we call our Cinemark XD Extreme Digital Cinema, or XD. The XD experience includes wall-to-wall and ceiling-to-floor screens, wrap-around sound and a maximum comfort entertainment environment for an intense sensory experience. We charge a premium price for the XD experience. The XD technology does not require special format movie prints, which allows us the flexibility to play any available digital print we choose, including 3-D content, in the XD auditorium. We currently have 50 XD auditoriums in our theatres and have plans to install 35 to 40 more XD auditoriums during the remainder of 2011.

During late 2010, we introduced our NextGen concept, which features wall-to-wall and ceiling-to-floor screens and the latest digital projection and sound technologies in all of the auditoriums of a complex. These theatres generally also have an XD auditorium, which offers the wall-to-wall and ceiling-to-floor screen in a larger auditorium with enhanced sound and seating. Most of our future domestic theatres will incorporate this NextGen concept. We also converted our six existing IMAX screens to digital technology and purchased two additional digital IMAX systems to convert two of our existing screens during 2011.

Motion Picture Industry Overview

The motion picture exhibition industry began its transition to digital projection technology during 2009. Digital projection technology allows filmmakers the ability to showcase imaginative works of art exactly as they were intended, with incredible realism and detail and in a range of up to 35 trillion colors. Because digital features aren’t susceptible to scratching and fading, digital presentations will always remain clear and sharp every time they are shown. A digitally produced or digitally converted movie can be distributed to theatres via satellite, physical media, or fiber optic networks. The digitized movie is stored on a computer/server which “serves” it to a digital projector for each screening of the movie and due to its format, it enables us to more efficiently move films between auditoriums within a theatre as demand increases or decreases for each film.

Digital projection also allows the presentation of 3-D content and alternative entertainment such as live and pre-recorded concert events, the opera, sports programs and special live documentaries. Twenty-two films released wide during 2010 were available in 3-D format and at least 34 3-D films are expected to be released during 2011. Three-dimensional technology offers a premium experience with crisp, bright, ultra-realistic images that immerse the patron into a film. A premium is generally charged for a 3-D presentation.

Domestic Markets

The U.S. motion picture exhibition industry has a track record of long-term growth, with box office revenues growing at an estimated CAGR of 3.6% from 2000 to 2010. Against this background of steady long-term growth, the exhibition industry has experienced periodic short-term increases and decreases in attendance, and consequently box office revenues.

The following table represents the results of a survey by the MPAA published during February 2011, outlining the historical trends in U.S. box office performance for the ten year period from 2001 to 2010:

	U.S. Box		Average Ticket
Year	Office Revenues	Attendance	Price
	($ in billions)	(In billions)

2001	$8.1	1.43	$5.66
2002	$9.1	1.57	$5.81
2003	$9.2	1.52	$6.03
2004	$9.3	1.50	$6.21
2005	$8.8	1.38	$6.41
2006	$9.2	1.40	$6.55
2007	$9.6	1.40	$6.88
2008	$9.6	1.34	$7.18
2009	$10.6	1.42	$7.50
2010	$10.6	1.34	$7.89

Films leading the box office during the year ended December 31, 2010 included the carryover of Avatar, which grossed approximately $475 million in U.S. box office revenues during 2010 and new releases such as Toy Story 3, Alice in Wonderland, Harry Potter and the Deathly Hallows: Part 1, Iron Man 2, The Twilight

Saga: Eclipse, Inception, Despicable Me, How to Train Your Dragon, Shrek Forever After, Clash of the Titans, The Karate Kid, Tangled, Grown Ups, Megamind, Tron: Legacy, Little Fockers, The Fighter and True Grit.

The film slate for 2011 currently includes Rio, Fast Five, Thor, Pirates of the Caribbean: On Stranger Tides, The Hangover Part II, Kung Fu Panda 2: The Kaboom of Doom, Cars 2, X Men: First Class, Transformers: Dark of the Moon, Harry Potter and the Deathly Hollows: Part 2, Twilight: Breaking Dawn, Captain America: The First Avenger, Cowboys and Aliens, Rise of the Planet of the Apes, Puss in Boots, Happy Feet 2, Mission Impossible-Ghost Protocol, Sherlock Holmes 2 and Alvin and the Chipmunks: Chipwrecked, among other films.

International Markets

International box office revenue continues to grow. According to the MPAA, international box office revenues were $21.2 billion for the year ended December 31, 2010, which is a result of increasing acceptance of movie going as a popular form of entertainment throughout the world, ticket price increases and new theatre construction. According to the MPAA, Latin American box office revenues were $2.1 billion for the year ended December 31, 2010, representing a 25% increase from 2009.

Growth in Latin America is expected to continue to be fueled by a combination of robust economies, growing populations, attractive demographics (i.e., a significant teenage population), substantial retail development, and quality product from Hollywood, including an increasing number of 3-D films. In many Latin American countries, particularly Mexico and Brazil, successful local film product can also provide incremental growth opportunities.

We believe many international markets for theatrical exhibition have historically been underserved and that certain of these markets, especially those in Latin America, will continue to experience growth as additional modern stadium-styled theatres are introduced and film product offerings continue to expand.

Drivers of Continued Industry Success

We believe the following market trends will drive the continued growth and strength of our industry:

Importance of Theatrical Success in Establishing Movie Brands and Subsequent Markets.  Theatrical exhibition is the primary distribution channel for new motion picture releases. A successful theatrical release which “brands” a film is one of the major factors in determining its success in “downstream” markets, such as DVDs, network and syndicated television, video on-demand, pay-per-view television and the Internet.

Increased Importance of International Markets for Box Office Success.  International markets continue to be an increasingly important component of the overall box office revenues generated by Hollywood films, accounting for $21.2 billion, or approximately 67% of 2010 total worldwide box office revenues according to the MPAA. With the continued growth of the international motion picture exhibition industry, we believe the relative contribution of markets outside North America will become even more significant. Many of the top U.S. films released recently also performed exceptionally well in international markets. Such films included Avatar, which grossed approximately $1.5 billion in international markets and Harry Potter and the Deathly Hallows: Part 1, which grossed approximately $610 million in international markets.

Stable Long-Term Attendance Trends.  We believe that long-term trends in motion picture attendance in the U.S. will continue to benefit the industry. Even during the recent recessionary period, attendance levels remained stable as consumers selected the theatre as a preferred value for their discretionary income. Although domestic attendance declined slightly in 2010, patronage trends during 2010 reflected increasing demand for products unique to the exhibition industry such as 3-D. With the motion picture exhibition industry’s transition to digital projection technology, the products offered by motion picture exhibitors continue to expand, attracting a broader base of patrons.

Convenient and Affordable Form of Out-Of-Home Entertainment.  Movie going continues to be one of the most convenient and affordable forms of out-of-home entertainment, with an estimated average ticket price in the U.S. of $7.89 in 2010. Average prices in 2010 for other forms of out-of-home entertainment in the U.S., including sporting events and theme parks, range from approximately $25.00 to $77.00 per ticket according to the MPAA.

Innovation with Digital Technology.  Our industry began its conversion to digital projection technology during 2009, which has allowed exhibitors to expand their product offerings. Digital technology allows the presentation of 3-D content and alternative entertainment such as live and pre-recorded sports programs, the opera, concert events and special live documentaries. These additional programming alternatives may expand the industry’s customer base and increase patronage for exhibitors.

Competitive Strengths

We believe the following strengths allow us to compete effectively:

Disciplined Operating Philosophy.  We generated operating income and net income attributable to Cinemark USA, Inc. of $294.9 million and $147.4 million, respectively, for the year ended December 31, 2010 and $49.2 million and $25.2 million, respectively, for the three months ended March 31, 2011. Our solid operating performance is a result of our disciplined operating philosophy that centers on building high quality assets, while negotiating favorable theatre level economics, controlling operating costs and effectively reacting to economic and market changes.

Leading Position in Our U.S. Markets.  We have a leading market share in the U.S. metropolitan and suburban markets we serve. For the year ended December 31, 2010, we ranked either first or second based on box office revenues in 25 out of our top 30 U.S. markets, including the San Francisco Bay Area, Dallas, Houston and Salt Lake City.

Strategically Located in Heavily Populated Latin American Markets.  Since 1993, we have invested throughout Latin America in response to the continued growth of the region. We currently operate 139 theatres and 1,125 screens in 13 countries. Our international screens generated revenues of $564.2 million, or 26.4% of our total revenue, for the year ended December 31, 2010. We have successfully established a significant presence in major cities in the region, with theatres in 12 of the 15 largest metropolitan areas. With a geographically diverse circuit, we are an important distribution channel to the movie studios. Approximately 84% of our international screens offer stadium seating. We are well-positioned with our modern, large-format theatres to take advantage of these factors for further growth and diversification of our revenues.

State-of-the-Art Theatre Circuit.  We offer state-of-the-art theatres, which we believe makes our theatres a preferred destination for moviegoers in our markets. We feature stadium seating in approximately 86% of our first run auditoriums. During 2010, we increased the size of our circuit by adding 138 state-of-the-art screens worldwide. We currently have commitments to build 220 additional new screens over the next three years. We plan to install digital projection technology in 100% of our U.S. and international auditoriums of which 40-50% will be 3-D compatible. We also converted our six existing IMAX screens to digital technology and purchased two additional digital IMAX systems to convert two of our existing screens during 2011. We currently have 50 XD auditoriums in our theatres and have plans to install 35 to 40 more XD auditoriums during the remainder of 2011. Our new NextGen theatre concept provides further credence to our commitment to provide a continuing state-of-the-art movie-viewing experience to our patrons.

Solid Balance Sheet with Significant Cash Flow from Operating Activities.  We generate significant cash flow from operating activities as a result of several factors, including a geographically diverse and modern theatre circuit and management’s ability to control costs and effectively react to economic and market changes. Additionally, owning land and buildings for 42 of our theatres is a strategic advantage that enhances our cash flows. We believe our expected level of cash flow generation will provide us with the financial flexibility to continue to pursue growth opportunities, support our debt payments and continue to make dividend payments to our stockholders. In addition, as of March 31, 2011, we owned approximately 17.5 million units of NCM, convertible into shares of NCMI common stock, and owned approximately 1.2 million shares of common stock of RealD, the company from which we license our 3-D systems. Our investment in both NCM and RealD offer us additional sources of cash flows. As of March 31, 2011, we had cash and cash equivalents of $462.6 million.

Experienced Management.  Led by Chairman and founder Lee Roy Mitchell, Chief Executive Officer Alan Stock, President; Chief Operating Officer Timothy Warner, Chief Financial Officer Robert Copple and President-International Valmir Fernandes, our management team has many years of theatre operating experience, ranging from 14 to 52 years, executing a focused strategy that has led to consistent operating results. This management team has successfully navigated us through many industry and economic cycles.

Our Strategy

We believe our disciplined operating philosophy and experienced management team will enable us to continue to enhance our leading position in the motion picture exhibition industry. Key components of our strategy include:

Establish and Maintain Leading Market Positions.  We will continue to seek growth opportunities by building or acquiring modern theatres that meet our strategic, financial and demographic criteria. We focus on establishing and maintaining a leading position in the markets we currently serve. We also monitor economic and market trends to ensure we offer a broad range of products and prices that satisfy our patrons.

Continue to Focus on Operational Excellence.  We will continue to focus on achieving operational excellence by controlling theatre operating costs and adequately training our staff while continuing to provide leading customer service. Our margins reflect our track record of operating efficiency.

Selectively Build in Profitable, Strategic Latin American Markets.  Our continued international expansion will remain focused primarily on Latin America through construction of modern, state-of-the-art theatres in growing urban markets. We have commitments to build seven new theatres with 45 screens during the remainder of 2011 and seven new theatres with 48 screens subsequent to 2011, which we expect will require investing an additional $66 million in our Latin American markets. We also plan to install digital projection technology in all of our international auditoriums, which allows us to present 3-D and alternative content in these markets. We have also installed ten of our proprietary XD auditoriums in our international theatres and have plans to install approximately 20 to 25 additional XD auditoriums internationally during the remainder of 2011.

Commitment to Digital Innovation.  Our commitment to technological innovation has resulted in us having 1,939 digital auditoriums in the U.S. as of March 31, 2011, 1,419 of which are 3-D compatible. We also had 256 digital auditoriums in our international markets as of March 31, 2011, all of which are 3-D compatible. See further discussion of our digital expansion at “Conversion to Digital Projection Technology”. We are planning to convert 100% of our worldwide circuit to digital projection technology, approximately 40-50% of which will be 3-D compatible. We also plan to expand our XD auditorium footprint in various markets throughout the U.S. and in select international markets, which offers our patrons a premium movie-viewing experience.

Theatre Operations

As of March 31, 2011, we operated 431 theatres and 4,941 screens in 39 states and 13 Latin American countries. Our theatres in the U.S. are primarily located in mid-sized U.S. markets, including suburbs of major metropolitan areas. We believe these markets are generally less competitive and generate high, stable margins. Our theatres in Latin America are primarily located in major metropolitan markets, which we believe are generally underscreened. The following tables summarize the geographic locations of our theatre circuit as of March 31, 2011.

United States Theatres

	Total	Total
State	Theatres	Screens

Texas	79	1,030
California	61	740
Ohio	19	213
Utah	14	177
Nevada	10	154
Illinois	9	128
Colorado	8	127
Oregon	7	102
Kentucky	7	87
Arizona	6	90
Pennsylvania	6	89
Oklahoma	6	71
Florida	5	98
Louisiana	5	74
Indiana	5	48
New Mexico	4	54
Virginia	4	52
North Carolina	4	41
Mississippi	3	41
Iowa	3	37
Arkansas	3	36
Washington	2	30
Georgia	2	27
New York	2	27
South Dakota	2	26
South Carolina	2	22
West Virginia	2	22
Maryland	1	24
Kansas	1	20
Alaska	1	16
Michigan	1	16
New Jersey	1	16
Missouri	1	15
Tennessee	1	14
Wisconsin	1	14
Massachusetts	1	12
Delaware	1	10
Minnesota	1	8
Montana	1	8

Total	292	3,816

International Theatres

	Total	Total
Country	Theatres	Screens

Brazil	49	409
Mexico	31	296
Colombia	13	74
Central America(1)	12	83
Chile	11	87
Argentina	10	80
Peru	9	70
Ecuador	4	26

Total	139	1,125

(1)	Includes Honduras, El Salvador, Nicaragua, Costa Rica, Panama and Guatemala.

We first entered Latin America when we began operating movie theatres in Chile in 1993 and Mexico in 1994. Since then, through our focused international strategy, we have developed into the most geographically diverse theatre circuit in the region. We have balanced our risk through a diversified international portfolio, currently operating theatres in twelve of the fifteen largest metropolitan areas in Latin America. In addition, we have achieved significant scale in Brazil and Mexico, the two largest Latin American economies, with 409 screens in Brazil and 296 screens in Mexico as of March 31, 2011.

We believe that certain markets within Latin America continue to be underserved as penetration of movie screens per capita in Latin American markets is substantially lower than in the U.S. and European markets. We will continue to build and expand our presence in underserved international markets, with emphasis on Latin America, and fund our expansion primarily with cash flow generated in those markets. We are able to mitigate cash flow exposure to currency fluctuations by using local currencies to collect a majority of our revenues and fund a majority of the costs of our international operations. Our geographic diversity throughout Latin America has allowed us to maintain consistent revenue growth, notwithstanding currency and economic fluctuations that may affect any particular market. Our international revenues were approximately $564.2 million during 2010 compared to $421.8 million during 2009.

Film Licensing

In the domestic marketplace, our film department negotiates with film distributors, which are made up of the traditional major film companies, specialized and art divisions of some of these major film companies, and many other independent film distributors. The film distributors are responsible for determining film release dates, the related marketing campaigns and the expenditures related to marketing materials, television spots and other advertising outlets. The marketing campaign of each movie may include tours of the actors in the movies and coordination of articles and features about each movie. We are responsible for booking the films in negotiated film zones, which are either free zones or competitive zones. In free zones, movies can be booked without regard to the location of another exhibitor within that area. In competitive zones, the distributor allocates their movies to the exhibitors located in that area generally based on demographics and grossing potential of that particular area. We are the sole exhibitor in approximately 91% of the 246 film zones in which our first run U.S. theatres operate. In film zones where there is no direct competition from other theatres, we select those films that we believe will be the most successful from those offered to us by film distributors.

Internationally, our local film personnel negotiate with local offices of major film distributors as well as local film distributors to license films for our international theatres. In the international marketplace, films are not allocated to a single theatre in a geographic film zone, but played by competitive theatres simultaneously. Our theatre personnel focus on providing excellent customer service, and we provide a modern facility with the most up-to-date sound systems, comfortable stadium style seating and other amenities typical of modern

American-style multiplexes, which we believe gives us a competitive advantage in markets where competing theatres play the same films. Of the 1,125 screens we operate in international markets, approximately 75% have no direct competition from other theatres.

Our film rental fees in the U.S. are generally based on a film’s box office receipts and either mutually agreed upon firm terms, a sliding scale formula, or a mutually agreed upon settlement, subject to the film licensing agreement. Under a firm terms formula, we pay the distributor a mutually agreed upon specified percentage of box office receipts. Under a sliding scale formula, we pay a percentage of box office revenues using a pre-determined matrix that is based upon box office performance of the film. The settlement process allows for negotiation of film rental fees upon the conclusion of the film run based upon how the film performs. Internationally, our film rental fees are primarily based on mutually agreed upon firm terms that are based upon a specified percentage of box office receipts.

We regularly play art and independent films at many of our U.S. theatres, providing a variety of film choices to our patrons. Bringing art and independent films to our theatres allows us to benefit from the growth in the art and independent market driven by the more mature patron and increased interest in art, foreign and documentary films. High profile film festivals, such as the Sundance Film Festival, have contributed to interest in this genre. Recent hits such as The Kids are Alright, Black Swan, and The King’s Speech have demonstrated the box office potential of art and independent films.

Food, Beverages and Amusements

Concession sales are our second largest revenue source, representing approximately 30% of total revenues for each of the years ended December 31, 2008, 2009 and 2010. Concession sales have a much higher margin than admissions sales. We have devoted considerable management effort to increase concession sales and improve operating margins. These efforts include implementation of the following strategies:

•	Optimization of product mix. We offer concession products that primarily include various sizes and types of popcorn, soft drinks, coffees, juices, candy and quickly-prepared food, such as hot dogs, nachos and ice cream. Different varieties and flavors of candy and drinks are offered at theatres based on preferences in that particular market. Our point of sale system allows us to monitor product sales and make changes to product mix when necessary, which also allows us to take advantage of national product launches. Specially priced combos and promotions are introduced on a regular basis to increase average concession purchases as well as to attract new buyers. We periodically offer our loyal patrons opportunities to receive a discount on certain products by offering reusable popcorn tubs and soft drink cups that can be refilled at a discount off the regular price.

•	Staff training. Employees are continually trained in “suggestive-selling” and “upselling” techniques. Consumer promotions conducted at the concession stand usually include a motivational element that rewards theatre staff for exceptional sales of certain promotional items.

•	Theatre design. Our theatres are designed to optimize efficiencies at the concession stands, which include multiple service stations throughout a theatre to facilitate serving more customers more quickly. We strategically place large concession stands within theatres to heighten visibility, reduce the length of concession lines, and improve traffic flow around the concession stands. We have self-service concession areas in many of our domestic theatres, which allow customers to select their own refreshments and proceed to the cash register when they are ready. This design allows for efficient service, enhanced choices and superior visibility of concession items. Concession designs in many of our new domestic theatres have incorporated the self-service model.

•	Cost control. We negotiate prices for concession supplies directly with concession vendors and manufacturers to obtain volume rates. Concession supplies are distributed through a national distribution network. The concession distributor supplies and distributes inventory to the theatres, who place orders directly with the vendors to replenish stock. We conduct a weekly inventory of all concession products at each theatre to ensure proper stock levels are maintained for business.

Pre-Feature Screen Advertising

In our domestic markets, our theatres are part of the in-theatre digital network operated by NCM. NCM’s primary activities that impact our theatres include: advertising through its branded “First Look” pre-feature entertainment program, lobby promotions and displays; live and pre-recorded networked and single-site meetings and events; and live and pre-recorded concerts, sporting events and other non-film entertainment programming. We believe that the reach, scope and digital delivery capability of NCM’s network provides an effective platform for national, regional and local advertisers to reach an engaged audience. We receive a monthly theatre access fee for participation in the NCM network. In addition, we are entitled to receive mandatory quarterly distributions of excess cash from NCM. As of March 31, 2011, we had an approximate 15.8% ownership interest in NCM. See Note 6 to the condensed consolidated financial statements incorporated by reference into this prospectus.

In many of our international markets, we outsource our screen advertising to local companies who have established relationships with local advertisers that provide similar benefits as NCM. The terms of our international screen advertising contracts vary by country. In some locations, we earn a percentage of the screen advertising revenues collected by our partners and in other locations we are paid a fixed annual fee for access to our screens.

Conversion to Digital Projection Technology

The motion picture exhibition industry began its conversion to digital projection technology during 2009.

Participation in Digital Cinema Implementation Partners

During 2007, we, AMC and Regal entered into DCIP as a joint venture, to facilitate the implementation of digital cinema in our U.S. theatres and to establish agreements with major motion picture studios for the financing of digital cinema. Digital cinema developments are managed by DCIP, subject to certain approvals by us, AMC and Regal with each of us having an equal voting interest in DCIP. DCIP’s wholly-owned subsidiary, Kasima, LLC, or Kasima, executed long-term deployment agreements with all of the major motion picture studios, under which Kasima receives a virtual print fee from such studios for each digital presentation. In accordance with these agreements, the digital projection systems deployed by Kasima comply with the technology and security specifications developed by the Digital Cinema Initiatives studio consortium. Kasima leases digital projection systems to us, AMC and Regal under master lease agreements that have an initial term of 12 years.

On March 10, 2010, we signed a master lease agreement and other related agreements (collectively the “agreements”) with Kasima. Upon signing these agreements, we contributed cash and our existing digital projection systems to DCIP. Subsequent to the contributions, we had a 33% voting interest in DCIP and a 24.3% economic interest in DCIP. As of March 31, 2011, we had 1,939 digital auditoriums in the U.S., 1,419 of which are capable of exhibiting 3-D content. We ultimately expect to install digital projection systems in all of our auditoriums, with approximately 40-50% being 3-D compatible.

International Markets

In our international markets, we continue to convert our auditoriums to digital projection technology. The digital projection systems we deploy are generally funded with operating cash flows generated by each international country. As of March 31, 3011, we had 256 digital auditoriums in our international markets, all of which are capable of exhibiting 3-D content. Similar to our domestic markets, we expect to install digital projection systems in all of our international auditoriums.

Marketing

In the U.S., we rely on Internet advertising and also newspaper directory film schedules. Radio and television advertising spots are used to promote certain motion pictures and special events. We exhibit previews of coming attractions and films we are currently playing as part of our pre-feature program. We offer patrons access to movie times, the ability to buy and print their tickets at home and purchase gift cards at our website www.cinemark.com. Customers subscribing to our weekly email receive targeted information about current and upcoming films at their preferred Cinemark theatre(s), including details about advanced tickets, special events, concerts and live broadcasts; as well as contests, promotions, and exclusive coupons for concession savings. We partner with film distributors to use monthly web contests to drive traffic to our website and to ensure that customers visit often. In addition, we work with all of the film distributors on a regular basis to promote their films with local, regional and national programs that are exclusive to our theatres. These programs may involve customer contests, cross-promotions with the media and third parties and other means to increase patronage for a particular film showing at one of our theatres. We have also developed an iPhone application in the U.S. that allows patrons to check showtimes and purchase tickets.

Internationally, we exhibit upcoming and current film previews on screen, we partner with film distributors for certain promotions and advertise our new locations through various forms of media and events. We partner with large multi-national corporations in the large metropolitan areas in which we have theatres to promote our brand, our image and to increase attendance levels at our theatres. Our customers are encouraged to register on our Web site to receive weekly information by email for showtime information, invitations to special screenings, sponsored events and promotional information. In addition, our customers can request to receive showtime information on their cell phones. We also have loyalty programs in some of our international markets that allow customers to pay a nominal fee for a membership card that provides them with certain admissions and concession discounts. In addition, we have introduced an iPhone application in Brazil ranking among the top ten downloads in Brazil’s local Apple stores. The application allows consumers to check showtimes and purchase tickets for our Brazil theatres.

Our domestic and international marketing departments also focus on maximizing ancillary revenue, which includes the sale of our gift cards and our SuperSaver discount tickets. We market these programs to such business representatives as realtors, human resource managers, incentive program managers and hospital and pharmaceutical personnel. Gift cards can be purchased for certain of our locations at our theatres or online through our Web site, www.cinemark.com. SuperSavers are also sold online at www.cinemark.com or via phone, fax or email by our local corporate offices and are also available at certain retailers in the U.S.

Online Sales

Our patrons may purchase advance tickets for all of our domestic screens and approximately seventy-five percent of our international screens by accessing our corporate Web site at www.cinemark.com. Advance tickets may also be purchased for our domestic screens at www.fandango.com. Our iPhone applications in the U.S. and Brazil currently offer patrons the ability to purchase tickets. Our Internet initiatives help improve customer satisfaction, allowing patrons who purchase tickets over the Internet to often bypass lines at the box office by printing their tickets at home or picking up their tickets at kiosks located at the theatre.

Point of Sale Systems

We have developed our own proprietary point of sale system to enhance our ability to maximize revenues, control costs and efficiently manage operations. The system is currently installed in all of our U.S. theatres. The point of sale system provides corporate management with real-time admissions and concession revenues data and reports to allow for timely changes to movie schedules, including extending film runs, increasing the number of screens on which successful movies are being played, or substituting films when gross receipts do not meet expectations. Real-time seating, as well as reserved seating, and box office information is available to box office personnel, preventing overselling of a particular film and providing faster and more accurate responses to customer inquiries regarding showtimes and available seating. The system tracks concession sales by product, provides in-theatre inventory reports for efficient inventory management and control, offers numerous ticket pricing options, connects with digital concession signage for real-time pricing modifications, integrates Internet ticket sales and processes credit card transactions. Barcode scanners, pole displays, touch screens, credit card readers and other equipment are integrated with the system to enhance its functions and provide print at home and mobile ticketing. In our international locations, we currently use other point of sale systems that have been developed by third parties, which have been certified as compliant with applicable governmental regulations and provide generally the same capabilities as our proprietary point of sale system.

Competition

We are a leader in the motion picture exhibition industry in terms of both attendance and the number of screens in operation. We compete against local, regional, national and international exhibitors with respect to attracting patrons, licensing films and developing new theatre sites.

We are the sole exhibitor in approximately 91% of the 246 film zones in which our first run U.S. theatres operate. In film zones where there is no direct competition from other theatres, we select those films that we believe will be the most successful from those offered to us by film distributors. Where there is competition, the distributor allocates their movies to the exhibitors located in that area generally based on demographics and grossing potential of that particular area. Of the 1,125 screens we operate outside of the U.S., approximately 75% of those screens have no direct competition from other theatres. In areas where we face direct competition, our success in attracting patrons depends on location, theatre capacity, quality of projection and sound equipment, film showtime availability, customer service quality, and ticket prices. The competition for film licensing in the U.S. is dependent upon factors such as the theatre’s location and its demographics, the condition, capacity and revenue potential of each theatre, and licensing terms.

We compete for new theatre sites with other movie theatre exhibitors as well as other entertainment venues, with securing a potential site being dependent upon factors such as committed investment and resources, theatre design and capacity, revenue and patron potential, and financial stability.

We also face competition from a number of other motion picture exhibition delivery systems, such as DVDs, network and syndicated television, video on-demand, pay-per-view television and the Internet. We also face competition from other forms of entertainment competing for the public’s leisure time and disposable income, such as concerts, theme parks and sporting events.

Corporate Operations

Our corporate headquarters is located in Plano, Texas. Personnel at our corporate headquarters provide oversight for our domestic and international theatres. Domestic personnel at our corporate headquarters include our executive team and department heads in charge of film licensing, concessions, theatre operations, theatre construction and maintenance, real estate, human resources, legal, finance and accounting, audit, information systems support and marketing. Our U.S. operations are divided into 16 regions, primarily organized geographically, each of which is headed by a region leader.

International personnel at our corporate headquarters include our President of Cinemark International, L.L.C. and department heads in charge of film licensing, concessions, theatre operations, theatre construction, real estate, legal, audit, information systems and accounting. We have eight regional offices in Latin America responsible for the local management of theatres in thirteen individual countries (Honduras, El Salvador, Nicaragua, Costa Rica, Panama and Guatemala are operated out of one Central American regional office). Each regional office is headed by a general manager and includes personnel in film licensing, marketing, human resources, information systems, operations and accounting. We have a chief financial officer in both Brazil and Mexico, which are our two largest international markets. The regional offices are staffed with experienced personnel from the region to mitigate cultural and operational barriers.

Employees

We have approximately 14,600 employees in the U.S., approximately 10% of whom are full time employees and 90% of whom are part time employees. We have approximately 7,400 employees in our international markets, approximately 63% of whom are full time employees and approximately 37% of whom are part time employees. Some of our U.S. employees are represented by unions under collective bargaining agreements, and some of our international locations are subject to union regulations. We regard our relations with our employees to be satisfactory.

Regulations

The distribution of motion pictures is largely regulated by federal and state antitrust laws and has been the subject of numerous antitrust cases. The manner in which we can license films from certain major film distributors is subject to consent decrees resulting from these cases. Consent decrees bind certain major film distributors and require the films of such distributors to be offered and licensed to exhibitors, including us, on a theatre-by-theatre and film-by-film basis. Consequently, exhibitors cannot enter into long-term arrangements with major distributors, but must negotiate for licenses on a theatre-by-theatre and film-by-film basis.

We are subject to various general regulations applicable to our operations including the ADA. We develop new theatres to be accessible to the disabled and we believe we are substantially compliant with current regulations relating to accommodating the disabled. Although we believe that our theatres comply with the ADA, we have been a party to lawsuits which claim that our handicapped seating arrangements do not comply with the ADA or that we are required to provide captioning for patrons who are deaf or are severely hearing impaired.

Our theatre operations are also subject to federal, state and local laws governing such matters as wages, working conditions, citizenship, health and sanitation requirements and licensing.

Financial Information About Geographic Areas

We currently have operations in the U.S., Brazil, Mexico, Chile, Colombia, Argentina, Peru, Ecuador, Honduras, El Salvador, Nicaragua, Costa Rica, Panama and Guatemala, which are reflected in the consolidated financial statements. See Note 23 to the consolidated financial statements incorporated by reference into this prospectus for segment information and financial information by geographic area.

Properties

United States

As of March 31, 2011, in the U.S., we operated 250 theatres with 3,225 screens pursuant to leases and own the land and building for 42 theatres with 591 screens. Our leases are generally entered into on a long-term basis with terms, including optional renewal periods, generally ranging from 20 to 45 years. As of March 31, 2011, approximately 9% of our theatre leases in the U.S., covering 23 theatres with 174 screens, have remaining terms, including optional renewal periods, of less than six years. Approximately 10% of our theatre leases in the U.S., covering 24 theatres with 199 screens, have remaining terms, including optional renewal periods, of between six and 15 years and approximately 81% of our theatre leases in the U.S., covering 203 theatres with 2,852 screens, have remaining terms, including optional renewal periods, of more than 15 years. The leases generally provide for a fixed monthly minimum rent payment, with certain leases also subject to additional percentage rent if a target annual revenue level is achieved. We also lease an office building in Plano, Texas for our corporate headquarters.

International

As of March 31, 2011, internationally, we operated 139 theatres with 1,125 screens, all of which are leased. Our international leases are generally entered into on a long term basis with terms, including optional renewal periods, generally ranging from 5 to 40 years. The leases generally provide for contingent rental based upon operating results with an annual minimum. As of March 31, 2011, approximately 5% of our international theatre leases, covering seven theatres with 54 screens, have a remaining term, including optional renewal periods, of less than six years. Approximately 42% of our international theatre leases, covering 58 theatres and 476 screens, have remaining terms, including optional renewal periods, of between six and 15 years and approximately 53% of our international theatre leases, covering 74 theatres and 595 screens, have remaining terms, including optional renewal periods, of more than 15 years. We also lease office space in eight regions in Latin America for our local management.

See Note 22 to the consolidated financial statements incorporated by reference into this prospectus for information regarding our minimum lease commitments. We periodically review the profitability of each of our theatres, particularly those whose lease terms are nearing expiration, to determine whether to continue its operations.

Legal Proceedings

From time to time, we are involved in other various legal proceedings arising from the ordinary course of our business operations, such as personal injury claims, employment matters, landlord-tenant disputes, patent claims and contractual disputes, some of which are covered by insurance or by indemnification from vendors. We believe our potential liability with respect to these types of proceedings is not material, individually or in the aggregate, to our financial position, results of operations and cash flows.

MANAGEMENT

Executive Officers

Set forth below is the name, age, position and a brief account of the business experience of our directors and executive officers:

Name	Age	Position

Lee Roy Mitchell	74	Chairman of the Board
Alan W. Stock	50	Chief Executive Officer; Director
Timothy Warner	66	President; Chief Operating Officer; Director
Robert Copple	52	Executive Vice President; Treasurer; Chief Financial Officer; Assistant Secretary; Director
Valmir Fernandes	50	President-Cinemark International L.L.C.
Michael Cavalier	44	Senior Vice President-General Counsel and Secretary;
Tom Owens	54	Senior Vice President-Real Estate
Steve Bunnell	51	Senior Vice President-Film Licensing

Lee Roy Mitchell has served as Chairman of the Board since March 1996 and as a director since our inception in 1987. Mr. Mitchell served as our Chief Executive Officer from our inception until December 2006. Mr. Mitchell was Vice Chairman of the Board from March 1993 until March 1996 and was President from our inception in 1987 until March 1993. From 1985 until 1987, Mr. Mitchell served as President and Chief Executive Officer of a predecessor corporation. Mr. Mitchell currently serves on the board of directors of Texas Capital Bancshares, Inc. and NCMI. Mr. Mitchell is also on the board of directors of the National Association of Theatre Owners, Champions for Life and Dallas County Community College. Mr. Mitchell has been engaged in the motion picture exhibition business for over 50 years. Mr. Mitchell is the brother-in-law of Walter Hebert, III, the Senior Vice President — Purchasing of the Company.

Alan W. Stock has served as Chief Executive Officer since December 2006. Mr. Stock served as President from March 1993 until December 2006 and as Chief Operating Officer from March 1992 until December 2006. Mr. Stock also served as a director from April 1992 until April 2004. Mr. Stock was Senior Vice President from June 1989 until March 1993. Mr. Stock has been engaged in the motion picture exhibition business for 30 years.

Timothy Warner has served as President and Chief Operating Officer since December 2006. Mr. Warner served as Senior Vice President from May 2002 until December 2006 and President of Cinemark International, L.L.C. from August 1996 until December 2006. Mr. Warner has been engaged in the motion picture exhibition business for 43 years.

Robert Copple has served as Executive Vice President since January 2007 and as Senior Vice President, Treasurer, Chief Financial Officer and Assistant Secretary since August 2000 and also served as a director from September 2001 until April 2004. Mr. Copple was acting Chief Financial Officer from March 2000 until August 2000. From August 1997 until March 2000, Mr. Copple was President of PBA Development, Inc., an investment management and venture capital company controlled by Mr. Mitchell. From June 1993 until July 1997, Mr. Copple was Director of Finance of our company. Prior to joining our Company, Mr. Copple was a Senior Manager with Deloitte & Touche, LLP where he was employed from 1982 until 1993.

Valmir Fernandes has served as President of Cinemark International since March 2007. From 1996 until March 2007, Mr. Fernandes was the general manager of Cinemark Brasil S.A.

Michael Cavalier has served as Senior Vice President-General Counsel since January 2006, as Vice President-General Counsel since August 1999, as Assistant Secretary from May 2001 until December 2003 and as Secretary since December 2003. From July 1997 until July 1999, Mr. Cavalier was General Counsel of our Company and from July 1993 until July 1997 was Associate General Counsel.

Tom Owens has served as Senior Vice President-Real Estate since January 2007, as Vice President-Development since December 2003 and as Director of Real Estate since April 2002. From 1998 until April 2001, Mr. Owens was President of NRE, a company he founded that specialized in the development and financing of motion picture theatres. From 1996 until 1998, Mr. Owens served as President of Silver Cinemas International, Inc., a motion picture exhibitor. From 1993 until 1996, Mr. Owens served as our Vice President-Development.

Steve Bunnell has served as Senior Vice President-Film Licensing since May 2009. From March 2006 until May 2009, Mr. Bunnell was the Chairman of Distribution of The Weinstein Company, an independent film studio. From May 1993 until February 2006, Mr. Bunnell was the Senior Vice President and Head Film Buyer of Loews Cineplex Entertainment, the oldest theatre chain in North America until its merger with AMC Entertainment in 2006.

Composition of the Board of Directors

Our board of directors consists of four members. The individuals currently serving on the board are Lee Roy Mitchell, Alan Stock, Tim Warner and Robert Copple. The Chairman of the Board is Lee Roy Mitchell. Our board of directors is elected annually, and each director holds office for a one-year term. Our directors receive no additional compensation for their service as directors.

The Company does not have a standing audit committee, nominating committee or compensation committee; however, such functions are conducted by committees of the Cinemark Holdings board, or the Holdings Board.

Cinemark Holdings Directors

The Holdings Board is currently comprised of ten members. Cinemark Holdings’s Second Amended and Restated Certificate of Incorporation provides that the Holdings Board consists of three classes of directors, designated as Class I, Class II and Class III, and the members of each class are elected to serve a three-year term, with the terms of office of each class ending in successive years. On April 9, 2007, immediately prior to Cinemark Holdings’s initial public offering, it entered into a director nomination agreement, or the Director Nomination Agreement, with certain stockholders permitting those certain stockholders to designate persons for appointment or nomination for election to the Holdings Board. Pursuant to the Director Nomination Agreement, MDCP has the right to designate five nominees to the Holdings Board, the Mitchell Investors (as defined in the Director Nomination Agreement) have the right to designate two nominees to the Holdings Board, Syufy Enterprises, LP had the right to designate one nominee to the Holdings Board and the Quadrangle Investors (as defined in the Director Nomination Agreement) had the right to designate one nominee to the Holdings Board. Effective August 25, 2010 and December 9, 2009, Syufy Enterprises and Quadrangle Investors, respectively, no longer have a right to designate a nominee to the Holdings Board as they have sold their beneficial ownership in the common stock of Cinemark Holdings. However, Raymond Syufy, a former nominee of Syufy Enterprises and Peter Ezersky, a former nominee of the Quadrangle Investors are continuing as Class III and Class II directors respectively, subject to their re-election upon the expiry of their terms.

Set forth below is the name, age, position and a brief account of the business experience of the directors of Cinemark Holdings:

Name	Age	Position

Lee Roy Mitchell	74	Chairman; Director
Benjamin D. Chereskin	52	Director
Vahe A. Dombalagian	37	Director
Peter R. Ezersky	50	Director
Enrique F. Senior	67	Director
Raymond W. Syufy	48	Director
Carlos M. Sepulveda	53	Director
Roger T. Staubach	69	Director
Donald G. Soderquist	77	Director
Steven P. Rosenberg	52	Director

Lee Roy Mitchell is our founder. He has served as Chairman since March 1996 and as a director since our inception in 1987. Mr. Mitchell served as our Chief Executive Officer from our inception in 1987 until December 2006. Mr. Mitchell was Vice Chairman from March 1993 until March 1996 and was President from our inception in 1987 until March 1993. Mr. Mitchell currently serves on the board of directors of Texas Capital Bancshares, Inc. and NCMI. Mr. Mitchell’s other affiliations include service on the board of directors of the National Association of Theatre Owners, Champions for Life and Dallas County Community College. Mr. Mitchell is the brother-in-law of Walter Hebert, III, our Senior Vice-President-Purchasing.

Benjamin D. Chereskin has served as a director since April 2004 and is the chairperson of the nominating and corporate governance committee and the compensation committee of the Holdings Board. Mr. Chereskin is President of Profile Management LLC, or Profile Management, which he founded in October 2009. Prior to founding Profile Management, Mr. Chereskin was a Managing Director and Member of MDP from 1993 until October 2009 having co-founded the firm in 1993. Prior to co-founding MDP, Mr. Chereskin was with First Chicago Venture Capital for nine years. Mr. Chereskin currently serves on the board of directors of Tuesday Morning Corporation. Mr. Chereskin’s other affiliations include service on the board of directors of BF Bolthouse Holdco LLC, CDW Corporation, KIPP Chicago and board of trustees of The University of Chicago Medical Center and The University of Chicago Laboratory Schools.

Vahe A. Dombalagian has served as a director since April 2004 and is a member of the nominating and corporate governance committee and the compensation committee of the Holdings Board. Mr. Dombalagian is a Managing Director of Madison Dearborn Partners, LLC, or MDP, and has been with the Madison Dearborn entities since July 2001. Prior to joining Madison Dearborn, Mr. Dombalagian was with Texas Pacific Group and Bear, Stearns & Co., Inc. Mr. Dombalagian’s other affiliations include service on the board of directors of La Fitness International, LLC, Nuveen Investments, Inc. and TransUnion Corporation.

Peter R. Ezersky has served as a director since December 2004 and is a member of the audit committee of the Holdings Board. Since 2000, Mr. Ezersky has been the Managing Principal of Quadrangle Group LLC, or the Quadrangle Group, a private equity firm, focused on the firm’s media and communications private equity business. Prior to the formation of the Quadrangle Group in March 2000, Mr. Ezersky was a Managing Director of Lazard Frères & Co. LLC and headed the firm’s worldwide Media and Communications Group. Mr. Ezersky currently serves on the board of directors of Dice Holdings, Inc. (compensation and nominating and corporate governance committees) and was a member of the board of directors of Protection One, Inc. from October 2009 to June 2010.

Enrique F. Senior has served as a director since April 2004. Mr. Senior is a Managing Director of Allen & Company LLC, a boutique investment bank, and has been employed by the firm since 1972. Mr. Senior serves on the board of directors of Grupo Televisa S.A. de C.V., Coca Cola FEMSA S.A. de C.V, FEMSA S.A. de C.V. and Univision Communications, Inc. He has served as a financial advisor to several corporations including Coca-Cola Company, General Electric, CapCities/ABC, Columbia Pictures and QVC Networks.

Raymond W. Syufy has served as a director since October 2006. Mr. Syufy began working for Century Theatres, Inc. or Century Theatres, in 1977 and held positions in each of the major departments within Century Theatres. In 1994, Mr. Syufy was named president of Century Theatres and was later appointed chief executive officer and chairman of the board of directors of Century Theatres. Mr. Syufy resigned as an officer and director of Century Theatres upon the consummation of our acquisition of Century Theatres in 2006. Since then Mr. Syufy has presided as chief executive officer of Syufy Enterprises, a retail and real estate holding company with operations in California, Nevada, Arizona, Colorado, and Texas.

Carlos M. Sepulveda has served as a director since June 2007. Mr. Sepulveda serves as chairman of the audit committee of the Holdings Board and is designated as the audit committee financial expert. Mr. Sepulveda has been the President and Chief Executive Officer of Interstate Battery System International, Inc., or Interstate Battery, a seller of automotive and commercial batteries, since March 2004 and was its Executive Vice President from 1995 until 2004. Prior to joining Interstate Battery in 1990, he was an audit partner with the accounting firm of KPMG Peat Marwick in Austin, New York and San Francisco for 11 years. Mr. Sepulveda’s other affiliations include serving as the chairman of the board of Triumph Consolidated Companies.

Roger T. Staubach has served as a director since June 2007. Since July 2008, Mr. Staubach has been the Executive Chairman, Americas, of Jones Lang LaSalle, a financial and professional services firm specializing in real estate services and investment management. Prior to joining Jones Lang LaSalle, Mr. Staubach was the Executive Chairman of The Staubach Company, a global commercial real estate strategy and services firm founded by him in 1982. Before establishing The Staubach Company, Mr. Staubach played professional football from 1969 to 1979 with the Dallas Cowboys and was the Chairman of the Host Committee for Super Bowl XLV. He is also involved with The Children’s Cancer Fund, the United States Naval Academy Foundation and numerous other civic, charitable and professional organizations. Mr. Staubach currently serves on the board of directors of AMR Corporation.

Donald G. Soderquist has served as a director since June 2007. Since 2001, he has been a motivational speaker and business counselor for OnCourse, LLC, a financial planning and investment advisory firm. Mr. Soderquist was Senior Vice Chairman of Wal-Mart Stores, Inc., the world’s largest retailer, from January 1999 to August 2000. Prior to 1999, Mr. Soderquist was Vice Chairman and Chief Operating Officer of Wal-Mart Stores, Inc. from 1988 through 2000 and served on the board of directors from 1980 through 2002. Mr. Soderquist is also the founder of Soderquist Center for Leadership and Ethics at John Brown University. Mr. Soderquist’s other affiliations include service on the board of directors of ARVEST Bank, John Brown University and the Salvation Army-National.

Steven P. Rosenberg has served as a director since April 2008 and is a member of the audit committee of the Holdings Board. Mr. Rosenberg is the President of SPR Ventures Inc., a private investment firm he founded in 1997, and has been the President of SPR Packaging LLC, a manufacturer of flexible packaging, since 2006. From 1992 until 1997, Mr. Rosenberg was the President of the Arrow division of ConAgra, Inc., a leading manufacturer of grocery products. Mr. Rosenberg currently serves on the board of directors of Texas Capital Bancshares, Inc. and PRGX Global, Inc.

Director Independence

Based upon the review of the nominating and corporate governance committee of the Holdings Board, the Holdings Board has determined, in its business judgment, that (a) the majority of the Holdings Board is independent, (b) each of Messrs. Chereskin, Dombalagian, Ezersky, Rosenberg, Senior, Sepulveda, Soderquist, and Staubach is independent within the meaning of the rules of the New York Stock Exchange, or the NYSE, director independence standards, as currently in effect, (c) each of Messrs. Ezersky, Rosenberg and Sepulveda meets all applicable requirements of the Commission and NYSE for membership in the audit committee of the Holdings Board and (d) Mr. Sepulveda is an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the Commission, and satisfies the NYSE’s financial experience requirements. For purposes of Holdings Board membership, the Holdings Board has affirmatively determined the independence of each member of the Holdings Board based on the independence standards of the NYSE. The bright-line tests for independence are whether the director:

1. is or has been within the last 3 years an employee of Cinemark Holdings or an immediate family member is, or has been within the last three years, an executive officer of Cinemark Holdings;

2. has received, or has an immediate family member who has received, during any 12 month period within the last 3 years, more than $120,000 in direct compensation from Cinemark Holdings (other than director and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service);

3. (a) is a current partner or employee that is Cinemark Holdings’s internal or external auditor; (b) an immediate family member is a current partner of such a firm; (c) an immediate family member is a current employee of such firm and personally works on Cinemark Holdings’s audit; or (d) is or an immediate family member was within the last 3 years a partner or employee of such a firm and personally worked on Cinemark Holdings’s audit within that time;

4. is or an immediate family member is, or has been within the last 3 years, employed as an executive officer of another company where any of Cinemark Holdings’s present executive officers at the same time serves or has served on that company’s compensation committee; or

5. is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Cinemark Holdings for property or services in an amount which, in any of the last 3 fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

We are a wholly-owned subsidiary of Cinemark Holdings, a publicly traded company on the NYSE, traded under the symbol “CNK”. We do not have a compensation committee. The compensation committee of the Holdings Board, which we refer to as the Compensation Committee, is responsible for establishing, implementing and monitoring Cinemark Holdings’s executive compensation program, including the compensation of our Chairman of the Board (Lee Roy Mitchell), Chief Executive Officer (Alan W. Stock), President (Tim Warner), Chief Financial Officer (Robert Copple) and President — Cinemark International (Valmir Fernandes). We refer to these executives as our named executive officers and they are the top five most highly compensated officers. Generally, the types of compensation and benefits provided to our named executive officers are similar to those provided to other officers of the Company. These executives are also the named executive officers and the top five most highly compensated officers of Cinemark Holdings.

Cinemark Holdings held a non-binding shareholder advisory vote at its 2011 Annual Meeting of Stockholders to approve the compensation of Cinemark Holdings’ named executives. The shareholder resolution was approved by over 79 percent of the votes cast. Although the Compensation Committee reviewed the outcome of the vote, the result did not impact compensation decisions with respect to our named executive officers.

The compensation discussion and analysis provides important information regarding our executive compensation program. The “named executive officers” are the five executives whose compensation is detailed in the compensation table. All members of management, including the named executive officers are referred to as “executive officers”.

Executive Summary

Our executive compensation philosophy is to enhance the value of our stockholders’ investment and reward and retain executive talent. The goals of our compensation program are:

•	enhance our long term competitive advantage and sustainable profitability, thereby contributing to the value of our stockholders’ investment;

•	attract, motivate, reward and retain high caliber talent who will direct the Company to increase value for its stockholders;

•	align the executives’ and stockholders’ long-term interests;

•	minimize incentives for risky business practices with short-term impact; and

•	support our business strategy by defining specific business criteria and performance targets for executives and rewarding achievement of these targets.

The principal elements of our executive compensation are as follows:

•	base salaries;

•	annual performance-based cash incentive payments; and

•	annual long term equity incentive compensation.

Generally, total compensation of all executive officers is distributed between the three elements. The annual base salary is the only portion of the compensation guaranteed to the executive officers and is set by the Compensation Committee in December of the prior fiscal year. In 2008, the stockholders of Cinemark Holdings approved the performance-based cash incentive compensation pursuant to the Cinemark Holdings, Inc. Performance Bonus Plan, or the Bonus Plan. Incentive compensation under the Bonus Plan is paid based upon the performance of the Company during the fiscal year measured against an objective business criteria and performance factors set up during the first quarter of the fiscal year by the Compensation Committee. The objective of the Bonus Plan is to make cash bonus payments annually to executives provided the Company achieves certain pre-established metrics.

Long term equity incentive compensation awarded annually pursuant to the Restated Plan, approved by the stockholders of Cinemark Holdings in 2008, ties executive compensation to long-term Company performance. The Company believes that long-term performance is achieved through an ownership culture that encourages such performance and aligns the employee’s interests with the interests of our stockholders. In addition, we believe we must be able to attract and retain highly qualified executive officers as leaders to ensure our success and that long term equity incentive compensation is a key factor to attract and retain such officers. In order to achieve our compensation goals we balance the various elements of our compensation program. Performance awards entitle recipients to vest in or acquire shares of Cinemark Holdings’s common stock upon the attainment of specified performance goals over a three year performance period established by the Compensation Committee. The grants of performance awards are usually at a higher percentage of total compensation for the named executive officers compared to the other executive officers as the named executive officers have a greater leadership role in directing the Company. The restricted stock are awarded annually as a retention incentive. Restricted stock vesting is not tied to Company performance but have long-term vesting schedules of 50% each on the second and fourth anniversaries of the grant date, providing the executive is continuously employed with the Company through the vest date.

For 2010, the Compensation Committee granted the named executive officers and certain other executive officers additional shares of restricted stock and performance shares in the form of restricted stock units in the form of Cinemark Holdings’s common stock in consideration of the Company’s outperformance of its peer group and the industry and the leadership shown in not only guiding the Company through, but increasing its equity value during, the challenging economic environment over the previous years. The Compensation Committee determined that the additional awards awarded in 2010 were appropriate to incentivize these executive officers to continue to create long term value for the stockholders.

Since 2006, Cinemark Holdings has achieved year-over-year revenue growth and increased profitability. Over the four-year period from 2006 to 2009, Cinemark Holdings achieved the following:

•	average revenue growth of 18% compared to the peer group average increase of 8%;

•	average earnings per share of $1.15 compared to $0.22 for the peer group.

In 2010, Cinemark Holdings continued its strong performance record. Cinemark Holdings’s revenues for 2010 increased 8.3% to over $2 billion from 2009. Net income of Cinemark Holdings for 2010 increased to approximately $146 million from approximately $97 million for 2009.

We achieved these results not only because of factors such as our disciplined operating philosophy, business model, leading state-of-the-art technology and strong customer relationships but because of the leadership and strong management. Improving our results, positioning the Company for continued future success as a leader in the industry and increasing financial returns for our stockholders require that we foster and retain talent. Led by Chairman of the Board and founder Lee Roy Mitchell, Chief Executive Officer Alan W. Stock, President and Chief Operating Officer Timothy Warner, Chief Financial Officer Robert Copple and President of Cinemark International Valmir Fernandes, our management team has 14 to 52 years of theatre operating experience executing a focused strategy that has led to consistent operating results. This management team has successfully navigated the Company through many industry and economic cycles.

The pie charts below show the percentage composition of the total direct compensation for each named executive officer for 2010. The percentage of compensation component listed in each graph is calculated by dividing the value of compensation received under each category by the total direct compensation. The performance share percentages have been calculated based on a target level of achievement as the number of restricted stock units to vest cannot be determined prior to December 31, 2012.

The base salaries of the named executive officers, except Mr. Mitchell, were aligned closely to market midpoint. Mr. Mitchell’s base salary was between the market 50th and market 75th percentiles. The actual performance-based cash incentive payments received in February 2011 by the named executive officers for 2010 was between the market 50th and market 75th percentiles. Overall, the target total direct compensation of the named executive officers is below the market midpoint targeted total direct compensation.

The Compensation Committee believes our executive compensation program is not only effective at achieving our performance goals, but reasonable in relation to the programs of our peer group companies, and balanced in that it encourages our named executive officers to work for meaningful stockholder returns, without taking unnecessary or excessive risks. The highlights of our compensation program and compensation governance include:

•	Total direct compensation for our named executive officers is generally targeted to compensate between the 50th and 75th percentiles of our peer group companies for on-target performance.

•	Our compensation program for named executive officers rewards performance while minimizing incentives for risky business practices with short-term impact.

•	The change of control provisions in our employment agreements are “double trigger”.

•	No tax gross-ups upon termination of employment due to change of control.

•	Our named executive officers are prohibited from engaging in hedging transactions in Cinemark Holdings’s common stock.

The following section discusses the process of determining executive compensation and the specifics of the elements of compensation.

Roles and Responsibilities

Compensation Committee.  The Compensation Committee is responsible for:

•	determining the compensation for each of the named executive officers, and reviewing, evaluating and overseeing the Company’s compensation program;

•	determining the compensation for the other executive officers and other senior officers it deems appropriate;

•	establishing certain business criteria and performance targets relevant to compensation for the Chief Executive Officer and other executive officers and evaluating their performance against such business criteria and performance targets; and

•	approving the grant of all equity based compensation.

The Compensation Committee establishes the compensation of the Chief Executive Officer without management input, but may be assisted in this determination by outside compensation consultants. In establishing the compensation for the executive officers, the Compensation Committee may consider the recommendations of the Chief Executive Officer and input received from a compensation consultant. The Compensation Committee advises the board of its determination prior to implementation of annual cash incentive bonus and equity based awards for the named executive officers and executive officers it deems appropriate. While the Compensation Committee may consider input provided by the board, the decisions regarding performance-based cash incentive compensation and long term equity incentive compensation are made solely by the Compensation Committee.

Management.  The Chief Executive Officer conducts an annual review of the aggregate level of our executive compensation as part of our annual budget review and annual performance review. This review considers financial and non-financial criteria to measure our performance against internal goals and the performance of comparable companies in the theatrical exhibition industry. Annually, the Chief Executive Officer provides recommendations to the Compensation Committee for specific levels of base salary, target levels for annual performance-based cash incentive payments and long-term equity based compensation for the executive officers (other than for the Chief Executive Officer). Management also provides data with respect to the competitive market for executives and compensation levels provided by comparable companies, the compensation practices of companies in the theatrical exhibition industry and companies of comparable size and financial performance with whom we may compete for talent.

Compensation Consultant.  The Compensation Committee Charter authorizes the Compensation Committee to retain one or more compensation consultants to assist in the evaluation of the Chief Executive Officer or executive compensation. In 2007, the Company management, with the approval of the Compensation Committee, engaged an outside compensation consultant, Longnecker & Associates, which reviewed and made recommendations to our executive compensation program. The consultant is independent of management and provides data (including data provided by management) to the Compensation Committee for review and determination of compensation of individual executive officers. Longnecker & Associates does not provide any other services to the Company and works with the Company’s management only on matters for which the Compensation Committee is responsible. The consultant was re-engaged by management to make recommendations regarding the 2010 compensation levels of the executive officers based on appropriate peer companies and market survey data. For 2010, as in previous years, management provided comparable compensation data from Commission filings for a peer group of companies, namely, AMC Entertainment, Inc., Regal Entertainment Group, Inc., Carmike Cinemas, Inc. and IMAX Corporation. The Compensation Committee believes, based upon its experience and knowledge, that the executive compensation program discussed herein provides the best method to achieve our executive compensation goal of aligning stockholder interest of long-term growth while attracting, retaining and motivating key executive personnel.

Base Salary

The Compensation Committee seeks to keep base salary competitive and to establish the minimum levels of compensation that helps attract and retain qualified executives. Base salaries for the Chief Executive Officer and the other executive officers are determined by the Compensation Committee based on a variety of factors including:

•	nature and responsibility of the position;

•	expertise of the individual executive;

•	competitiveness of the market for the executive’s services;

•	potential for driving the Company’s success in the future;

•	peer data;

•	the performance reviews and recommendations of the Chief Executive Officer (except in the case of his own compensation); and

•	other judgmental factors deemed relevant by the Compensation Committee, such as recommendations of the compensation consultant.

The Compensation Committee has not adopted any formula with specific weightings assigned to any of the factors above. For the 2010 fiscal year, annual base salaries were reviewed during the fourth quarter of 2009. Following this review, for 2010, base salaries for our named executive officers increased 1% over their respective 2009 base salaries.

Annual Performance-Based Cash Incentive Compensation

In setting compensation, the Compensation Committee considers annual cash incentives based on Company performance to be an important tool in motivating and rewarding the performance of our executive officers. Performance-based cash incentive compensation is paid to our executive officers pursuant to our Bonus Plan to align executive pay with the financial performance of the Company. Under the Bonus Plan, during the first quarter of the fiscal year, the Compensation Committee establishes objective business criteria and performance factors for the Company for the fiscal year and based upon the performance of the Company during the fiscal year, the Compensation Committee awards annual cash incentive bonuses to the Bonus Plan participants prior to the end of the first quarter of the following fiscal year. The objective of the Bonus Plan is to make cash bonus payments annually to individuals based on the achievement of specific objective annual performance factors or business criteria that contributes to the growth, profitability and increased value of the Company.

The bonus process for the named executive officers under the Bonus Plan involves the following steps:

(1) Setting a Target Bonus.  During the first quarter of the fiscal year, the Compensation Committee approves the target bonus amount for each named executive officer. The target bonus amount may take into account all factors deemed relevant by the Compensation Committee, including recommendations from the Chief Executive Officer (except for target bonus amounts for the Chief Executive Officer). The Compensation Committee also approves the maximum bonus that a named executive officer is entitled to receive. The maximum bonus amount will not exceed 200% of such named executive officer’s annual base salary at the time the target bonus is determined.

(2) Setting the Performance Factors.  During the first quarter of each fiscal year, the Compensation Committee establishes the performance factors for the Company and the executive officers. Performance factors may include by way of example but not limitation, any or all of the following: revenue; net sales; operating income; earnings before all or any of interest, taxes, depreciation and/or amortization, or EBITDA; Adjusted EBITDA; Adjusted EBITDA Margin; cash flow; working capital and components thereof; return on equity or average stockholder’s equity; return on assets; market share; sales (net or gross) measured by product line, territory, customer(s), or other category; stock price; earnings per share; earnings from continuing operations; net worth; credit rating; levels of expense, cost or liability by category, operating unit or any other delineation; any increase or decrease of one or more of the foregoing over a specified period; or implementation or completion of critical projects. With respect to certain participants who are not named executive officers, these targets may also include such objective or subjective performance goals as the Compensation Committee may, from time to time, establish.

(3) Measuring Performance.  Prior to making any payments under the Bonus Plan, the Compensation Committee will certify whether the applicable performance factors were attained. In reaching its conclusions, the Compensation Committee will make certain adjustments as specified in the Bonus Plan. Such adjustments include but are not limited to issues such as changes in accounting principles, extraordinary, unusual or non-recurring events that were not included in the operating budget for the performance period (such as the disposition of a theatre or theatres or the cessation of operation of a theatre as a result of a natural disaster).

In March 2010, the Compensation Committee established performance criteria, performance targets and awards for our named executive officers for the 2010 fiscal year under the terms of the Bonus Plan. The 2010 awards provided for the payment of bonus compensation based on the achievement of Adjusted EBITDA financial metrics, which we believe reflect the effective implementation of the Company’s business plan and objectives in a manner that will be beneficial to stockholders and to the long-term financial health and development of our business. Each performance target under the 2010 awards had a threshold, target and maximum level of payment opportunity. Messers. Mitchell and Stock had a target opportunity of 100% of their individual 2010 base salary and Messers. Warner, Copple and Fernandes had a target opportunity of 75% of their individual 2010 base salary. The threshold opportunity for each of Messers. Mitchell, Stock, Warner, Copple and Fernandes was 33.33%, with the maximum payment opportunity equal to 133.33% of the individual’s target opportunity. Each named executive officer was entitled to receive a ratable portion of his target bonus if we achieved Adjusted EBITDA within the specified parameters. The actual amount of bonuses paid, if any, may result in a bonus that is greater or less than the stated target (and could be zero) depending on whether, and to what extent, the applicable performance and other conditions are satisfied.

In February 2011, based on the Adjusted EBITDA target achieved by Cinemark Holdings, the Compensation Committee determined the cash incentive bonus for each of the named executive officers. The percentage at which the bonus was awarded was 133.33% of the target bonus for each named executive officer. The Adjusted EBITDA target for purposes of the Bonus Plan for 2010, before payment of bonuses, was set by the Compensation Committee at $435 million. The Adjusted EBITDA target achieved by Cinemark Holdings for purposes of the Bonus Plan in 2010 was $493.2 million. The reported Adjusted EBITDA was 485.9 million after adjustment for payment of bonuses of $7.3 million. The amount of the cash bonus paid on

February 24, 2011, to each of Messers. Mitchell, Stock, Warner, Copple and Fernandes under the Bonus Plan for the 2010 fiscal year are as follows:

Name	Bonus Amount

Lee Roy Mitchell	$1,091,347
Alan W. Stock	$828,556
Timothy Warner	$455,348
Robert Copple	$428,563
Valmir Fernandes	$350,000

Long Term Equity Incentive Compensation

The Company believes granting awards with long vesting periods creates an ownership culture which provides substantial retention incentive and also encourages focus on the Company’s long term business objectives and performance. In addition, we believe we must be able to attract and retain highly qualified executive officers as leaders to ensure our success and that long term equity incentive compensation is a key factor to attract and retain such officers.

Our long term equity incentive compensation under the Amended and Restated Cinemark Holdings, Inc. 2006 Long Term Incentive Plan, or the Restated Plan, permits the Compensation Committee to grant stock options, restricted stock awards, restricted stock units, performance awards in the form of restricted stock or restricted stock units or a mix of any such type of award. Stock options, restricted stock awards and restricted stock units reward participants in slightly different ways as measured against increases in stockholder value. Stock options are issued with an exercise price equal to the fair market value of Cinemark Holdings’s common stock on the date of grant. Accordingly, a recipient of stock options is rewarded only if the stock price increases after the dates of grant. Restricted stock and restricted stock units are impacted by increases or decreases in stock price from the market price at the date of grant.

No stock options were granted to any employee in 2010. Pursuant to the Restated Plan, restricted stock and performance awards in the form of restricted stock units were granted to eligible employees, including named executive officers, before the end of the first quarter of 2010. The grants of restricted stock and restricted stock units based performance awards were at a higher percentage of total compensation for the named executive officers compared to the other executive officers.

Restricted Stock.  Restricted stock granted under the Restated Plan is subject to a time based vesting condition. Annual grants of restricted stock to the executive officers may be based upon a percentage of such executive’s annual base salary. Recipients of restricted stock awards are permitted to (i) receive dividends on the restricted stock to the extent dividends are paid by Cinemark Holdings on shares of its common stock and (ii) to vote such common stock during the restriction period. Periodic awards of restricted stock can be made to eligible employees at the discretion of the Compensation Committee.

The restricted stock awarded to the executive officers generally vest 50% on each of the second and fourth anniversaries of the grant date provided, the executive is continuously employed with the Company through the vest date.

Performance Awards.  Performance awards can be granted in the form of restricted stock or restricted stock units. Performance awards entitle recipients to vest in or acquire shares of Cinemark Holdings’s common stock upon the attainment of specified performance goals established by the Compensation Committee. The performance awards and performance goals are based on one or more pre-established objective criteria that specify the number of shares of Cinemark Holdings’s common stock under the performance award that will be granted (if performance award is in the form of restricted stock unit) or will vest (if performance award is in the form of restricted stock) if the performance goal is attained. During the first quarter of a fiscal year, the Compensation Committee approves the performance goal for each performance award. Common stock received upon attainment of the performance goals under a restricted stock unit based performance award may be subject to additional time-based vesting conditions. Any dividends that are attributable to the underlying

Cinemark Holdings’s common stock relating to a restricted stock unit based performance award will be payable to the recipient when the established vesting conditions are satisfied.

The total number of shares of Cinemark Holdings’s common stock that may be awarded pursuant to the performance share agreement is based on an implied equity value concept that determines an internal rate of return during a three fiscal year period, or the Performance Period, based on a formula utilizing a multiple of Adjusted EBITDA (subject to certain specified adjustments). Each performance target underlying the performance awards has a threshold, target and maximum level of payment opportunity, with the maximum payment opportunity equal to 150% of the individual’s target opportunity based upon an internal rate of return during such three year period, or the IRR. The targets were established in writing by the Compensation Committee. The number of shares of Cinemark Holdings’s common stock an executive may receive on the attainment of a performance goal cannot be determined at the date of grant because the payment of such compensation is contingent upon attainment of pre-established goals and the actual compensation to be paid to an executive officer is at the Compensation Committee’s discretion. In 2010, the performance awards were awarded in the form of restricted stock units. The 2010 restricted stock unit awards will vest on a prorated basis according to the IRR achieved by Cinemark Holdings during the Performance Period. For example, if Cinemark Holdings achieves an IRR equal to 11.5%, the number of restricted stock units that will vest will be greater than the target but less than the maximum number that would have vested had Cinemark Holdings achieved the highest IRR.

The following table sets forth the various IRR percentages and the number of corresponding restricted stock units underlying the performance awards to be made to eligible participants:

IRR	Performance Shares Issuable

IRR equal to 8.5% but less than 10.5%	33 1/3% of the maximum performance shares issuable
IRR equal to 10.5% but less than 12.5%	66 2/3% of the maximum performance shares issuable
IRR equal to or greater than 12.5%	100% of the maximum performance shares issuable

The shares of Cinemark Holdings’s common stock each executive officer receives upon attainment of the specified performance targets are subject to further service based vesting for a period of one year beyond the calculation date. See Grants of Plan-Based Awards table.

In March 2010, the Compensation Committee modified the criteria used to determine the IRR related to the performance awards (in the form of restricted stock units) granted to certain executive officers and employees in 2008. The modification was necessitated to more accurately reflect the intention of the Compensation Committee to reward participants for value created by factors that are within the control of the employee. Such factors and certain external inputs comprise the performance criteria for the performance awards. Although the Company has performed remarkably well since the beginning of the Performance Period for the 2008 performance awards, the challenging economic environment has adversely impacted certain external inputs in the performance criteria that is outside of the participant’s control. Accordingly, the Compensation Committee modified the performance criteria by changing the multiple upon which the implied equity value is calculated to determine the IRR for the Performance Period for the 2008 performance awards. The number of restricted stock units subject to each performance award however remained unchanged. As a result of the application of IRC Section 162(m), for the named executive officers the 2008 performance awards were deemed cancelled and reissued as of March 31, 2010. For all other recipients of the 2008 performance awards, the change was deemed as a modification.

In March 2011, the Compensation Committee certified that Cinemark Holdings had achieved the highest level of IRR for the Performance Period from January 1, 2008 to December 31, 2010. Consequently, the restricted stock units that were awarded to the named executive officers in March and April 2008 will vest in the maximum amounts in March and April 2012 respectively, provided the named executive officer satisfies the additional time based vesting condition. See Outstanding Equity Awards at Fiscal Year End table.

Perquisites

With limited exceptions, the Compensation Committee’s policy is to provide benefits and perquisites to our named executive officers that are substantially the same as those offered to our other employees at or above the level of vice president. The benefits and perquisites that may be available in addition to those available to our other employees include life insurance premiums and long term disability insurance.

401(k) Plan

We sponsor a defined contribution savings plan, the 401(k) Plan, whereby certain employees may elect to contribute in whole percentages between 1% and 50% of such employee’s compensation, provided no employee’s elective contribution shall exceed the amount permitted under Section 402(g) of the Internal Revenue Code of 1986, as amended, or the Code, ($16,500 for 2010, $16,500 for 2009 and $15,500 for 2008). In 2010, participants over the age of 50 could contribute an additional $5,500.

We may make an annual discretionary matching contribution up to a maximum of 6% of the employee’s annual contribution to the 401(k) Plan. In 2010, our annual discretionary matching contribution was 100% up to 3% and 75% for the remaining 3% of the employee’s contribution. Our discretionary matching contributions immediately vest.

Summary of Employment Agreements for our Named Executive Officers

We have employment agreements with our named executive officers and certain other executive officers. The employment agreements with Lee Roy Mitchell, Alan W. Stock, Timothy Warner and Robert Copple were executed in 2008 and the employment agreement with Valmir Fernandes was entered into in 2010. In line with our compensation philosophy, Cinemark Holdings entered into the employment agreements to more closely align the compensation of certain executive officers with market competitive compensation. In approving the employment agreements, the Compensation Committee compared the employment agreements for similarly situated executives at Regal, AMC and NCMI. A summary of the employment agreements of the named executive officers is below:

Term

The term of the employment agreements initially is three years. However, at the end of each year of the term, the term is extended for an additional one-year period unless the named executive officer’s employment is terminated.

Base Compensation

The base salaries are subject to annual review for increase (but not decrease) each year by our Compensation Committee. In addition, the named executive officers are eligible to receive an annual cash incentive bonus upon our meeting certain performance targets established by our Compensation Committee for the fiscal year.

Severance Payments

The employment agreements provide for severance payments upon termination of employment, the amount and nature of which depends upon the reason for termination.

Termination for Good Reason or Without Cause

If Mr. Mitchell resigns for good reason (as defined in the agreement) or is terminated by us without cause, Mr. Mitchell will receive, in a lump sum, subject to applicable Section 409A requirements: accrued compensation (which includes base salary and a pro rata bonus) through the date of termination; vacation pay and any vested equity awards and benefits such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted to Mr. Mitchell; an amount equal to Mr. Mitchell’s annual base salary in effect as of the date of such termination and an amount equal to the most recent annual bonus he received prior to the date of termination payable within 30 days of the end of the current fiscal year. Mr. Mitchell and his dependents will also be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for twelve (12) months from the termination date.

If either Mr. Stock, Mr. Warner, Mr. Copple or Mr. Fernandes resign for good reason or is terminated by us without cause, such executive will receive, subject to applicable Section 409A requirements: accrued compensation (which includes base salary and a pro rata bonus) through the date of termination; vacation pay and any vested equity awards and benefits such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted to such executive. The executive will also receive two times his annual base salary in effect at the time of termination for a period of 24 months following such termination, subject to applicable Section 409A requirements; an amount equal to the most recent annual bonus received by the executive for any fiscal year ended prior to the date of such termination payable in 30 days of termination; outstanding stock options will become fully vested and exercisable upon such termination or resignation; equity awards other than stock options with time vesting provisions shall become vested on a pro rata basis and equity awards other than stock options with performance based vesting provisions shall remain outstanding through the remainder of the applicable performance period (without regard to any continued employment requirement) and if or to the extent the performance provisions are attained shall become vested without any regard to any continued employment requirement on a pro rata basis. The executive and executive’s dependents will also be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for a period of 24 months from the termination date.

Termination Due to Death or Disability

In the event an executive’s employment is terminated due to his death or disability, the executive or his estate will receive, in a lump sum: accrued compensation (which includes base salary and a pro rata bonus) through the date of termination; vacation pay and any vested equity awards and benefits such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted; a lump sum payment equal to 12 months of executive’s annual base salary as in effect at the time of termination, provided, in the case of disability, such amount shall be offset by the amount of base salary paid by the Company to executive or his representative following the date he was first unable to substantially perform his duties under his employment agreement through the date of termination and any benefits payable to executive and/or his beneficiaries in accordance with the terms of any applicable benefit plan. The executive and executive’s dependents will be entitled to continue to participate in Cinemark Holdings’s welfare benefit plans and insurance programs for 12 months from the termination date.

Termination For Cause or Voluntary Termination

In the event executive’s employment is terminated by us for cause or under a voluntary termination (other than termination due to disability or good reason), the executive will receive accrued base salary through the date of termination and any previously vested rights under a stock option or similar incentive compensation plan in accordance with the terms of such plan.

Termination Due to Change of Control

Mr. Mitchell does not have a change of control provision in his employment agreement.

In the employment agreements of Messers. Stock, Warner, Copple and Fernandes, change of control shall be deemed to have occurred (i) on the date (A) any individual, entity or group other than MDCP or the Mitchell Family (as defined in the employment agreement) acquires or has acquired during the 12-month period ending on the date, beneficial ownership of thirty percent (30%) or more of the total voting stock at the election of directors and (B) such beneficial ownership then exceeds the combined voting power of MDCP and the Mitchell Family, (ii) a majority of Holdings Board shall not be Continuing Directors (as defined in the employment agreement) or (iii) the sale of all or substantially all of Cinemark Holdings’s assets.

If within one year after a change of control, executive’s employment is terminated by us (other than for disability, death or cause) or by executive for good reason, the executive shall receive, in a lump sum within

30 days of termination, subject to applicable Section 409A requirements: accrued compensation (which includes base salary and a pro rata bonus) through the date of termination; vacation pay and any vested equity awards and benefits such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted; sum of two times the executive’s annual base salary and one and one half times the most recent annual bonus received by executive for any fiscal year ended prior to the date of termination. The executive and executive’s dependents will be entitled to continue to participate in our welfare benefit plans and insurance programs for a period of 30 months from the termination date. Any outstanding equity award granted to executive shall become fully vested and/or exercisable as of the date of such termination and shall remain exercisable in accordance with the terms of the plan or agreement pursuant to which such equity awards were granted.

Benefits

The named executive officers qualify for our 401(k) matching program and are also entitled to certain additional benefits including life insurance and disability insurance. Pursuant to his employment agreement, Mr. Mitchell is entitled to life insurance benefits of not less than $5 million and disability benefits of not less than 66% of such officer’s base salary.

Perquisites

Under his employment agreement, Mr. Mitchell is entitled to a luxury automobile and a membership at a country club. Currently, Mr. Mitchell does not have a luxury automobile or a country club membership paid for by the Company.

Unless Mr. Mitchell’s employment is terminated by us for cause or under a voluntary termination, Mr. Mitchell will also be entitled, for a period of five years, to tax preparation assistance upon termination of his employment. The employment agreement contains various covenants, including covenants related to confidentiality, non-competition (other than certain permitted activities as defined therein) and non-solicitation.

The employment agreements of Messers. Stock, Warner, Copple or Fernandes provide that unless the executive’s employment is terminated by us for cause the executive will also be entitled to office space and support services for a period of not more than 3 following the date of any termination.

Covenants

All the employment agreements contain various covenants, including covenants related to confidentiality, non-competition (other than certain permitted activities as defined therein) and non-solicitation.

Additional information on amounts payable had a termination for good reason, a change of control, death or disability occurred on December 31, 2010 may be found under the heading — “Potential Payments Upon Termination by us Without Cause or by Executive for Good Reason”, “Potential Payments Upon Termination due to Change of Control” and “Potential Payments Upon Death or Disability.”

Compensation Risk

With respect to risks related to compensation matters, the Compensation Committee considers whether our compensation programs for executives and employees encourages unnecessary or excessive risk taking. Upon such consideration the Compensation Committee has concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The base salaries of executives are fixed, annual cash incentives are tied to Company’s overall performance and measured against a pre-established objective business criteria and long-term incentive awards are equity-based with vesting schedules tied to performance and long-term service to the Company, all of which ensure that executives have significant value tied to the growth of the Company.

Summary Compensation Table

The following table contains summary information concerning the total compensation earned during 2010, 2009 and 2008 by our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers serving in this capacity as of December 31, 2010, whose total compensation exceeded $100,000 for the fiscal year ended December 31, 2010.

				Non-Equity
			Stock	Incentive Plan
		Salary	Awards	Compensation	All Other
Name and Principal Position	Year	($)	($)(1)	($)(2)	Compensation ($)		Total ($)

Lee Roy Mitchell	2010	818,510	—	1,091,347	113,008	(3)	2,022,865
Executive Chairman of the Board	2009	802,461	—	1,069,948	113,008	(3)	1,985,417
	2008	794,516	—	855,241	130,637	(3)	1,780,394
Alan W. Stock	2010	621,417	2,610,736	828,556	114,289	(4)	4,174,997
Chief Executive Officer	2009	609,232	761,539	812,309	59,260	(4)	2,242,340
	2008	603,200	753,988	649,303	31,563	(4)	2,038,054
Timothy Warner	2010	455,348	2,289,346	455,348	86,523	(5)	3,286,564
President & Chief Operating	2009	446,420	446,405	446,420	41,193	(5)	1,380,438
Officer	2008	442,000	441,998	356,837	24,445	(5)	1,265,280
Robert Copple	2010	428,563	2,262,532	428,563	87,300	(6)	3,206,958
Chief Financial Officer,	2009	420,160	420,147	420,160	41,281	(6)	1,301,748
Treasurer & Executive VP	2008	416,000	415,986	335,846	25,648	(6)	1,193,480
Valmir Fernandes	2010	350,000	1,908,864	350,000	105,341	(7)	2,714,205
President — Cinemark	2009	294,415	220,809	350,000	47,842	(7)	913,066
International	2008	291,500	214,451	175,587	36,396	(7)	717,934

(1)	The amounts reflect the aggregate grant date fair value of restricted stock and performance awards (in the form of restricted stock units) granted to the named executive officers in 2010, 2009 and 2008, computed in accordance with FASB ASC Topic 718. The amounts shown exclude the impact of estimated forfeitures.

The grant date fair values were calculated based on the closing price of Cinemark Holdings’s common stock on March 31, 2010 of $18.34 per share, on March 27, 2009 of $9.50 per share and on March 28, 2008 of $12.89 per share assuming the target level of payment as the most probable outcome.

The values of the restricted stock units at the grant dates in 2010, 2009 and 2008, assuming that the highest level of IRR is achieved, are as follows:

Name	2010	2009	2008

Alan W. Stock	$1,499,533	$571,150	$565,484
Timothy Warner	$1,258,491	$334,799	$331,492
Robert Copple	$1,238,390	$315,106	$311,990
Valmir Fernandes	$1,041,914	$143,526	$139,380

In March 2010, the Compensation Committee modified the criteria used to determine the IRR for the performance awards (in the form of restricted stock units) granted to certain executive officers and employees in 2008. The modification was necessitated to more accurately reflect the intention of the Compensation Committee to reward participants for value created by factors that are within the control of the employee. Such factors and certain external inputs comprise the performance criteria for the performance awards. Although the Company has performed remarkably well since the beginning of the Performance Period for the 2008 performance awards, the challenging economic environment has adversely impacted certain external inputs in the performance criteria which is outside of the participant’s control. Accordingly, the Compensation Committee modified the performance criteria by changing the multiple upon which the implied equity value is calculated to determine the IRR for the Performance Period for the 2008 performance awards. The number of restricted stock units subject to each performance award however remained unchanged. As a result of the application of IRC Section 162(m), for the named executive officers the 2008 performance awards were deemed cancelled and reissued as of March 31,

2010. For all other recipients of the 2008 performance awards, the change was classified as a modification.

The fair values (maximum) of the 2008 stock awards on the modification date, using the closing price of Cinemark Holdings’s common stock as of March 31, 2010 of $18.34 per share are as follows:

2008
Name	(Maximum)

Alan W. Stock	$804,576
Timothy Warner	$471,650
Robert Copple	$443,901
Valmir Fernandes	$198,310

In March 2011, the Compensation Committee certified that Cinemark Holdings had achieved the highest level of IRR for the Performance Period from January 1, 2008 to December 31, 2010. Consequently, the restricted stock units that were awarded to the named executive officers in March and April 2008 will vest in the maximum amounts in March and April 2012 respectively, provided the named executive officer satisfies the additional time based vesting condition.

See Note 19 to Cinemark Holdings’s 2010 Annual Report on Form 10-K filed March 1, 2011, for discussion of the assumptions used in determining the fair values of these share based awards, including forfeiture assumptions and the period over which Cinemark Holdings will recognize compensation expense for such awards.

The specific terms of the restricted stock and restricted stock units are discussed in more detail under “Compensation Discussion and Analysis.” See also Grants of Plan-Based Awards table for the 2010 restricted stock and performance awards.

The grant date fair values for the equity awards do not necessarily correspond to the actual values that will be realized by the named executive officers. The actual values realized will depend on the market value of Cinemark Holdings’s common stock on the vesting date of the restricted stock and the restricted stock units.

(2)	Bonuses earned in a fiscal year are paid in February or March of the following year pursuant to the Bonus Plan and are based upon the attainment of performance targets established by the Compensation Committee. The 2010 bonuses were paid on February 24, 2011, the 2009 bonuses were paid on February 25, 2010 and the 2008 bonuses were paid on March 2, 2009.

(3)	Represents an annual matching contribution to Mr. Mitchell’s 401(k) savings plan ($12,863 in 2010, $12,863 in 2009 and $12,075 in 2008), value of the use of a Company vehicle for one year ($0 in 2010, $0 in 2009 and $18,417 in 2008) and the dollar value of life insurance premiums and disability insurance paid by us for the benefit of Mr. Mitchell ($100,145 in 2010, 2009 and 2008).

(4)	Represents an annual matching contribution to Mr. Stock’s 401(k) savings plan ($12,863 in 2010, $12,863 in 2009 and $12,075 in 2008), dollar value of life insurance premiums and disability insurance paid by us for the benefit of Mr. Stock ($3,695 in 2010, $3,696 in 2009 and $3,695 in 2008) and dividends paid on restricted stock ($97,731in 2010, $42,702 in 2009 and $15,793 in 2008).

(5)	Represents an annual matching contribution to Mr. Warner’s 401(k) savings plan ($12,863 in 2010, $12,863 in 2009 and $12,075 in 2008), dollar value of life insurance premiums and disability insurance paid by us for the benefit of Mr. Warner ($2,990 in 2010, $3,299 in 2009 and $3,112 in 2008) and dividends paid on restricted stock ($70,670 in 2010, $25,032 in 2009 and $9,258 in 2008).

(6)	Represents an annual matching contribution to Mr. Copple’s 401(k) savings plan ($12,863 in 2010, $12,863 in 2009 and $12,075 in 2008), dollar value of life insurance premiums and disability insurance paid by us for the benefit of Mr. Copple ($5,690 in 2010, $4,860 in 2009 and $4,860 in 2008) and dividends paid on restricted stock ($68,747 in 2010, $23,559 in 2009 and $8,713 in 2008).

(7)	Represents an annual matching contribution to Mr. Fernandes’s 401(k) savings plan ($12,863 in 2010, $12,863 in 2009 and $12,075 in 2008), expatriate allowance ($37,356 in 2010, $17,957 in 2009 and $16,108 in 2008), dollar value of life insurance premiums and disability insurance paid by us for the benefit of Mr. Fernandes ($3,122 in 2010, 2009 and 2008) and dividends paid on restricted stock ($52,001 in 2010, $13,901 in 2009 and $5,091in 2008).

Grants of Plan-Based Awards

The following table specifies the grants of awards made to the named executive officers during the fiscal year ended December 31, 2010 under the Restated Plan and the Bonus Plan.

Grants of Plan-Based Awards

									All Other Stock
									Awards: Number of	Grant Date Fair
	2010		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Shares of Stock or	Value of Stock
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	Units(3)	Awards(4)
Name	Dates	*	($)	($)	($)	(#)	(#)	(#)	(#)	($)

Lee Roy Mitchell	2/24/11		272,809	818,510	1,091,347	—	—	—	—	—
Alan W. Stock	2/24/11		207,118	621,417	828,556
	3/31/10	3/30/10				27,254	54,509	81,763		999,695
	3/31/10	3/30/10							87,843	1,611,041
Timothy Warner	2/24/11		113,826	341,511	455,348
	3/31/10	3/30/10				22,873	45,747	68,620		839,000
	3/31/10	3/30/10							79,081	1,450,346
Robert Copple	2/24/11		107,130	321,422	428,563
	3/31/10	3/30/10				22,507	45,016	67,524		825,593
	3/31/10	3/30/10							78,350	1,436,939
Valmir Fernandes	2/24/11		87,491	262,500	350,000
	3/31/10	3/30/10				18,936	37,874	56,811		694,609
	3/31/10	3/30/10							66,208	1,214,255

*	The date the Compensation Committee took action to grant the 2010 equity awards.

(1)	In March 2010, the Compensation Committee established performance targets for our named executive officers for the 2010 fiscal year under the terms of the Bonus Plan. The Compensation Committee approved the 2010 bonuses for the named executive officers on February 21, 2011 and the bonuses were paid on February 24, 2011. See Compensation Discussion and Analysis for a description of the bonus process under the Bonus Plan and the Summary Compensation Table for the actual bonus amounts paid to each named executive officer for the 2010 fiscal year.

(2)	In March 2010, under the terms of the Restated Plan, the Compensation Committee approved performance awards in the form of restricted stock units for an aggregate maximum of 274,718 hypothetical shares of restricted stock to our named executive officers, except Mr. Mitchell, who, the Compensation Committee determined, had sufficient equity ownership to align his interests with the interests of the stockholders. The number of shares subject to each performance award was determined in part by reference to the closing price of Cinemark Holdings’s common stock on March 31, 2010 of $18.34 per share. The performance shares vest based on a combination of financial performance factors and continued service. The Performance Period for the 2010 performance awards ends December 31, 2012. All payouts of restricted stock units upon attainment of performance goal will be in the form of restricted stock that will vest if the participant continues to provide services through March 31, 2014 (the fourth anniversary of the grant date). Restricted stock unit awards are eligible to receive dividend equivalent payments to the extent declared by our Board if and at the time the restricted stock unit awards become vested. See Compensation Discussion and Analysis for a description of the performance awards.

(3)	In March 2010, under the terms of the Restated Plan, the Compensation Committee approved restricted stock awards for an aggregate of 311,482 shares of restricted stock to our named executive officers, except Mr. Mitchell. The number of shares subject to each award was determined by reference to the closing price of Cinemark Holdings’s common stock on March 31, 2010 of $18.34 per share. Such shares vest as follows subject to continued service: 50% on March 31, 2012 and the remaining 50% on March 31, 2014.

Holders of restricted stock receive dividends to the extent declared by our Board, at the same rate paid to other stockholders of Cinemark Holdings, currently at $0.21 per share.

(4)	The grant date fair values of restricted stock and restricted stock units were determined using the closing price of Cinemark Holdings’s common stock on the grant date of $18.34 per share. The grant date fair values of the restricted stock units were determined based upon the target level of payment as the most probable outcome and were computed in accordance with FASB ASC Topic 718. The amounts shown exclude the impact of estimated forfeitures. See Note 19 to Cinemark Holdings’s 2010 Annual Report on Form 10-K filed March 1, 2011, for discussion of the assumptions used in determining the fair values of these share based awards, including forfeiture assumptions, and the period over which Cinemark Holdings will recognize compensation expense for such awards.

Outstanding Equity Awards

There were no unexercised options for each named executive officer as of December 31, 2010.

Outstanding Equity Awards at Fiscal Year-End

	Stock Awards
				Equity Incentive	Equity Incentive
			Market	Plan Awards:	Plan Awards:
	Number of		Value of	Number of	Market or
	Shares or		Shares or	Unearned	Payout Value of
	Units of		Units of	Shares, Units or	Unearned Shares,
	Stock That		Stock That	Other Rights That	Units or Other
	Have Not		Have Not	Have Not	Rights That Have
	Vested		Vested	Vested	Not Vested
Name	(#)		($)(5)	(#)	($) (8)

Lee Roy Mitchell	—		—	—	—
Alan W. Stock	87,843	(1)	1,514,413	27,254 (6)	469,859
	40,081	(2)	690,996	20,040 (7)	345,490
	14,624	(3)	252,118	—	—
	43,870	(4)	756,319	—	—
Timothy Warner	79,081	(1)	1,363,356	22,873 (6)	394,331
	23,495	(2)	405,054	11,747 (7)	202,518
	8,573	(3)	147,799	—	—
	25,717	(4)	443,361	—	—
Robert Copple	78,350	(1)	1,350,754	22,507 (6)	388,021
	22,113	(2)	381,228	11,056 (7)	190,605
	8,068	(3)	139,092	—	—
	24,204	(4)	417,277	—	—
Valmir Fernandes	66,208	(1)	1,141,426	18,936 (6)	326,457
	13,171	(2)	227,068	5,036 (7)	86,821
	4,714	(3)	81,269	—	—
	10,813	(4)	186,416	—	—

(1)	The reported numbers represent the number of shares of restricted stock granted on March 31, 2010. Subject to continued employment, 50% of these shares will vest on March 31, 2012 and the remaining 50% on March 31, 2014.

(2)	The reported numbers represent the number of shares of restricted stock granted on March 27, 2009. Subject to continued employment, 50% of these shares will vest on March 27, 2011 and the remaining 50% on March 27, 2013.

(3)	The reported numbers represent 50% of the restricted stock granted on March 28, 2008 (for Messers. Stock, Warner and Copple) and April 10, 2008 (for Mr. Fernandes) which remain after 50% of the 2008 grant vested on March 28 (for Messers. Stock, Warner and Copple) and April 10, 2010 (for Mr. Fernandes). The restricted stock reported will vest on March 28, 2012 (for Messers. Stock, Warner and Copple) and April 10, 2010 (for Mr. Fernandes).

(4)	The reported numbers represent the number of performance shares awarded in the form of restricted stock units on March 28, 2008 and cancelled and reissued on March 31, 2010. The relevant performance condition was based on an IRR for the three year Performance Period from January 1, 2008 to December 31, 2010. On February 21, 2011, the Compensation Committee certified that Cinemark Holdings had achieved the highest level of IRR for the Performance Period from January 1, 2008 to December 31, 2010. The shares underlying the restricted stock units are subject to an additional service requirement and will be paid in the form of Common Stock if the executive continues to provide services through March 28, 2012.

(5)	The market value of the restricted stock was valued at the closing price of Cinemark Holdings’s common stock on December 31, 2010 of $17.24 per share.

(6)	Assumes achievement of the threshold performance goals for such award. The performance shares in the form of restricted stock units were awarded on March 31 2010. The payout of the performance shares are subject to achieving performance targets over a three year Performance Period from January 1, 2010 to December 31, 2012 and satisfying an additional year of continued employment. The performance shares will vest on March 31, 2014.

(7)	Assumes achievement of the threshold performance goals for such award. The performance shares in the form of restricted stock units were awarded on March 27, 2009. The payout of the performance shares are subject to achieving performance targets over a three year Performance Period from January 1, 2009 to December 31, 2011 and satisfying an additional year of continued employment. The performance shares will vest on March 27, 2013.

(8)	The market value of the unearned performance shares in the form of restricted stock units was valued based on the achievement of threshold performance goals at the closing price of Cinemark Holdings’s common stock on December 31, 2010 of $17.24 per share.

Option Exercises and Stock Vested

Stock Vested

	Stock Awards
	Number of
	Shares	Value
	Acquired on	Realized on
Name	Vesting (#)	Vesting

Lee Roy Mitchell	—	—
Alan W. Stock	14,623	$266,139(1)
Timothy Warner	8,572	$156,010(1)
Robert Copple	8,068	$146,838(1)
Valmir Fernandes	4,714	$85,512(2)

(1)	The aggregate dollar amount realized upon vesting was calculated based upon the closing price of Common Stock on March 26, 2010 of $18.20 per share.

(2)	The aggregate dollar amount realized upon vesting was calculated based upon the closing price of Common Stock on April 12, 2010 of $18.14 per share.

The minimum tax withholdings were paid by each named executive officer by means of stock withholding. The following table specifies the number of shares withheld by Cinemark Holdings for the payment of the minimum tax withholding and the net shares of Common Stock issued to each of Alan W. Stock, Timothy Warner and Robert Copple. Valmir Fernandes did not pay his tax dues by the stock withholding method:

		Shares Withheld by
		Cinemark Holdings	Net Shares
	Shares Vested	for Payment of Tax	Issued
Name	(#)	Withholding (#)	(#)

Lee Roy Mitchell	—	—	—
Alan W. Stock	14,623	3,867	10,756
Timothy Warner	8,572	2,267	6,305
Robert Copple	8,068	2,133	5,935
Valmir Fernandes	4,714	0	4,714

Potential Payments upon Termination by us Without Cause or by Executive for Good Reason

The employment agreements with the named executive officers will require us to provide compensation to named executive officers in the event of a termination of employment by us without cause or by the named executive officer for good reason. The amount of compensation payable to each named executive officer upon such termination is listed in the table below assuming such triggering event occurred on December 31, 2010.

				Life and		Value of
			Health	Disability		Equity
	Salary	Bonus	Insurance	Insurance	Assistance	Awards
	(1)	(2)	(3)	(3)	(4)	(5)	Total

Lee Roy Mitchell	$818,510	$2,161,295	$5,813	$100,145	$86,500	$—	$3,172,263
Alan W. Stock	$1,242,834	$1,640,865	$23,484	$7,390	$792	$2,861,530	$5,776,895
Timothy Warner	$910,696	$901,768	$19,806	$5,980	$792	$1,909,123	$3,748,165
Robert Copple	$857,126	$848,723	$23,484	$11,380	$792	$1,829,750	$3,571,255
Valmir Fernandes	$700,000	$700,000	$23,484	$6,244	$792	$1,148,736	$2,579,256

(1)	Except for Mr. Mitchell, the amounts reported are calculated as follows: two times the annual base salary in effect as of December 31, 2010 payable according to Company’s normal payroll practices for a period of 24 months. Mr. Mitchell will only receive his annual base salary for a period of twelve (12) months.

(2)	The amounts reported are calculated as follows: the sum of the annual bonus the executive would have received for the fiscal year ended December 31, 2010 and the annual bonus received by the executive for the fiscal year ended December 31, 2009. See Footnote 2 to Summary Compensation Table.

(3)	The amounts reported are calculated as follows: welfare benefit plans and insurance programs for a period of 12 months for Mr. Mitchell and 24 months for Messers. Stock, Warner, Copple and Fernandes. Disability insurance includes premiums for long-term disability, individual disability income protection and short-term disability.

(4)	Mr. Mitchell is entitled to receive tax preparation assistance for five years following the date of termination. We estimate the cost of such preparation to be approximately $17,300 per year for five years. Messers Stock, Warner, Copple and Fernandes are entitled to use our office space for a period of three months following the date of termination. We estimate the amount to be approximately $792 for the use of a 144 square foot office at a rental rate of approximately $22 per square foot per annum.

(5)	The amounts reported have been determined based on the following provision in the respective employment agreements.

Any outstanding equity award with time based vesting provisions shall vest on a prorata basis. Any equity awards with performance based vesting provisions shall remain outstanding through the remainder of the applicable Performance Period and if or to the extent the performance provisions are attained shall vest without regard to any continued employment requirement on a pro rata basis. The pro rata basis for the equity awards is based on the percentage determined by dividing (i) the number of days from and including the grant date of such equity award through the termination date of the executive’s employment, by (ii) the number of days from the grant date to the full vesting date/end of the applicable Performance Period, as applicable, of such equity awards. Based on the above provision, the total number of equity awards that would have vested in each named executive officer on December 31, 2010 is as follows: restricted stock — 61,390 for Alan W. Stock, 43,771 for Timothy Warner, 42,302 for Robert Copple and 30,648 for Valmir Fernandes; and performance shares (in the form of restricted stock units) — 104,592 for Alan W. Stock, 66,967 for Timothy Warner, 63,832 for Robert Copple and 35,984 for Valmir Fernandes. The number of performance shares (restricted stock units) that would vest has been determined based on the assumption that the maximum IRR would be achieved over the Performance Period. There were no outstanding options for any of the named executive officers as of December 31, 2010. See Grants of Plan-Based Awards table and Outstanding Equity Awards at Fiscal Year-End table.

The values of the equity awards have been calculated using the closing price of our Common Stock on December 31, 2010 of $17.24 per share.

Potential Payments upon Termination for Cause

If a named executive officer terminates his employment voluntarily, or is terminated for cause, we are only required to pay such named executive officer any accrued unpaid base salary through the date of such termination.

Potential Payments upon Termination due to Change of Control

The employment agreements with the named executive officers will require us to provide compensation to named executive officers in the event of a termination of employment by the Company within one year of a change of control or by executive for good reason. There is no change of control provision in Mr. Mitchell’s employment agreement. The amount of compensation payable to Messers. Stock, Warner, Copple and Fernandes upon such termination is listed in the table below assuming such triggering event occurred on December 31, 2010.

						Value of
	Salary		Health	Life		Equity
	2010	Bonus	Insurance	Insurance	Assistance	Awards
	(1)	(2)	(3)	(3)	(4)	(5)	Total

Lee Roy Mitchell	$—	$—	$—	$—	$—	$—	$—
Alan W. Stock	$1,242,834	$2,047,020	$29,355	$9,238	$792	$5,659,926	$8,989,164
Timothy Warner	$910,696	$1,124,978	$24,758	$7,475	$792	$4,150,151	$6,218,849
Robert Copple	$857,126	$1,058,803	$29,355	$14,225	$792	$4,024,299	$5,984,600
Valmir Fernandes	$700,000	$875,000	$29,355	$7,805	$792	$2,876,063	$4,489,015

(1)	The amounts reported are calculated as follows: two times the annual base salary in effect as of December 31, 2010 payable in a lump sum within 30 days of such termination.

(2)	The amounts reported are calculated as follows: the sum of the annual bonus the executive would have received for the fiscal year ended December 31, 2010 and one and a half times the annual bonus received by the executive for the fiscal year ended December 31, 2009. See Footnote 2 to Summary Compensation Table.

(3)	The amounts reported are calculated as follows: welfare benefit plans and insurance programs for 30 months for Messers. Stock, Warner, Copple and Fernandes. Disability insurance includes premiums for long-term disability, individual disability income protection and short-term disability.

(4)	Messers Stock, Warner, Copple and Fernandes are entitled to use our office space for three months following the date of termination. We estimate the amount to be approximately $792 for the use of a 144 square foot office at a rental rate of approximately $22 per square foot per annum.

(5)	The amounts reported have been determined based on the following provision in the respective employment agreements. Upon termination due to change of control, any outstanding equity award granted to the executive shall be fully vested and exercisable and all restrictions lapse. Based on the above provision, the total number of equity awards that would have vested on an accelerated basis in each named executive officer on December 31, 2010 are as follows: restricted stock — 142,548 for Alan W. Stock,

111,149 for Timothy Warner, 108,531 for Robert Copple and 84,093 for Valmir Fernandes; performance shares (in the form of restricted stock units) — 185,754 for Alan W. Stock, 129,579 for Timothy Warner, 124,897 for Robert Copple and 82,732 for Valmir Fernandes. The number of performance shares (restricted stock units) that would vest has been determined based on the assumption that the maximum IRR would be achieved over the Performance Period. See Grants of Plan-Based Awards table and Outstanding Equity Awards at Fiscal Year End table.

The values of the equity awards have been calculated using the closing price of our Common Stock on December 31, 2010 of $17.24 per share.

Potential Payments upon Termination due to Death or Disability

The employment agreements with the named executive officers will require us to provide compensation to named executive officers in the event of a termination of employment as a result of the death or disability of such named executive officer. The amount of compensation payable to each named executive officer upon such termination is listed in the table below assuming such triggering event occurred on December 31, 2010.

				Life and	Value of
			Health	Disability	Equity
	Salary	Bonus	Insurance	Insurance	Awards
	(1)	(2)	(3)	(3)	(4)	Total

Lee Roy Mitchell	$818,510	$1,091,347	$5,813	$100,145	$—	$2,015,815
Alan W. Stock	$621,417	$828,556	$11,742	$3,695	$541,905	$2,007,315
Timothy Warner	$455,348	$455,348	$9,903	$2,990	$412,795	$1,336,384
Robert Copple	$428,563	$428,563	$11,742	$5,690	$402,020	$1,276,578
Valmir Fernandes	$350,000	$350,000	$11,742	$3,122	$306,200	$1,021,064

(1)	The amounts reported are the annual base salary of each executive in effect as of December 31, 2010, payable as a lump sum.

(2)	The amounts reported are the annual bonus each executive would have received for the fiscal year ended December 31, 2010. See Footnote 2 to Summary Compensation Table.

(3)	The amounts reported are calculated as follows: welfare benefit plans and insurance programs for a period of 12 months for Messers. Mitchell, Stock, Warner, Copple and Fernandes. Disability insurance includes premiums for long-term disability, individual disability income protection and short-term disability.

(4)	Pursuant to the respective employment agreement of each named executive officer, upon termination due to death or disability, the executive or executive’s estate or representative shall be entitled to receive any previously vested equity awards. Additionally, pursuant to the Restated Plan, upon death or disability, the lesser of, (a) an additional twenty percent (20%) of the shares of Common Stock covered by an individual option or restricted award and (b) the remaining amount of unvested shares of Common Stock covered by the option or restricted award shall become vested and exercisable.

Pursuant to the above, the total number of equity awards that would have vested and be exercisable upon death or disability of each named executive officer would be as follows: restricted stock — 31,433 for Alan W. Stock, 23,944 for Timothy Warner, 23,319 for Robert Copple and 17,761 for Valmir Fernandes.

As of December 31, 2010, there were no vested, exercisable options for Messers. Stock, Warner, Copple and Fernandes.

The values of the equity awards have been calculated using the closing price of our Common Stock on December 31, 2010 of $17.24 per share.

Internal Revenue Code Section 162(m)

Section 162(m) of the Code, as amended disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for certain senior executive officers, except for compensation that is performance-based under a plan that is approved by the stockholders and that meets certain other technical requirements. Section 162(m) did not prevent us from receiving a tax deduction in 2010 for any of the compensation paid to our named executive officers. While we consider the potential impact of Section 162(m) on our compensation decisions, we may approve compensation for an executive officer that does not meet the deductibility requirements of Section 162(m) in the future in order to maintain competitive compensation packages and attract talented leaders.

Compensation Committee Interlocks and Insider Participation

We do not have a compensation committee. None of our executive officers served as a member of the board of directors or the compensation committee of any entity that has one or more executive officers serving on our board or on the Compensation Committee of Holdings Board. Messers. Chereskin and Dombalagian served as the members of the Compensation Committee of Cinemark Holdings during the last completed fiscal year.

Compensation of Directors

In order to attract and retain qualified non-employee directors, the Holdings Board adopted a Non-Employee Director Compensation Policy in August 2007, by which non-employee directors are compensated for their service to Cinemark Holdings. Only those members of the Holdings Board who constitute non-employee directors are eligible to receive compensation under this policy. Non-employee directors include any member of the Holdings Board who (i) is neither an employee of Cinemark Holdings nor an employee of any of Cinemark Holdings’s subsidiaries; and (ii) is not an employee of any of Cinemark Holdings’s stockholders with contractual rights to nominate directors.

Each non-employee director receives the following annual compensation in connection with the service of such non-employee director as a member of the Holdings Board:

(a) A base director retainer of $50,000;

(b) An additional retainer of $20,000 if such non-employee director serves as the chairman of the Audit Committee;

(c) An additional retainer of $10,000 if such non-employee director serves as a member of the Audit Committee, other than the chairman of the Audit Committee;

(d) An additional retainer of $10,000 if such non-employee director serves as the chairman of the Compensation Committee;

(e) An additional retainer of $5,000 if such non-employee director serves as a member of the Compensation Committee, other than the chairman of the Compensation Committee; and

(f) An additional retainer of $5,000 if such non-employee director serves as a member of the Nominating and Corporate Governance Committee.

Annual compensation is paid in four equal quarterly installments at the end of each quarter for services rendered during the quarter. Additionally, on an annual basis the non-employee directors receive a grant of restricted stock of Cinemark Holdings’s common stock valued at $100,000. The number of restricted stock to be issued is determined by dividing $100,000 by the fair market value of a share of Cinemark Holdings’s common stock on the grant date, rounded down to the nearest whole share. The initial award and each annual award generally vest on the first anniversary of the date of the grant, subject to the non-employee director’s continued service to Cinemark Holdings through the vesting dates. An employee director who ceases to be an employee, but who remains a director, will not receive an initial award or an annual award for any remaining term or renewal term of office during which such director does not qualify as an independent director under applicable Commission rules and NYSE listing standards. All grants of restricted stock are made pursuant to the Amended and Restated Cinemark Holdings, Inc. 2006 Long Term Incentive Plan, or the Restated Plan.

Members of the Holdings Board who are also officers or employees of Cinemark Holdings or employees of Cinemark Holdings’s stockholders with contractual rights to nominate directors do not receive compensation for their services as a director. All directors are reimbursed for expenses incurred for each board meeting which they attend.

The following table sets forth certain information regarding the compensation of Cinemark Holdings’s directors for year ended December 31, 2010.

Director Compensation

	Fees
	Earned or	Stock	Other
	Paid in Cash	Awards	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)

Benjamin D. Chereskin	66,250	174,980	4,826	246,056
Vahe A. Dombalagian	—	—	—	—
Peter R. Ezersky	60,000	155,885	4,352	220,237
Enrique F. Senior	50,000	99,993	6,145	156,138
Raymond W. Syufy	17,432	—	—	17,432
Carlos M. Sepulveda	70,000	99,993	6,145	176,138
Roger T. Staubach	50,000	99,993	6,145	156,138
Donald G. Soderquist	50,000	99,993	6,145	156,138
Steven P. Rosenberg	77,500	99,997	4,908	182,405

(1)	Fees earned by our non-employee directors pursuant to Cinemark Holdings’ Non-Employee Director Compensation Policy. Mr. Chereskin and Mr. Rosenberg’s fees were higher in 2010 due to adjustments for certain underpayments in previous years. As the Chairman of the compensation committee and member of the nominating and corporate governance committee to the Holdings Board, Mr. Chereskin received an additional $6,250 (prorated) for his services in 2009. Mr. Rosenberg received an additional $17,500 for his services as a member of the audit committee to the Holdings Board in 2008 (prorated) and 2009.

(2)	Pursuant to our Non-Employee Director Compensation Policy, in January 2010, Messers. Chereskin and Ezersky were awarded 5,168 and 3,852 shares of restricted stock, respectively, for 2009. Mr. Chereskin became eligible to receive the annual restricted stock grant upon the termination of his employment with MDCP on September 30, 2009 and Mr. Ezersky became eligible for the same upon sale by the Quadrangle Investors of their ownership of Common Stock on December 9, 2009. Consequently, at the first Holdings Board meeting of 2010, the Holdings Board approved the annual restricted stock grants for 2009 to Messers. Chereskin and Ezersky, prorated from the respective eligible dates to the vest date of June 30, 2010.

The grant date fair value of the restricted stock awarded to Messers. Chereskin and Ezersky in January 2010 were calculated using the closing price of Cinemark Holdings common stock on January 28, 2010 of $14.51 per share.

In April 2010, Mr. Rosenberg received the annual restricted stock grant for 2010 of 5,414 shares of restricted stock and in June 2010, Messers. Chereskin, Ezersky, Senior, Sepulveda, Staubach and Soderquist each received the annual restricted stock grant of 7,604 shares of restricted stock for 2010.

The grant date fair value of the restricted stock awarded to Mr. Rosenberg in April 2010 was calculated using the closing price of Cinemark Holdings common stock on April 1, 2010 of $18.47 per share.

The grant date fair value of the restricted stock awarded to Messers. Chereskin, Ezersky, Senior, Sepulveda, Staubach and Soderquist in June 2010 were calculated using the closing price of Cinemark Holdings common stock on June 30, 2010 of $13.15 per share.

The grant date fair value of each equity award has been computed in accordance with FASB ASC Topic 718.

See Note 19 to Cinemark Holdings’s 2010 Annual Report on Form 10-K filed March 1, 2011, for discussion of the assumptions used in determining the fair values of these share based awards, including forfeiture assumptions and the period over which Cinemark Holdings will recognize compensation expense for such awards.

(3)	The amounts reported are dividends paid during 2010 on the shares of restricted stock. See “Security Ownership of Certain Beneficial Owners and Management.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

All of our outstanding common stock is beneficially owned by Cinemark Holdings. The following table presents information regarding beneficial ownership of Cinemark Holdings’s common stock as of June 29, 2011 by:

•	each person known by us to beneficially hold five percent or more of Cinemark Holdings’s common stock;

•	each of Cinemark Holdings’s directors;

•	each of Cinemark Holdings’s named executive officers; and

•	all of Cinemark Holdings’s executive officers and directors as a group.

Beneficial ownership has been determined in accordance with the applicable rules and regulations, promulgated under the Exchange Act. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of Cinemark Holdings’s common stock, subject to options that are currently exercisable or exercisable within 60 days of June 29, 2011, are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Percentage ownership is based on 117,564,361 shares of Cinemark Holdings’s common stock issued and outstanding as of June 29, 2011. As of June 29, 2011, there were 123 holders of record of Cinemark Holdings’s common stock.

	Beneficial Ownership
Names of Beneficial Owner	Number(1)	Percentage

5% Stockholders
Madison Dearborn Capital Partners IV, LP(2)(10)	10,203,708	9%
Directors and Named Executive Officers
Lee Roy Mitchell(3)	10,122,845	9%
Alan W. Stock(4)	158,766	*
Timothy Warner(5)	112,767	*
Robert Copple(6)	159,715	*
Valmir Fernandes(7)	93,489	*
Benjamin D. Chereskin(8)	44,482	*
Vahe A. Dombalagian(9)	10,210,348	*
Peter R. Ezersky(10)	11,456	*
Steven P. Rosenberg(11)	28,285	*
Enrique F. Senior(12)	29,563	*
Carlos M. Sepulveda(12)	29,563	*
Roger T. Staubach(12)	29,563	*
Donald G. Soderquist(12)	29,563	*
Raymond W. Syufy	—	*
Executive Officers & Directors as a Group (15 persons)(13)	21,290,250	18%

*	Less than 1%.

(1)	In computing the number of shares of Cinemark Holdings’s common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of Cinemark Holdings’s common stock subject to options held by that person that were currently exercisable at, or were exercisable within 60 days of, the Record Date. The Company did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

(2)	The address of MDCP is Three First National Plaza, Suite 3800, 70 West Madison Street, Chicago, Illinois 60602.

(3)	Includes 4,419,095 shares of Common Stock owned by The Mitchell Special Trust. Mr. Mitchell is the co-trustee of The Mitchell Special Trust. Mr. Mitchell expressly disclaims beneficial ownership of all shares held by The Mitchell Special Trust.

(4)	Includes 145,308 shares of restricted stock.

(5)	Includes 112,767 shares of restricted stock.

(6)	Includes 110,054 shares of restricted stock.

(7)	Includes 88,645 shares of restricted stock.

(8)	Includes 7,604 shares of restricted stock.

(9)	The shares beneficially owned by MDCP may be deemed to be beneficially owned by Madison Dearborn Partners IV, LP, or MDP IV, the sole general partner of MDCP. John A. Canning, Jr., Paul J. Finnegan and Samuel M. Mencoff are the sole members of a limited partner committee of MDCP that has the power, acting by majority vote, to vote or dispose of the shares beneficially held by MDCP. Mr. Dombalagian is a limited partner of MDP IV and a Managing Director of MDP, and therefore may be deemed to share beneficial ownership of the shares beneficially owned by MDCP. Messrs. Canning, Finnegan, Mencoff and Dombalagian and MDP IV each hereby disclaims any beneficial ownership of the 10,210,348 shares beneficially owned by MDCP.

(10)	Includes 7,604 shares of restricted stock.

(11)	Includes 5,005 shares of restricted stock.

(12)	Includes 7,604 shares of restricted stock.

(13)	Includes no shares of Cinemark Holdings’s common stock issuable upon the exercise of options.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Holdings Board has adopted a written policy supplementing our Code of Business Conduct and Ethics relating to the review, approval and ratification of transactions between us and “related parties” as generally defined by applicable rules under the Securities Act. The policy covers any related party transaction in which the amount involved exceeds $120,000. The Holdings Board has determined that the audit committee is best suited to review and approve related party transactions, although in certain circumstances the Holdings Board may determine that a particular related party transaction be reviewed and approved by a majority of disinterested directors. In reviewing and approving a related party transaction, the audit committee, after satisfying itself that it has received full all material information regarding the related party transaction under review, shall approve based upon the determination whether the transaction is fair and in the best interest of Cinemark Holdings or the applicable subsidiary. At such audit committee meeting, management shall recommend any related party transactions to be entered into by Cinemark Holdings or any of its subsidiaries. If management becomes aware of a proposed or existing related party transaction that has not been pre-approved by the audit committee, management shall promptly notify the chairman of the audit committee who shall submit such related party transaction to the audit committee for approval or ratification if the audit committee determines that such transaction is fair to Cinemark Holdings or the applicable subsidiary. If management, in consultation with our Chief Executive Officer, Chief Financial Officer or General Counsel determines that it is not practicable to wait until the next audit committee meeting, the chairman of the audit committee has been delegated the authority during this period to review, consider and approve any such transaction. In such event, the chairman of the audit committee shall report any related party transaction approved by him or her at the next audit committee meeting. The audit committee may establish guidelines it determines are necessary and appropriate for management to follow in dealings with related parties and related party transactions. The procedures followed in considering a related party transaction are evidenced in the resolutions and minutes of the meeting of the audit committee or the Holdings Board, as applicable.

Certain Agreements

Plitt Plaza Joint Venture

We leased one theatre from Plitt Plaza Joint Venture, or Plitt Plaza. Plitt Plaza is indirectly owned by Lee Roy Mitchell. We closed this theatre during March 2010. We recorded approximately $0.1 million related to the termination of the lease pertaining to the theatre.

Laredo Theatre

We manage one theatre for Laredo Theatre, Ltd., or Laredo. We are the sole general partner and own 75% of the limited partnership interests of Laredo. Lone Star Theatres, Inc. owns the remaining 25% of the limited partnership interests in Laredo and is 100% owned by Mr. David Roberts, Lee Roy Mitchell’s son-in-law. Under the agreement, management fees are paid by Laredo to us at a rate of 5% of annual theatre revenues up to $50 million and 3% of annual theatre revenues in excess of $50 million. We recorded $0.1 million of management fee revenue and received no distributions during the year ended December 31, 2010. As the sole general partner and the majority limited partner of Laredo, we control the affairs of the limited partnership and have the rights to dissolve the partnership or sell the theatre. We also have a license agreement with Laredo permitting Laredo to use the “Cinemark” service mark, name and corresponding logos and insignias in Laredo, Texas.

Copper Beech LLC

Effective September 2, 2009, we entered into an Aircraft Time Sharing Agreement, or the Aircraft Agreement, with Copper Beech Capital, LLC, a Texas limited liability company, or the Operator, for the use of an aircraft and flight crew on a time sharing basis. Lee Roy Mitchell and his wife, Tandy Mitchell own the membership interests of the Operator. Prior to the execution of the Aircraft Agreement, we had an informal agreement with the Operator to use, on occasion, a private aircraft owned by the Operator. The private aircraft is used by Mr. Mitchell and other executives who accompany Mr. Mitchell to business meetings for us. The Aircraft Agreement specifies the maximum amount that the Operator can charge us under the applicable regulations of the Federal Aviation Administration for the use of the aircraft and flight crew. We will pay the Operator the direct costs and expenses related to fuel, pilots, landing fees, storage fees, insurance obtained for the specific flight, flight planning, weather contract services and expenses such as in-flight food and beverage services and passenger ground transportation incurred during a trip. For the year ended December 31, 2010, the aggregate amounts paid to the Operator for the use of the aircraft was approximately $0.1 million.

Century Theatres

Our subsidiary, Century Theatres, leases 20 theatres and one parking facility from Syufy Enterprises or affiliates of Syufy Enterprises. Raymond Syufy, a director, is an officer of the general partner of Syufy Enterprises. Of the 21 leases, 17 have fixed minimum annual rent in an aggregate amount of approximately $21 million. The four leases without minimum annual rent have rent based upon a specified percentage of gross sales as defined in the lease with no minimum annual rent. For the year ended December 31, 2010, we paid approximately $1.2 million in percentage rent for these leases.

DESCRIPTION OF EXCHANGE NOTES

You can find the definitions of certain terms used in this description under the subheading ‘‘— Certain Definitions.” In this description, the word “Company” refers only to Cinemark USA, Inc. and not to any of its subsidiaries or its Parent Entities.

The Company issued the Initial Notes, and will issue the Exchange Notes, under the Indenture dated June 3, 2011, among itself, the Guarantors and Wells Fargo Bank, N.A., as trustee. The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The aggregate principal amount of Notes issuable under the Indenture is unlimited, although the issuance of Exchange Notes in this exchange offering will be limited to an aggregate principal amount of $200,000,000. The form of Exchange Notes will be identical in all material respects to that of the Initial Notes except that the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and the registration rights will not apply to the Exchange Notes. The Exchange Notes will not represent new Indebtedness of the Company. We may issue an unlimited principal amount of Additional Notes having identical terms and conditions as the Exchange Notes, subject to our compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Exchange Notes and will vote on all matters with the holders of the Exchange Notes.

The following description is a summary of the material provisions of the Indenture. It does not restate that agreement in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Exchange Notes. Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the Indenture.

The registered Holder of an Exchange Note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Indenture.

Brief Description of the Exchange Notes and the Subsidiary Guarantees

The Exchange Notes will:

•	be general senior subordinated unsecured obligations of the Company;

•	be limited to an aggregate principal amount of $200,000,000, subject to our ability to issue Additional Notes;

•	mature on June 15, 2021;

•	rank equal in right of payment with all existing and future Senior Subordinated Debt of the Company;

•	be subordinated in right of payment to any existing and future Senior Debt of the Company, including Indebtedness of the Company under the Credit Agreement and the Senior Notes;

•	be structurally subordinated to Indebtedness and other liabilities, including trade payables, of the Company’s non-Guarantor Subsidiaries; and

•	rank effectively junior in right of payment to any secured Indebtedness of the Company to the extent of the value of the collateral securing that Indebtedness, including Indebtedness of the Company under the Credit Agreement which is secured by a pledge of the Capital Stock of certain of the Company’s domestic subsidiaries and by certain of the Company’s real property and substantially all of the Company’s personal and intangible property.

The Exchange Notes will be guaranteed by each of the Company’s Restricted Subsidiaries that guarantees any of the Company’s or a Guarantors’ Indebtedness.

Each Subsidiary Guarantee will:

•	be a general senior subordinated unsecured obligation of such Guarantor;

•	rank equal in right of payment with any existing and future Senior Subordinated Debt of such Guarantor;

•	be subordinated in right of payment to any existing and future Senior Debt of such Guarantor, including the guarantees by such Guarantor of the Credit Agreement and the Senior Notes; and

•	rank effectively junior in right of payment to any secured Indebtedness of such Guarantor to the extent of the value of the collateral securing that Indebtedness, including the guarantee by such Guarantor of Indebtedness under the Credit Agreement.

At March 31, 2011, on an as adjusted basis, after giving effect to the issuance of the Initial Notes and the use of proceeds therefrom, the Company would have had total Senior Debt of approximately $1,382.8 million and total Senior Subordinated Debt of approximately $200.0 million. As of March 31, 2011, on the same basis, the Guarantors would have had total Senior Debt of approximately $1,382.8 million and total Senior Subordinated Debt of approximately $200.0 million. Subject to certain limitations, the Company and its Restricted Subsidiaries may incur other Indebtedness in the future, including secured and unsecured Senior Debt. Moreover, the Indenture does not impose any limitation on the incurrence by the Company and its Restricted Subsidiaries of liabilities that are not considered Indebtedness under the Indenture.

Not all of our subsidiaries will Guarantee the Exchange Notes. For the three months ended March 31, 2011, the non-guarantor Subsidiaries generated in the aggregate $157.3 million, or 32.6%, of our consolidated revenues. As of March 31, 2011, our non-guarantor Subsidiaries on a combined basis accounted for $891.6 million, or 26.1%, of our consolidated total assets, and the Indebtedness and other liabilities (other than Indebtedness and other liabilities owed to the Company or a Guarantor) of the non-guarantor Subsidiaries were $184.9 million, and the Notes would have been structurally subordinated to such Indebtedness and other liabilities. The Indenture permits, subject to certain significant limitations, the Company’s non-guarantor subsidiaries to incur additional Indebtedness and other liabilities. In the event of a bankruptcy, liquidation or reorganization of any of the Company’s non-guarantor Subsidiaries, such Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Company or any Guarantor.

As of the Issue Date, all of the Company’s Subsidiaries other than Cinemark Media, Inc. were “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” the Company will be permitted to designate additional Subsidiaries as “Unrestricted Subsidiaries.” The Company’s Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. Unrestricted Subsidiaries and certain Restricted Subsidiaries will not guarantee the Exchange Notes. Cinemark Media, Inc. conducts no independent operations and its primary assets are its ownership interests in NCMI, Digital Cinema Implementation Partners LLC and DCDC Holdings, Inc.

Principal, Maturity and Interest

The Company will issue Exchange Notes with an initial maximum aggregate principal amount of $200,000,000. The Company may issue Additional Notes from time to time after this offering. Any offering of Additional Notes is subject to the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The Initial Notes, Exchange Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will mature on June 15, 2021.

Interest on the Notes will accrue at a rate of 7.375% per annum and will be payable semi- annually in arrears on June 15 and December 15, commencing on December 15, 2011. We will pay interest to those persons who were Holders of record on the June 1 and December 1 immediately preceding the related interest payment dates.

Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium and Additional Interest, if any, on that Holder’s Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Subordination of the Notes

Only Indebtedness of the Company or a Guarantor that is Senior Debt will rank senior in right of payment to the Notes and the Guarantees in accordance with the provisions of the Indenture. The Notes and Guarantees will in all respects rank equal in right of payment with all other Senior Subordinated Debt of the Company and the relevant Guarantor, respectively.

Neither the Company nor any Guarantor is permitted to pay principal of, premium, if any, or interest on the Notes (or pay any other Obligations relating to the Notes, including Additional Interest, fees, costs, expenses, indemnities and rescission or damage claims) or make any deposit pursuant to the provisions described under “Legal Defeasance and Covenant Defeasance” or “Satisfaction and Discharge” below and may not purchase, redeem or otherwise retire or acquire for cash or property any Notes (collectively, “pay the Notes”) (except in the form of Permitted Junior Securities) if either of the following occurs (a “Designated Senior Debt Payment Default”):

(1) any obligation on any Designated Senior Debt of the Company is not paid in full in cash when due (after giving effect to any applicable grace period); or

(2) any other default on Designated Senior Debt of the Company occurs and the maturity of such Designated Senior Debt is accelerated in accordance with its terms;

unless, in either case, the Designated Senior Debt Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Debt has been paid in full in cash. Regardless of the foregoing, the Company is permitted to pay the Notes if the Company and the trustee receive written notice approving such payment from the Representatives of all Designated Senior Debt with respect to which the Designated Senior Debt Payment Default has occurred and is continuing.

During the continuance of any default (other than a Designated Senior Debt Payment Default) (a “Non-Payment Default”) with respect to any Designated Senior Debt pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company is not permitted to pay the Notes (except in the form of Permitted Junior Securities) for a period (a “Payment Blockage Period”) commencing upon the receipt by the trustee (with a copy to the Company) of written notice (a “Blockage Notice”) of such Non-Payment Default from the Representative of such Designated Senior Debt specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

(1) by written notice to the trustee and the Company from the Person or Persons who gave such Blockage Notice;

(2) because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

(3) because such Designated Senior Debt has been discharged or repaid in full in cash.

Notwithstanding the provisions described above (but subject to the subordination provisions in the immediately succeeding paragraph), unless the holders of such Designated Senior Debt or the Representative of such Designated Senior Debt has accelerated the maturity of such Designated Senior Debt, the Company and the Guarantors are permitted to resume paying the Notes after the end of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of defaults with respect to Designated Senior Debt during such period; provided that if any Blockage Notice is delivered to the trustee by or on behalf of the holders of Designated Senior Debt of the Company (other than the holders of Indebtedness under the Credit Agreement), a Representative of holders of Indebtedness under the Credit Agreement may in the aggregate give one other Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods on the Notes is in effect exceed 179 days in the aggregate during any consecutive 360-day period, and there must be at least 181 days during any consecutive 360-day period during which no Payment Blockage Period is in effect.

In connection with the Notes, in the event of any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization, insolvency or bankruptcy of or similar proceeding relating to the Company or its property:

(1) the holders of Senior Debt of the Company will be entitled to receive payment in full in cash of such Senior Debt before the Holders of the Notes are entitled to receive any payment or distribution of any kind or character with respect to any Obligations on, or relating to, the Notes, except that Holders of Notes may receive Permitted Junior Securities;

(2) until the Senior Debt of the Company is paid in full in cash, any payment or distribution to which Holders of the Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Debt as their interests may appear, except that Holders of Notes may receive Permitted Junior Securities; and

(3) if a distribution is made to Holders of the Notes that, due to the subordination provisions, should not have been made to them, such Holders of the Notes are required to hold it in trust for the holders of Senior Debt of the Company and pay it over to them as their interests may appear.

The subordination and payment blockage provisions described above will not prevent a Default from occurring under the Indenture upon the failure of the Company to pay interest or principal with respect to the Notes when due by their terms. If payment of the Notes is accelerated because of an Event of Default, the Company must promptly notify the holders of Designated Senior Debt or the Representative of such Designated Senior Debt of the acceleration; provided that any failure to give such notice shall have no effect whatsoever on the subordination provisions described herein. So long as there shall remain outstanding any Senior Debt under the Credit Agreement, a Blockage Notice may be given only by the respective Representatives thereunder unless otherwise agreed to in writing by the requisite lenders named therein. If any Designated Senior Debt of the Company is outstanding, neither the Company nor any Guarantor may pay the Notes until five Business Days after the Representatives of all the issuers of such Designated Senior Debt receive notice of such acceleration and, thereafter, may pay the Notes only if the Indenture otherwise permits payment at that time.

Each Guarantor’s obligations under its Subsidiary Guarantee are senior subordinated obligations of that Guarantor. As such, the rights of Holders to receive payment pursuant to such Subsidiary Guarantee will be subordinated in right of payment to the rights of holders of Senior Debt of such Guarantor. The terms of the subordination and payment blockage provisions described above with respect to the Company’s obligations under the Notes apply equally to the obligations of such Guarantor under its Subsidiary Guarantee.

A Holder by its acceptance of Notes agrees to be bound by such provisions and authorizes and expressly directs the trustee, on its behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Indenture and appoints the trustee its attorney-in-fact for such purpose.

By reason of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Company or a Guarantor who are holders of Senior Debt of the

Company or such Guarantor, as the case may be, may recover more, ratably, than the Holders of the Notes, and creditors who are not holders of Senior Debt may recover less, ratably, than holders of Senior Debt and may recover more, ratably, than the Holders of the Notes.

The terms of the subordination provisions described above will not apply to payments from money or the proceeds of Government Securities held in trust by the trustee for the payment of principal of and interest on the Notes pursuant to the provisions described under “Legal Defeasance and Covenant Defeasance” or “Satisfaction and Discharge,” if the foregoing subordination provisions were not violated at the time the applicable amounts were deposited in trust pursuant to such provisions and such deposit was otherwise made in accordance with such provisions.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the Holders of the Notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before a selection of Notes to be redeemed.

Subsidiary Guarantees

The Notes will be guaranteed by each of the Company’s current and future Restricted Subsidiaries that guarantees, assumes or in any other manner becomes liable with respect to any Indebtedness of the Company or any Guarantor. The Guarantors will, jointly and severally, unconditionally guarantee on a senior subordinated unsecured basis the Company’s obligations under the Notes and all obligations under the Indenture. The Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the trustee or the Holders in enforcing any rights under the Subsidiary Guarantees. The obligations of the Guarantors under the Subsidiary Guarantees will be subordinated in right of payment to all existing and future Senior Debt of such Guarantor.

The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless immediately after giving effect to the transaction, no Default or Event of Default exists.

The Subsidiary Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale or other disposition complies with the applicable provisions of the Indenture; or

(2) in connection with any sale, exchange or transfer of the Capital Stock of a Guarantor, after which such Guarantor is no longer a Subsidiary of the Company, so long as the sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture; or

(3) if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture; or

(4) upon the discharge of the Notes in accordance with the legal defeasance provisions of the Indenture; or

(5) upon the release, termination or satisfaction of the Guarantor’s guarantee or assumption of certain other Indebtedness as more particularly described in the covenant under the caption “— Certain Covenants — Future Guarantors.”

Optional Redemption

Except as described below, the Notes will not be redeemable at the Company’s option prior to June 15, 2016.

At any time prior to June 15, 2014, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes) at a redemption price of 107.375% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings by the Company, provided that:

(1) at least 65% of the principal amount of Notes issued under the Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company or any of its Subsidiaries); and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

On and after June 15, 2016, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice except that a redemption notice may be mailed more than 60 days prior to a redemption if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the 12-month period beginning on June 15 of the years indicated below:

Year	Percentage

2016	103.688%
2017	102.458%
2018	101.229%
2019 and thereafter	100.000%

If the redemption date is on or after an interest payment record date and on or before the related interest payment date, the accrued and unpaid interest and Additional Interest, if any, will be paid to the Holder in whose name the note is registered at the close of business on such record date, and no additional interest or Additional Interest, if any, will be payable to Holders whose Notes will be subject to redemption by the Company.

In addition, at any time and from time to time prior to June 15, 2016, the Company may, at its option, redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium with respect to the Notes plus accrued and unpaid interest, if any, thereon to the redemption date. Notice of such redemption must be mailed to holders of the Notes called for redemption not less than 30 nor more than 60 days prior to the redemption date. The notice need not set forth the Applicable Premium but only the manner of calculation of the redemption price. The Indenture provides that, with respect to any such redemption, the Company will notify the trustee of the Applicable Premium with respect to the Notes promptly after the calculation and that the trustee will not be responsible for such calculation.

“Adjusted Treasury Rate” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities” for the maturity corresponding to the Comparable Treasury Issue with respect to the Notes called for redemption (if no maturity is within three months before or after June 15, 2016, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third business day immediately preceding the redemption date, plus, in the case of each of clause (i) and (ii), 0.50%.

“Applicable Premium” means, at any redemption date, the excess of (A) the present value at such redemption date of (1) the redemption price of the Notes on June 15, 2016 (such redemption price being described above in the third paragraph of this “— Optional Redemption” section) plus (2) all required remaining scheduled interest payments due on the Notes through June 15, 2016 (excluding accrued and unpaid interest), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of the Notes on such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to June 15, 2016, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to June 15, 2016.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the trustee, Reference Treasury Dealer Quotations for the redemption date.

“Quotation Agent” means the Reference Treasury Dealer selected by the trustee after consultation with the Company.

“Reference Treasury Dealer” means any three nationally recognized investment banking firms selected by the Company that are primary dealers of Government Securities.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue with respect to the Notes, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day immediately preceding the redemption date.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the trustee will select Notes for redemption as follows:

(1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if the Notes are not listed on any national securities exchange, on a pro rata basis (and in the case of global Notes, on as near a pro rata basis as practical, subject to the applicable procedures of the Depository Trust Company or other depositary for the Notes), by lot or by such method as the trustee deems fair and appropriate.

No Notes of $2,000 in aggregate principal amount or less can be redeemed in part. Except as otherwise specified, notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of Notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest and Additional Interest, if any, will cease to accrue on Notes or portions of them called for redemption.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, the Company will be required to make an offer (a “Change of Control Offer”) to each Holder of Notes to repurchase all or any part (equal to $1,000 in principal amount or an integral multiple thereof ) of that Holder’s Notes on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the principal amount of the Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the Notes repurchased to the date of purchase (a “Change of Control Payment Date”). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The paying agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Exchange Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The Credit Agreement and the Senior Notes prohibit or limit, and future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may prohibit or limit, the Company from repurchasing any Exchange Note as a result of a Change of Control. If the Company is unable to obtain the requisite consents under the agreements governing such Senior Debt to permit the repurchase of the Notes or is unable to repay such borrowings, the Company will remain prohibited from repurchasing the Notes.

If the Change of Control Payment Date is on or after an interest payment record date and on or before the related interest payment date, any accrued and unpaid interest and Additional Interest, if any, will be paid to the Holder in whose name a note is registered at the close of business on such record date, and no other interest or Additional Interest, if any, will be payable to Holders who tender pursuant to the Change of Control Offer.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or if an irrevocable notice of redemption has been given pursuant to the Indenture in accordance with the provisions set forth under the caption “— Optional Redemption.”

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any person other than a Permitted Holder. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Company to make a Change of Control Offer.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

Certain Covenants

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable (a) in Equity Interests (other than Disqualified Stock) of the Company or (b) to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any Parent Entity held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

(3) make any payment of principal on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness (other than any Indebtedness of the Company owing to and held by a Guarantor or Indebtedness of a Guarantor owing to and held by the Company or any other Guarantor permitted under the Indenture) that is subordinated to the Notes or the Subsidiary Guarantees, if any, except a payment of principal at the Stated Maturity thereof, other than any purchase, repurchase, redemption, defeasance or other acquisition or retirement of any such Indebtedness made in anticipation of a sinking fund obligation, principal installment or final maturity, in each case, within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement; or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four- quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the Start Date (including Restricted Payments permitted by clauses (1), (9), (12) and (13) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph; all calculations being made as if this covenant had been in effect as of the Start Date and at all times thereafter), is less than the sum, without duplication, of:

(a) (i) Consolidated Cash Flow of the Company and its Restricted Subsidiaries on a consolidated basis for the Restricted Payments Computation Period, minus (ii) (A) for the period from the Start Date to the end of the fiscal quarter immediately preceding the fiscal quarter during which the Issue Date occurred, 2.0 and (B) thereafter, 1.7, multiplied by Fixed Charges of the Company and its Restricted Subsidiaries on a consolidated basis for the Restricted Payments Computation Period, plus

(b) 100% of the aggregate net cash proceeds and the fair market value of marketable securities and other property received by the Company or any Guarantor since immediately after the Start Date from the sale of:

(i)(A) Equity Interests of the Company, excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of Equity Interests to members of management, directors or consultants of the Company, any Parent Entity and the Company’s Subsidiaries after the Start Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (5) of the next succeeding paragraph; and

(B) to the extent such net cash proceeds or marketable securities or other property are actually contributed to the Company, Equity Interests of the Parent Entities (excluding contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (5) of the next succeeding paragraph); or

(ii) debt securities of the Company that have been converted into or exchanged for such Equity Interests of the Company (or any Parent Entity);

provided, however, that this clause (b) shall not include the proceeds from (X) Equity Interests or convertible debt securities of the Company sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions or Equity Interests used to make a Permitted Investment pursuant to clause (8) of the definition of Permitted Investments; plus

(c) 100% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of the Company following the Start Date (other than by a Restricted Subsidiary and other than by any Excluded Contributions); plus

(d) 100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received after the Start Date by means of:

(i) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances, and releases of Guarantees and other liabilities (other than contingent liabilities), which constitute Restricted Investments by the Company or its Restricted Subsidiaries, in each case after the Start Date; or

(ii) the sale (other than to the Company or a Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary (other than to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment) or a dividend or distribution from an Unrestricted Subsidiary after the Start Date; plus

(e) in the case of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Start Date, the fair market value of the Company’s and its Restricted Subsidiaries’ aggregate interests in such Unrestricted Subsidiary (which, if the fair market value of such interests (other than the value attributable to marketable securities held by such Unrestricted Subsidiary) exceeds $50.0 million, shall be set forth in writing by an accounting, appraisal or investment banking firm of national standing or determined by the Company’s Board of Directors) at the time of the designation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than the amount of the Investments in such Unrestricted Subsidiary made after the Start Date as Permitted Investments hereunder; plus

(f ) $300.0 million.

The preceding provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration the dividend or distribution payment would have complied with the provisions of the Indenture;

(2) the payment of principal on or with respect to, or the purchase, redemption, repurchase, retirement, defeasance or other acquisition of, any Indebtedness subordinated to the Notes or any Subsidiary Guarantee or of any Equity Interests of the Company or any Parent Entity made by conversion into, in exchange for, or out of the proceeds of the substantially concurrent (a) sale (other than to a Subsidiary of the Company or constituting an Excluded Contribution or Equity Interests used to make a Permitted Investment pursuant to clause (8) of the definition of Permitted Investments) of, Equity Interests of the Company (other than Disqualified Stock and other than Equity Interests issued or sold to an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) or any Parent Entity or (b) contribution to the capital of the Company (other than by a Subsidiary and other than constituting an Excluded Contribution); provided that the amount of any such proceeds that are utilized for any such payment, purchase, redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clauses (3)(b) and (3)(c) of the preceding paragraph;

(3) the payment of principal on or with respect to, or the purchase, defeasance, redemption, repurchase or other acquisition or retirement of, Indebtedness subordinated to the Notes or any Subsidiary Guarantee with the proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness, that is permitted to be incurred pursuant to the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(4) the declaration and payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its Capital Stock on a pro rata basis;

(5) the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Parent Entity held by any current or former employee, director or consultant of the

Company, any Parent Entity or any of the Company’s Restricted Subsidiaries (or any permitted transferee of any of the foregoing) pursuant to any management equity subscription agreement, stock option agreement, stock plan or similar agreement; provided that the aggregate price paid for all such purchased, redeemed, acquired or retired Equity Interests may not exceed $7.5 million in any 12-month period (with unused amounts in any 12-month period after the Start Date being carried over to succeeding 12-month periods subject to a maximum carry-over amount of $15.0 million (without giving effect to the following proviso)); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Equity Interests of any Parent Entity, in each case to members of management, directors or consultants of the Company, any Parent Entity or any of its Subsidiaries that occurs after the Start Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3)(b) of the preceding paragraph; plus

(b) the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Start Date; less

(c) the amount of any Restricted Payments made in any prior calendar year pursuant to clauses (a) and (b) of this clause (5);

(6) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries or any class or series of preferred stock of a Restricted Subsidiary issued in accordance with the covenant described under “— Incurrence of Indebtedness and Issuance of Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(7) purchases, redemptions or other acquisitions or retirements of Equity Interests occurring or deemed to occur upon (i) exercise of stock options, warrants or other equity- based awards to the extent such Equity Interests represent a portion of the exercise price of such options, warrants or other equity-based awards and (ii) the exercise of stock options, warrants or other equity-based awards or the vesting or issuance of shares of restricted stock or other Equity Interests to the extent such Equity Interests represent a portion of the tax liability of the holder thereof with respect thereto;

(8) [RESERVED];

(9) repurchases of Indebtedness that is subordinated to the Notes or a Subsidiary Guarantee at a purchase price not greater than 101% of the principal amount of such subordinated Indebtedness in the event of a Change of Control, and redemptions of preferred Equity Interests, in connection with any change of control offer required by the terms thereof, but only if the Company has first complied with and fully satisfied its obligations under the provisions described under “— Repurchase at the Option of Holders — Change of Control”;

(10) Investments that are made with Excluded Contributions;

(11) the declaration and payment of dividends or distributions by the Company or any Restricted Subsidiary of the Company to, or the making of other Restricted Payments to, any Parent Entity in aggregate amounts not to exceed the aggregate amounts required for any such Parent Entities to pay, in each case without duplication,

(a) franchise taxes and expenses required to maintain their corporate existence;

(b) foreign, federal, state and local income and other taxes, to the extent such taxes are attributable to the income, revenue, receipts, capital or margin of the Company and its Restricted Subsidiaries and, to the extent of the amount actually received from their Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income, revenue, receipts, capital or margin of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Company and its Restricted Subsidiaries would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Company, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such Parent Entity;

(c) customary salary, bonus and other benefits payable to officers, directors and employees of any Parent Entity to the extent such salaries, bonuses and other benefits are directly or indirectly attributable to the ownership or operation of the Company and its Restricted Subsidiaries, including the Company’s proportionate share of such amounts relating to any Parent Entity being a public company, including directors’ fees;

(d) general corporate operating and overhead costs and expenses of any Parent Entity to the extent such costs and expenses are directly or indirectly attributable to the ownership or operation of the Company and its Restricted Subsidiaries, including the Company’s proportionate share of the expenses relating to any Parent Entity being a public company, and

(e) reasonable fees and expenses other than to Affiliates of the Company related to any unsuccessful equity or debt offering of such Parent Entity;

(12) so long as no Default or Event of Default shall have occurred and be continuing, the payment of dividends on the Company’s common Capital Stock (or any Restricted Payment to any Parent Entity to fund the payment by such Parent Entity of dividends on such entity’s common Capital Stock) following the consummation after the Start Date of an underwritten public Equity Offering of the Company’s or any Parent Entity’s common Capital Stock of up to 6% per annum of the net cash proceeds received after the Start Date by the Company from any public Equity Offering of common Capital Stock of the Company or contributed after the Start Date to the Company by any Parent Entity from any public Equity Offering of common Capital Stock of the Parent Entity;

(13) the payment of cash in lieu of issuance of fractional shares of Capital Stock in connection with any transaction otherwise permitted under this covenant;

(14) payments to dissenting stockholders not to exceed $5.0 million in the aggregate (A) pursuant to applicable law or (B) in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by the Indenture;

(15) the declaration and payment of dividends and distributions by the Company to the holders of its Capital Stock on a pro rata basis in an aggregate amount not to exceed $100.0 million during any 12-month period from and after the start of the fiscal quarter during which the Issue Date occurred; and

(16) the declaration and payment of dividends and distributions by the Company to the holders of its Capital Stock on a pro rata basis of the net after-tax proceeds from sales or other dispositions of the Capital Stock of (a) NCM and NCMI, or their respective successors, in an aggregate amount not to exceed $65.0 million and (b) RealD, or its successors, in an aggregate amount not to exceed $40.0 million.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Company or, if such fair market value exceeds $25.0 million, by the Board of Directors of the Company.

As of March 31, 2011, the Company would have been able to make approximately $650 million of restricted payments under the formula set forth in the second clause (3) of the first paragraph of this covenant, subject to the other limitations set forth in this covenant and in the covenants governing the Company’s other Indebtedness, and limitations imposed by applicable law. In addition, this covenant will permit the Company to make substantial other restricted payments and substantial permitted investments.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any Disqualified Stock or shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt), issue shares of Disqualified Stock and issue shares of preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit:

(1) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness and letters of credit under one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $1,700.0 million;

(2) the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness (other than Indebtedness described in clauses (1) and (3));

(3) the incurrence by the Company and any Guarantor of Indebtedness represented by the Notes (other than Additional Notes) and the Exchange Notes issued in exchange therefor and any Subsidiary Guarantees of the foregoing;

(4) Indebtedness (including Capital Lease Obligations other than Deemed Capitalized Leases), Disqualified Stock and preferred stock incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (other than software) that is used or useful in a Permitted Business (but excluding the purchase of Capital Stock of any Person), provided that the aggregate amount of Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this clause (4) when aggregated with the then outstanding amount of such obligations under clause (5) incurred to refinance such obligations initially incurred in reliance on this clause (4) does not exceed 5.0% of Consolidated Net Tangible Assets (determined as of the time of such incurrence) at any time outstanding;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (10) or (16) of this paragraph and related interest, premiums, fees and other Obligations;

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness, Disqualified Stock or preferred stock between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a) if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Subsidiary Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness, Disqualified Stock or preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such

Indebtedness, Disqualified Stock or preferred stock (but for the avoidance of doubt excluding the grant of a Permitted Lien thereon) to a Person that is neither the Company nor a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness, Disqualified Stock or preferred stock by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations;

(8) the Guarantee by the Company or a Restricted Subsidiary of the Company of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant; provided that in the event such Indebtedness that is being guaranteed is (a) pari passu with the Notes or a Subsidiary Guarantee, as the case may be, then the related Guarantee shall rank equally in right of payment to the Notes or Subsidiary Guarantee, as the case may be, or (b) subordinated to the Notes or a Subsidiary Guarantee, as the case may be, then the related Guarantee shall be subordinated in right of payment to the Notes or such Subsidiary Guarantee, as the case may be;

(9) the accrual of interest or dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock and the incurrence of unrealized losses or charges in respect of Hedging Obligations (including those resulting from the application of FAS 133, ASC Topic 815 and similar provisions), in each case will be deemed not to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant;

(10) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-out or other similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Restricted Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the fair market value of the consideration actually received (or, in the case of an acquisition, paid) by the Company and its Restricted Subsidiaries in connection with such transaction;

(11) Indebtedness supported by one or more letters of credit incurred under a Credit Facility in accordance with and pursuant to clause (1) of this paragraph; provided the amount of Indebtedness permitted to be incurred under this clause (11) relating to any such letter of credit shall not exceed the amount of the letter of credit provided for therein; provided, further, upon any reduction, cancellation or termination of the applicable letter of credit, there shall be deemed to be an incurrence of Indebtedness under the Indenture equal to the excess of the amount of such Indebtedness outstanding immediately after such reduction, cancellation or termination over the remaining stated amount, if any, of such letter of credit or the stated amount of any letter of credit issued in replacement of such letter of credit;

(12) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within ten business days of incurrence;

(13) Indebtedness represented by property, liability and workers’ compensation insurance, completion guarantees, performance bonds (provided that to the extent that such performance bonds secure Indebtedness, such Indebtedness is otherwise permitted under this covenant), surety bonds, appeal bonds and other obligations (which, in each case, may be in the form of or secured by letters of credit), in each case required or incurred in the ordinary course of business or in connection with the enforcement of rights or claims of the Company or any Restricted Subsidiary of the Company or in connection with judgments that do not result in a Default or an Event of Default and all reimbursement obligations under such letters of credit;

(14) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness, Disqualified Stock or preferred stock that is not secured by a Lien in an aggregate principal amount (or accreted value or liquidation preference, as applicable) at any time outstanding not to exceed $350.0 million;

(15) Construction Indebtedness and Permitted Refinancing Indebtedness incurred in respect thereof in an aggregate principal amount that does not exceed $100.0 million at any time outstanding;

(16) Indebtedness, Disqualified Stock or preferred stock of (x) the Company or a Restricted Subsidiary incurred to finance an acquisition or (y) Persons that are acquired by the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that after giving effect to such acquisition or merger, either

(a) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant, or

(b) the Fixed Charge Coverage Ratio is equal to or greater than such ratio immediately prior to such acquisition or merger;

(17) Indebtedness of the Company or any of its Restricted Subsidiaries to an Unrestricted Subsidiary for money borrowed; provided that such Indebtedness is subordinated in right of payment to the Notes or such Restricted Subsidiary’s Subsidiary Guarantee, the Weighted Average Life to Maturity of such Indebtedness is greater than the Weighted Average Life to Maturity of the Notes and the holders of such Indebtedness are not permitted to accelerate such Indebtedness or exercise any other remedies with respect thereto until 91 days after the Stated Maturity of the Notes; and

(18) Indebtedness incurred by the Company or any Restricted Subsidiary with respect to Digital Projector Financing in an aggregate principal amount incurred not to exceed

(i) $70.0 million during the period from the Start Date to the first anniversary thereof;

(ii) $70.0 million during the period from the first anniversary of the Start Date to the second anniversary of the Start Date and (iii) $60.0 million after the second anniversary of the Start Date; provided that any unused or repaid amounts may be carried forward and used in subsequent periods without limitation.

Neither the Company nor any Restricted Subsidiary will incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Indebtedness subordinated to the Notes or any Subsidiary Guarantee unless such Indebtedness will be subordinated to the Notes or such Subsidiary Guarantee to at least the same extent as such subordinated Indebtedness. No Restricted Subsidiary of the Company that is not a Guarantor may incur any Indebtedness (other than Senior Debt) if the proceeds are used to refinance Indebtedness of the Company or a Guarantor (other than a refinancing of all the Notes).

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories described in clauses (1) through (18) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such item of Indebtedness in any manner that complies with this covenant; provided that all Indebtedness under the Credit Agreement outstanding on the Issue Date shall be deemed to have been incurred on the Issue Date pursuant to clause (1) above and the Company shall not be permitted to later reclassify all or any portion of such Indebtedness under the Credit Agreement outstanding on the Issue Date. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or preferred stock of a Restricted Subsidiary that is not a Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof.

Liens

The Company will not and will not permit any Guarantor to create, incur, assume or otherwise cause or suffer to exist or become effective any Lien (other than Permitted Liens) of any kind securing Indebtedness ranking pari passu in right of payment with or subordinated in right of payment to the Notes or such Guarantor’s Subsidiary Guarantee, as the case may be, upon any of their property or assets (including Capital Stock of Subsidiaries of the Company), now owned or hereafter acquired, unless contemporaneously with the incurrence of such Lien effective provision is made to secure the Obligations due under the Indenture and the Notes or, in respect any Lien on any Guarantor’s property or assets, any Subsidiary Guarantee of such Guarantor, (1) in the case of Liens securing Indebtedness that is pari passu in right of payment with the Notes or any Subsidiary Guarantee, on an equal and ratable basis with (or, if the Company so elects, on a senior basis to) the obligations so secured until such time as such obligations are no longer secured by a Lien and (2) in the case of Liens securing Indebtedness that is expressly subordinated in right of payment to the Notes or any Subsidiary Guarantee, on a senior basis to the obligations so secured with the same relative priority as the Notes or such Subsidiary Guarantee, as the case may be, will have to that subordinated Indebtedness until such time as such obligations are no longer secured by a Lien.

Any Lien created for the benefit of Holders of the Notes pursuant to this covenant shall be deemed automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) in the preceding paragraph.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness, Credit Facilities and Hedging Obligations, including the Credit Agreement and the Senior Notes indenture as in effect on the Issue Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(2) the Indenture, the Notes and the Subsidiary Guarantees (including the Exchange Notes and the Guarantees thereof );

(3) applicable law, rule, regulation or order;

(4) any agreement, instrument or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries (including by merger or consolidation) as in effect at the time of such acquisition (except to the extent such agreement, instrument or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5) customary non-assignment provisions in leases, licenses and conveyances entered into in the ordinary course of business;

(6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, stockholder agreements, asset sale agreements, stock sale agreements and other similar agreements and agreements relating to Permitted Business Investments;

(11) the issuance of preferred stock by a Restricted Subsidiary or the payment of dividends thereon in accordance with the terms thereof, provided that issuance of such preferred stock is permitted pursuant to the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” and the terms of such preferred stock do not expressly restrict the ability of a Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock (other than requirements to pay dividends or liquidation preferences on such preferred stock prior to paying any dividends or making any other distributions on such other Capital Stock);

(12) encumbrances or restrictions contained in any Indebtedness, Disqualified Stock or preferred stock incurred by a Foreign Restricted Subsidiary pursuant to the first paragraph or clause (1), (4), (5) (but only to the extent a Foreign Restricted Subsidiary initially would have been permitted to incur the underlying Indebtedness), (14), (15), (16) or (18) of the second paragraph of the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that such encumbrance or restriction shall only apply to such Foreign Restricted Subsidiary;

(13) supermajority voting requirements existing under corporate charters, bylaws, stockholders agreements and similar documents and agreements;

(14) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(15) customary subordination provisions governing Indebtedness permitted pursuant to the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(16) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (15) above or this clause (16); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive with respect to such encumbrances and restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(17) restrictions or conditions of the types contained in clause (3) of the preceding paragraph contained in any operating, construction, service, supply, purchase or other agreement to which the Company or any Restricted Subsidiary is a party entered into in the ordinary course of business; provided that such agreement limits the encumbrance solely to the property or assets of the Company or such Restricted Subsidiary that is the subject of such agreement, the payment rights arising thereunder and the proceeds thereof and does not extend to any other asset or property of such Restricted Subsidiary or the assets or property of the Company or any other Restricted Subsidiary.

Limitations on Layering

The Company will not, and will not permit any Guarantor to, incur any Indebtedness (including Acquired Debt) that is subordinate in right of payment to any Senior Debt of the Company or such Guarantor, as the case may be, unless such Indebtedness is either:

(1) equal in right of payment with the Notes or such Guarantor’s Subsidiary Guarantee, as the case may be; or

(2) expressly subordinated in right of payment to the Notes or such Guarantor’s Subsidiary Guarantee, as the case may be.

The Indenture does not treat (1) unsecured Indebtedness as subordinated to secured Indebtedness merely because it is unsecured, (2) secured Indebtedness as subordinated to any other secured Indebtedness merely because it has a junior priority with respect to the same collateral, (3) any Indebtedness as subordinated to any other Indebtedness merely because of maturity date, order of payment or order of application of funds or (4) Indebtedness that is not Guaranteed as subordinated to Indebtedness that is Guaranteed merely because of such Guarantee.

Merger, Consolidation or Sale of Assets

The Company may not, directly or indirectly, in one or more related transactions:

(1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to another Person; unless:

(1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, limited liability company or partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided that if the Person is a partnership or limited liability company, a corporation wholly owned by such Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia that does not and will not have any material assets or operations shall promptly thereafter become a co-issuer of the Notes pursuant to a supplemental indenture;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made expressly assumes all the obligations of the Company under the Notes, the Indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction no Default or Event of Default exists;

(4) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) have a Fixed Charge Coverage Ratio equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately prior to such transaction; and

(5) if the Company is not the surviving corporation, each Guarantor (unless it is the other party to the transactions above, in which case clause (2) shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations in respect of the Notes and the Indenture and its obligations under the registration rights agreement shall continue to be in effect.

In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

Notwithstanding the preceding clause (4), any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any Guarantor.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of any Affiliate (each, an “Affiliate Transaction”) involving aggregate payments or considerations in excess of $5.0 million, unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with a Person who is not an Affiliate; and

(2) the Company delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an officers’ certificate certifying that such Affiliate Transaction complies with this covenant; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, a resolution of the Board of Directors of Cinemark Holdings, Inc. and the Company set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Cinemark Holdings, Inc. and the Company.

The following items will be deemed to not be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment, consulting or similar agreement or other compensation arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary;

(2) transactions between or among the Company and/or its Restricted Subsidiaries;

(3) transactions with a Person that is an Affiliate of the Company solely because the Company owns an Equity Interest in, or controls, such Person;

(4) reasonable fees and expenses and compensation paid to, and indemnity provided on behalf of, officers, directors or employees of the Company or any Subsidiary as determined in good faith by the Board of Directors or senior management of the Company;

(5) sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company and the granting of registration and other customary rights in connection therewith;

(6) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “— Restricted Payments,” Permitted Investments (other than pursuant to clause (3) of such definition) and any transactions excluded from their or any component definitions;

(7) transactions effected in connection with the Notes Transactions, including the payment of all related fees and expenses;

(8) transactions pursuant to any contract or agreement described in the offering memorandum under which the Initial Notes were sold under the caption “Certain Relationships and Related Party Transactions,” as in effect on the Issue Date, in each case as amended, modified or replaced from time to time so long as the amended, modified or new agreements, taken as a whole, are not materially less favorable to the Company and its Restricted Subsidiaries taken as a whole than those in effect on the Issue Date;

(9) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Company and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10) the pledge of Equity Interests of an Unrestricted Subsidiary to its lenders to support the Indebtedness of such Unrestricted Subsidiary owed to such lenders; and

(11) transactions in which the Company or any of its Restricted Subsidiaries delivers to the trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Company or such Restricted Subsidiary than those that would have reasonably been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arms’-length basis.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments or Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Future Guarantors

The Indenture provides that if any Restricted Subsidiary of the Company that is not a Guarantor (the “New Guarantor”) Guarantees, assumes or in any other manner becomes liable with respect to Indebtedness of the Company or any Guarantor (the “Other Indebtedness”), then the New Guarantor shall, within ten business days of the date of the New Guarantor’s Guarantee or assumption of the Other Indebtedness, execute and deliver to the trustee a supplemental indenture satisfactory to the trustee pursuant to which the New Guarantor shall become a Guarantor and Guarantee the obligations of the Company under the Indenture and the Notes on a senior subordinated basis. Upon the release, termination or satisfaction of the New Guarantor’s Guarantee or assumption of all Other Indebtedness (other than a release, termination or satisfaction as a result of payment under such Guarantee), the New Guarantor’s Subsidiary Guarantee shall automatically be released and terminated.

Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

Reports

Whether or not required by the Commission, so long as any Notes are outstanding, the Company will furnish to the trustee and the Holders of Notes, within the time periods specified in the Commission’s rules and regulations (including all applicable extensions):

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s independent auditors; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include an unaudited consolidating balance sheet and related statements of income and cash flows for the Company and its Subsidiaries, separately identifying (a) the Company and the Restricted Subsidiaries and (b) the Unrestricted Subsidiaries, in all reports containing the consolidated financial statements (which in the case of annual reports shall be audited) of the Company and its consolidated Subsidiaries.

In addition, following the consummation of the exchange offer contemplated by the registration rights agreement (the “Exchange Offer”), whether or not required by the Commission, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations after giving effect to all applicable extensions (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

The Company will be deemed to have furnished such reports to the trustee and the Holders if it has filed such reports with the Commission using the EDGAR filing system and such reports are publicly available.

Notwithstanding anything herein to the contrary, the Company will be deemed not to have failed to comply with any of its obligations hereunder for purposes of clause (5) under “— Events of Default and Remedies” until 120 days after the date any report hereunder is required to be made available to the trustee and the Holders pursuant to this covenant.

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or Additional Interest with respect to, the Notes (whether or not prohibited by the subordination provisions of the Indenture);

(2) default in payment when due of the principal of, or premium, if any, on, the Notes (whether or not prohibited by the subordination provisions of the Indenture);

(3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets”;

(4) failure by the Company or any of its Restricted Subsidiaries for 30 days after receipt of written notice from the trustee or the Holders of not less than 25% in principal amount of the Notes to comply with the provision described under the caption “— Repurchase at the Option of Holders — Change of Control”;

(5) failure by the Company or any of its Restricted Subsidiaries for 60 days after receipt of written notice from the trustee or the Holders of not less than 25% in principal amount of the Notes to comply with any of the other agreements in the Indenture;

(6) default by the Company or any of its Restricted Subsidiaries under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee was created before or after the Issue Date, if that default:

(a) is caused by a failure to pay principal on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(7) failure by the Company or any of its Restricted Subsidiaries to pay final non- appealable judgments aggregating in excess of $25.0 million (net of any amount with respect to which a reputable and solvent insurance company has acknowledged liability in writing), which judgments are not paid, discharged or stayed for a period of 60 days;

(8) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

(9) certain events of bankruptcy, insolvency or reorganization described in the Indenture with respect to the Company or any of its Restricted Subsidiaries that are individually or collectively a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization, with respect to the Company, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that taken together would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately; provided, however, that so long as any Designated Senior Debt remains outstanding, no such acceleration shall be effective until the earlier date of: (1) acceleration of any such Designated Senior Debt; or (2) five Business Days after the giving of written notice of such acceleration to the Company and the Representative of such Designated Senior Debt. When any such declaration becomes effective, the principal of, premium, if any, and accrued and unpaid interest, if any, and Additional Interest, if any, shall become due and payable immediately.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, or interest or premium or Additional Interest, if any, on the Notes.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of principal of, or interest or premium or Additional Interest, if any, on the Notes.

Notwithstanding the foregoing, if an Event of Default specified in clause (6) above shall have occurred and be continuing, such Event of Default and any consequential acceleration shall be automatically rescinded if (i) the Indebtedness that is the subject of such Event of Default has been repaid or (ii) if the default relating to such Indebtedness is waived or cured and if such Indebtedness has been accelerated, then the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness.

The Company is required to deliver to the trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company under the Notes, the Indenture, the Subsidiary Guarantees or the registration rights agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such Notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and the Company’s and the Guarantor’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment and bankruptcy, reorganization and insolvency events with respect to the Company) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants (or, if two or more nationally recognized firms of independent public accountants decline to issue such opinion as a matter of policy after the Company has made reasonable efforts to obtain such an opinion, in the opinion of the Company’s chief financial officer), to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens in connection therewith);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must have delivered to the trustee an opinion of counsel to the effect that, subject to customary assumptions and exclusions, assuming that no intervening bankruptcy of the Company between the date of the deposit and the 91st day following the deposit will occur and that no holder of Notes is an insider of the Company under applicable bankruptcy law, no trust funds will be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7) the Company must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(8) the Company must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, the Notes or the Subsidiary Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenant described above under the caption “— Repurchase at the Option of Holders — Change of Control”);

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in currency other than that stated in the Notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on the Notes;

(7) waive a redemption payment with respect to any note (other than a payment required by the covenant described above under the caption “— Repurchase at the Option of Holders — Change of Control”);

(8) impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, except in accordance with the terms of the Indenture;

(10) make any change to or modify the subordination provisions of the Notes that would adversely affect the Holders; or

(11) make any change in the preceding amendment and waiver provisions. Notwithstanding the preceding paragraph, without the consent of any Holder of Notes, the Company, the Guarantors and the trustee may amend or supplement the Indenture, the Notes or the Subsidiary Guarantees to:

(1) cure any ambiguity, defect or inconsistency;

(2) provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f ) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f )(2)(B) of the Code);

(3) provide for the assumption of the Company’s or a Guarantors’ obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets or a Guarantor;

(4) make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

(5) provide for the issuance of Additional Notes in accordance with the provisions set forth in the Indenture on the Issue Date;

(6) add Subsidiary Guarantees with respect to the Notes or to secure the Notes or the Subsidiary Guarantees;

(7) comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8) evidence and provide for the acceptance and appointment under the Indenture of a successor trustee thereunder pursuant to the requirements thereof; or

(9) conform the text of the Notes, the Subsidiary Guarantees or the Indenture to any provision of this “Description of Exchange Notes” to the extent that such provision in this “Description of Exchange Notes” was intended to be a verbatim recitation of a provision of the Notes, the Subsidiary Guarantees or the Indenture.

Notwithstanding the foregoing, no amendment to or waiver of the subordination provisions of the Indenture (or the component definitions used therein) that is adverse to the lenders under the Credit Agreement in any material respect may be made without the consent of the holders of a majority of the Indebtedness in respect of the Credit Agreement (or their Representative(s)).

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

(b) all Notes that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable within one year or are to be called for redemption within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S., dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants (or, if two or more nationally recognized firms of independent public accountants decline to issue such opinion as a matter of policy after the Company has made reasonable efforts to obtain such an opinion, in the opinion of the Company’s chief financial officer), without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4) the Company has delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be. In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the trustee each stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of the Company, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Indenture without charge by writing to Cinemark Holdings, Inc., 3900 Dallas Parkway, Suite 500, Plano, Texas 75093, Attention: Chief Financial Officer.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” has the meaning assigned to such term under the heading “— Registration Rights; Additional Interest.”

“Additional Notes” means the 7.375% senior subordinated notes due 2021 of the Company issued under the Indenture after the Issue Date and having identical terms to the Initial Notes or the Exchange Notes other than with respect to the date of issuance and issue price, first payment of interest and rights under a related registration rights agreement, if any.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have corresponding meanings; provided that exclusively for purposes of the covenant described above under “— Certain Covenants — Transactions with Affiliates,” beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), such “person” or “group” will be deemed to have beneficial ownership of all securities that such “person” or “group” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition or only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have corresponding meanings.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the board of directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited);

(3) in the case of an association or other business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) U.S. dollars or in the case of any Foreign Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality of the U.S. government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than 12 months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $100.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the rating of at least “P-1” from Moody’s Investors Service, Inc. or “A-1” from Standard & Poor’s Rating Services and in each case maturing within 12 months after the date of acquisition;

(6) with respect to any Foreign Restricted Subsidiary having its principal operations in Mexico only, (A) Certificados de la Tesoreria de la Federacion (Cetes), Bonos de Desarrollo del Gobierno Federal (Bondes) or Bonos Adjustables del Gobierno Federal (Adjustabonos), in each case, issued by the Mexican government; and (B) any other instruments issued or guaranteed by Mexico and denominated and payable in pesos; provided, that, in each case, such investments under this clause (6) are made in the ordinary course of business for cash management purposes;

(7) demand or time deposit accounts used in the ordinary course of business with overseas branches of commercial banks incorporated under the laws of the United States of America, any state thereof, the

District of Columbia, Canada or any province or territory thereof, provided that such commercial bank has, at the time of the Company’s or such Restricted Subsidiary’s Investment therein, (A) capital, surplus and undivided profits (as of the date of such institution’s most recently published financial statements) in excess of $100.0 million and (B) the long-term unsecured debt obligations (other than such obligations rated on the basis of the credit of a Person other than such institution) of such institution, at the time of the Company’s or any Restricted Subsidiary’s Investment therein, are rated in the highest rating category of both Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services;

(8) obligations (including, but not limited to demand or time deposits, bankers’ acceptances and certificates of deposit) issued or guaranteed by a depository institution or trust company incorporated under the laws of the United States of America, any state thereof, the District of Columbia, Canada or any province or territory thereof, provided that (A) such instrument has a final maturity not more than one year from the date of purchase thereof by the Company or any Restricted Subsidiary of the Company and (B) such depository institution or trust company has at the time of the Company’s or such Restricted Subsidiary’s Investment therein or contractual commitment providing for such Investment, (x) capital, surplus and undivided profits (as of the date of such institution’s most recently published financial statements) in excess of $100.0 million and (y) the long-term unsecured debt obligations (other than such obligations rated on the basis of the credit of a Person other than such institution) of such institution, at the time of the Company’s or such Restricted Subsidiary’s Investment therein or contractual commitment providing for such Investment, are rated in the highest rating category of both Standard & Poor’s Rating Services and Moody’s Investors Service, Inc.;

(9) in the case of any Foreign Restricted Subsidiary, demand or time deposit accounts used in the ordinary course of business with reputable commercial banks and similar institutions located in the jurisdiction of organization of such Foreign Restricted Subsidiary; and

(10) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than one or more Permitted Holders becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company or any Parent Entity, measured by voting power rather than number of shares; or

(4) the first day on which Continuing Directors do not constitute a majority of the members of the Board of Directors of the Company or Cinemark Holdings, Inc.

“Commission” means Securities and Exchange Commission.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) any increase in deferred lease expense; plus

(2) provision for taxes directly or indirectly based on income, receipts, margin or profits of such Person and its Restricted Subsidiaries for such period; plus

(3) Fixed Charges to the extent such amounts are included in the calculation of Consolidated Net Income; plus

(4) depreciation, impairment losses, charges, write-offs and write-downs, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses, including foreign exchange losses not included in operating income, (excluding (other than foreign advance rents paid at the inception of the lease) any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period; plus

(5) for purposes of calculating the Fixed Charge Coverage Ratio only, the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-wholly-owned Restricted Subsidiary; plus

(6) for purposes of calculating the Fixed Charge Coverage Ratio only, any reasonable expenses and charges related to any Equity Offering, recapitalization or Indebtedness permitted to be incurred under the Indenture (in each case, whether or not successful); plus

(7) any reasonable expenses and charges related to any Permitted Investment, acquisition or disposition permitted under the Indenture (in each case, whether or not successful) or the Notes Transactions; minus

(8) non-cash items increasing such Consolidated Net Income for such period (including foreign exchange gains not included in operating income), other than (i) the accrual of revenue or amortization of prepaid cash income in the ordinary course of business and (ii) the reversal of an accrual or cash reserve that was excluded pursuant to paragraph (4) above in any prior period; minus

(9) any decrease in deferred lease expense, in each case, on a consolidated basis and determined in accordance with GAAP;

provided, however, that expenses payable by any Parent Entity described in clause (11) of the second paragraph of the covenant described above under “— Certain Covenants — Restricted Payments,” the funds of which are provided by the Company or its Restricted Subsidiaries shall be treated as if paid by the Company for the purposes of calculating Consolidated Cash Flow of the Company.

Notwithstanding the preceding sentence, clauses (1) through (9) relating to amounts of a Restricted Subsidiary of a Person will be added to (or subtracted from) Consolidated Net Income to compute Consolidated Cash Flow of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided, however, in the case of the Company and its Restricted Subsidiaries, (i) Consolidated Net Income shall not include management fees from Unrestricted Subsidiaries except to the extent actually received by the Company and its Restricted Subsidiaries, (ii) accrued but unpaid compensation expenses related to any stock appreciation, restricted stock or stock option plans shall not be deducted until such time as such expenses result in a cash expenditure and (iii) compensation expenses related to tax payment plans implemented by the Company from time to time in connection with the exercise and/or repurchase of restricted stock or stock options shall not be deducted from Net Income to the extent of the related tax benefits arising therefrom; provided, further, that:

(1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends, distributions or other payments paid in cash (or marketable securities) to the specified Person or a Restricted Subsidiary of the specified Person (or, in the case of a loss, only to the extent funded with cash from the specified Person or a Restricted Subsidiary of the specified Person);

(2) other than for the purpose of calculating the Fixed Charge Coverage Ratio, the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained or, with respect to Foreign Restricted Subsidiaries, is typically obtained in the ordinary course of business consistent with past practice and shall be excluded to the extent such approval is subsequently not received) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than to the extent of the amount of dividends or distributions that have actually been paid in the calculation period);

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) any non-cash goodwill or other intangible asset impairment charges incurred subsequent to the Start Date resulting from the application of SFAS No. 142 or ASC Topic 350 (or similar pronouncements) shall be excluded;

(5) any net after-tax income or loss from discontinued operations, net after-tax gains or losses on disposal of discontinued operations and losses arising from lease dispositions shall be excluded; and

(6) items classified as extraordinary or nonrecurring gains and losses (less all fees and expenses related thereto) or expenses (including, without limitation, costs and expenses arising from the Notes Transactions), and the related tax effects according to GAAP, shall be excluded.

“Consolidated Net Tangible Assets” means, as of any date of determination, the consolidated total assets of the Company and its Restricted Subsidiaries determined in accordance with GAAP as of the end of the Company’s most recent fiscal quarter for which internal financial statements are available, less the sum of (1) all current liabilities and current liability items, and (2) all goodwill, trade names, trademarks, patents, organization expense, unamortized debt discount and expense and other similar intangibles properly classified as intangibles in accordance with GAAP.

“Construction Indebtedness” means Indebtedness incurred by the Company or its Restricted Subsidiaries in connection with the construction of motion picture theatres or screens.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company or Cinemark Holdings, Inc., as the case may be, who:

(1) was a member of such Board of Directors on the Issue Date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Agreement” means that certain Credit Agreement, dated as of October 5, 2006, as amended on each of March 14, 2007, January 29, 2010 and March 2, 2010, by and among the Company, as borrower, Cinemark Holdings, Inc, Cinemark Inc., CNMK Holding, Inc. and the subsidiary guarantors named therein, as guarantors, the lenders and other entities party thereto and Lehman Commercial Paper Inc., as administrative agent, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith from time to time, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or indentures, in each case with banks or other institutional lenders or investors providing for revolving credit loans, term loans, debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit and any agreement or agreements governing Indebtedness incurred to refinance, replace, restructure or refund such agreements in whole or in part from time to time (whether with the original agent and lenders or other agents and lenders or otherwise).

“DCIP” means Digital Cinema Implementation Partners LLC, a Delaware limited liability company, and any similar Person with a primary business purpose of facilitating the implementation of digital cinemas in theatres and agreements and arrangements with respect to the financing of digital cinema and any Person that is a direct or indirect parent entity thereof and has no independent operations.

“Deemed Capitalized Leases” means obligations of the Company or any Restricted Subsidiary of the Company that are classified as “capital lease obligations” under GAAP due to the application of Emerging Issues Task Force Regulation 97-10 or ASC Topic 840 or any subsequent pronouncement having similar effect and, except for such regulation or pronouncement, such obligation would not constitute Capital Lease Obligations.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Senior Debt” means:

(1) any Indebtedness outstanding under the Credit Facilities (to the extent that such Indebtedness constitutes Senior Debt); and

(2) any other Senior Debt permitted under the Indenture, the principal amount of which is $25.0 million or more and that has been specifically designated by the Company as “Designated Senior Debt” for purposes of the Indenture in the instrument evidencing or governing such Senior Debt.

“Digital Projector Financing” means any financing arrangement in respect of digital projector equipment for use in the ordinary course of business in theatres owned, leased or operated by the Company and its Restricted Subsidiaries.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable), or upon the happening of any event, (1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary), or (3) is redeemable at the option of the holder of the Capital Stock, in whole or in part, in each case on or prior to the date that is 91 days after the earlier of the date on which the Notes mature or the date on which there are no Notes outstanding. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale not in the ordinary course of business will not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provide that the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments” and the covenant described above under the caption “— Repurchase at the Option of Holders — Change of Control.”

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public (other than pursuant to a Form S-4 or Form S-8 or any other form relating to securities issuable under any employee benefit plan of the Company or any Parent Entity) or private sale of Capital Stock (other than Disqualified Stock) made for cash on a primary basis by the Company or any Parent Entity (the proceeds of which have been contributed to the Company).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” means the notes issued in the Exchange Offer pursuant to the Indenture.

“Excluded Contribution” means the net cash proceeds received by the Company after the Issue Date from (a) contributions to its common equity capital and (b) the sale (other than to a Subsidiary of the Company or pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company or any of its Subsidiaries or Parent Entities) of Capital Stock (other than Disqualified Stock) of the Company or any Parent Entity (the proceeds of which have been contributed to the Company), in each case designated within 60 days of the receipt of such net cash proceeds as Excluded Contributions pursuant to an officers’ certificate, the cash proceeds of which are excluded from the calculation set forth in clauses (3)(b) and (3)(c) of the first paragraph of the covenant described above under the heading “— Certain Covenants — Restricted Payments.”

“Existing Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date, until such amounts are repaid.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations (but excluding any interest expense attributable to Deemed Capitalized Leases), imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to interest rate Hedging Obligations (excluding the amortization or write-off of debt issuance costs incurred in connection with the Notes Transactions); plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends paid (whether or not in cash) on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable (X) solely in Equity Interests of the Company (other than Disqualified Stock) or (Y) to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined effective federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; minus

(5) the cash interest income (exclusive of deferred financing fees) of such specified Person and its Restricted Subsidiaries during such period, in each case as determined in accordance with GAAP consistently applied.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions and Investments that have been made by the specified Person or any of its Restricted Subsidiaries (and by any Person so acquired), including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis (giving effect to any Pro Forma Cost Savings);

(2) operations or businesses disposed of prior to the Calculation Date will be deemed to have been disposed of on the first day of the four-quarter reference period and the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, will be excluded;

(3) operations or businesses disposed of prior to the Calculation Date will be deemed to have been disposed of on the first day of the four-quarter reference period and the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) Consolidated Cash Flow shall include the effects of incremental contributions the Company reasonably believes in good faith could have been achieved during the relevant period as a result of a Theatre Completion had such Theatre Completion occurred as of the beginning of the relevant period; provided, however, that such incremental contributions were identified and quantified in good faith in an officers’ certificate delivered to the trustee at the time of any calculation of the Fixed Charge Coverage Ratio;

(5) Consolidated Cash Flow shall be calculated on a pro forma basis after giving effect to any motion picture theatre or screen that was permanently or indefinitely closed for business, at any time on or subsequent to the first day of such period as if such theatre or screen was closed for the entire period;

(6) all preopening expense and theatre closure expense which reduced Consolidated Net Income during any applicable period shall be added to Consolidated Cash Flow;

(7) the Fixed Charges attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period; and

(8) with respect to any Indebtedness which bears, at the option of such Person, a fixed or floating rate of interest, such Person shall apply, at its option, either the fixed or floating rate.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary of the Company that is not organized under the laws of the United States, any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which were in effect on the Start Date.

“Government Securities” means securities that are (i) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian, with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.

“Guarantee” means with respect to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of ) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be the lesser of such Indebtedness and the amount of such Person’s maximum liability with respect thereto. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means each Restricted Subsidiary of the Company that executes and delivers the Indenture on the Issue Date as a guarantor and each other Restricted Subsidiary of the Company that thereafter Guarantees the Notes pursuant to the terms of the Indenture, and their respective successors and assigns, in each case unless and until such Person is released from its obligations under its Subsidiary Guarantee pursuant to the Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person incurred in the normal course of business and not for speculative purposes under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements entered into with one or more financial institutions and designed to protect the Person entering into the agreement against interest rate risk;

(2) foreign exchange contracts and currency protection agreements entered into with one or more financial institutions and designed to protect the Person entering into the agreement against currency exchange rate risk; and

(3) any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against risk related to the price of commodities used by that Person.

“Holder” means a Person in whose name a note is registered on the registrar’s books.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent (without duplication):

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof );

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations and Attributable Debt of such Person;

(5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

(6) all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any non-Guarantor Subsidiary, any preferred stock (but excluding, in each case, any accrued dividends); or

(7) representing the net amount owing under any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with

GAAP, but excluding (a) deposits and advances received in the ordinary course of business and (b) Deemed Capitalized Leases. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount to the extent such Indebtedness is deemed to ratably accrete to its stated principal amount pursuant to the instrument under which it was issued; and

(2) the principal amount of and premium (if any) in respect of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, that would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

“Indenture” means the indenture, dated as of June 3, 2011, by and among the Company, the Guarantors and Wells Fargo Bank, N.A., as trustee, governing the Company’s 7.375% senior subordinate notes due 2021, as amended or supplemented from time to time.

“Initial Notes” means the 7.375% senior subordinated notes due 2021 issued by the Company on the Issue Date.

“Issue Date” means the date on which the Initial Notes were originally issued.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, any gain or loss (net of related costs, fees, expenses and with any related provision for taxes on such gain or loss) realized in connection with: (a) any asset sale other than in the ordinary course of business (as determined in good faith by senior management or the Board of Directors of the Company) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a Guarantor or otherwise or (c) constitutes the lender, other than Indebtedness secured by Liens permitted by clause (9) of the definition of Permitted Liens;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of such other Indebtedness to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

“Notes” means the Initial Notes, the Exchange Notes and any Additional Notes issued under the Indenture.

“Notes Transactions” means (i) the offering of the 8.625% Senior Notes due 2019, the dividending of the proceeds thereof to Cinemark, Inc. and the application of the proceeds therefrom to redeem, repurchase, retire or otherwise acquire the $419.4 million aggregate principal amount at maturity of 9 3/4% Senior Discount Notes due 2014 of Cinemark, Inc., and the payment of all fees, costs, expenses, premiums and other payments in connection with the foregoing and (ii) the offering of the Initial Notes, the application of the proceeds therefrom as described in the offering memorandum under which the Initial Notes were sold under the section “Use of Proceeds” and the payment of all fees, costs, expenses, premiums and other payments in connection with the foregoing.

“Obligations” means any principal, premium and Additional Interest, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

“Parent Entity” means any Person that is a direct or indirect parent of the Company.

“Permitted Business” means the lines of business conducted by the Company and its Subsidiaries on the Issue Date and any business incidental or reasonably related thereto or which is a reasonable extension thereof as determined in good faith by the Board of Directors of the Company and Cinemark Holdings, Inc.

“Permitted Business Investment” means any Investment made in a Permitted Business through agreements, transactions, interests or arrangements that permit one to share risks or costs, achieve economies of scale, pool resources, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of such businesses jointly with third parties, relating to ownership interests in projectors, advertising rights, ticketing rights, Internet properties and other tangible and intangible assets and properties, either directly or through entities the primary business of which is to own or operate any of the foregoing, including entry into and Investments in the form of or pursuant to, operating agreements, pooling arrangements, service contracts, joint venture agreements, partnership agreements (whether general or limited), limited liability company agreements, subscription agreements, stock purchase agreements, stockholder agreements and other similar agreements with third parties (other than Unrestricted Subsidiaries).

“Permitted Holders” means (a) Madison Dearborn Partners, LLC and its Affiliates, (b) Permitted Mitchell Holders and (c) Cinemark Holdings, Inc. and wholly-owned Subsidiaries thereof.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) workers’ compensation, utility, lease and similar deposits and prepaid expenses in the ordinary course of business and endorsements of negotiable instruments and documents in the ordinary course of business;

(6) loans or advances to employees (other than executive officers) made in the ordinary course of business;

(7) any Investment made as a result of the receipt of non-cash consideration from an asset sale or other disposition;

(8) Investments and other assets the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Company, or Equity Interests of any Parent Entity; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “Certain Covenants — Restricted Payments”;

(9) any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a) in exchange for any Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(10) Hedging Obligations;

(11) refundable construction advances made with respect to the construction of properties of a nature or type that are used in a business similar or related to the business of the Company or its Restricted Subsidiaries in the ordinary course of business;

(12) advances or extensions of credit on terms customary in the industry in the form of accounts or other receivables incurred, or pre-paid film rentals, and loans and advances made in settlement of such accounts receivable, all in the ordinary course of business;

(13) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding, not to exceed the greater of $125.0 million and 6.0% of Consolidated Net Tangible Assets (determined as of the time each such Investment is made);

(14) Investments existing on the Issue Date;

(15) Guarantees issued in accordance with the covenant set forth under the caption “—  Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(16) Permitted Business Investments;

(17) advances, loans or extensions of credit to suppliers and vendors in the ordinary course of business; and

(18) Investments in DCIP in an aggregate amount (measured on the date each such Investment was made and without giving effect to subsequent changes in value) not to exceed, at any one time outstanding, $100.0 million.

“Permitted Junior Securities” means:

(1) Equity Interests in any direct or indirect parent of the Company; or

(2) unsecured debt securities that are subordinated in right of payment to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Notes and the related Guarantees are subordinated in right of payment to Senior Debt under the Indenture;

provided that the term “Permitted Junior Securities” shall not include any securities distributed pursuant to a plan of reorganization if the Indebtedness under the Credit Agreement is treated as part of the same class as the Notes for purposes of such plan of reorganization; provided further that to the extent that any Senior Debt of the Company or the Guarantors outstanding on the date of consummation of any such plan of reorganization is not paid in full in cash on such date, the holders of any such Senior Debt not so paid in full in cash have consented to the terms of such plan of reorganization.

“Permitted Liens” means:

(1) [RESERVED];

(2) Liens in favor of the Company or any Restricted Subsidiary of the Company;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(4) Liens on property existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any other assets;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business and related letters of credit;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets, accessions, improvements and proceeds acquired with such Indebtedness;

(7) Liens existing on the Issue Date (excluding Liens relating to obligations under Credit Facilities and Liens of the kind referred to in clause (21) below);

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens on the Capital Stock of Unrestricted Subsidiaries;

(10) Encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of the

Company or such Restricted Subsidiary or to the ownership or leasing of its properties which, in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or such Restricted Subsidiary;

(11) Leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole;

(12) Landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or the like Liens arising by contract or statute in the ordinary course of business and with respect to amounts which are not yet delinquent or are not more than 60 days past due or are being contested in good faith by appropriate proceedings, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(13) Pledges or deposits made in the ordinary course of business (A) in connection with bids, tenders, leases, performance bonds and similar obligations, or (B) in connection with workers’ compensation, unemployment insurance and other social security or similar legislation;

(14) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;

(15) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(16) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(17) Liens on or sales of receivables;

(18) the rights of film distributors under film licensing contracts entered into by the Company or any Restricted Subsidiary in the ordinary course of business on a basis customary in the movie exhibition industry;

(19) any attachment or judgment Lien that does not constitute an Event of Default;

(20) Liens in favor of the trustee for its own benefit and for the benefit of the holders of the Notes;

(21) Liens (including extensions and renewals thereof ) upon real or personal property acquired after the Issue Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness incurred, in accordance with the covenant set forth under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” (1) to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (2) to refinance any Indebtedness previously so secured, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any accessions, proceeds and improvements on such item;

(22) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, banker’s acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(23) Liens securing Hedging Obligations;

(24) Liens arising from filing Uniform Commercial Code financing statements with respect to leases;

(25) Liens incurred in the ordinary course of business of the Company or any Guarantor with respect to obligations that do not exceed $50.0 million at any one time outstanding;

(26) Liens arising solely by virtue of any statutory or common law provisions and ordinary course of business contractual provisions, in each case, relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution or brokerage;

(27) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

(28) Liens securing the Notes and the Subsidiary Guarantees;

(29) Liens securing Indebtedness incurred to refinance Indebtedness that was previously so secured (other than Liens incurred pursuant to clauses (25) or (32) of this definition), provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof ) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced;

(30) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(31) Liens securing Indebtedness permitted by clauses (15) and (18) of the covenant under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” and Liens on money escrowed to secure Indebtedness permitted by clause (10) of such covenant;

(32) Liens securing letters of credit in an amount not to exceed $25.0 million in the aggregate at any one time;

(33) Liens to secure Capital Lease Obligations;

(34) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or any interest acquired pursuant to a Permitted Business Investment;

(35) Liens arising under the Indenture in favor of the trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred or outstanding under the Indenture, provided that such Liens are solely for the benefit of the trustees, agents and representatives in their capacities as such and not for the benefit of the holders of such Indebtedness; and

(36) Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under the covenant described under “— Certain Covenants — Restricted Payments”.

In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof, including dividends, distributions, interest and increases in respect thereof.

“Permitted Mitchell Holders” means (a) Lee Roy Mitchell or Tandy Mitchell, or any descendant of Lee Roy Mitchell or the spouse of any such descendant, the estate of Lee Roy Mitchell, Tandy Mitchell, any descendant of Lee Roy Mitchell or the spouse of any such descendant or any trust or other arrangement for the benefit of Lee Roy Mitchell, Tandy Mitchell, any descendant of Lee Roy Mitchell or the spouse of any such descendant (collectively, the “Mitchell Family”) and (b) any group which includes any member or members of the Mitchell Family if a majority of the Capital Stock of the Company held by such group is beneficially owned (including the power to vote such Capital Stock of the Company) by such member or members of the Mitchell Family or by one or more affiliates at least 80% of the equity interests of which are owned by such member or members of the Mitchell Family.

“Permitted Refinancing Indebtedness” means any Indebtedness, Disqualified Stock or preferred stock of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness, Disqualified Stock or preferred stock of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value or liquidation preference, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value or liquidation preference, if applicable) of the Indebtedness, Disqualified Stock or preferred stock extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest (or dividends, if applicable) on the Indebtedness, Disqualified Stock or preferred stock and the amount of all expenses, fees and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than or equal to the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or preferred stock being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness, Disqualified Stock or preferred stock being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness, Disqualified Stock or preferred stock being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness, Disqualified Stock or preferred stock is incurred or issued either by the Company or any Guarantor or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pro Forma Cost Savings” means, with respect to any period, the reduction in costs and related adjustments that occurred during the four-quarter reference period or after the end of the four-quarter period and on or prior to the Calculation Date that were (i) directly attributable to an acquisition or disposition and calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect and applied as of the Issue Date or (ii) implemented, or for which the steps necessary for implementation have been taken by the Company and are reasonably expected to occur, with respect to the Company or the business that was the subject of any such acquisition or disposition within six months before or after the date of the acquisition or disposition and that are supportable and quantifiable by the underlying accounting records of such business, as if, in the case of each of clause (i) and (ii), all such reductions in costs and related adjustments had been effected as of the beginning of such period.

“Representative” means any trustee, agent or representative (if any) for an issue of Senior Debt of the Company or any Guarantor.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments Computation Period” means the period (taken as one accounting period) beginning on April 1, 2009 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person (or if no such Person is specified, the Company) that is not an Unrestricted Subsidiary.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Debt” means, whether outstanding on the Issue Date or thereafter incurred:

(1) all Indebtedness of the Company outstanding under the Credit Agreement or the Senior Notes and the related subsidiary guarantees;

(2) any other amounts payable by the Company and its Restricted Subsidiaries under or in respect of Indebtedness of the Company and its Restricted Subsidiaries, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Senior Notes and the related subsidiary guarantees or other Senior Debt of the Company or any Guarantor; and

(3) all Obligations with respect to the items listed in the preceding clauses (1) and (2) (including any premiums and accrued and unpaid interest and interest accruing on or subsequent to the filing of a petition of bankruptcy or for reorganization relating to the Company or any of its Restricted Subsidiaries at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) and fees relating thereto.

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1) any liability for federal, state, local or other taxes owed or owing by the Company or any of its Restricted Subsidiaries;

(2) any Indebtedness of the Company to any of its Restricted Subsidiaries or any obligation of a Restricted Subsidiary to the Company or another Restricted Subsidiary;

(3) any trade payables arising in the ordinary course of business;

(4) any Capital Stock, or

(5) the portion of any Indebtedness that is incurred in violation of the Indenture (but only to the extent so incurred); provided, however that such Indebtedness shall be deemed not to have been incurred in violation of the Indenture for purposes of this clause if such Indebtedness consists of Designated Senior Debt, and the holder(s) of such Indebtedness or their Representative (a) had no actual knowledge at the time of incurrence that the incurrence of such Indebtedness violated the Indenture and (b) shall have received a certificate from an officer of the Company to the effect that the incurrence of such Indebtedness does not violate the provisions of the Indenture.

“Senior Notes” means the $470,000,000 aggregate principal amount of the Company’s 8.625% senior notes due 2019 issued on June 29, 2009.

“Senior Subordinated Debt” means:

(1) with respect to the Company, Indebtedness that ranks equal in right of payment to the Notes and is not subordinated by its terms in right of payment to any Indebtedness or other obligation that is not Senior Debt; and

(2) with respect to any Guarantor, Indebtedness that ranks equal in right of payment to the Subsidiary Guarantee of such Guarantor and is not subordinated by its terms in right of payment to any Indebtedness or other obligation that is not Senior Debt.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act and the Exchange Act, as such Regulation is in effect on the Issue Date.

“Start Date” means June 29, 2009.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof ); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof ).

“Subsidiary Guarantee” means, individually, any Guarantee of payment of the Notes by a Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed by the Indenture.

“Theatre Completion” means any motion picture theatre or screen which was first opened for business by the Company or a Restricted Subsidiary during any applicable period.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only if such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding, taken as a whole, are not materially less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4) has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and

(5) either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenants described above under the captions “— Certain Covenants — Restricted Payments” and “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Notwithstanding the foregoing definition and the covenant described under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” if the Company indirectly acquires additional Equity Interests in DCIP pursuant to a merger or acquisition such that DCIP becomes a Subsidiary of the Company, DCIP shall be deemed to be an Unrestricted Subsidiary and the aggregate amount of the Company’s and its Restricted Subsidiaries’ Investments in DCIP at such date shall be deemed not to be an Investment and shall not reduce the amounts available for Restricted Payments and Permitted Investments; provided, however, that any subsequent Investment in DCIP shall be an Investment.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is normally entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

We will issue the Exchange Notes in the form of one or more global Exchange Notes, or the Global Exchange Note. The Global Exchange Note will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of the DTC or its nominee. Except as set forth below, the Global Exchange Note may be transferred, in whole and not in part, and only to DTC or another nominee of DTC. You may hold your beneficial interests in the Global Exchange Note directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a Global Exchange Note, that nominee will be considered the sole owner or holder of the Exchange Notes represented by that Global Exchange Note for all purposes under the indenture. Except as provided below under “— Certificated Notes,” owners of beneficial interests in a Global Exchange Note:

•	will not be entitled to have Exchange Notes represented by the Global Exchange Note registered in their names;

•	will not receive or be entitled to receive physical, certificated Exchange Notes; and

•	will not be considered the owners or holders of the Exchange Notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a Global Exchange Note must rely on the procedures of DTC to exercise any rights of a holder of Exchange Notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the Exchange Notes represented by a Global Exchange Note will be made by the trustee to DTC’s nominee as the registered holder of the Global Exchange Note. We understand that under existing industry practice, in the event an owner of a beneficial interest in the Global Exchange Note desires to take any action that the DTC, as the holder of the Global Exchange Note, is entitled to take, the DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, premium, if any, and interest on Exchange Notes represented by the Global Exchange Note registered in the name of and held by the DTC or its nominee to the DTC or its nominee, as the case may be, as the registered owner and holder of the Global Exchange Note. We expect that the DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the Global Exchange Note will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Exchange Note as shown on the records of the DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the Global Exchange Note held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Exchange Note for any Exchange Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the Global Exchange Note owning through such participants. Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Although the DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Exchange Note among participants of the DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility or liability for the performance by the DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

Exchange Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Exchange Notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the Global Exchange Notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated Exchange Notes; or

•	certain other events provided in the indenture should occur.

DESCRIPTION OF CERTAIN DEBT INSTRUMENTS

Senior Secured Credit Facility

On October 5, 2006, in connection with the Century Acquisition, we entered into a senior secured credit facility that provided for a $1,120.0 million term loan facility and a $150.0 million revolving credit facility. On March 2, 2010, we completed an amendment and extension to the senior secured credit facility to primarily extend the maturities of the facility and make certain other modifications. Approximately $924.4 million of our then remaining outstanding $1,083.6 million term loan debt was extended from an original maturity date of October 2013 to a maturity date of April 2016. Approximately $159.2 million of the remaining term loan debt that was not extended would have matured on October 2013. However, after our regular quarterly payment of approximately $1.9 million, the remaining $157.3 million was prepaid with a portion of the net proceeds from the issuance of the Initial Notes.

The interest rate on the remaining outstanding term loan debt accrues interest, at our option at: (A) the base rate equal to the higher of (1) the prime lending rate as set forth on the British Banking Association Telerate page 5, or (2) the federal funds effective rate from time to time plus 0.50%, plus a 2.25% margin per annum, or (B) a “eurodollar rate” plus a 3.25% margin per annum.

As a result of the amendment and extension during March 2010,the maturity date of $73.5 million of our $150.0 million revolving credit line was extended from October 2012 to March 2015. The maturity date of the remaining $76.5 million of our revolving credit line did not change and remains October 2012. The interest rate on the original revolving credit line accrues interest, at our option, at: (A) a base rate equal to the higher of (1) the prime lending rate as set forth on the British Banking Association Telerate page 5 and (2) the federal funds effective rate from time to time plus 0.50%, plus a margin that ranges from 0.50% to 1.00% per annum, or (B) a “eurodollar rate” plus a margin that ranges from 1.50% to 2.00% per annum. The interest rate on the extended revolving credit line accrues interest, at our option at: (A) the base rate equal to the higher of (1) the prime lending rate as set forth on the British Banking Association Telerate page 5, or (2) the federal funds effective rate from time to time plus 0.50%, plus a margin that ranges from 1.75% to 2.0% per annum, or (B) a “eurodollar rate” plus a margin that ranges from 2.75% to 3.0% per annum. The margin of the revolving credit line is determined by the consolidated net senior secured leverage ratio as defined in the credit agreement.

At March 31, 2011, there was $1,070.1 million outstanding under the term loan facility and no borrowings outstanding under the revolving credit facility. Approximately $157.3 million of the term loan matures in October 2013 and approximately $912.8 million matures in April 2016. As of March 31, 2011, the average interest rate on the term loan borrowings that mature in October 2013 was 3.1% per annum. As of March 31, 2011, on an as adjusted basis, after giving effect to the issuance of the Exchange Notes and the use of proceeds therefrom, we would have had $912.8 million outstanding under our term loan facility, all of which matures in April 2016, at an average interest rate of 5.1% per annum.

Our obligations under the senior secured credit facility are guaranteed by Cinemark Holdings and certain of our domestic subsidiaries and are secured by mortgages on certain fee and leasehold properties and security interests in substantially all of our and our guarantors’ personal property, including, without limitation, pledges of all of our capital stock, all of the capital stock of certain of our domestic subsidiaries and 65% of the voting stock of certain of our foreign subsidiaries.

The senior secured credit facility contains usual and customary negative covenants for agreements of that type, including, but not limited to, restrictions on our ability, and in certain instances, our subsidiaries’ and Cinemark Holdings’s ability, to consolidate or merge or liquidate; wind up or dissolve; substantially change the nature of their respective business; sell, transfer or dispose of assets; create or incur indebtedness; create liens; pay dividends and repurchase stock; and make capital expenditures and investments. The senior secured credit facility also requires us to satisfy a consolidated net senior secured leverage ratio covenant as determined in accordance with the senior secured credit facility if any revolving loans are outstanding.

The dividend restriction contained in the senior secured credit facility prevents us and any of our subsidiaries from paying a dividend or otherwise distributing cash to its stockholders unless (1) we are not in default, and the distribution would not cause us to be in default, under the senior secured credit facility; and (2) the aggregate amount of certain dividends, distributions, investments, redemptions and capital expenditures made since October 5, 2006, including dividends declared by the board of directors, is less than the sum of (a) the aggregate amount of cash and the fair market value of non-cash items received by Cinemark Holdings or us as common equity since October 5, 2006, (b) our consolidated EBITDA minus 1.75 times its consolidated interest expense, each as defined in the senior secured credit facility, since October 1, 2006, (c) $150 million and (d) certain other amounts specified in the senior secured credit facility, subject to certain adjustments specified in the senior secured credit facility. The dividend restriction is subject to certain exceptions specified in the senior secured credit facility.

The senior secured credit facility also includes customary events of default, including, among other things, payment default, covenant default, breach of representation or warranty, bankruptcy, cross-default, material ERISA events, certain types of change of control, material money judgments and failure to maintain guarantees. If an event of default occurs, all commitments under the senior secured credit facility may be terminated and all obligations under the senior secured credit facility could be accelerated by the lenders, causing all loans outstanding (including accrued interest and fees payable thereunder) to be declared immediately due and payable.

8.625% Senior Notes

On June 29, 2009, we issued $470.0 million aggregate principal amount of Senior Notes with an original issue discount of approximately $11.5 million, resulting in proceeds to us of approximately $458.5 million. Interest is payable on June 15 and December 15 of each year. The Senior Notes mature on June 15, 2019. As of March 31, 2011, the carrying value of the Senior Notes was approximately $459.9 million.

We filed a registration statement with the Commission on September 24, 2009 pursuant to which we offered to exchange the Senior Notes for substantially similar registered Senior Notes. The registration statement became effective on December 17, 2009. The exchanged registered Senior Notes do not have transfer restrictions.

The Senior Notes are fully and unconditionally guaranteed on a joint and several senior unsecured basis by certain of our subsidiaries that guarantee, assume or become liable with respect to any of our or our guarantors’ debt. The Senior Notes and the guarantees are senior unsecured obligations and rank equally in right of payment with all of our and our guarantors’ existing and future senior unsecured debt and senior in right of payment to all of our and our guarantors’ existing and future subordinated debt, including the Exchange Notes. The Senior Notes and the guarantees are effectively subordinated to all of our and our guarantors’ existing and future secured debt to the extent of the value of the assets securing such debt, including all borrowings under our senior secured credit facility. The Senior Notes and the guarantees are structurally subordinated to all existing and future debt and other liabilities of our subsidiaries that do not guarantee the Senior Notes.

The indenture governing the Senior Notes contains covenants that limit, among other things, our ability and that of certain of our subsidiaries to (1) consummate specified asset sales, (2) make investments or other restricted payments, including paying dividends, making other distributions or repurchasing subordinated debt or equity, (3) incur additional indebtedness and issue preferred stock, (4) enter into transactions with affiliates, (5) enter new lines of business, (6) merge or consolidate with, or sell all or substantially all of its assets to another person and (7) create liens. Upon a change of control of Cinemark Holdings or us, we would be required to make an offer to repurchase the Senior Notes at a price equal to 101% of the aggregate principal amount outstanding plus accrued and unpaid interest through the date of repurchase. Certain asset dispositions are considered triggering events that may require us to use the proceeds from those asset dispositions to make an offer to repurchase the Exchange Notes at 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase if such proceeds are not otherwise used within 365 days as described in the indenture. The indenture governing the Senior Notes allows us to incur additional indebtedness if we satisfy the coverage ratio specified in the indenture, after giving effect to the incurrence of the additional indebtedness, and in certain other circumstances. The required minimum coverage ratio is 2 to 1 and our actual ratio as of March 31, 2011 was 4.9 to 1.

We may redeem some or all of the Senior Notes at any time at redemption prices described or set forth in the indenture governing the Senior Notes. The indenture governing the Senior Notes also provides for events of default which, if any of them occurs, would permit or require the principal of, and accrued interest on, the Senior Notes to become or to be declared due and payable.

CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

The following is a summary of material U.S. federal income tax consequences of the exchange of Initial Notes for Exchange Notes pursuant to this Exchange Offer, but does not purport to be a complete analysis of all potential tax considerations. This summary is based upon the Code, the Treasury Regulations promulgated or proposed thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

This summary is limited to the tax consequences of those persons who are original beneficial owners of the Initial Notes, who exchange Initial Notes for Exchange Notes in this Exchange Offer, and that will hold the Exchange Notes, as capital assets within the meaning of Section 1221 of the Code, which we refer to as Holders. This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular Holders in light of their particular circumstances or status nor does it address specific tax consequences that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, partnerships or other pass-through entities, expatriates, banks, real estate investment trusts, regulated investment companies, tax-exempt organizations and persons that have a functional currency other than the U.S. Dollar, or persons in special situations, such as those who have elected to mark securities to market or those who Initial Notes as part of a straddle, hedge, conversion transaction or other integrated investment). In addition, this summary does not address U.S. federal alternative minimum, estate and gift tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds Initial Notes and participates in the Exchange Offer, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Initial Notes, you should consult your tax advisor regarding the tax consequences of the exchange of Initial Notes for Exchange Notes pursuant to this Exchange Offer.

This summary is for general information only. Persons considering the exchange of Initial Notes for Exchange Notes are urged to consult their independent tax advisors concerning the U.S. federal income taxation and other tax consequences to them of exchanging the Initial Notes, as well as the application of state, local and foreign income and other tax laws.

Exchange of an Initial Note for an Exchange Note Pursuant to this Exchange Offer

The Exchange Notes described herein will not differ materially in kind or extent from the Initial Notes. Your exchange of Initial Notes for Exchange Notes will not constitute a taxable disposition of the Initial Notes for United States federal income tax purposes. As a result, (1) you will not recognize taxable income, gain or loss on such exchange, (2) your holding period for the Exchange Notes will generally include the holding period for the Initial Notes so exchanged, and (3) your adjusted tax basis in the Exchange Notes will generally be the same as your adjusted tax basis in the Initial Notes so exchanged.

ACCOUNTING TREATMENT

The Exchange Notes will be recorded at the same carrying value as the Initial Notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss will be recognized by us for accounting purposes. The expenses related to the exchange offer and the unamortized debt issue costs related to the issuance of the Initial Notes will be amortized over the remaining term of the Exchange Notes.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the Exchange Notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, or ERISA, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or collectively Similar Laws, and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement, referred to herein as a Plan.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code, or an ERISA Plan, and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the Exchange Notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of Exchange Notes by an ERISA Plan with respect to which we or our guarantors or the initial purchasers are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may apply to the acquisition and holding of the Exchange Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided, further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the Exchange Notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of an Exchange Note, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the Exchange Notes constitutes assets of any Plan or (ii) the purchase and holding of the Exchange Notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the Exchange Notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Exchange Notes.

PLAN OF DISTRIBUTION

Based on interpretations of the Commission set forth in no-action letters issued to third parties, we believe that the Exchange Notes issued under the exchange offer in exchange for Initial Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided:

•	you are not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	you are acquiring the Exchange Notes in the ordinary course of your business; and

•	you do not intend to participate in the distribution of the Exchange Notes.

If you tender Initial Notes in the exchange offer with the intention of participating in any manner in a distribution of the Exchange Notes:

•	you cannot rely on the above interpretations of the Commission; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, and the secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker dealer in connection with resales of Exchange Notes received in exchange for Initial Notes where such Initial Notes were acquired as a result of market-marking activities or other trading activities. We have agreed that, for a period of 12 months after the effective date of this prospectus, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of the Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of twelve months after the effective date of this prospectus, we will promptly send additional copies of this prospectus and any amendment to this prospectus to any broker-dealer that requests such documents. We have agreed, in connection with the exchange offer, to indemnify the holders of Notes against certain liabilities, including liabilities under the Securities Act.

By acceptance of the exchange offer, each broker-dealer that receives Exchange Notes pursuant to the exchange offer hereby agrees to notify us prior to using the prospectus in connection with the sale or transfer of Exchange Notes, and acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus in order to make the statements therein not misleading (which notice we agree to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the prospectus until we have amended or supplemented the prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented prospectus to such broker-dealer.

LEGAL MATTERS

The validity of the Exchange Notes will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP.

EXPERTS

The financial statements incorporated by reference in this prospectus from the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus “incorporates by reference” information contained in certain documents that we file with the Commission, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and information that we file later with the Commission will automatically update and supersede the information in this prospectus.

This prospectus incorporates by reference the following documents:

•	the consolidated financial statements and supplemental schedules included in our Annual Report filed on Form 10-K for the fiscal year ended December 31, 2010, as filed with the Commission on March 11, 2011;

•	the consolidated financial statements and supplemental schedules included in our Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2011, as filed with the Commission on May 6, 2011;

•	our Current Report on Form 8-K filed on May 31, 2011; and

•	our Current Report on Form 8-K filed on June 9, 2011

We are also incorporating by reference additional documents that we file with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this prospectus through the completion of this offering. We are not, however, incorporating by reference any documents or portions thereof, that are not deemed “filed” with the Commission or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or the exhibits relating to such items and furnished pursuant to Item 9.01 of Form 8-K.

Any statement contained in a document incorporated by reference or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

$200,000,000

Cinemark USA, Inc.

7.375% Senior Subordinated Notes

due 2021

PROSPECTUS

          , 2011

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Sections 8.051 and 8.105(b) of Chapter 8 of the Texas Business Organizations Code, or the TBOC, provide that a corporation shall indemnify a person who is or was a director or officer against reasonable expenses actually incurred by such person in connection with a proceeding in which the person is a respondent because the person is or was serving in such a capacity if the person is wholly successful, on the merits or otherwise, in the defense of the proceeding.

Sections 8.101, 8.102 and 8.105 of Chapter 8 of the TBOC also provide generally that a person sued as a director or officer may be indemnified by the corporation against judgments and reasonable court costs, penalties, fines, settlements, excise or similar taxes, and attorney’s fees if it is determined that such person has conducted himself in good faith and reasonably believed, in the case of conduct in his official capacity with the corporation, that his conduct was in the corporation’s best interests, and in all other cases, that his conduct was at least not opposed to the corporation’s best interests (and, in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful). Section 8.104 of the TBOC provides that a corporation may advance expenses incurred by a director or officer in defending a suit or similar proceeding. Pursuant to Section 8.105 of the TBOC, a Texas corporation is also permitted to indemnify and advance expenses to officers, employees and agents who are not directors to such extent as may be provided by its certificate of formation, bylaws, actions of its board of directors, resolutions of its shareholders, or contract or required by common law.

Section 8.151 of the TBOC also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against that liability under Chapter 8 of the TBOC.

Section 7.001 of the TBOC provides that a corporation’s certificate of formation may limit or eliminate a director’s liability for monetary damages to the corporation or its shareholders for an act or omission in the director’s capacity as a director.

The amended and restated certificate of incorporation and amended and restated bylaws of the Company provide for indemnification by the Company of its directors and officers to the fullest extent permitted by the TBOC. In addition, the Company has, pursuant to Section 7.001 of the TBOC, provided in its amended and restated certificate of incorporation that, to the fullest extent permitted by applicable law, a director of the Company shall not be liable to the Company or its shareholders for monetary damages for an act or omission in a director’s capacity as director of the Company.

The indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act.

The insurance policy of Cinemark Holdings covers indemnification of our officers and directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

Item 21.	Exhibits and Financial Statement Schedules.

See Index to Exhibits, attached hereto.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually of in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for purposes of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrants have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas on the 1st day of July, 2011.

CINEMARK USA, INC.
CINEMARK, LLC
SUNNYMEAD CINEMA CORP.
CINEMARK PROPERTIES, INC.
GREELEY HOLDINGS, INC.
TRANS TEXAS CINEMA, INC.
CINEMARK MEXICO (USA), INC.
CINEMARK LEASING COMPANY
CINEMARK PARTNERS I, INC.
MULTIPLEX SERVICES, INC.
CNMK TEXAS PROPERTIES, LLC
BRASIL HOLDINGS, L.L.C.
CENTURY THEATRES, INC.
MARIN THEATRE MANAGEMENT, LLC
CENTURY THEATRES NG, LLC
CINEARTS, LLC
CINEARTS SACRAMENTO, LLC
CORTE MADERA THEATRES, LLC
NOVATO THEATRES, LLC
SAN RAFAEL THEATRES, LLC
NORTHBAY THEATRES, LLC
CENTURY THEATRES SUMMIT SIERRA, LLC
CENTURY THEATRES SEATTLE, LLC
CNMK INVESTMENTS, INC.

/s/ Alan Stock

Chief Executive Officer

CINEMARK CONCESSIONS, LLC.

/s/ Timothy Warner

President

MULTIPLEX PROPERTIES, INC.

/s/ Vatoni Ragsdale

President

LAREDO THEATRE, LTD.

CNMK Texas Properties, L.L.C.
its general partner

/s/ Alan Stock

Chief Executive Officer

POWER OF ATTORNEY

The undersigned directors and officers of the Registrants hereby constitute and appoint Michael Cavalier their true and lawful attorney-in-fact and agent with full power of substitution, for them and in their name, place and stead, in any and all capacities, to sign this Registration Statement filed herewith and any and all amendments (including post effective amendments) to this Registration Statement, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the listed capacities on July 1, 2011:

Name	Title

/s/ Lee Roy Mitchell Lee Roy Mitchell	Chairman of the Board of Cinemark USA, Inc.; Director of Sunnymead Cinema Corp., Cinemark Properties, Inc., Greeley Holdings, Inc., Trans Texas Cinema, Inc., Cinemark Mexico (USA), Inc., Cinemark Leasing Company and Cinemark Partners I, Inc.
/s/ Alan W. Stock Alan W. Stock	Director and Chief Executive Officer (principal executive officer) of Cinemark USA, Inc.; Director of Multiplex Properties, Inc.; Director and Chief Executive Officer (principal executive officer) of Sunnymead Cinema Corp., Cinemark Properties, Inc., Greeley Holdings, Inc., Trans Texas Cinema, Inc., Cinemark Mexico (USA), Inc., Cinemark Leasing Company, Cinemark Partners I, Inc., Multiplex Services, Inc. and Century Theatres, Inc.; Manager and Chief Executive Officer (principal executive officer) of CNMK Texas Properties, LLC; Chief Executive Officer (principal executive officer) of Cinemark, LLC, Brasil Holdings, L.L.C., Marin Theatre Management, LLC, Century Theatres NG, LLC, CineArts, LLC, CineArts Sacramento, LLC, Corte Madera Theatres, LLC, Novato Theatres, LLC, San Rafael Theatres, LLC, Northbay Theatres, LLC, Century Theatres Summit Sierra, LLC, Century Theatres Seattle, LLC and CNMK Investments, Inc.
/s/ Robert Copple Robert Copple	Director, Executive Vice President and Chief Financial Officer (principal financial and accounting officer) of Cinemark USA, Inc. and Century Theatres, Inc.; Executive Vice President, Chief Financial Officer (principal financial and accounting officer) and Treasurer of Sunnymead Cinema Corp. and Cinemark Concessions, LLC.; Senior Vice President, Chief Financial Officer (principal financial and accounting officer) and Treasurer of Cinemark, LLC, Cinemark Properties, Inc., Greeley Holdings, Inc., Trans Texas Cinema, Inc., Cinemark Mexico (USA), Inc., Cinemark Leasing Company, Cinemark Partners I, Inc., Multiplex Services, Inc., Brasil Holdings, L.L.C. and CMNK Investments, Inc.; Manager, Executive Vice President and Chief Financial Officer (principal financial and accounting officer) of CNMK Texas Properties, LLC; Executive Vice President and Chief Financial Officer (principal financial and accounting officer) of Marin Theatre Management, LLC, Century Theatres NG, LLC, CineArts, LLC, CineArts Sacramento, LLC, Corte Madera Theatres, LLC, Novato Theatres, LLC, San Rafael Theatres, LLC, Northbay Theatres, LLC, Century Theatres Summit Sierra, LLC and Century Theatres Seattle, LLC
/s/ Timothy Warner Timothy Warner	Director of Cinemark USA, Inc.; Manager of CNMK Texas Properties, LLC; President (principal executive officer) of Cinemark Concessions, LLC.
/s/ Walter Hebert Walter Hebert	Director of Multiplex Services, Inc.
/s/ Vatoni Ragsdale Vatoni Ragsdale	Director, President (principal executive officer) and Treasurer (principal financial and accounting officer) of Multiplex Properties, Inc.; Director of CNMK Investments, Inc.
/s/ Michael Cavalier Michael Cavalier	Director of CNMK Investments, Inc.

Number		Exhibit Title

3.1		Amended and Restated Articles of Incorporation of Cinemark USA, Inc. dated June 3, 1992 (incorporated by reference to Exhibit 3.1 to Cinemark USA, Inc.’s Registration Statement on Form S-4, File No. 333-162105, filed on September 24, 2009).
3.2		Second Amended and Restated Certificate of Incorporation of Cinemark Holdings, Inc. dated April 9, 2007 (incorporated by reference to Exhibit 3.1 to Amendment No. 2 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed on April 9, 2007).
3.3		Amended and Restated Bylaws of Cinemark USA, Inc., as amended (incorporated by reference to Exhibit 3.4(a) to (f) to Cinemark USA, Inc.’s Registration Statement on Form S-4, File No. 333-162105, filed on September 24, 2009).
3	.4(a)	Amended and Restated Bylaws of Cinemark Holdings, Inc. dated April 9, 2007 (incorporated by reference to Exhibit 3.2 to Amendment No. 2 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed on April 9, 2007).
3	.4(b)	First Amendment to the Amended and Restated Bylaws of Cinemark Holdings, Inc. dated April 16, 2007 (incorporated by reference to Exhibit 3.2(b) to Amendment No. 4 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 19, 2007).
4	.1(a)	Indenture, dated as of June 29, 2009, between Cinemark USA, Inc. and Wells Fargo Bank, N.A. governing the 8.625% senior notes due 2019 issued thereunder (incorporated by reference to Exhibit 4.1 to Cinemark Holdings, Inc.’s Current Report on Form 8-K, File No. 001-33401, filed July 6, 2009).
4	.1(b)	Form of 8.625% senior notes due 2019 (contained in the indenture listed as Exhibit 4.1(a) above).
4.2		Exchange and Registration Rights Agreement, dated June 29, 2009, by and among Cinemark USA, Inc. and the guarantors and the initial purchasers of the 8.625% senior notes (incorporated by reference to Exhibit 4.2 to Cinemark Holdings Inc.’s Current Report on Form 8-K, File No. 001-33401, filed July 6, 2009).
4	.3(a)	Indenture, dated as of June 3, 2011, between Cinemark USA, Inc. and Wells Fargo Bank, N.A. governing the 7.375% senior subordinated notes due 2021 issued thereunder (incorporated by reference to Exhibit 4.1 to Cinemark USA, Inc.’s Current Report on Form 8-K, File No. 033-47040, filed June 9, 2011).
4	.3(b)	Form of 7.375% senior subordinated notes due 2021 (contained in the indenture listed as Exhibit 4.3(a) above).
4.4		Exchange and Registration Rights Agreement, dated June 3, 2011, by and among Cinemark USA, Inc. and the guarantors and the initial purchasers of the 7.375% senior subordinated notes (incorporated by reference to Exhibit 4.2 to Cinemark USA, Inc.’s Current Report on Form 8-K, File No. 033-47040, filed June 9, 2011).
*5		Opinion of Akin Gump Strauss Hauer & Feld LLP.
10	.1(a)	Management Agreement, dated December 10, 1993, between Laredo Theatre, Ltd. and Cinemark USA, Inc. (incorporated by reference to Exhibit 10.14(b) to Cinemark USA, Inc.’s Annual Report on Form 10-K, File No. 033-47040, filed March 31, 1994).
10	.1(b)	First Amendment to Management Agreement of Laredo Theatre, Ltd., effective as of December 10, 2003, between CNMK Texas Properties, Ltd. (successor in interest to Cinemark USA, Inc.) and Laredo Theatre Ltd. (incorporated by reference to Exhibit 10.1(d) to Cinemark, Inc.’s Registration Statement on Form S-4, File No. 333-116292, filed June 8, 2004).
10	.1(c)	Second Amendment to Management of Laredo Theatres, Ltd., effective as of December 10, 2008, between CNMK Texas Properties, L.L.C. (Successor in interest to Cinemark USA, Inc.) and Laredo Theatre Ltd. (incorporated by reference to Exhibit 10.1(c) to Cinemark USA, Inc.’s Annual Report on Form 10-K, File No. 001-33401, filed March 13, 2009).
+10	.2(a)	Amended and Restated Agreement to Participate in Profits and Losses, dated as of March 12, 2004, between Cinemark USA, Inc. and Alan W. Stock (incorporated by reference to Exhibit 10.2 to Cinemark USA, Inc.’s Quarterly Report on Form 10-Q, File No. 033-47040, filed May 14, 2004).
+10	.2(b)	Termination Agreement to Amended and Restated Agreement to Participate in Profits and Losses, dated as of May 3, 2007, by and between Cinemark USA, Inc. and Alan W. Stock (incorporated by reference to Exhibit 10.2 to Cinemark Holdings, Inc.’s Current Report on Form 8K, File No. 001-33401, filed May 3, 2007).

Number		Exhibit Title

10.3		License Agreement, dated December 10, 1993, between Laredo Joint Venture and Cinemark USA, Inc. (incorporated by reference to Exhibit 10.14(c) to Cinemark USA, Inc.’s Annual Report on Form 10-K, File No. 033-47040, filed March 31, 1994).
10	.4(a)	Tax Sharing Agreement, between Cinemark USA, Inc. and Cinemark International, L.L.C. (f/k/a Cinemark II, Inc. ), dated as of June 10, 1992 (incorporated by reference to Exhibit 10.22 to Cinemark USA, Inc.’s Annual Report on Form 10-K, File No. 033-47040, filed March 31, 1993).
10	.4(b)	Tax Sharing Agreement, dated as of July 28, 1993, between Cinemark USA, Inc. and Cinemark Mexico (USA) (incorporated by reference to Exhibit 10.10 to Cinemark Mexico (USA)’s Registration Statement on Form S-4, File No. 033-72114, filed November 24, 1993).
+10	.5(a)	Employment Agreement, dated as of March 12, 2004, between Cinemark, Inc. and Tandy Mitchell (incorporated by reference to Exhibit 10.14(f) to Cinemark USA, Inc.’s Quarterly Report on Form 10-Q, File No. 033-47040, filed May 14, 2004).
+10	.5(b)	Termination Agreement, dated as of June 16, 2008, between Cinemark Holdings, Inc. and Tandy Mitchell (incorporated by reference to Exhibit 10.5 to Cinemark Holdings, Inc.’s Quarterly Report on Form 10-Q, File No. 001-33401, filed August 8, 2008).
+10	.5(c)	Employment Agreement, dated as of June 16, 2008, between Cinemark Holdings, Inc. and Alan Stock (incorporated by reference to Exhibit 10.1 to Cinemark Holdings, Inc.’s Quarterly Report on Form 10-Q, File No. 333-140390, filed August 8, 2008).
+10	.5(d)	Employment Agreement, dated as of June 16, 2008, between Cinemark Holdings, Inc. and Timothy Warner (incorporated by reference to Exhibit 10.2 to Cinemark Holdings, Inc.’s Quarterly Report on Form 10-Q, File No. 333-140390, filed August 8, 2008).
+10	.5(e)	Employment Agreement, dated as of June 16, 2008, between Cinemark Holdings, Inc. and Robert Copple (incorporated by reference to Exhibit 10.3 to Cinemark Holdings, Inc.’s Quarterly Report on Form 10-Q, File No. 333-140390, filed August 8, 2008).
+10	.5(f)	Employment Agreement, dated as of June 16, 2008, between Cinemark Holdings, Inc. and Michael Cavalier (incorporated by reference to Exhibit 10.4 to Cinemark Holdings, Inc.’s Quarterly Report on Form 10-Q, File No. 333-140390, filed August 8, 2008).
+10	.5(g)	Employment Agreement, dated as of December 15, 2008, between Cinemark Holdings, Inc. and Lee Roy Mitchell (incorporated by reference to Exhibit 10.5 (q) to Cinemark Holdings, Inc.’s Annual Report on Form 10-K, File No. 001-33401, filed March 13, 2009).
+10	.5(h)	Employment Agreement, dated as of December 15, 2008, between Cinemark Holdings, Inc. and Rob Carmony (incorporated by reference to Exhibit 10.5 (r) to Cinemark Holdings, Inc.’s Annual Report on Form 10-K, File No. 001-33401, filed March 13, 2009).
+10	.5(i)	Employment Agreement, dated as of December 15, 2008, between Cinemark Holdings, Inc. and John Lundin (incorporated by reference to Exhibit 10.5 (s) to Cinemark Holdings, Inc.’s Annual Report on Form 10-K, File No. 001-33401, filed March 13, 2009).
+10	.5(j)	Employment agreement, dated as of April 7, 2009, between Cinemark Holdings, Inc. and Steven Bunnell (incorporated by reference to Exhibit 10.1 to Cinemark Holdings, Inc.’s Quarterly Report on Form 10-Q, File No. 001-33401, filed August 7, 2009).
+10	.5(k)	Employment Agreement, dated as of February 15, 2010, between Cinemark Holdings, Inc. and Valmir Fernandes (incorporated by reference to Exhibit 10.5(v) to Cinemark Holdings, Inc.’s Annual Report on Form 10-K, File No. 001-33401, filed March 10, 2010).
10	.6(a)	Credit Agreement, dated as of October 5, 2006, among Cinemark Holdings, Inc., Cinemark, Inc., CNMK Holding, Inc., Cinemark USA, Inc., the several banks and other financial institutions or entities from time to time parties to the Agreement, Lehman Brothers Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint bookrunners, Morgan Stanley Senior Funding, Inc., as syndication agent, BNP Paribas and General Electric Capital Corporation as co-documentation agents, and Lehman Commercial Paper Inc., as administrative agent (incorporated by reference to Exhibit 10.5 to Current Report on Form 8-K, File No. 000-47040, filed by Cinemark USA, Inc. on October 12, 2006).

Number		Exhibit Title

10	.6(b)	First Amendment to Credit Agreement dated as of March 14, 2007 among Cinemark Holdings, Inc., Cinemark, Inc., CNMK Holding, Inc., Cinemark USA, Inc., the several banks and other financial institutions or entities from time to time parties thereto, Lehman Brothers Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint bookrunners, Morgan Stanley Senior Funding, Inc., as syndication agent, BNP Paribas and General Electric Capital Corporation, as co-documentation agents, and Lehman Commercial Paper Inc., as administrative agent (incorporated by reference to Exhibit 10.6(b) to Amendment No. 1 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed March 16, 2007).
10	.6(c)	Second Amendment to Credit Agreement dated as of January 29, 2010 by and among Lehman Commercial Paper Inc. (“Lehman”), a debtor and debtor in possession under chapter 11 of the Bankruptcy Code as Administrative Agent, the Required Lenders, Barclay’s Bank PLC, as successor Administrative Agent, Cinemark USA, Inc. and each Loan Party. (incorporated by reference to Cinemark USA, Inc.’s Annual Report on Form 10-K, File No. 001-33401, filed March 10, 2010).
10	.6(d)	Third Amendment to Credit Agreement dated as of March 2, 2010 by and among Cinemark Holdings, Inc., Cinemark USA, Inc., Barclays Bank PLC and the Required Lenders (incorporated by reference to Exhibit 10.1 to Cinemark Holdings, Inc.’s Current Report on Form 8-K , File No. 001-33401, filed on March 8, 2010).
10	.6(e)	Guarantee and Collateral Agreement, dated as of October 5, 2006, among Cinemark Holdings, Inc., Cinemark, Inc., CNMK Holding, Inc., Cinemark USA, Inc. and each subsidiary guarantor party thereto (incorporated by reference to Exhibit 10.6 to Current Report on Form 8-K, File No. 000-47040, filed by Cinemark USA, Inc. on October 12, 2006).
+10	.7(a)	Cinemark Holdings, Inc. 2006 Long Term Incentive Plan, dated December 22, 2006 (incorporated by reference to Exhibit 10.7(a) to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed February 1, 2007).
+10	.7(b)	First Amendment to Cinemark Holdings, Inc. 2006 Long Term Incentive Plan, dated December 22, 2006 (incorporated by reference to Exhibit 10.1 to Cinemark Holdings, Inc.’s Current Report on Form 8K, File No. 001-33401, filed November 15, 2007).
+10	.7(c)	Amended and Restated Cinemark Holdings, Inc. 2006 Long Term Incentive Plan (incorporated by reference to Exhibit 4.1 to Cinemark Holdings, Inc.’s Quarterly Report on form 10-Q, File No. 001-33401, filed May 9, 2008).
10.8		Exhibitor Services Agreement, dated as of February 13, 2007, by and between National CineMedia, LLC and Cinemark USA, Inc. (incorporated by reference to Exhibit 10.8 to Amendment No. 1 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed March 16, 2007).
10.9		Third Amended and Restated Limited Liability Company Operating Agreement, dated as of February 12, 2007, by and between Cinemark Media, Inc., American Multi-Cinema, Inc., Regal CineMedia, LLC and National CineMedia, Inc. (incorporated by reference to Exhibit 10.9 to Amendment No. 1 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed March 16, 2007).
10	.10(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Stadium 14, Sacramento, CA (incorporated by reference to Exhibit 10.10(a) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.10(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Stadium 14, Sacramento, CA (incorporated by reference to Exhibit 10.10(b) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.10(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Stadium 14, Sacramento, CA (incorporated by reference to Exhibit 10.10(c) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).

Number		Exhibit Title

10	.10(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Stadium 14, Sacramento, CA (incorporated by reference to Exhibit 10.10(d) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.10(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Stadium 14, Sacramento, CA (incorporated by reference to Exhibit 10.10(e) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.11(a)	Indenture of Lease, dated as of December 1, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Laguna 16, Elk Grove, CA (incorporated by reference to Exhibit 10.11(a) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.11(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of December 1, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Laguna 16, Elk Grove, CA (incorporated by reference to Exhibit 10.11(b) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.11(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of December 1, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Laguna 16, Elk Grove, CA (incorporated by reference to Exhibit 10.11(c) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.11(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of December 1, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Laguna 16, Elk Grove, CA (incorporated by reference to Exhibit 10.11(d) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.11(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of December 1, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Laguna 16, Elk Grove, CA (incorporated by reference to Exhibit 10.11(e) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.12(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Capitol 16, San Jose, CA (incorporated by reference to Exhibit 10.12(a) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.12(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Capitol 16, San Jose, CA (incorporated by reference to Exhibit 10.12(b) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.12(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Capitol 16, San Jose, CA (incorporated by reference to Exhibit 10.12(c) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.12(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Capitol 16, San Jose, CA (incorporated by reference to Exhibit 10.12(d) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).

Number		Exhibit Title

10	.12(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Capitol 16, San Jose, CA (incorporated by reference to Exhibit 10.12(e) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.13(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 10 Berryessa, San Jose, CA (incorporated by reference to Exhibit 10.13(a) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.13(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 10 Berryessa, San Jose, CA (incorporated by reference to Exhibit 10.13(b) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.13(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 10 Berryessa, San Jose, CA (incorporated by reference to Exhibit 10.13(c) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.13(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 10 Berryessa, San Jose, CA (incorporated by reference to Exhibit 10.13(d) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.13(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 10 Berryessa, San Jose, CA (incorporated by reference to Exhibit 10.13(e) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.14(a)	Indenture of Lease, dated as of December 1, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 14, Folsom, CA (incorporated by reference to Exhibit 10.14(a) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.14(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of December 1, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 14, Folsom, CA (incorporated by reference to Exhibit 10.14(b) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.14(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of December 1, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 14, Folsom, CA (incorporated by reference to Exhibit 10.14(c) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.14(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of December 1, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 14, Folsom, CA (incorporated by reference to Exhibit 10.14(d) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.14(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of December 1, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 14, Folsom, CA (incorporated by reference to Exhibit 10.14(e) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).

Number		Exhibit Title

10	.15(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of Nevada, Inc., as tenant, for Cinedome 12, Henderson, NV (incorporated by reference to Exhibit 10.15(a) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.15(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of Nevada, Inc., as tenant, for Cinedome 12, Henderson, NV (incorporated by reference to Exhibit 10.15(b) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.15(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of Nevada, Inc., as tenant, for Cinedome 12, Henderson, NV (incorporated by reference to Exhibit 10.15(c) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.15(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of Nevada, Inc., as tenant, for Cinedome 12, Henderson, NV (incorporated by reference to Exhibit 10.15(d) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.15(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of Nevada, Inc., as tenant, for Cinedome 12, Henderson, NV (incorporated by reference to Exhibit 10.15(e) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.16(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Park 12, Redwood City, CA (incorporated by reference to Exhibit 10.16(a) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.16(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Park 12, Redwood City, CA (incorporated by reference to Exhibit 10.16(b) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.16(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Park 12, Redwood City, CA (incorporated by reference to Exhibit 10.16(c) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.16(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Park 12, Redwood City, CA (incorporated by reference to Exhibit 10.16(d) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.16(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Park 12, Redwood City, CA (incorporated by reference to Exhibit 10.16(e) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.17(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 8, North Hollywood, CA (incorporated by reference to Exhibit 10.17(a) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).

Number		Exhibit Title

10	.17(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 8, North Hollywood, CA (incorporated by reference to Exhibit 10.17(b) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.17(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 8, North Hollywood, CA (incorporated by reference to Exhibit 10.17(c) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.17(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 8, North Hollywood, CA (incorporated by reference to Exhibit 10.17(d) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.17(e)	Third Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 8, North Hollywood, CA (incorporated by reference to Exhibit 10.17(e) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.18(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Plaza 10, S. San Francisco, CA (incorporated by reference to Exhibit 10.18(a) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.18(b)	First Amendment, dated as of October 31, 1996, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Plaza 10, S. San Francisco, CA (incorporated by reference to Exhibit 10.18(b) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.18(c)	Second Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Plaza 10, S. San Francisco, CA (incorporated by reference to Exhibit 10.18(c) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.18(d)	Third Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Plaza 10, S. San Francisco, CA (incorporated by reference to Exhibit 10.18(d) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.18(e)	Fourth Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Plaza 10, S. San Francisco, CA (incorporated by reference to Exhibit 10.18(e) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.18(f)	Fifth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Plaza 10, S. San Francisco, CA (incorporated by reference to Exhibit 10.18(f) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.19(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinedome 8, Freemont, CA (incorporated by reference to Exhibit 10.19(a) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).

Number		Exhibit Title

10	.19(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinedome 8, Freemont, CA (incorporated by reference to Exhibit 10.19(b) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.19(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinedome 8, Freemont, CA (incorporated by reference to Exhibit 10.19(c) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.19(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinedome 8, Freemont, CA (incorporated by reference to Exhibit 10.19(d) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.19(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinedome 8, Freemont, CA (incorporated by reference to Exhibit 10.19(e) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.20(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinedome 7, Newark, CA (incorporated by reference to Exhibit 10.20(a) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.20(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinedome 7, Newark, CA (incorporated by reference to Exhibit 10.20(b) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.20(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinedome 7, Newark, CA (incorporated by reference to Exhibit 10.20(c) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.20(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinedome 7, Newark, CA(incorporated by reference to Exhibit 10.20(d) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.20(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinedome 7, Newark, CA (incorporated by reference to Exhibit 10.20(e) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.21(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Cinema 16, Mountain View, CA (incorporated by reference to Exhibit 10.21(a) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.21(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Cinema 16, Mountain View, CA (incorporated by reference to Exhibit 10.21(b) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).

Number		Exhibit Title

10	.21(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Cinema 16, Mountain View, CA (incorporated by reference to Exhibit 10.21(c) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.21(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Cinema 16, Mountain View, CA (incorporated by reference to Exhibit 10.21(d) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.21(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Cinema 16, Mountain View, CA (incorporated by reference to Exhibit 10.21(e) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.22(a)	Indenture of Lease, dated as of September 30, 1995, by and between Sycal Properties, Inc. (succeeded by Syufy Properties, Inc.), as landlord and Century Theatres of California, Inc., as tenant, for Cinearts 5, Pleasant Hill, CA (incorporated by reference to Exhibit 10.22(a) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.22(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinearts 5, Pleasant Hill, CA (incorporated by reference to Exhibit 10.22(b) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.22(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinearts 5, Pleasant Hill, CA (incorporated by reference to Exhibit 10.22(c) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.22(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinearts 5, Pleasant Hill, CA (incorporated by reference to Exhibit 10.22(d) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.22(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinearts 5, Pleasant Hill, CA (incorporated by reference to Exhibit 10.22(e) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.23(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 24, San Jose, CA (incorporated by reference to Exhibit 10.23(a) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.23(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 24, San Jose, CA (incorporated by reference to Exhibit 10.23(b) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.23(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 24, San Jose, CA (incorporated by reference to Exhibit 10.23(c) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).

Number		Exhibit Title

10	.23(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 24, San Jose, CA (incorporated by reference to Exhibit 10.23(d) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.23(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 24, San Jose, CA (incorporated by reference to Exhibit 10.23(e) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.24(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinedome 8, Napa, CA (incorporated by reference to Exhibit 10.24(a) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.24(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinedome 8, Napa, CA (incorporated by reference to Exhibit 10.24(b) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.24(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinedome 8, Napa, CA (incorporated by reference to Exhibit 10.24(c) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.24(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinedome 8, Napa, CA (incorporated by reference to Exhibit 10.24(d) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.24(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinedome 8, Napa, CA (incorporated by reference to Exhibit 10.24(e) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.25(a)	Lease Agreement, dated as of April 10, 1998, by and between Dyer Triangle LLC, as landlord and Century Theatres, Inc., as tenant, for Century 25 Union Landing, Union City, CA (incorporated by reference to Exhibit 10.25(a) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.25(b)	First Amendment, dated as of April 15, 2005, to Lease Agreement, dated as of April 10, 1998, by and between Dyer Triangle LLC, as landlord and Century Theatres, Inc., as tenant, for Century 25 Union Landing, Union City, CA (incorporated by reference to Exhibit 10.25(b) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.25(c)	Second Amendment, dated as of September 29, 2005, to Lease Agreement, dated as of April 10, 1998, by and between Dyer Triangle LLC, as landlord and Century Theatres, Inc., as tenant, for Century 25 Union Landing, Union City, CA (incorporated by reference to Exhibit 10.25(c) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.25(d)	Third Amendment, dated as of August 5, 2006, to Lease Agreement, dated as of April 10, 1998, by and between Dyer Triangle LLC, as landlord and Century Theatres, Inc., as tenant, for Century 25 Union Landing, Union City, CA (incorporated by reference to Exhibit 10.25(d) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).

Number		Exhibit Title

10	.26(a)	Indenture of Lease, dated as of March 7, 1997, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century Sparks, Sparks, NV (incorporated by reference to Exhibit 10.26(a) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.26(b)	First Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of March 7, 1997, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century Sparks, Sparks, NV (incorporated by reference to Exhibit 10.26(b) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.26(c)	Second Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of March 7, 1997, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century Sparks, Sparks, NV (incorporated by reference to Exhibit 10.26(c) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.26(d)	Third Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of March 7, 1997, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century Sparks, Sparks, NV (incorporated by reference to Exhibit 10.26(d) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.27(a)	Lease Agreement, dated as of October 1, 1996, by and between Syufy Enterprises, L.P.(succeeded by Stadium Promenade LLC), as landlord and Century Theatres, Inc., as tenant, for Century Stadium 25, Orange, CA (incorporated by reference to Exhibit 10.27(a) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.27(b)	First Amendment, dated as of April 15, 2005, to Lease Agreement, dated as of October 1, 1996, by and between Syufy Enterprises, L.P.(succeeded by Stadium Promenade LLC), as landlord and Century Theatres, Inc., as tenant, for Century Stadium 25, Orange, (incorporated by reference to Exhibit 10.27(b) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.27(c)	Second Amendment, dated as of September 29, 2005, to Lease Agreement, dated as of October 1, 1996, by and between Syufy Enterprises, L.P.(succeeded by Stadium Promenade LLC), as landlord and Century Theatres, Inc., as tenant, for Century Stadium 25, Orange, (incorporated by reference to Exhibit 10.27(c) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.27(d)	Third Amendment, dated as of August 5, 2006, to Lease Agreement, dated as of October 1, 1996, by and between Syufy Enterprises, L.P.(succeeded by Stadium Promenade LLC), as landlord and Century Theatres, Inc., as tenant, for Century Stadium 25, Orange, (incorporated by reference to Exhibit 10.27(d) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.28(a)	Indenture of Lease, dated as of July 1, 1996, by and between Synm Properties Inc.(succeeded by Syufy Properties, Inc.), as landlord and Century Theatres, Inc., as tenant, Century Rio 24, Albuquerque, NM(incorporated by reference to Exhibit 10.28(a) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.28(b)	First Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of July 1, 1996, by and between Synm Properties Inc.(succeeded by Syufy Properties, Inc.), as landlord and Century Theatres, Inc., as tenant, Century Rio 24, Albuquerque, NM (incorporated by reference to Exhibit 10.28(b) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.28(c)	Second Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of July 1, 1996, by and between Synm Properties Inc.(succeeded by Syufy Properties, Inc.), as landlord and Century Theatres, Inc., as tenant, Century Rio 24, Albuquerque, NM (incorporated by reference to Exhibit 10.28(c) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).

Number		Exhibit Title

10	.28(d)	Third Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of July 1, 1996, by and between Synm Properties Inc.(succeeded by Syufy Properties, Inc.), as landlord and Century Theatres, Inc., as tenant, Century Rio 24, Albuquerque, NM (incorporated by reference to Exhibit 10.28(d) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.29(a)	Indenture of Lease, dated as of September 3, 1996, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century 14, Roseville, CA (incorporated by reference to Exhibit 10.29(a) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.29(b)	First Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 3, 1996, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century 14, Roseville, CA (incorporated by reference to Exhibit 10.29(b) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.29(c)	Second Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 3, 1996, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century 14, Roseville, CA (incorporated by reference to Exhibit 10.29(c) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.29(d)	Third Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 3, 1996, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century 14, Roseville, CA (incorporated by reference to Exhibit 10.29(d) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.30(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of Nevada, Inc., as tenant, for Rancho Santa Fe 16, Las Vegas, NV (incorporated by reference to Exhibit 10.30(a) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.30(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of Nevada, Inc., as tenant, for Rancho Santa Fe 16, Las Vegas, NV (incorporated by reference to Exhibit 10.30(b) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.30(c)	Second Amendment, dated as of September 30, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of Nevada, Inc., as tenant, for Rancho Santa Fe 16, Las Vegas, NV (incorporated by reference to Exhibit 10.30(c) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.31(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Stadium 16, Ventura, CA (incorporated by reference to Exhibit 10.31(a) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.31(b)	First Amendment, dated as of October 1, 1996, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Stadium 16, Ventura, CA (incorporated by reference to Exhibit 10.31(b) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.31(c)	Second Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Stadium 16, Ventura, CA (incorporated by reference to Exhibit 10.31(c) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).

Number		Exhibit Title

10	.31(d)	Third Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Stadium 16, Ventura, CA (incorporated by reference to Exhibit 10.31(d) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.31(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Stadium 16, Ventura, CA (incorporated by reference to Exhibit 10.31(e) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.32(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Northridge 14, Salinas, CA (incorporated by reference to Exhibit 10.32(a) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.32(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Northridge 14, Salinas, CA (incorporated by reference to Exhibit 10.32(b) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.32(c)	Second Amendment, dated as of October 1, 2001, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Northridge 14, Salinas, CA (incorporated by reference to Exhibit 10.32(c) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.32(d)	Third Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Northridge 14, Salinas, CA (incorporated by reference to Exhibit 10.32(d) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.33(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Properties, Inc. (succeeded by Syufy Enterprises, L.P.), as landlord and Century Theatres of Utah, Inc., as tenant, for Century 16, Salt Lake City, UT (incorporated by reference to Exhibit 10.33(a) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.33(b)	First Amendment, dated as of January 4, 1998, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Properties, Inc. (succeeded by Syufy Enterprises, L.P.), as landlord and Century Theatres of Utah, Inc., as tenant, for Century 16, Salt Lake City, UT (incorporated by reference to Exhibit 10.33(b) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.33(c)	Second Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Properties, Inc. (succeeded by Syufy Enterprises, L.P.), as landlord and Century Theatres of Utah, Inc., as tenant, for Century 16, Salt Lake City, UT (incorporated by reference to Exhibit 10.33(c) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.33(d)	Third Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Properties, Inc. (succeeded by Syufy Enterprises, L.P.), as landlord and Century Theatres of Utah, Inc., as tenant, for Century 16, Salt Lake City, UT (incorporated by reference to Exhibit 10.33(d) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.33(e)	Fourth Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Properties, Inc. (succeeded by Syufy Enterprises, L.P.), as landlord and Century Theatres of Utah, Inc., as tenant, for Century 16, Salt Lake City, UT (incorporated by reference to Exhibit 10.33(e) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).

Number		Exhibit Title

10	.33(f)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Properties, Inc. (succeeded by Syufy Enterprises, L.P.), as landlord and Century Theatres of Utah, Inc., as tenant, for Century 16, Salt Lake City, UT (incorporated by reference to Exhibit 10.33(f) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.34(a)	Indenture of Lease, dated as of April 17, 1998, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century Larkspur, Larkspur, CA (incorporated by reference to Exhibit 10.34(a) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.34(b)	First Amendment, dated as of April 30, 2003, to Indenture of Lease, dated as of April 17, 1998, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century Larkspur, Larkspur, CA (incorporated by reference to Exhibit 10.34(b) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.34(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of April 17, 1998, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century Larkspur, Larkspur, CA (incorporated by reference to Exhibit 10.34(c) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.34(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of April 17, 1998, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century Larkspur, Larkspur, CA (incorporated by reference to Exhibit 10.34(d) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.34(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of April 17, 1998, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century Larkspur, Larkspur, CA (incorporated by reference to Exhibit 10.34(e) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.35(a)	Indenture of Lease, dated as of August 1, 1997, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century Park Lane 16, Reno, NV (incorporated by reference to Exhibit 10.35(a) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.35(b)	First Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of August 1, 1997, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century Park Lane 16, Reno, NV (incorporated by reference to Exhibit 10.35(b) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.35(c)	Second Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of August 1, 1997, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century Park Lane 16, Reno, NV (incorporated by reference to Exhibit 10.35(c) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.35(d)	Third Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of August 1, 1997, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century Park Lane 16, Reno, NV (incorporated by reference to Exhibit 10.35(d) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.36(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 16, Sacramento, CA (incorporated by reference to Exhibit 10.36(a) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).

Number		Exhibit Title

10	.36(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 16, Sacramento, CA (incorporated by reference to Exhibit 10.36(b) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.36(c)	Second Amendment, dated as of October 1, 2001, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 16, Sacramento, CA (incorporated by reference to Exhibit 10.36(c) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.36(d)	Third Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 16, Sacramento, CA (incorporated by reference to Exhibit 10.36(d) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.36(e)	Fourth Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 16, Sacramento, CA (incorporated by reference to Exhibit 10.36(e) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.36(f)	Fifth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 16, Sacramento, CA (incorporated by reference to Exhibit 10.36(f) to Amendment No. 5 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 20, 2007).
10	.37(a)	Lease Agreement, dated as of October 31, 1997, by and between Sycal Properties, Inc. (succeeded by 150 Pelican LLC), as landlord and Century Theatres, Inc., as tenant, for office building situated at 150 Pelican Way, San Rafael, CA (incorporated by reference to Exhibit 10.37(a) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10	.37(b)	First Amendment, dated as of December 1, 1998, to Lease Agreement, dated as of October 31, 1997, by and between Sycal Properties, Inc. (succeeded by 150 Pelican LLC), as landlord and Century Theatres, Inc., as tenant, for office building situated at 150 Pelican Way, San Rafael, CA (incorporated by reference to Exhibit 10.37(b) to Amendment No. 3 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 18, 2007).
10.38		Stock Purchase Agreement, dated as of August 7, 2006, by and among Cinemark USA, Inc, Cinemark Holdings, Inc., Syufy Enterprises LP, Century Theatres, Inc. and Century Theatres Holdings, LLC (incorporated by reference to Exhibit 10.1 to current Report on Form 8-K, File No, 000-47040, filed by Cinemark USA, Inc. on August 11, 2006).
*12		Calculation of Ratio of Earnings to Fixed Charges.
*21		Subsidiaries of Cinemark USA, Inc.
*23	.1	Consent of Deloitte & Touche LLP.
*23	.2	Consent of Akin Gump Strauss Hauer & Feld LLP (included in the legal opinion filed as Exhibit 5 to this Registration Statement).
*24		Powers of Attorney (included on signature page hereto).
*25		Form T-1, Statement of Eligibility of Wells Fargo Bank, N.A.
*99	.1	Form of Letter of Transmittal.
*99	.2	Form of Notice of Guaranteed Delivery.
*99	.3	Form of Notice to Investors.
*99	.4	Form of Notice to Brokers-Dealers.

*	Filed herewith.

+	Any management contract, compensatory plan or arrangement.